    As filed with the Securities and Exchange Commission on June 20, 2000.

                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                           Sky Global Networks, Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                          4841                         51-0387357
   (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
        of incorporation or        Classification Code Number)         Identification No.)
           organization)

                          1211 Avenue of the Americas
                           New York, New York 10036
                                (212) 852-7299
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 -------------

                            Arthur M. Siskind, Esq.
           Senior Executive Vice President and Group General Counsel
                         The News Corporation Limited
                          1211 Avenue of the Americas
                           New York, New York 10036
                                (212) 852-7000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 -------------

                                  Copies to:

              Jeffrey W. Rubin, Esq.                            Vincent J. Pisano, Esq.
   Squadron, Ellenoff, Plesent & Sheinfeld, LLP                Susan J. Sutherland, Esq.
                 551 Fifth Avenue                       Skadden, Arps, Slate, Meagher & Flom LLP
             New York, New York 10176                              Four Times Square
                  (212) 661-6500                                New York, New York 10036
                                                                     (212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Proposed Maximum
       Title of Each Class of               Aggregate              Amount of
    Securities to be Registered         Offering Price (1)      Registration Fee
--------------------------------------------------------------------------------
Class A Common Stock, par value $.01
 per share..........................       $100,000,000             $26,400

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee under Rule 457(o) under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting under said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical in all respects except for the front cover page, the page entitled "The Offering" in the "Prospectus Summary" section, the section entitled "Underwriting" and the back cover page. Pages included in the International Prospectus and not in the U.S. Prospectus are marked "Alternate Pages for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                   Preliminary Prospectus dated June 20, 2000

PROSPECTUS

                                     [LOGO]

                                       Shares
                           Sky Global Networks, Inc.
                              Class A Common Stock

                                  -----------

    This is Sky Global Networks, Inc.'s initial public offering of its Class A
common stock. The U.S. underwriters are offering       shares in the U.S. and
Canada and the international managers are offering       shares outside the
U.S. and Canada. Following the offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock will be substantially identical, except with respect to voting. Each share of Class A common stock will have one vote and each share of Class B common stock will have ten votes on all matters submitted to a vote of our stockholders. After the offering, The News Corporation Limited will beneficially own stock representing approximately
  % of our equity and   % of our voting power. Accordingly, News Corporation
will be able to control the vote on substantially all matters submitted to a vote of stockholders.

    We expect the initial public offering price to be between $      and $
per share. Currently, no public market exists for the shares. After pricing the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol "SGN".

    Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of this prospectus.

                                  -----------

                                                           Per Share Total
                                                           --------- -----
    Public offering price................................     $       $
    Underwriting discount................................     $       $
    Proceeds, before expenses, to Sky Global Networks,
     Inc. ...............................................     $       $

    The U.S. underwriters may also purchase up to an additional      shares of
Class A common stock from Sky Global Networks, Inc. at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly
purchase up to an additional      shares of Class A common stock from Sky
Global Networks, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Class A common stock will be ready for delivery on or about
          , 2000.

                                  -----------

                          Joint Book-Running Managers

Goldman, Sachs & Co.                                         Merrill Lynch & Co.

                                  -----------

              The date of this prospectus is              , 2000.

                              [INSIDE FRONT COVER]

      For investors outside the United States: No action has been or will be taken in any jurisdiction by us or by any underwriter that would permit a public offering of the Class A common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A common stock and the distribution of this prospectus.

      Persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Such transactions may include stabilization, the purchase of the Class A common stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                                ---------------


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Forward-Looking Statements...............................................  17
Exchange Rate Information................................................  17
Background of Sky Global.................................................  18
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Combined Financial Data.........................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  41
Management...............................................................  73
Principal Stockholder and Stock Ownership................................  77
Relationships Between Sky Global and News Corporation....................  78
Description of Capital Stock.............................................  82
Shares Eligible for Future Sale..........................................  84
U.S. Tax Considerations for Non-U.S. Holders.............................  85
Underwriting.............................................................  87
Legal Matters............................................................  90
Experts..................................................................  91
Where You Can Find More Information......................................  92
Index to Financial Statements............................................ F-1

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                ---------------

      The News Corporation Limited is subject to the information requirements of the Securities Exchange Act of 1934, and files reports and other information with the Securities and Exchange Commission. The following companies in which we have ownership interests are subject to the reporting and information requirements of the Exchange Act and accordingly will continue to file reports and other information with the Commission:

    .  British Sky Broadcasting Group plc;

    .  NDS Group plc;

    .  TV Guide, Inc.;

    .  Net Sat Servicos Ltda.; and

    .  Innova, S. de R.L. de C.V.

      These reports and other information may be inspected and copied at the locations set forth under "Where You Can Find More Information." In addition, British Sky Broadcasting Group plc's ordinary shares and American Depositary Shares, or "ADSs," are listed on the London Stock Exchange and the New York Stock Exchange, respectively, under the symbol "BSY"; NDS' ADSs are traded on both the Nasdaq National Market and on EASDAQ under the symbol "NNDS"; and TV Guide's Class A common stock is traded on the Nasdaq National Market under the symbol "TVGIA". TV Guide is a party to a merger agreement with Gemstar International Group Limited that contemplates that TV Guide will become a wholly-owned subsidiary of Gemstar. Gemstar's ordinary shares are traded on the Nasdaq National Market under the symbol "GMST".

      Certain information contained in this prospectus is derived from information furnished to us by the companies in which we own equity interests, or, where applicable, from filings with the Securities and Exchange Commission.

                                ---------------

      Unless otherwise indicated, all market data in this prospectus concerning the number of television households, pay-TV subscribers, direct-to-home subscribers, cable subscribers, wireless cable ("MMDS") subscribers and terrestrial pay-TV subscribers in the markets where our satellite distribution businesses operate represent the December 31, 1999 estimates of Kagan World Media, Inc., which are based on its Latin American and Asia Pacific Cable/Pay TV 2000 reports dated April 1999 and July 1999, respectively, and of Kagan World Media, Ltd., which are based on its European Cable/Pay TV Databook dated October 1999. While we believe that these estimates are reasonable, we cannot assure you that they are accurate. Since the publication of the reports, the market data for each of the markets in which Sky Global's platforms operate have changed. Accordingly, in certain instances, it may not be appropriate to compare current subscriber information against the estimated December 31, 1999 information.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read carefully the entire prospectus, including the combined financial statements and related notes, before making an investment decision. Unless otherwise indicated, we assume in this prospectus that the underwriters' options to purchase additional shares in the offering will not be exercised.

                           Sky Global Networks, Inc.

      Sky Global Networks, Inc. is the world's leading distributor of pay-TV, offering entertainment and services via satellite to nearly 85 million households through its various owned and affiliated distribution platforms. The geographic footprint of these platforms covers Europe, India, Greater China, other regions in Asia, the Middle East and Latin America. Our entertainment and service offerings are delivered via satellite either directly to subscribers or to cable operators or other third-party distributors for retransmission to their subscribers. Our platforms provide subscribers high quality local and international programming, featuring popular sports such as soccer, recent movie releases and original programming.

      Recent advances in digital technology enable our platforms to offer their subscribers an increasing range of interactive services through their televisions. Using their television remote controls, direct-to-home, or "DTH," subscribers to some of our platforms currently have access to a variety of interactive services, such as home shopping through selected vendors, online banking, enhanced television, e-mail, travel reservations, games, impulse pay-per-view and subscriber account management. In addition, we anticipate that in the future our platforms will offer broadband Internet access through televisions, personal computers, mobile telephones and personal digital assistants. We believe these Internet and enhanced television services will accelerate subscriber growth, enhance subscriber loyalty and increase revenue per subscriber.

      Our platforms have all developed strong brand recognition and significant market shares in their respective markets. Our regional brands, including Sky in the U.K. and Latin America and STAR in Asia, are associated with high quality entertainment, superior customer service and leading technologies. We anticipate that our platforms will build on the strength of these brands to continue to develop new service offerings and business initiatives.

      We are also involved in the development of technologically advanced set-top boxes and related hardware and software that will enable us to become a one-stop source of entertainment, information and interactive services, including access to the Internet. Through our subsidiary, NDS Group plc, we provide conditional access security systems and develop the technical solutions necessary to offer viewers applications such as enhanced television, targeted advertising and personal video recording. In addition, our affiliate, TV Guide, Inc., provides us with access to one of the world's leading interactive program guides.

      We believe we are uniquely positioned as a result of our existing satellite distribution infrastructure, strong brands, market positions, high quality programming, advanced technologies and large and geographically diverse subscriber bases to continue to increase the number of subscribers, the products and services offered to subscribers and the revenues generated by each subscriber.

      Our business consists of our interests in the following satellite platforms and related technology businesses. We refer to these platforms in this prospectus as "our platforms." In this prospectus, we also refer to the brands and subscribers of these platforms as "our brands" and "our subscribers." Our approximate ownership interests in these businesses are set forth in the parentheticals below.

Europe:

    . British Sky Broadcasting (BSkyB) (38%): one of the leading U.K. pay-TV platforms, providing a broad array of programming directly to its own DTH subscribers and indirectly to subscribers of cable, digital terrestrial and other delivery platforms.

      -- Premiere World: operated by KirchPayTV (BSkyB owns 24%), the leading German language pay-TV service in Germany and Austria.

    . Stream (42%): a leading Italian pay-TV service, operated through a partnership with Telecom Italia. We have agreed, subject to regulatory approval, to acquire an additional 8% of Stream.

Asia:

    . STAR (100%): the leading pan-Asian television content and service provider, focused on India and China and operating in 51 other countries. STAR currently broadcasts its programming in seven languages on its 27 channels.

    . SKY PerfecTV! (10%): the leading multi-channel digital satellite television broadcasting platform in Japan.

Latin America:

    . Sky Brazil (36%): the leading DTH pay-TV service in Brazil, in partnership with Globo Communicacoes e Participacoes S.A., or "Globopar," and Liberty Media International, or "LMI."

    . Sky Mexico (30%): the leading DTH pay-TV service in Mexico, in partnership with Grupo Televisa, S.A., or "Televisa," and LMI.

    . Sky Multi-Country Partners (30%): a joint venture with Globopar, Televisa and LMI, which, together with local partners, is operating DTH pay-TV services in Colombia and Chile and intends to launch a DTH pay-TV service in Argentina.

Related Technology Businesses:

    . NDS (80%): a provider of distribution technology and conditional access systems to digital pay-TV broadcasters, including BSkyB, STAR, Stream, our Latin American platforms and DirecTV. Conditional access systems scramble programming content to prevent unauthorized viewing and therefore are a necessary component of every pay-TV system. NDS also provides broadcast control software and related services to pay-TV and data broadcasters.

    . TV Guide (44%): the leading print, electronic and interactive program listings company. TV Guide has agreed, subject to regulatory approval, to merge with Gemstar International Group Limited, a leading developer of proprietary technologies and systems that simplify and enhance the viewing and recording of video and television programming. Following the merger, we will hold an approximate 21% interest in Gemstar, which will be renamed TV Guide International, Inc.

Strategy

      Our goal is to be the leading provider of high quality entertainment programming and digital interactive multimedia services to customers throughout the world. To achieve this goal, we are focused on the following strategies:

    . offer customers the best local and international programming content available;

    . realize economies of scale across our platforms by using their global reach and large subscriber bases to lower operating and investment costs;

    . build on the Sky and STAR brands and our relationship with News Corporation and its subsidiaries, including Fox Entertainment Group, Inc.;

    . invest in the development of enabling technologies to expand the range of services offered by our platforms; and

    . offer interactive television services and Internet-based services to increase our subscriber bases, promote customer loyalty and increase per subscriber revenue.

Formation of Sky Global

      Under a restructuring to be effected prior to the completion of the offering, News Corporation and its subsidiaries will transfer their interests in BSkyB, NDS, STAR, Stream, Net Sat (which operates Sky Brazil), Innova (which operates Sky Mexico), Sky Multi-Country Partners and Japan Digital Broadcasting Services, Inc. (which operates SKY PerfecTV!) to Sky Global, which currently holds the TV Guide interest.

      In the restructuring, News Corporation will combine substantially all of its satellite distribution platforms and related technology businesses into Sky Global. The consolidation of these related businesses into a stand-alone entity is intended to enhance the market opportunities available to these businesses. Sky Global will:

    . benefit from a dedicated and experienced management team to provide unified decision-making and strategic direction;

    . provide a vehicle through which to negotiate strategic alliances with technology and other new media companies;

    . facilitate access to capital markets and provide a publicly traded security for use as consideration in possible future acquisitions; and

    . enhance our ability to develop and acquire programming content to be used across our distribution platforms.

Risk Factors

      See "Risk Factors" for a discussion of risks that should be considered in connection with an investment in the shares of Class A common stock.

                           Organization of Sky Global

      The following chart reflects our organization on an operational basis, our platforms' principal areas of operations and our ownership interests in these operations.


                         -------------------------
                         Sky Global Networks, Inc.
                         -------------------------
                                     |
                 -----------------------------------------
                 |                                       |
       ----------------------                   ------------------
       Satellite Distribution                   Related Technology
       ----------------------                   ------------------
                 |                                 |          |
                 |                              80%|          |44%(1)
                 |                              -------    --------
                 |                                NDS      TV Guide
                 |                              -------    --------
                 |
         --------------------------------------------------
         |                    |                           |
      ------                 ----                   -------------
      Europe                 Asia                   Latin America
      ------                 ----                   -------------
        |                     |                           |
    ----------            ---------------         -----------------------
38% |        |42%(2)  100%|             |10%   36%|       30%|          | 30%
--------- -------   --------------- --------- ---------- ---------- ----------
  BSkyB   Stream         STAR         SKY     Sky Brazil Sky Mexico Sky Multi-
(U.K. and (Italy)   (India, Greater PerfecTV! ---------- ---------- Country
 Ireland) -------   China and other (Japan)                         Partners
---------            Asian markets) ---------                       ----------
    |               ---------------                                   |
    |                      |                                          |
    |               ---------------             ------------------------
24% |         45%(3)|             |50%      100%|        68%|          |100%(4)
------------ -------------      ------     ------------ --------- -------------
KirchPayTV      Phoenix          ESPN      Sky Colombia Sky Chile Sky Argentina
 (Germany    joint venture       STAR      ------------ --------- -------------
and Austria) -------------      Sports
------------                    ------
    |
    |
    |
40% |
-------------
 Teleclub AG
(Switzerland)
-------------



________________
(1) We will own approximately 21% of TV Guide International upon completion of the TV Guide merger with Gemstar.
(2) We have agreed, subject to regulatory approval, to acquire an additional 8% of Stream.
(3) STAR will own 38% of the Phoenix joint venture upon completion of its initial public offering.
(4) The Sky Argentina DTH pay-TV service is expected to launch later this year.

                                  The Offering

      Of the             shares of Class A common stock being offered by us,
           shares are being offered for sale initially in the United States and
Canada by the U.S. underwriters and           shares are concurrently being
offered for sale initially outside the United States and Canada by the international managers.

 Class A common stock offered by us(/1/):
    U.S. offering............................      shares
    International offering...................      shares
        Total................................      shares
 Common Stock outstanding after the offering:
    Class A common stock(/1/)................      shares
    Class B common stock(/2/)................      shares
        Total................................      shares
 Over-allotment options......................      shares
 Voting rights:
    Class A common stock..................... One vote per share.
    Class B common stock..................... Ten votes per share.
 Dividend policy............................. We do not currently intend to pay dividends in the foreseeable future.
 Use of proceeds............................. We currently intend to use the net proceeds from the offering to repay
                                              indebtedness to a subsidiary of News
                                              Corporation, to support the growth
                                              of our platforms and for general
                                              corporate purposes.
 Listing..................................... We will apply to list the Class A common stock on the New York Stock
                                              Exchange under the symbol "SGN".

--------
(1) Does not include up to an aggregate   shares of Class A common stock
    subject to over-allotment options granted by us to the underwriters (
    shares of Class A common stock to the U.S. underwriters and     shares of
    Class A common stock to the international managers).
(2) All of the shares of Class B common stock are beneficially owned by News Corporation and are convertible automatically upon transfer to persons who are not affiliates of News Corporation or at any time at News Corporation's option into shares of Class A common stock on a share-for-share basis.

                        Summary Combined Financial Data

      The summary historical combined financial data presented below for the years ended June 30, 1997, 1998 and 1999 and for the nine months ended March 31, 1999 and 2000 have been derived from, and are qualified by reference to, our combined financial statements included elsewhere in this prospectus. The summary historical combined financial data presented below for the years ended June 30, 1995 and 1996 have been derived from our unaudited combined financial statements, which are not included in this prospectus. The summary pro forma as adjusted combined financial data presented below have been derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma as adjusted combined financial data give effect to the restructuring, the offering and the application of the net proceeds and other transactions described in the unaudited pro forma combined financial statements, as if such transactions, for purposes of the pro forma as adjusted combined statement of operations data, occurred on the first day of the periods presented and, for purposes of the pro forma as adjusted combined balance sheet data, occurred on March 31, 2000. The summary combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the related notes and the other financial information included elsewhere in this prospectus.

      The historical and pro forma combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                               Nine months
                                     Year ended June 30,                     ended March 31,
                          ---------------------------------------------- -------------------------
                                                              Pro Forma                 Pro Forma
                                                             As Adjusted               As Adjusted
                          1995   1996   1997   1998   1999      1999     1999   2000      2000
                          -----  -----  -----  -----  -----  ----------- -----  -----  -----------
                                                             (unaudited)       (unaudited)
                                    (Dollars in Millions, except per share data)
Statement of Operations
 Data:
Revenues:
  Satellite
   Distribution.........  $  71  $ 103  $  84  $  86  $ 111     $        $  82  $ 107     $
  Distribution
   Technology and
   Conditional Access...     29    115    148    152    222                128    188
  Magazine Publishing...    628    636    650    617    460                460    --
                          -----  -----  -----  -----  -----     -----    -----  -----     -----
                            728    854    882    855    793                670    295
Operating income
 (loss).................     22    (61)   (45)   (89)  (156)               (68)   (75)
Equity in earnings
 (losses) of
 affiliates.............     64     88    116    (41)  (185)              (126)  (368)
Intercompany interest
 expense, net...........   (249)  (266)  (285)  (276)  (212)              (151)  (108)
Minority interests......     23    --       1      1      6                  3      7
Other income (/1/) .....    632    --     --       3    551                551    322
(Provision) benefit for
 income taxes...........   (121)    10    (12)    13     18                 10     40
Income (loss) from
 continuing operations..    371   (229)  (225)  (389)    22                219   (182)
Net income (loss).......  $ 371  $(233) $(226) $(386) $  19     $        $ 214  $(174)      $
Pro forma earnings
 (loss) per share:
Basic and diluted
 earnings (loss) from
 continuing operations
 per share..............
                          -----  -----  -----  -----  -----     -----    -----  -----     -----
Basic and diluted
 earnings (loss) per
 share..................
                          -----  -----  -----  -----  -----     -----    -----  -----     -----
Basic and diluted
 weighted average number
 of common equivalent
 shares outstanding (in
 millions)..............
                          -----  -----  -----  -----  -----     -----    -----  -----     -----

                                     June 30,                   March 31, 2000
                         ------------------------------------ ------------------
                                                                      Pro Forma
                          1995    1996    1997   1998   1999  Actual As Adjusted
                         ------  ------  ------ ------ ------ ------ -----------
                                                                 (unaudited)
                                         (Dollars in Millions)
Balance Sheet Data:
Cash and cash
 equivalents............ $   17  $   19  $   26 $   34 $   31 $   92   $
Total assets............  4,067   4,235   4,432  4,456  3,297  3,481
Obligation associated
 with News America
 Incorporated's
 exchangeable preferred
 securities and
 warrants...............    --      --      --     --     --     --
Due to News Corporation
 and subsidiaries.......  2,581   3,702   2,667  2,876  2,528  2,794
Shareholders' equity
 (deficit)..............   (280)   (924)    270     35      9     67

--------
(1) Other income of $632 million for the year ended June 30, 1995 consists of a gain of (Pounds)400 million recognized as a result of BSkyB's initial public offering. See Notes 3 and 17 of our audited combined financial statements for information on gains resulting from the sale of NAP during fiscal 1999 and ATL during the nine months ended March 31, 2000.

                                  RISK FACTORS

      Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, in connection with an investment in the shares of Class A common stock.

The success of the interactive services and other new products that our platforms and related technology businesses plan to offer is dependent on consumer demand.

      We intend to invest in the development of interactive services and Internet related businesses to be delivered through our platforms. The success of these interactive services and Internet related businesses will depend on consumer demand and perceived value for the new services and on our subscribers' willingness to access these services through our technology. In addition, new products and services developed by our related technology businesses or otherwise developed or offered by our platforms may not be accepted by the market. We cannot predict the degree to which consumers will subscribe to these services or the pace of their acceptance. If the market for our interactive services and Internet related businesses does not sufficiently develop, it could have a material adverse impact on our business and operating results.

Technology used in our businesses could become obsolete.

      The satellite television, cable and terrestrial broadcast industries are in a rapid and continuing state of change as new technologies develop. Similarly, the markets for conditional access systems, broadcast control software and interactive television applications are characterized by rapid technological change, evolving industry standards and frequent product enhancements. Many digital broadcasters are seeking more sophisticated software that will afford them greater flexibility in delivering content such as films, sports events, Internet Web pages and other information to viewers, and will enable them to offer interactive services, video-on-demand and pay-per-view events to their subscribers. Our continued success will depend, in part, upon our ability to develop and market products and services that respond to technological changes and evolving industry standards in a timely and cost-effective manner. We cannot assure you that we and our suppliers will be able to keep pace with competing technological developments.

      If we fail to develop and introduce products and services that are compatible with industry standards, satisfy customer requirements or compete effectively with products and services offered by our competitors, our business, operating results and financial condition could be materially and adversely affected. Furthermore, our technological strategy envisions the offering of multimedia to our subscribers, including Internet access. If an alternate means of access or a competitor's technology becomes commonly accepted as the standard, or if a competitor is able to offer substantially similar services at a lesser cost or with superior features, our platforms would be at a significant disadvantage.

Competition could reduce the market share of our businesses and harm their financial performance.

      Competitors to our pay-TV businesses comprise a broad range of companies engaged in communications, entertainment and services, including satellite, cable and digital terrestrial television distributors, television networks, telecommunications providers and home video products companies, as well as companies developing new technologies and other suppliers of news, information and entertainment. Competition from these companies has increased over the past several years and we expect the industry to undergo significant changes, including continued consolidation in the cable and broadband markets, the growth of digital cable systems and the expansion of digital broadcasting. In addition, the expansion of our platforms to include interactive applications will bring them into competition with new providers. Other providers may deliver competing interactive services to televisions, personal computers or wireless devices. We cannot assure you that our businesses will be able to compete successfully against current and prospective providers of competing services.

      Our NDS subsidiary is also subject to intense competition. NDS competes to acquire new pay-TV providers as clients, as well as pay-TV providers who are upgrading their services from analog to digital transmission. Many of NDS' current and potential competitors have significant financial, product development and marketing resources. While NDS believes most purchases of conditional access systems are not based solely on cost, to the extent that NDS' competitors seek to compete on the basis of price, such competition may cause NDS to lose market share and may result in reduced profit margins. It may also hinder NDS' ability to enter into and successfully develop its business in emerging areas, such as data broadcasting and interactive television services that enable the viewer to purchase goods and services using their television and remote control.

Our platforms require substantial capital.

      Historically, the operation and expansion of our platforms, including the installation and upgrade of digital distribution hardware and the marketing and distribution of the platforms' entertainment and interactive services, have required substantial capital and, as a result, several of our platforms have experienced operating losses. We currently estimate that our share of the capital contributions to our platforms for capital expenditures and operating losses will continue to be substantial in the future. We expect to finance these expenditures and operating losses out of the proceeds of the offering, from internally generated cash flow and from debt and equity financings, including short-term borrowings from News Corporation.

We do not control the operations of many of our platforms and other businesses.

      With the exception of NDS and STAR, we have minority shareholdings in our platforms and other businesses. Our degree of influence varies with each of these entities. Our current level of ownership of BSkyB gives us significant influence in the management of BSkyB, including the right to appoint five directors to BSkyB's board. By virtue of our owning more than 30% of BSkyB, we are deemed to be the "controlling shareholder" of BSkyB for the purposes of the U.K. Listing Rules applicable to companies listed on the London Stock Exchange. In accordance with these Rules, BSkyB's Articles of Association contain certain provisions that enable it to act independently of its controlling shareholder. Our interests in Stream, SKY PerfecTV!, our platforms in Latin America and BSkyB's interest in KirchPayTV are held in direct or indirect partnership with unaffiliated third parties. Additionally, we hold a minority interest in TV Guide. Although these arrangements generally provide us with an ability to exercise significant negative control, we do not have the ability to unilaterally control the day-to-day operations of these businesses, or to unilaterally implement the strategies and financial decisions that we favor. For example, we may not be able to establish a common technology among our platforms. Further, we may not have the right to freely transfer our interests in these businesses or to cause these companies to pay dividends or to make distributions.

Our platforms depend on programming from third parties.

      Our platforms enter into agreements with third parties to obtain substantially all of their programming services. These agreements expire at various times and are subject to various cancellation and renewal provisions. We cannot assure you that our platforms will be able to renew these agreements or that suitable substitute programming will be obtained if these agreements are not renewed. In particular, our platforms have valuable sports and movie programming rights. As these agreements expire, our platforms will likely seek to renew them. In any renegotiation, however, third parties may outbid our platforms, or our platforms may obtain new agreements on less favorable terms. If our platforms fail to retain their rights, the loss of rights could negatively impact the extent of the sports and movie coverage our platforms offer and affect their ability to compete successfully. If the renewal costs for this programming significantly exceed the current contract costs, our platforms' operating results may be adversely affected.

Our financial performance depends on acquiring and maintaining subscribers.

      The ability of our platforms to grow their subscriber bases depends upon their ability to retain existing customers and to attract new ones. If either the subscriber turnover rate of our platforms or their cost to acquire new subscribers were to increase materially, the financial condition and results of operations of our platforms could be adversely affected. We cannot assure you that our platforms' subscriber turnover rate or acquisition costs will not increase at our platforms in the future.

      Similarly, a significant portion of NDS' revenues is dependent upon the number of subscribers its customers have. In particular, fees derived from NDS' sales of smart cards to its customers and from ongoing support and maintenance services are paid by its customers based upon the number of their subscribers and third-party manufacturers which pay royalties for each set-top box incorporating NDS' technology. Because a majority of the existing large digital satellite broadcasters have already entered into arrangements relating to conditional access software and services, and few new large systems are contemplated, NDS' ability to grow through the acquisition of new digital satellite system customers is limited. As a result, if the number of subscribers on NDS' customers' systems does not increase or if the number of smart cards required by its customers' systems decreases substantially, NDS will be unlikely to be able to generate or sustain substantial revenue growth and its operating results will be seriously affected.

We depend on satellites for the operation of our satellite distribution business. Satellites are subject to risks of failure and other problems beyond our control.

      Our platforms lease from unaffiliated third parties the satellite transponders used to distribute their services. Satellites are subject to a number of risks beyond our platforms' control, including:

    . manufacturing defects and damage in orbit caused by asteroids, space debris or electrostatic storms, which may temporarily or permanently interfere with the proper operation of the satellite, its transponders or other components;

    . premature loss of fuel, battery charge capacity, solar array capacity or other energy sources, which may result in reduced satellite capacity or performance or loss of a satellite prior to the provision of acceptable replacement capacity; and

    . localized cases of microwave terrestrial interference, which may prevent affected subscribers from receiving a high quality signal from one or more transponders in use.

      In addition, our platforms' services are transmitted to the satellites from uplink facilities, which are also subject to a number of risks beyond our platforms' control, including:

    . acts of nature, such as severe weather storms, earthquakes and floods, which may interfere with the continuous signal transmission from these facilities either in part or in whole until the facility can be repaired; and

    . regulation by government agencies that control the authorization to transmit signals to the satellites, which may result in loss of transmission upon direction by the government agency until transmission authorization is obtained.

      We cannot assure you that any back-up capacity that our platforms may have will be adequate or continue to be available in the future. A disruption of the transmissions of any of our platforms for any reason could have a material adverse effect on the business of that platform, depending upon the number of transponders affected and the duration of the disruption. For a more detailed discussion about the transponders leased by our platforms, see "Business--Satellites and Uplink Facilities."

Programming signals may be pirated, which could cause our businesses to lose subscribers and revenue.

      Each of our platforms, in common with all pay-TV providers, faces the risk that its programming signals will be obtained by unauthorized users. Consequently, many of our programming signals are encrypted to prevent unauthorized viewing. To deliver their services, most of our platforms provide their DTH subscribers with a smart card to allow the decryption of scrambled signals according to the subscriber's service selection. Unauthorized viewing and use of content may be accomplished by counterfeiting or otherwise thwarting the security features of the smart card. We cannot assure you that our anti-piracy efforts will be effective. In addition, although we control the encryption of our signal when transmitted directly to our subscribers and to cable headends or other third-party distributors, we do not control the encryption of the signal when it is retransmitted by cable and other third-party operators to their subscribers. It is therefore possible that unauthorized users may gain access to our programming and services. If our platforms or third-party operators that retransmit our signals cannot promptly respond to instances of signal theft, our platforms' revenues and ability to contract for video and audio services provided by programmers could be adversely affected.

      In common with all providers of conditional access systems, NDS faces the risk that its systems to protect broadcasters and content providers from signal theft may be compromised. An important component of NDS' conditional access systems is the smart cards provided by NDS. A significant increase in the incidence of signal theft could require the accelerated replacement of a broadcaster's smart cards. In those cases where NDS has accepted specific responsibilities for maintaining the security of a broadcaster's conditional access system, this accelerated replacement could impose significant costs on NDS. To the extent that signal theft may result in the cessation of all or some portion of the per subscriber fees paid to NDS by a broadcaster while the security breach is being remedied or in the termination by the broadcaster of its agreement with NDS if the breach is not satisfactorily remedied, the resultant loss of revenues could have a material adverse effect on NDS' business, operating results and financial condition. A significant increase in the level of signal theft, whether or not resulting from a failure of NDS' conditional access systems, could also injure the reputation of NDS' conditional access systems among its current and potential customers, also adversely impacting NDS' business.

Our operations are subject to regulation that affects how we conduct our business.

      Our operations are subject to broadcasting, telecommunications, competition and other regulation in the many jurisdictions in which we operate. Broadcasting regulation includes rules relating to licensing, program quotas, the distribution of foreign satellite channels directly to viewers' homes, limitations on satellite dish ownership, ownership of media companies, transfer of control, maximum audience share, the nature and content of programming and the supply of digital conditional access and access control services. Our business or operating results may be materially and adversely affected if it were determined that our operations violate or are inconsistent with existing regulatory requirements. In addition, the amendment of existing laws or regulations, or the adoption of new laws or regulations, could have a material adverse effect on our business.

      BSkyB, Stream and KirchPayTV are subject to competition (antitrust) regulation, both in the European Community and in their respective home countries. Under EC competition law, parties to anticompetitive agreements and parties who engage in anticompetitive behavior are subject to substantial monetary fines. In addition, any such anticompetitive agreements will be void in whole or in part, unless they are specifically exempted by the EC Commission, and anticompetitive conduct may be prohibited. In addition, in connection with the formation of British Interactive Broadcasting, or "BiB," and acquisition of BSkyB's interest in KirchPayTV, BSkyB and KirchPayTV agreed with the EC Commission to abide by a series of undertakings that dictate the manner in which the parties conduct their business in the digital television market.

      Currently, laws in China prohibit the distribution of foreign satellite channels, except to certain hotels, businesses, embassy compounds and selected institutions. Laws in India currently prohibit the distribution of foreign satellite channels directly to viewers' homes through Ku-band, a form of transmission used by STAR. In addition, several of the other markets served by STAR regulate the type and/or size of satellite dishes that may be owned. These laws therefore restrict the growth of STAR's DTH business in these markets.

      Our Internet related businesses are expected to grow in the future. To date, our Internet related businesses have not been materially restricted by regulation. However, new laws may be adopted covering such issues as user privacy, pricing controls, copyright and trademark infringement and other claims based on the nature and content of Internet materials.

      A more detailed summary of the material laws and regulations affecting our business is set forth under "Business--Regulation."

Political and economic risks associated with our international businesses could harm our financial condition.

      Our businesses operate and have customers located throughout the world. Inherent risks of doing business in international markets include, among other risks, changes in regulatory requirements, the economic environment, export restrictions, exchange controls, tariffs and other trade barriers and longer payment cycles. We may incur substantial expense as a result of the imposition of new restrictions or changes in the existing legal and regulatory environments in the regions where we do business.

Fluctuations in foreign exchange rates could harm our financial condition.

      A risk inherent in our international operations is the exposure to fluctuations in currency exchange rates. While substantially all of our platforms' revenues are earned in local currencies, a significant portion of the platforms' expenses, including programming acquisition costs and expenses associated with set-top box agreements and transponder agreements, are denominated in U.S. dollars. As a result, our platforms are exposed to exchange rate fluctuations. With the exception of BSkyB and KirchPayTV, our platforms do not currently engage in hedging transactions in respect of such currency fluctuations, and such fluctuations may have a material adverse effect on a platform's business, operating results and financial condition.

The results of our related technology businesses could decline if these businesses fail to adequately protect their intellectual property rights or infringe on the intellectual property rights of others.

      NDS and TV Guide rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. Notwithstanding these measures, they may not, and the third-party owners of the intellectual property rights they license may not, be able to detect unauthorized use of their intellectual property rights. If one or more of their products or services were to infringe on patents held by others, NDS or TV Guide may be required to stop developing or marketing the products or services or obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing the patent claims. The above factors could have a material adverse effect on our business, operating results and financial condition.

NDS' business could be harmed if a defect in NDS' software or technology interferes with or causes any failure in our customers' systems.

      NDS' software and technology are integrated into the products and services of its customers. Accordingly, a defect, error or performance problem with NDS' software or technology could interfere with or cause the failure of a critical component of the digital satellite, digital cable and digital terrestrial television or Internet service systems of one or more customers for a period of time. Although NDS has not experienced any such interference or failure in the past, any future problem could cause severe customer service and public relations problems for NDS' customers and could in turn damage NDS' relationship with its customers. Any claim brought against NDS could be expensive to defend and require the expenditure of a significant amount of resources, regardless of whether NDS prevails.

We are controlled by one principal stockholder.

      News Corporation will beneficially own approximately    % of our total
issued and outstanding common stock after the closing of the offering. Because News Corporation will beneficially own all outstanding shares of our Class B
common stock having ten votes per share, it will control approximately    % of
our voting power after the offering. As a result, News Corporation will be able to control the vote on substantially all matters submitted to a vote of our shareholders, including the election of our entire board of directors. In addition, seven of our directors following the offering will be employed by News Corporation or other entities in which News Corporation has an interest. An aggregate of approximately 30% of the ordinary shares of News Corporation are owned by (1) K. Rupert Murdoch; (2) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities; and (3) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of shares of News Corporation owned by Mr. Murdoch and certain corporations, and Mr. Murdoch's positions as chairman and chief executive of News Corporation, Mr. Murdoch may be deemed to control the operations of News Corporation and Sky Global.

      We have entered into a series of intercompany service and borrowing arrangements with News Corporation. These arrangements provide that News Corporation and its affiliates will be compensated on a fair market value basis for the services they provide us. Because News Corporation beneficially owns all of our Class B common stock, these arrangements may not be the result of arm's-length negotiations. Although we believe that such arrangements are no less favorable to us overall than those that we could obtain from unaffiliated third parties, we cannot assure you that this is the case.

      Immediately following the closing of the offering and the application of
net proceeds, we will owe approximately $        to News Corporation or its
subsidiaries, or approximately $           if the underwriters exercise in full
their options to purchase additional shares of Class A common stock.

Our stock price may be volatile because our shares of our Class A common stock have not been publicly traded before the offering.

      Prior to the offering, you could not buy or sell shares of our Class A common stock publicly. Accordingly, we cannot assure you that an active public market for our shares of Class A common stock will develop or be sustained after the offering. A number of factors could cause the market price of our shares of Class A common stock to fluctuate significantly from the price paid by investors in the offering. These factors include, but are not limited to:

    .  variations in our quarterly operating results;

    . announcements by us or our competitors of significant contracts, new products or services, acquisitions, joint ventures or significant capital commitments;

    .  financial estimates by securities analysts;

    .  our sales of Class A common stock or other securities in the future;

    . changes in the market valuations of the publicly traded securities of our affiliates and subsidiaries, including BSkyB, NDS and TV Guide, as well as our obligations with respect to outstanding warrants relating to BSkyB shares;

    . changes in market valuations of pay-TV operators, conditional access software companies and technology companies generally; and

    .  fluctuations in stock market prices and volumes.

We do not anticipate paying dividends.

      We do not anticipate paying dividends on shares of our common stock in the foreseeable future. The payment of any future dividends will be determined by our board of directors in light of the conditions then existing, including our financial condition and requirements, future prospects, business conditions and other factors deemed relevant by our board.

The value of your investment will be diluted upon the completion of the offering.

      The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of the outstanding Class A common stock will be after the offering. Based on the
estimated initial offering price of $     per share, the midpoint of the range
on the cover of this prospectus, purchasers of Class A common stock offered by this prospectus will experience an immediate and substantial dilution in net
tangible book value of $    per share purchased, or $    if the underwriters
exercise in full their options to purchase additional shares. To the extent outstanding options to purchase shares of Class A common stock are exercised, you will incur further dilution.

The sale of substantial amounts of our Class A common stock could adversely affect its market price.

      Sales of substantial amounts of our Class A common stock in the public market after the completion of the offering, or the perception that such sales could occur, could adversely affect the price of our Class A common stock and could impair our ability in the future to raise capital through an offering of equity securities, which in turn could adversely affect our business or operating results.

      After the completion of the offering, we will have         shares of
Class A common stock outstanding. In addition, we will have outstanding shares of Class B common stock, all of which will be beneficially owned by News Corporation and convertible into Class A common stock on a share-for-share basis at the election of the holder or upon transfer to persons who are not affiliates of News Corporation. Substantially all of the shares of Class A common stock outstanding following the offering will be freely tradeable, except for any shares held at any time by any of our affiliates. We and News Corporation have agreed, subject to certain exceptions, not to sell or transfer
any of our common stock for a period of     days from the date of this
prospectus without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Subject to such restrictions and applicable law, News Corporation will be free to sell any and all of the shares of our Class B common stock that it beneficially owns, which would be automatically converted into shares of Class A common stock upon sale. We cannot predict what effect, if any, market sales of shares held by News Corporation or any of our other shareholders or the availability of these shares for future sale will have on the market price of the Class A common stock. For a more detailed description of the restrictions on selling shares of our common stock after the offering, see "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We use words like "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our platforms, including, but not limited to, the following:

    . the timing and results of our technological initiatives, including the introduction of interactive services and other new products;

    . changing technology and our businesses' ability to adapt successfully;

    . competition to our businesses from current providers of competing pay-TV services and conditional access systems, as well as providers of interactive applications;

    . the ability of our platforms to obtain exclusive rights to movies, sports events and other programming content;

    .  our platforms' ability to acquire and maintain subscribers;

    .  regulatory developments;

    .  worldwide economic and business conditions;

    .  our exposure to exchange rate fluctuations; and

    .  changes in our business strategy or development plans.

      In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

                           EXCHANGE RATE INFORMATION

      Selected amounts in this prospectus are presented in currencies of the local markets. For the convenience of the reader, the following foreign currencies have been translated to U.S. dollars at the noon buying rates for such currencies on June 15, 2000 in the City of New York as certified by the Federal Reserve Bank of New York for customs purposes. Equivalents are expressed in foreign currency unit per U.S. dollar, except for British Pounds Sterling, which are expressed in U.S. dollars per British Pound Sterling.

         Currency                                         U.S. Dollar Equivalent
         --------                                         ----------------------
       British Pound Sterling ((Pounds)).................            1.51
       Italian Lira (L)..................................        2,031.76
       Brazilian Real....................................            1.81
       Mexican Peso......................................            9.85
       Japanese Yen ((Yen))..............................          106.52
       German Deutschmark (DM)...........................            2.05
       Hong Kong Dollar (HK$)............................            7.79

                            BACKGROUND OF SKY GLOBAL

      We were incorporated in Delaware in 1998. Under a restructuring to be effected prior to the completion of the offering, News Corporation and its subsidiaries will transfer, through a series of transactions, their interests in BSkyB, NDS, STAR, Stream, Net Sat (which operates Sky Brazil), Innova (which operates Sky Mexico), Sky Multi-Country Partners and Japan Digital Broadcasting Services, Inc. (which operates SKY PerfecTV!) to Sky Global, which currently holds the TV Guide interest. Under a recapitalization to be effected prior to the completion of the offering, we will authorize two new classes of common stock, Class A common stock and Class B common stock. Prior to that time, all of our issued and outstanding common stock will continue to be beneficially owned by News Corporation. This prospectus assumes that the restructuring and recapitalization have been effected.

      After the offering, News Corporation will beneficially own
shares of Class B common stock, representing in the aggregate    % of our
equity and    % of our voting power. Accordingly, News Corporation will be able to control the vote on substantially all matters submitted to a vote of our stockholders, including the election of our entire board of directors.

      Our offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 852-7299.

                                USE OF PROCEEDS

      The net proceeds to us from the sale of Class A common stock in the offering, after deducting the underwriting discount and estimated offering
expenses payable by us, are estimated to be approximately $      , assuming an
initial public offering price of $       per share, which represents the mid-
point of the range set forth on the cover of this prospectus. We intend to use the net proceeds from the offering to repay indebtedness to a subsidiary of News Corporation, to support the growth of our platforms and for general corporate purposes.

                                DIVIDEND POLICY

      We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings for use in our business. The payment of any future dividends will be determined by our board of directors in light of the conditions then existing, including our financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by our board.

                                 CAPITALIZATION

      The following table sets forth (1) our actual capitalization as of March 31, 2000; (2) our pro forma capitalization to give effect to (a) our restructuring and (b) the transactions described under "Unaudited Pro Forma Combined Financial Statements"; and (3) our pro forma as adjusted capitalization, which gives effect to (a) our restructuring, (b) the transactions described under "Unaudited Pro Forma Combined Financial Statements" and (c) the issuance of the intercompany notes, the offering and the application of the net proceeds. This table should be read in conjunction with the historical and unaudited pro forma combined financial information we include elsewhere in this prospectus.

      The historical and pro forma combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity at March 31, 2000.

                                                  At March 31, 2000
                                            -------------------------------
                                                         Pro     Pro Forma
                                              Actual    Forma   As Adjusted
                                            ----------  ------  -----------
                                               (Dollars in  Millions)
Debt:
  Due to News Corporation and
   subsidiaries............................ $    2,794  $  106     $
  Obligation associated with News America's
   exchangeable preferred securities and
   warrants................................        --    2,415
                                            ----------  ------     -----
    Total debt.............................      2,794   2,521
                                            ----------  ------     -----
Shareholders' equity:
  Common Stock.............................         66      66
  Class A common stock, $.01 par value per
  share;             shares authorized; no,
         and           shares issued and
  outstanding..............................        --
  Class B common stock, $.01 par value per
  share;           shares authorized; no,
         and           shares issued and
  outstanding..............................        --
  Paid-in capital..........................      2,717   2,717
  Accumulated deficit......................     (2,681) (2,524)
  Accumulated other comprehensive loss.....        (35)    (35)
                                            ----------  ------     -----
    Total shareholders' equity.............         67     224
                                            ----------  ------     -----
Total capitalization....................... $    2,861  $2,745     $
                                            ==========  ======     =====

                                    DILUTION

      On a pro forma as adjusted basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Statements," our pro
forma net tangible book value as of March 31, 2000, was $  million, or $   per
share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock
outstanding. After giving effect to the sale of      shares of Class A common
stock offered by this prospectus at an assumed initial public offering price of
$   per share and receipt of the estimated net proceeds from the sale, our pro forma as adjusted net tangible book value as of March 31, 2000, would have been
approximately $   million, or $   per share. This represents an immediate
increase in net tangible book value of $   per share to existing stockholders
and an immediate dilution of $   per share to the new investors. If the initial
public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..............         $
                                                                         ------
   Pro forma net tangible book value per share as of March 31,
    2000........................................................  $
   Increase per share attributable to new investors.............  $
                                                                  ------
   Pro forma as adjusted net tangible book value per share after
    the offering................................................         $
                                                                         ------
   Net tangible book value dilution per share to new investors..         $
                                                                         ======

                        SELECTED COMBINED FINANCIAL DATA

      The selected historical combined financial data presented below for the years ended June 30, 1997, 1998 and 1999 and for the nine months ended March 31, 1999 and 2000 have been derived from, and are qualified by reference to, our combined financial statements included elsewhere in this prospectus. The selected historical combined financial data presented below for the years ended June 30, 1995 and 1996 have been derived from our unaudited combined financial statements, which are not included in this prospectus. The selected pro forma as adjusted combined financial data presented below have been derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma as adjusted combined financial data give effect to the restructuring, the offering and the application of the net proceeds and other transactions described in the unaudited pro forma combined financial statements, as if such transactions, for purposes of the pro forma as adjusted combined statement of operations, occurred on the first day of the periods presented and, for purposes of the pro forma as adjusted combined balance sheet, occurred on March 31, 2000. The selected combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

      The historical and pro forma combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                               Nine months
                                     Year ended June 30,                     ended March 31,
                          ---------------------------------------------- -------------------------
                                                              Pro Forma                 Pro Forma
                                                             As Adjusted               As Adjusted
                          1995   1996   1997   1998   1999      1999     1999   2000      2000
                          -----  -----  -----  -----  -----  ----------- -----  -----  -----------
                                                             (unaudited)       (unaudited)
                                    (Dollars in Millions, except per share data)
Statement of Operations
 Data:
Revenues:
 Satellite
  Distribution..........  $  71  $ 103  $  84  $  86  $ 111     $        $  82  $ 107     $
 Distribution Technology
  and Conditional
  Access................     29    115    148    152    222                128    188
 Magazine Publishing....    628    636    650    617    460                460    --
                          -----  -----  -----  -----  -----     -----    -----  -----     ----
                            728    854    882    855    793                670    295
Operating income
 (loss).................     22    (61)   (45)   (89)  (156)               (68)   (75)
Equity in earnings
 (losses) of
 affiliates.............     64     88    116    (41)  (185)              (126)  (368)
Intercompany interest
 expense, net...........   (249)  (266)  (285)  (276)  (212)              (151)  (108)
Minority interests......     23    --       1      1      6                  3      7
Other income(/1/).......    632    --     --       3    551                551    322
(Provision) benefit for
 income taxes...........   (121)    10    (12)    13     18                 10     40
Income (loss) from
 continuing operations..    371   (229)  (225)  (389)    22                219   (182)
Net income (loss).......  $ 371  $(233) $(226) $(386) $  19     $        $ 214  $(174)    $
Pro forma earnings
 (loss) per share:
Basic and diluted
 earnings (loss) from
 continuing operations
 per share..............
                          -----  -----  -----  -----  -----     -----    -----  -----     ----
Basic and diluted
 earnings (loss) per
 share..................
                          -----  -----  -----  -----  -----     -----    -----  -----     ----
Basic and diluted
 weighted average number
 of common equivalent
 shares outstanding
 (in millions)..........
                          -----  -----  -----  -----  -----     -----    -----  -----     ----

                                      June 30,                  March 31, 2000
                         ------------------------------------ ------------------
                                                                      Pro Forma
                          1995    1996    1997   1998   1999  Actual As Adjusted
                         ------  ------  ------ ------ ------ ------ -----------
                                                                 (unaudited)
                                         (Dollars in Millions)
Balance Sheet Data:
Cash and cash
 equivalents............ $   17  $   19  $   26 $   34 $   31 $   92    $
Total assets............  4,067   4,235   4,432  4,456  3,297  3,481
Obligation associated
 with News America's
 exchangeable preferred
 securities and
 warrants...............    --      --      --     --     --     --
Due to News Corporation
 and subsidiaries.......  2,581   3,702   2,667  2,876  2,528  2,794
Shareholders' equity
 (deficit) .............   (280)   (924)    270     35      9     67

--------
(1) Other income of $632 million for the year ended June 30, 1995 consists of a gain of (Pounds)400 million recognized as a result of BSkyB's initial public offering. See Notes 3 and 17 of our audited combined financial statements for information on gains resulting from the sale of NAP during fiscal 1999 and ATL during the nine months ended March 31, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Sky Global has three operating segments: (1) Satellite Distribution, which includes owning, operating and distributing satellite television services principally in the Asia Pacific region; (2) Distribution Technology and Conditional Access, which includes providing conditional access software and systems used by pay-TV broadcasters and content providers in Europe, the United States, Latin America and the Asia Pacific region; and (3) until March 1, 1999 when our subsidiary, News America Publications, Inc., or "NAP," was sold, Magazine Publishing, which includes magazine publishing and distribution in the United States.

      The Satellite Distribution segment includes the results of our wholly-owned subsidiaries, STAR and Indian Sky Broadcasting ("ISkyB"). Because we own a minority interest in each of the other platforms, our share of the results of these other platforms is reflected in "Equity in earnings (losses) of affiliates."

      The combined financial information included in this prospectus is not necessarily indicative of the consolidated results of operations, financial position and cash flows of Sky Global had the restructuring occurred as of the beginning of the three year period ended June 30, 1999, and had Sky Global operated as a separate, stand-alone entity during this three year period. The combined financial information included in this prospectus does not reflect the changes that will occur in the funding and operations of Sky Global as a result of the restructuring, the recapitalization and the offering.

Sources of Revenues

      Satellite Distribution. STAR derives revenues primarily from the sale of air time to advertisers, affiliate fees charged to cable operators and subscriber fees charged to DTH satellite subscribers that receive Sky Global's various satellite-delivered television services. To a lesser extent, revenues are also derived from the licensing of programming from its Chinese-language film library. Revenues are obtained from customers primarily in the Asia Pacific and Middle East regions.

      Distribution Technology and Conditional Access. NDS derives revenues from
(1) the sale of smart cards to broadcasters for distribution to and use by their subscribers, (2) subscriber fees charged to broadcasters for the maintenance and support of their conditional access systems, (3) integration, development and support services to digital broadcasters, including software development and enhancements, (4) license and royalty fees for the use of NDS technology and security products and (5) from the sale of broadcast products. Revenues are principally obtained from customers in Europe, the United States, Latin America and the Asia Pacific region.

      Magazine Publishing. The Magazine Publishing segment derived revenues from advertising space and circulation sales. Revenues were obtained from customers in the United States.

Components of Expenses

      Satellite Distribution. STAR's operating expenses include direct costs for programming, broadcast operations and engineering, network services, uplink services, leasing of transponders and subscriber management operations. Selling, general and administrative expenses include advertising, promotion, legal and business affairs, general management and other administrative costs.

      Distribution Technology and Conditional Access. NDS' operating expenses include the physical and processing costs of smart cards, personnel costs incurred in the adaptation and implementation of technology, the provision of related services and license fees and royalties payable to owners of the technology used by NDS. The physical costs of smart cards include the costs of the integrated circuits, the plastic smart cards and the micromodule which houses the chip, all of which are manufactured by third party suppliers. Selling, general and administrative expenses include sales and marketing, research and development and general and administrative costs.

      Magazine Publishing. NAP's operating expenses included editorial staff compensation, production (consisting of paper, composition, print and binding costs), subscriber acquisition and distribution and fulfillment costs. Selling, general and administrative expenses included advertising and promotion, staff compensation, information technology, and general and administrative costs.

                 Combined Results of Operations--Summary Table

      Combined revenues and operating income (loss) for fiscal 1997, 1998 and 1999 and the nine months ended March 31, 1999 and 2000 were as follows:

                                                   Revenues
                                      ---------------------------------------
                                       Year ended June     Nine months ended
                                             30,               March 31,
                                      -------------------  ------------------
                                      1997   1998   1999     1999      2000
                                      -----  -----  -----  --------  --------
                                                              (unaudited)
                                             (Dollars in Millions)
     Satellite Distribution.......... $  84  $  86  $ 111  $     82  $    107
     Distribution Technology and
      Conditional Access.............   148    152    222       128       188
     Magazine Publishing.............   650    617    460       460       --
                                      -----  -----  -----  --------  --------
     Total revenues.................. $ 882  $ 855  $ 793  $    670  $    295
                                      =====  =====  =====  ========  ========
                                            Operating income (loss)
                                      ---------------------------------------
                                       Year ended June     Nine months ended
                                             30,               March 31,
                                      -------------------  ------------------
                                      1997   1998   1999     1999      2000
                                      -----  -----  -----  --------  --------
                                                              (unaudited)
                                             (Dollars in Millions)
     Satellite Distribution.......... $(117) $(138) $(141) $    (96) $    (82)
     Distribution Technology and
      Conditional Access.............    13     11     37        14         7
     Magazine Publishing.............    84     51     35        35       --
                                      -----  -----  -----  --------  --------
                                        (20)   (76)   (69)      (47)      (75)
     Other operating charges.........   (25)   (13)   (87)      (21)      --
                                      -----  -----  -----  --------  --------
     Total operating income (loss)... $ (45) $ (89) $(156) $    (68) $    (75)
                                      =====  =====  =====  ========  ========

Results of Operations--Fiscal 1999 versus Fiscal 1998

      The following table sets forth our combined operating results, by segment, for fiscal 1999 compared to fiscal 1998:

                                                          Year ended
                                                           June 30,
                                                          ------------
                                                          1998   1999   Change
                                                          -----  -----  ------
                                                             (Dollars in
                                                              Millions)
Revenues:
  Satellite Distribution................................. $  86  $ 111  $  25
  Distribution Technology and Conditional Access.........   152    222     70
  Magazine Publishing....................................   617    460   (157)
                                                          -----  -----  -----
    Total revenues.......................................   855    793    (62)

Operating Income (Loss):
  Satellite Distribution.................................  (138)  (141)    (3)
  Distribution Technology and Conditional Access.........    11     37     26
  Magazine Publishing....................................    51     35    (16)
                                                          -----  -----  -----
                                                            (76)   (69)     7
  Other operating charges................................   (13)   (87)   (74)
                                                          -----  -----  -----
    Total operating income (loss)........................   (89)  (156)   (67)

Equity in earnings (losses) of affiliates................   (41)  (185)  (144)
Intercompany interest expense, net.......................  (276)  (212)    64
Minority interests.......................................     1      6      5
Other income.............................................     3    551    548
                                                          -----  -----  -----
Income (loss) from continuing operations before income
 tax.....................................................  (402)     4    406
(Provision) benefit for income taxes.....................    13     18      5
Discontinued operations, net of tax......................     3     (3)    (6)
                                                          -----  -----  -----
Net income (loss)........................................ $(386) $  19  $ 405
                                                          =====  =====  =====

      Satellite Distribution. For fiscal 1999, total segment revenues increased approximately 29% to $111 million. In order to analyze the results of the ongoing operations of the Satellite Distribution segment, operating performance is separated in this analysis into (1) STAR's core operations, which represent the ongoing operations of STAR, and (2) ISkyB's operations, which represent the start-up operating losses of STAR's Indian DTH satellite distribution platform initiative prior to its termination in fiscal 1999.

      Revenues from STAR's core operations increased 31% to $111 million primarily due to a 32% increase in advertising revenue to $62 million and a 23% increase in subscription revenue to $38 million. These increases were principally due to the increased popularity of STAR Plus in India as a result of expanded movie offerings as well as the effects of STAR encrypting its channels which resulted in distribution revenues from cable operators and DTH customers across Asia and the Middle East. Also contributing to the increase were the effects of the inclusion of a full year's revenue in fiscal 1999 of STAR News in India, which launched in February 1998, and the first time consolidation of Channel [V] revenues, following the acquisition of a controlling interest in December 1998.

      Expenses for STAR's core operations increased approximately 14% to $218 million primarily due to an increase in programming costs as a result of the expanded movie offerings, the effects of a full year of expenses of STAR News and the first-time consolidation of Channel [V] expenses. Partially offsetting these increased costs were reduced transponder costs at STAR resulting from the migration of transponder capacity from the AsiaSat 1 and AsiaSat 2 satellites to the more powerful AsiaSat 3 satellite, reducing the total number of transponders leased by STAR from 16 to ten. This migration was made possible by digitally compressing STAR's channels and uplinking their signals to AsiaSat 3. Selling, general and administrative costs increased 5% to $86 million principally due to costs associated with STAR News and the first time consolidation of Channel [V].

      For fiscal 1999, total segment operating losses increased approximately 2% to $141 million. STAR's core operating losses increased 2% to $108 million primarily as a result of the factors described above. Operating losses at ISkyB were $33 million, primarily due to the majority of operating costs, namely transponder and technical costs associated with the dormant broadcast operations, being fixed in nature. Revenues at ISkyB for both years were nominal.

      Distribution Technology and Conditional Access. For fiscal 1999, revenues increased approximately 46% to $222 million primarily due to the growth in the subscriber bases of the DTH and cable platforms worldwide serviced by NDS, as well as fees earned on transitioning NDS' customers from analog to digital broadcasting.

      Revenues from the sale of smart cards increased by 89% to approximately $164 million in fiscal 1999 primarily reflecting the increase in analog and digital subscribers for customers in the U.S. and the U.K. In addition, revenues increased due to a scheduled smart card replacement in the U.K. As of June 30, 1999, NDS' customers had approximately 13 million subscribers, a 41% increase over June 30, 1998. This increase was partially offset by a lower average fee per subscriber that NDS received from NDS' customers in fiscal 1999, which partially reflected the effects of renegotiated contracts with major DTH satellite television providers. In part, these contract changes were the result of effective security services provided by NDS, which made it possible for the NDS' customers to delay their planned smart card replacement.

      Revenues from integration, development and support decreased 34% to $23 million in 1999. This reduction reflects the substantial completion in fiscal 1998 of large contracts with a number of digital DTH satellite television providers. In fiscal 1999, NDS focused on smaller digital satellite and cable systems which derive a greater percentage of revenues from license fees and ongoing royalties than from integration and development. At June 30, 1999, these contracts were in the early stages of implementation.

      License fees and royalties increased 46% to approximately $35 million in 1999, primarily due to the growth in the subscriber bases of the DTH and cable platforms worldwide serviced by NDS, as well as from a number of new contracts entered into for the licensing of its systems and software.

      Operating income for fiscal 1999 increased 236% to approximately $37 million. The growth in smart card revenues, license fees and royalties coupled with design improvements and raw material cost reductions driven by an increase in volume discounts were the significant factors improving operating income. The growth in operating income was partially offset by a 58% increase in research and development expenses to $59 million, reflecting NDS' continued investment in supporting existing technologies and developing new business opportunities. Gross margins increased to 57% from 54%.

      Magazine Publishing. For fiscal 1999, revenues decreased approximately 25% to $460 million reflecting only eight months of operations, as NAP was sold on March 1, 1999. Similarly, operating income decreased 31%. Increases in cover prices and television program advertising revenues offset the effects of circulation declines, which was primarily attributable to the effects of increased competition from television listings included in local newspapers, electronic program guides and other sources.

      Other operating charges. Other operating charges consisted of the following:

                                                    Year ended June 30,
                                                    -------------------
                                                      1998       1999     Change
                                                    ---------  ---------  ------
                                                      (Dollars in Millions)
     Indovision platform phase-out................. $      13  $      54   $41
     Hong Kong business restructure................       --          11    11
     ISkyB termination.............................       --          22    22
                                                    ---------  ---------   ---
      Other operating charges...................... $      13  $      87   $74
                                                    =========  =========   ===

      Indovision platform phase-out--In fiscal 1997, STAR entered the Indonesian DTH market through a platform operated as Indovision. Shortly thereafter, given the then severe economic downturn and volatility of the Indonesian market, STAR downsized its operations in Indonesia and ultimately decided in December 1998 to cease all DTH activities there. In connection with the decision to terminate the operations in fiscal 1999, STAR provided for the long-term transponder obligations of approximately $48 million, as it was determined that the capacity could not be deployed elsewhere in the business.

      Hong Kong business restructure--The Hong Kong business restructure related to costs associated with the rationalization of STAR's broadcast operations and engineering facilities in Hong Kong in fiscal 1999. During fiscal 1999, STAR eliminated excess staff levels, related office expenses and recorded a loss on a transponder that is no longer used.

      ISkyB termination--Indian Sky Broadcasting, STAR's DTH distribution platform initiative in India, was terminated during fiscal 1999 due to regulatory restrictions. The amount included in other operating charges reflects the costs associated with the termination of a satellite lease and the writedown of fixed assets.

      Equity in earnings (losses) of affiliates. Equity in earnings (losses) of affiliates increased 351% from a loss of $41 million to a loss of $185 million, due primarily to a decrease in earnings at BSkyB, increased losses at Sky Brazil, the effects of the first time inclusion of start-up losses at Stream, and the inclusion of TV Guide as an equity affiliate for four months in fiscal 1999. These were partially offset by decreased losses at Sky Mexico, ESPN STAR Sports and the Phoenix joint venture. Equity in earnings (losses) of affiliates were as follows:

                                                  Year ended June 30,
                                                  ---------------------
                                                    1998        1999     Change
                                                  ---------  ----------  ------
                                                     (Dollars in Millions)
     TV Guide...................................  $     --   $       (5) $  (5)
     BSkyB......................................        113         (10)  (123)
     Stream.....................................        --           (7)    (7)
     DTH Latin America:
       Sky Brazil...............................        (56)        (83)   (27)
       Sky Mexico...............................        (45)        (35)    10
       Sky Multi-Country Partners...............         (9)        (22)   (13)
     STAR Affiliates:
       ESPN STAR Sports.........................        (36)        (25)    11
       Phoenix joint venture....................         (8)         (5)     3
     Other......................................        --            7      7
                                                  ---------  ----------  -----
     Equity in earnings (losses) of affiliates..  $     (41) $     (185) $(144)
                                                  =========  ==========  =====

      Equity losses of TV Guide were $5 million in fiscal 1999. TV Guide was included as an equity affiliate for four months following the sale of NAP to TV Guide in March 1999. Included in this loss is the amortization of intangibles resulting from the transaction.

      Equity earnings of BSkyB of $113 million in fiscal 1998 were reduced to a loss of $10 million in fiscal 1999, primarily reflecting BSkyB's significant costs of launching and promoting the Sky digital satellite service. During fiscal 1999, BSkyB continued to build the infrastructure for satellite-delivered television, secured programming rights and implemented a marketing strategy for digital service. In addition, BSkyB's share of net losses of one of its equity associates, BiB, increased due to marketing contributions provided to BiB's customers to acquire digital set-top boxes. In fiscal 1999, BSkyB's revenues increased 8% to $2.5 billion primarily due to a 15% increase in the average number of cable subscribers in the U.K., as cable operators continue to build-out their networks, as well as the launch of ONdigital, the digital terrestrial television service, both of which carry BSkyB services. Total DTH revenues increased by 1% reflecting an increase in average revenue per subscriber and pay-per-view revenues, offset by a 3% decrease in average DTH subscribers resulting from the lower DTH analog equipment sales in anticipation of the digital launch, as well as the effects of non-renewal by subscribers of a sports upgrade promotion. The remaining revenue increase resulted primarily from sales of digital satellite set-top boxes made prior to the free set-top box offer and an increase in advertising revenue. The increase in advertising revenue was principally due to an increase in television homes and an increase in commercial spots. Programming costs, which constituted approximately 55% of fiscal 1999 operating expenses, increased by approximately 14%, principally the result of an increase in new movie deals as well as increased costs relating to the Premier League soccer agreement. The remaining increase in costs was due to increased marketing in connection with the launch of digital service as well as higher costs for subscriber management, dual analog and digital signal transmission and administration costs related to the growth in the business and infrastructure required to support a larger subscriber base. At June 30, 1999, BSkyB had 3.5 million DTH subscribers, of which 753,000 received digital service.

      Equity losses of Sky Brazil increased approximately 48% to a loss of $83 million in fiscal 1999 primarily due to the effect of the devaluation of the Real, the Brazilian local currency, in January 1999. Growth in paying subscribers and an increase in average revenue per subscriber resulted in an increase in subscription revenues of 111% to $142 million. Had these revenues been expressed in Reais, the increase would have been 167%. This growth was partially achieved by the migration of subscribers from lower-priced C-band service to higher priced Ku-band service. Partially offsetting these increased revenues were higher costs associated with the growth in the subscriber base, namely programming, sales and marketing and distribution costs. During the year, subscribers increased 45% to approximately 361,000 at June 30, 1999.

      Equity losses of Sky Mexico decreased approximately 22% to $35 million in fiscal 1999 primarily due to a 117% increase in revenues resulting from a significant increase in subscribers. These revenue increases were partially offset by increased programming costs and other direct operating costs resulting from the growth in the subscriber base. Increases in depreciation resulting from a greater number of set-top boxes in service and increased interest expense due to higher debt balances were principally offset by the effects of favorable foreign exchange fluctuations. During the year, subscribers increased 86% to approximately 348,000 at June 30, 1999.

      Equity losses of Sky Multi-Country Partners increased approximately 144% to $22 million due to the first time inclusion of start-up losses of Sky Chile and Sky Colombia, both of which were launched in fiscal 1999. At June 30, 1999, Sky Chile had approximately 14,000 subscribers and Sky Colombia had approximately 34,000 subscribers.

      Equity losses of ESPN STAR Sports decreased 31% to $25 million in fiscal 1999 primarily due to increased contributions generated from the telecast of The World Cup Cricket Tournament held in May and June 1999.

      Intercompany interest expense, net. Intercompany interest expense decreased by $64 million, reflecting the reduction in intercompany loan payables following the sale of NAP.

      Other income. In connection with the sale of NAP to TV Guide, in exchange for a 43.6% equity interest in TV Guide and net cash of $671 million, we recognized an aggregate $551 million gain during fiscal 1999.

      (Provision) benefit for income taxes. Sky Global recognized an income tax benefit of $18 million for fiscal 1999 compared to a benefit of $13 million for fiscal 1998. The benefit recognized in fiscal 1999 relates to the receipt of tax-free dividends from BSkyB in excess of its equity earnings. The income tax benefit recognized in 1998 related to the recognition of losses at NAP, which was partially offset by an income tax provision for BSkyB's earnings in excess of a tax-free dividend received.

      Discontinued operations, net of tax. Discontinued operations consist of the activities of NDS' digital hardware business, which was sold to Ordinto Investments, a subsidiary of News Corporation, on July 1,

1999. Revenues were $146 million in fiscal 1999 compared to $144 million in fiscal 1998 reflecting the change in the type of sales from large broadcasting systems to smaller systems and more stand-alone products, as well as the inclusion of a greater proportion of products from sources outside NDS. As a result of the change in type of sales, a net loss to $3 million was incurred in fiscal 1999, as compared to net income of $3 million in fiscal 1998.

Results of Operations--Fiscal 1998 versus Fiscal 1997

      The following table sets forth our combined operating results, by segment, for fiscal 1998 compared to fiscal 1997:

                                                          Year ended
                                                           June 30,
                                                          ------------
                                                          1997   1998   Change
                                                          -----  -----  ------
                                                             (Dollars in
                                                              Millions)
Revenues:
  Satellite Distribution................................. $  84  $  86  $   2
  Distribution Technology and Conditional Access.........   148    152      4
  Magazine Publishing....................................   650    617    (33)
                                                          -----  -----  -----
    Total revenues.......................................   882    855    (27)

Operating Income (Loss):
  Satellite Distribution.................................  (117)  (138)   (21)
  Distribution Technology and Conditional Access.........    13     11     (2)
  Magazine Publishing....................................    84     51    (33)
                                                          -----  -----  -----
                                                            (20)   (76)   (56)
  Other operating charges................................   (25)   (13)    12
                                                          -----  -----  -----
    Total operating income (loss)........................   (45)   (89)   (44)
Equity in earnings (losses) of affiliates................   116    (41)  (157)
Intercompany interest expense, net.......................  (285)  (276)     9
Minority interest........................................     1      1     --
Other income.............................................    --      3      3
                                                          -----  -----  -----
Income (loss) from continuing operations before income
 tax.....................................................  (213)  (402)  (189)
(Provision) benefit for income taxes.....................   (12)    13     25
Discontinued operations, net of tax......................    (1)     3      4
                                                          -----  -----  -----
Net income (loss)........................................ $(226) $(386) $(160)
                                                          =====  =====  =====

      Satellite Distribution. For fiscal 1998, revenues increased 2% to $86 million. In order to analyze the results of the ongoing operations of the Satellite Distribution segment, operating performance is separated into (1) STAR's core operations, which represent the ongoing operations of STAR, and (2) ISkyB's operations, which represent the start-up operating losses of STAR's Indian DTH satellite distribution platform initiative prior to its termination in fiscal 1999.

      Revenues from STAR's core operations increased 1% to $85 million primarily due to a 42% increase in subscription revenue to $31 million, offset by a 66% decrease in license fee income to $7 million. In addition, there was an absence of revenues from sports channels services, which were consolidated for four months in fiscal 1997 and accounted for under the equity method in fiscal 1998, subsequent to their merger with ESPN Asia forming ESPN STAR Sports. The increase in subscription revenues reflected in part the increased subscriber base and increased rates charged to cable operators in Taiwan. In addition, in the Middle East, revenue for the DTH service, STAR Select, was included for a full year. License fee income decreased due to the reduced demand for the STAR film library from other Asian broadcasters.

      Expenses for STAR's core operations increased approximately 7% to $192 million primarily due to the February 1998 launch of STAR News in India and the costs associated with increased Hindi programming on STAR Plus. These increased costs were partially offset by lower selling and administrative costs associated with the reallocation of resources into regional offices, which resulted in lower overhead costs, namely rent and personnel costs.

      Segment operating losses for fiscal 1998 increased 18% to $138 million. The increase in STAR's core operating losses of approximately 10% to $106 million was primarily due to the factors discussed above. The losses incurred by ISkyB operations increased 52% to $32 million primarily due to the build out of the infrastructure and related costs of the broadcast facilities, as well as the effects of a full year of operations in fiscal 1998.

      Distribution Technology and Conditional Access. For fiscal 1998, revenues increased 3% to $152 million. This increase was primarily a result of an increase in revenue from systems consulting, design and integration services and license and royalty fees, which were offset by a decrease in the sale of smart cards.

      Revenues from the sale of smart cards decreased 21% to $87 million reflecting a decrease in the growth of analog subscribers in the U.K. in anticipation of the launch of digital services and the absence of scheduled smart card replacements in fiscal 1998. Additionally, in fiscal 1997, a large volume of smart cards had been sold to a DTH provider in anticipation of a significant increase in marketing and subscriber acquisition activities. Revenues were also reduced by a change of terms in a significant customer's supply agreement, whereby the customer assumed responsibility for the replacement of its smart cards in exchange for, in part, a reduction in the monthly per subscriber fee. As of June 30, 1998, NDS' customers had approximately 9.2 million subscribers, as compared with 7.0 million at June 30, 1997, an increase of 31%.

      Revenues from integration, development and support increased approximately 71% to $35 million. In fiscal 1998, a number of large digital satellite projects were undertaken and were substantially completed during the year.

      License fees and royalties increased 42% to $24 million, a function of the increase in the number of subscribers of NDS' broadcasting customers and the completion of several of NDS' systems and software contracts. In fiscal 1998, several of NDS' broadcasting customers launched their services and began paying monthly license fees.

      Operating income decreased 15% to $11 million. This decrease is principally due to expenditures in sales and marketing activities and, in particular, an increase in NDS' presence in the U.S. and the Asia Pacific region. This was primarily because most large digital satellite systems had launched their services, causing NDS to implement a strategy to penetrate the market for cable, digital terrestrial and smaller off-the-shelf conditional access systems deployed by operators with less than 1 million subscribers. Gross margins increased to 54% from 44% as a greater portion of revenues were earned from license fees and royalties that have no associated cost of sales. Furthermore, NDS continued to invest heavily in its research and development activities to support existing customers' technologies and to develop new business opportunities.

      Magazine Publishing. For fiscal 1998, revenue from magazine publishing decreased 5% to $617 million. This decrease was principally due to a decline in TV Guide Magazine's circulation, which was primarily attributable to the effects of increased competition from television listings included in local newspapers, electronic program guides and other sources. Advertising revenues were comparable to the prior year.

      Operating income decreased 39% to $51 million primarily due to the decrease in revenue discussed above, which was partially offset by lower direct costs associated with lower circulation. Increased operating expenses of approximately 1%, which were principally related to higher production and distribution expenses caused by a shift in product mix, were partially offset by a decrease in selling and administrative expenses of approximately 3% due to lower compensation and other administrative expenses.

      Other operating charges. Other operating charges consisted of the following:

                                                   Year ended June 30,
                                                   --------------------
                                                     1997       1998     Change
                                                   ---------  ---------  ------
                                                     (Dollars in Millions)
     Indovision platform phase-out................ $      14  $      13   $ (1)
     Hong Kong business restructure...............        11        --     (11)
                                                   ---------  ---------   ----
     Other operating charges...................... $      25  $      13   $(12)
                                                   =========  =========   ====

      Indovision platform phase-out--In fiscal 1997, STAR entered the Indonesian DTH market through a platform operated as Indovision. Shortly thereafter, given the then severe economic downturn and volatility of the Indonesian market, STAR downsized its operations and ultimately decided to cease all DTH activities in Indonesia.

      Hong Kong business restructure--The Hong Kong business restructure related to costs associated with the rationalization of STAR's broadcast operations and engineering facilities in Hong Kong in fiscal 1997. During fiscal 1997, STAR eliminated redundancies in the technical infrastructure, including provisions for unused transponders and a subscriber management system.

      Equity in earnings (losses) of affiliates. Equity in earnings (losses) of affiliates decreased 135% to a loss of $41 million, principally due to a decrease in earnings at BSkyB, increased losses at Sky Brazil and increased losses at Sky Mexico. Equity in earnings (losses) of affiliates were as follows:

                                                  Year ended June 30,
                                                  --------------------
                                                    1997       1998     Change
                                                  ---------  ---------  ------
                                                    (Dollars in Millions)
     BSkyB....................................... $     200  $     113  $ (87)
     DTH Latin America:
       Sky Brazil................................       (14)       (56)   (42)
       Sky Mexico................................       (11)       (45)   (34)
       Sky Multi-Country Partners................        --         (9)    (9)
     STAR Affiliates:
       ESPN STAR Sports..........................       (35)       (36)    (1)
       Phoenix joint venture.....................        (9)        (8)     1
     Other.......................................       (15)        --     15
                                                  ---------  ---------  -----
     Equity in earnings (losses) of affiliates... $     116  $     (41) $(157)
                                                  =========  =========  =====

      Equity earnings of BSkyB decreased 44% to $113 million in fiscal 1998, due to increased programming costs related to the Premier League soccer agreement, which commenced in August 1997, of approximately $151 million and the absence of the recognition of a deferred tax benefit recorded in the prior year associated with the greater certainty of the amount of losses available to reduce future taxable income. In addition, marketing costs increased approximately $109 million, primarily due to free Christmas promotions that attracted 153,000 new subscribers. These increased costs were partially offset by an increase in DTH subscriber revenue of approximately 12%, an increase in cable subscriber and digital terrestrial television revenue of 19% and an increase in advertising revenue of 30%. DTH subscriber revenue increased due to an increase in average revenue per subscriber of approximately 8% and an increase in average subscribers of approximately 4%. Cable and digital terrestrial television revenue increased primarily due to a 19% increase in average subscribers reflecting the build out of the cable systems in the U.K. Advertising revenue growth was principally related to the increase in homes penetrated in the U.K. from 25% to 29%, as well as increased commercial spots resulting from the extension of certain BSkyB transmission hours.

      Equity losses of Sky Brazil increased 300% to $56 million. Subscriber revenue increased 72% to approximately $67 million as a result of the increase in the subscriber base. During the year, subscribers increased 83% to 249,000 at June 30, 1998. More than offsetting these revenue gains was an 89% increase in programming costs resulting from the growth in the subscriber base, an increase in subsidies paid to manufacturers of set-top boxes, increased general and administration costs and increased marketing costs. In addition, net interest expense increased approximately $36 million due to the absence of investment income from cash received in connection with the issuance of $200 million in Senior Secured Notes in August 1996. Partially offsetting these higher expenses was an increase in income tax benefits recognized of $50 million, which resulted from fiscal 1998 tax losses.

      Equity losses of Sky Mexico increased 309% to $45 million principally due to the inclusion of operating losses for only four months in fiscal 1997. Revenue increases of 372% to $53 million in fiscal 1998 resulting from the increased subscriber base were more than offset by increased programming costs, increased satellite and infrastructure costs, increased subscriber handling and marketing and subscriber acquisition costs associated with the build out of the platform. During the year, subscribers increased 228% to 187,000 at June 30, 1998.

      Equity losses of Sky Multi-Country Partners were $9 million in fiscal 1998. Sky Multi-Country Partners did not exist in the prior fiscal year.

      Equity losses of other equity affiliates in fiscal 1997 included losses at Sky Latin America Partners, which reflected the initial costs that were incurred. Sky Latin America Partners provided services to Sky Multi-Country Partners' underlying investments.

      Intercompany interest expense, net. Intercompany interest expense decreased 3% to $276 million, reflecting lower average outstanding balances in fiscal 1998.

      Other income. Other income for fiscal 1998 represented a gain of approximately $3 million on the sale of a 10% ownership in Sky Brazil to a third party.

      Provision (benefit) for income taxes. We recognized an income tax benefit of $13 million for fiscal 1998, compared to an income tax expense of $12 million for fiscal 1997. This decrease in income taxes was principally due to higher taxable earnings at BSkyB in fiscal 1997 as compared to fiscal 1998.

      Discontinued operations, net of tax. Discontinued operations consist of the activities of NDS' digital hardware business, which was sold to Ordinto Investments, a subsidiary of News Corporation, on July 1, 1999. Revenues increased to $144 million in fiscal 1998 from $127 million in fiscal 1997. Net income increased by $4 million over the prior year. The increase in net income was due to higher revenues and reduced component prices, combined with changes in the sales product mix in favor of higher margin products.

Results of Operations--Nine months ended March 31, 2000 versus Nine months ended March 31, 1999

      The following table sets forth our combined operating results, by segment, for the nine months ended March 31, 2000 compared to the nine months ended March 31, 1999:

                                                       Nine months
                                                     ended March 31,
                                                     -----------------
                                                      1999      2000    Change
                                                     -------  --------  ------
                                                           (unaudited)
                                                      (Dollars in Millions)
Revenues:
  Satellite Distribution............................ $    82  $    107  $  25
  Distribution Technology and Conditional Access....     128       188     60
  Magazine Publishing...............................     460        --   (460)
                                                     -------  --------  -----
    Total revenues..................................     670       295   (375)
Operating Income (Loss):
  Satellite Distribution............................     (96)      (82)    14
  Distribution Technology and Conditional Access....      14         7     (7)
  Magazine Publishing...............................      35        --    (35)
                                                     -------  --------  -----
                                                        (47)       (75)   (28)
  Other operating charges...........................     (21)       --     21
                                                     -------  --------  -----
    Total operating income (loss)...................     (68)      (75)    (7)

Equity in earnings (losses) of affiliates...........    (126)     (368)  (242)
Intercompany interest expense, net..................    (151)     (108)    43
Minority interest...................................       3         7      4
Other income........................................     551       322   (229)
                                                     -------  --------  -----
Income (loss) from continuing operations before
 income tax.........................................     209      (222)  (431)
(Provision) benefit for income taxes................      10        40     30
Discontinued operations, net of tax.................      (5)        8     13
                                                     -------  --------  -----
Net income (loss)................................... $   214     $(174) $(388)
                                                     =======  ========  =====

      Satellite Distribution. For the nine months ended March 31, 2000, revenues increased 30% to $107 million. In order to analyze the results of the ongoing operations of the Satellite Distribution segment, operating performance is separated into (1) STAR's core operations, which represent the ongoing operations of STAR, and (2) ISkyB's operations, which represent the start-up operating losses of STAR's Indian DTH satellite distribution platform initiative prior to its termination in fiscal 1999.

      STAR's core operations' revenue increased 32% to $107 million primarily due to a 32% increase in advertising sales to $58 million and an increase of 34% in subscription revenues to $39 million. In addition, Channel [V] revenues were consolidated for the full nine months in fiscal 2000, following the acquisition of a controlling interest in December 1998. The increase in advertising revenue was primarily due to the continued popularity and viewership growth for STAR Plus and STAR News Channel, which included a live telecast of the Indian Parliamentary elections in October 1999. The increase in subscription revenue was primarily due to higher affiliate fees for STAR World, STAR Plus and STAR Movies, resulting in part from the effects of the encryption of STAR's channels and the related increased set-top box distribution in India.

      STAR's core expenses increased 20% to $184 million due in part to the consolidation of Channel [V] expenses for the full nine months in fiscal 2000. In addition, there were increased costs associated with STAR Movies and higher costs relating to STAR News. The increase in STAR Movies costs primarily related to the increased cost of films purchased. Also contributing to the higher expenses was an increase in general and administration costs of 6% to $77 million principally related to the growth of the business.

      Total segment operating loss for the nine months ended March 31, 2000 decreased 15% to a loss of $82 million as a result of the absence of losses from ISkyB, which was terminated in fiscal 1999 due to regulatory restrictions. Operating losses for STAR's core operations increased 7% to a loss of $77 million primarily due to the factors described above.

      Distribution Technology and Conditional Access. For the nine months ended March 31, 2000, revenues increased 47% to $188 million, primarily due to the worldwide growth in the subscriber bases of DTH platforms that NDS services.

      Revenues from smart card sales increased approximately 53% to $128 million primarily due to the supply of 3.3 million smart cards as part of a card changeover program. At March 31, 2000, the total number of authorized smart cards exceeded 16.8 million, an increase of 39% over March 31, 1999. In addition, due to a change in the terms of the contract with a customer, revenue from this contract was reclassified as integration, development and support revenue.

      Revenues from integration, development and support increased 52% to $28 million primarily due to the reclassification of revenues of $8 million resulting from a change in the terms of the contract discussed above. In addition, a number of integration projects with manufacturers of set-top boxes were undertaken, with the objective of developing set-top boxes with universal compatibility among each of the platforms that use NDS technology.

      License fees and royalties decreased 10% to $25 million. This decrease resulted from lower license fees more than offsetting increased royalty income generated from the higher demand for set-top boxes on all NDS-supported platforms. The decrease in license fees was due to the higher number of projects that were completed.

      For the nine months ended March 31, 2000, NDS earned revenues of more than $4 million from new technologies, principally consisting of interactive and data broadcasting technologies, both of which are new revenue streams for NDS.

      Operating income for the nine months ended March 31, 2000 decreased 50% to $7 million. Offsetting the increase in revenues described above was an increase in research and development costs of 25% to $54 million, an increase in selling, general and administrative expenses of 126% to $51 million principally related to the increase in personnel and a $20 million non-cash compensation charge relating to the employee stock option plan recorded at the date of NDS' initial public offering in November 1999. Gross margins declined from 60% to 59% primarily resulting from a change in the mix of revenue.

      Magazine Publishing. There were no combined operating results for this segment for the nine months ended March 31, 2000, due to the sale of NAP in March 1999. For the nine months ended March 31, 1999, revenues were $460 million and operating income was $35 million.

      Other operating charges. Other operating charges consisted of the following:

                                                      Nine months
                                                     ended March 31,
                                                     ---------------
                                                      1999     2000    Change
                                                      ----    -------- ------
                                                           (unaudited)
                                                      (Dollars in Millions)
     Indovision platform phase-out.................. $    16  $    --   $  (16)
     Hong Kong business restructure.................       5       --       (5)
                                                     -------  --------  ------
     Other operating charges........................ $    21  $    --   $  (21)
                                                     =======  ========  ======

      Indovision platform phase-out--In connection with the decision to terminate the operations in fiscal 1999, STAR provided for the long-term transponder obligations as it was determined that the capacity could not be deployed elsewhere in the business.

      Hong Kong business restructure--The Hong Kong business restructure related to costs associated with the rationalization of STAR's broadcast operations and engineering facilities in Hong Kong in fiscal 1999. During fiscal 1999, STAR eliminated excess staff levels, related office expenses and recorded a loss on a transponder that was no longer used.

      Equity in earnings (losses) of affiliates. Equity in earnings (losses) of affiliates increased 192% to $368 million. The increase was primarily due to an increase in losses at BSkyB, losses at Stream, which was acquired in June 1999, and increased losses at TV Guide, which had been combined prior to its sale in March 1999. These losses were partially offset by reduced losses at Sky Brazil and Sky Mexico as well as lower losses at ESPN STAR Sports and the Phoenix joint venture. Equity in earnings (losses) of affiliates were as follows:

                                                      Nine months
                                                         ended
                                                       March 31,
                                                     ----------------
                                                      1999     2000    Change
                                                     -------  -------  --------
                                                          (unaudited)
                                                     (Dollars in Millions)
     TV Guide....................................... $    (2) $   (31) $   (29)
     BSkyB..........................................      17     (156)    (173)
     Stream.........................................      --     (111)    (111)
     DTH Latin America:
      Sky Brazil....................................     (77)     (23)      54
      Sky Mexico....................................     (27)     (19)       8
      Sky Multi-Country Partners....................     (17)     (21)      (4)
     STAR Affiliates:
      ESPN STAR Sports..............................     (23)     (16)       7
      Phoenix joint venture.........................      (5)     --         5
     Other..........................................       8        9        1
                                                     -------  -------  -------
     Equity in earnings (losses) of affiliates...... $  (126) $  (368) $  (242)
                                                     =======  =======  =======

      Equity losses of TV Guide increased to $31 million primarily due to nine months of amortization of intangibles in fiscal 2000 resulting from the sale of NAP to TV Guide versus only four months in fiscal 1999. In addition, fiscal 2000 includes the costs associated with the launch of the TVG Network in August 1999. Decreases in circulation, resulting from the effects of increased competition from television listings included in local newspapers, were principally offset by lower production and related costs.

      Equity earnings of BSkyB of $17 million for the nine months ended March 31, 1999 decreased to a loss of $156 million primarily due to the continued transition from analog to digital DTH service and costs associated with servicing an increasing subscriber base. Revenues increased to $2.2 billion due to a 15% increase in DTH subscriber revenue, reflecting a 9% increase in average DTH subscribers and a 5% increase in average revenue per subscriber. These increased revenues were offset by increased operating expenses, primarily due to a 65% increase in marketing expenses resulting from the free set-top box offer and increased advertising spent on the digital launch and brand awareness program. In addition, programming costs increased 19% due to increased sports rights costs, including the Premier League soccer agreement and UEFA Cup rights. Subscriber related costs increased 30% primarily due to increased subscriber acquisitions.

      Equity losses of Sky Brazil decreased 70% to a loss of $23 million, primarily due to the absence of the effects of the devaluation of the Real in January 1999. Subscriber revenues increased 20% to $130 million as a result of a 48% increase in the number of subscribers, partially offset by a 23% decrease in U.S. dollar denominated average revenue per subscriber. On a local currency basis, subscription revenue increased 67% and average revenue per subscriber increased 4%. Partially offsetting these revenue gains was a 22% increase in programming costs associated with the increased subscriber base. Sky Brazil had approximately 508,000 subscribers at March 31, 2000.

      Equity losses of Sky Mexico decreased 30% to a loss of $19 million primarily due to the effects of a 49% growth in subscribers, which increased subscription revenue by 87% and set-top box rental income by 138%. These increased revenues were partially offset by increases in programming costs, set-top box depreciation, marketing costs and administrative costs. Marketing cost increases were due to the continued focus on acquiring new subscribers in a highly competitive market. Depreciation increased due to a higher number of set-top boxes in use by customers. Sky Mexico had approximately 462,000 subscribers at March 31, 2000.

      Equity losses of ESPN STAR Sports decreased 30% to $16 million primarily due to an increase in subscription revenue of 36% resulting from a larger viewership, due in part to the digitalization and encryption of the transmission. In addition, the absence of certain cricket events in fiscal 2000 had an offsetting impact on both revenue and programming costs.

      Intercompany interest expense, net. Intercompany interest expense decreased 28% to $108 million, reflecting lower average outstanding intercompany balances, principally relating to the absence of intercompany balances with NAP following its sale in March 1999.

      Other income. Other income in the nine months ended March 31, 2000 represents the gain of $322 million on the sale of Asia Today Limited for approximately $407 million. In the nine months ended March 31, 1999, an aggregate gain of $551 million was recorded in connection with the sale of NAP to TV Guide, in exchange for a 43.6% equity interest in TV Guide and net cash of $671 million.

      (Provision) benefit for income taxes. We recognized an income tax benefit of $40 million for the nine months ended March 31, 2000 relating to the equity losses of BSkyB, partially offset with income taxes provided on the earnings of NDS during the period. The income tax benefit recognized in fiscal year 1999 relates to the receipt of tax-free dividends from BSkyB in excess of its equity earnings.

      Discontinued operations, net of tax. Discontinued operations consist of the activities of our digital hardware business, which was sold to Ordinto Investments, a subsidiary of News Corporation. Since this business was sold on July 1, 1999, there are no operations during the nine months ended March 31, 2000. We recorded a gain on the sale of discontinued operations of $8 million which represents the excess of sales price over the net book value of the assets. In October 1999, Ordinto Investments sold the digital hardware business to an unrelated third party.

Liquidity and Capital Resources

  For the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997

      Cash and cash equivalents were $31 million at June 30, 1999 compared to $34 million at June 30, 1998. For fiscal 1997, 1998 and 1999, we reported net cash used in operating activities of $194 million, $205 million and $218 million, respectively. Excluding non-cash adjustments, the increase in net cash used in operating activities from fiscal 1998 to fiscal 1999 of $13 million resulted primarily from an increase in losses of $39 million, which was partially offset by a decrease in working capital requirements in fiscal 1999 of $26 million. In fiscal year 1999, increases in accounts receivable, prepaid and other assets of $118 million related in large part to increased outstanding balances at NDS due to a high volume of smart card sales in the last two months of fiscal 1999 and an extension of payment terms to certain customers, which resulted in an increase in days sales outstanding from 64 days to 100 days. The remaining increase in accounts receivable balances related primarily to the seasonal effects of advertising revenue at NAP prior to its sale in March 1999. The increase in accounts payable and accrued liabilities of $160 million related in part to the purchase of smart cards in response to increased customers, provisions associated with the termination of ISkyB.

      Excluding non-cash adjustments, the increase in net cash used in operating activities from fiscal 1997 to fiscal 1998 of $11 million resulted primarily from increased losses of $25 million, which was offset by a decrease in working capital requirements of $14 million in fiscal 1998.

      Net cash provided by investing activities was $562 million in fiscal 1999, compared to net cash used in investing activities of $144 million in fiscal 1998 and $118 million in fiscal 1997. Fiscal 1999 acquisitions related to our purchase of a controlling interest in Channel [V]. Cash proceeds in fiscal 1999 principally related to the sale of NAP. Our fiscal 1999 investment activities included our initial investment in Stream (35% interest) and the funding of ESPN STAR Sports, Sky Brazil, Sky Mexico and Sky Multi-Country Partners. In fiscal 1998 our acquisitions included NAP's acquisition of TVSM, a magazine publisher of monthly and weekly programming guides designed specifically for and sold through companies in the cable industry. Cash proceeds in fiscal 1998 related to the dilution of our interest in our Japanese satellite platform. Our investments in fiscal 1998 related to the funding of our investments in ESPN STAR Sports, Sky Brazil, Sky Mexico and Sky Multi-Country Partners. Our fiscal 1997 cash proceeds reflect the dilution of our interest in our Japanese satellite platform. Our investments in fiscal 1997 related to our initial investment in Sky Mexico, as well as the funding of our investments in the Phoenix joint venture and ESPN STAR Sports.

      Net cash used in financing activities was $363 million in fiscal 1999, compared to net cash provided by financing activities of $368 million in fiscal 1998 and $324 million in fiscal 1997. This activity represents cash funding received from News Corporation and paydowns of intercompany loans. Fiscal 1999 included the paydown of loans from News Corporation as a result of the cash received in the sale of NAP. Fiscal 1998 and fiscal 1997 reflect funding from News Corporation for normal business operations.

  For the nine months ended March 31, 2000 and the nine months ended March 31, 1999

      Cash and cash equivalents were $92 million at March 31, 2000 and $22 million at March 31, 1999. For the nine months ended March 31, 2000 and for the nine months ended March 31, 1999, we reported net cash flows used in operating activities of $289 million and $123 million, respectively. Excluding non-cash adjustments, the increase in net cash used in operating activities from the nine months ended March 31, 1999 to the nine months ended March 31, 2000 of $166 million resulted from an increase in losses of $9 million and increased working capital requirements of $157 million. The increase in accounts receivable at March 31, 1999 related primarily to the seasonal effects of advertising revenue at NAP prior to its sale in March 1999. The decrease in accounts payable of $129 million in the nine months ended March 31, 2000 primarily reflected the paydown of liabilities relating to the high level of smart card purchases at NDS in late fiscal 1999 and the payment of costs associated with the termination of ISkyB.

      Net cash used in investing activities was $165 million for the nine months ended March 31, 2000, compared to net cash provided by investing activities of $568 million for the nine months ended March 31, 1999. Cash proceeds for the nine months ended March 31, 2000 reflect the cash proceeds from the sale of NDS' digital hardware business. Our investments include our funding of Stream, the Japanese satellite platform, Sky Brazil, Sky Mexico and Sky Multi-Country Partners. For the nine months ended March 31, 1999, acquisitions reflect our purchase of a controlling interest in Channel [V]. Cash proceeds include the cash received in the sale of NAP. Our investments reflect the funding of Sky Brazil, Sky Mexico, Sky Multi-Country Partners and ESPN STAR Sports.

      Net cash provided by financing activities was $506 million for the nine months ended March 31, 2000, compared to net cash used in financing activities of $468 million for the nine months ended March 31, 1999. Financing activities represent cash proceeds from the initial public offering of NDS, and cash funding received from News Corporation for normal business operations.

      Financing activities primarily reflect advances received from News Corporation and its subsidiaries, which funded our net cash flow requirements prior to the offering. We have participated in News Corporation banking facilities, whereby overdrafts and cash balances are aggregated. Subsequent to the offering, it is contemplated that we will continue to utilize the treasury and cash management services, including the use of bank overdraft facilities, of News Corporation and its subsidiaries. Interest expense or income on funds borrowed from or lent to News Corporation will be calculated at rates set forth in the master intercompany agreement to be entered into between Sky Global and News Corporation.

      It is anticipated that we will have significant cash needs for the foreseeable future as we build out our various platforms and continue to invest in research and development activities. Total commitments for capital expenditures and operating leases over the next five years aggregate $226 million for combined entities.

      We cannot predict with certainty the extent to which internally generated cash flows and the proceeds from the offering will be sufficient to satisfy future capital requirements. Therefore the amount of required capital and the availability of additional financing cannot be determined at this time. However, we anticipate that capital requirements in the next 12 months will be funded from the proceeds of the offering, from internally generated cash flow or borrowings from News Corporation. Thereafter, we may need to raise additional funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of our shareholders will be reduced and such equity securities may have rights, preferences or privileges senior to those of our common stock. However, there can be no assurance that additional debt or equity financing will be available to us on acceptable terms or at all.

      Prior to the offering, we will issue intercompany notes to a subsidiary
of News Corporation in an aggregate amount of $   billion, representing
intercompany borrowings. The intercompany notes will bear interest at approximately 8% per year, adjusted annually and payable quarterly. We intend to use the net proceeds from the offering to repay amounts due under the intercompany notes. Immediately following the offering and the application of the net proceeds, the aggregate amount outstanding under the intercompany notes
will be approximately $   billion.

      In November 1996, News America, a wholly-owned subsidiary of News Corporation, issued, through a wholly-owned trust, $1 billion of 5% Exchangeable Trust Originated Preferred Securities (the "Exchangeable Preferred Securities") along with 10,000,000 warrants to purchase shares or ADSs of BSkyB (the "BSkyB warrants"). News America has the right to pay cash in U.S. dollars equal to the market value of the BSkyB ordinary shares and ADSs for which the BSkyB warrants are exercisable in lieu of delivering shares or ADSs. As part of the restructuring, News Corporation's interest in BSkyB will be contributed to
us. In addition, in exchange for the satisfaction of $   of intercompany
indebtedness to News Corporation, we will enter into a

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

payment agreement with News America under which we will agree to pay and perform all of News America's obligations related to the exercise of the BSkyB warrants in connection with the Exchangeable Preferred Securities. At June 15, 2000, there were 9,725,669 BSkyB warrants outstanding, and the market value of the shares of BSkyB underlying the BSkyB warrants exceeded the aggregate warrant exercise price by approximately $925 million. Changes in the excess of the market value of the shares of BSkyB over the aggregate warrant exercise price will be charged against our earnings and cause corresponding changes in the amount of our recorded obligation to News America.

Quantitative and Qualitative Disclosures About Market Risk

      Market Risk. Our operations are subject to the economic and political conditions in the international markets in which we operate, including civil unrest, government changes and the ability to transfer capital across borders. Our ability to continue to form strategic business alliances with local partners to meet regulatory requirements, enhance our content offerings to satisfy subscriber demands and develop distribution networks are factors which could affect our financial performance. Additionally, changes in law and regulations, including changes in accounting standards, taxation requirements, including tax rate changes, new tax laws and revised tax law interpretations, could cause our actual results to differ materially.

      Market Rate Sensitive Instruments and Risk Management. We do not have significant exposure to other forms of market risk, including commodities risks. Neither Sky Global nor its subsidiaries have historically held derivative instruments. None of our equity affiliates, with the exception of BSkyB and KirchPayTV, held derivative instruments at June 30, 1999 or at June 30, 1998.

      Prior to the offering, we will agree to pay and perform all of News America's obligations related to the exercise of the BSkyB warrants in connection with the Exchangeable Preferred Securities. In lieu of delivering shares or ADSs, we will have the right to instruct News America to pay cash in U.S. dollars equal to the market value of the BSkyB ordinary shares and ADSs for which the BSkyB warrants are exercisable. Our payment obligation to News America will be marked to market on our balance sheet as of the end of each reporting period based on the closing price of BSkyB shares.

      Foreign Currency Exchange Risk. A risk inherent in our international operations is the exposure to fluctuations in currency exchange rates. Exposure to fluctuations in currency exchange rates arises as a result of a significant portion of our revenues and expenses and our net investment in the foreign assets and liabilities of certain satellite platforms accounted for under the equity method being denominated in currencies other than the U.S. dollar. While our platforms' revenues are generally earned in local currencies, a significant portion of their liabilities and expenses, including programming acquisition costs, public debt and expenses associated with set-top box agreements and transponder agreements, are denominated in U.S. dollars. As a result, our platforms are exposed to fluctuations in exchange rates.

      With the exception of BSkyB and KirchPayTV, our platforms do not currently engage in hedging transactions in respect of such currency fluctuations, and such fluctuations may have a material adverse effect on our business, operating results and financial condition. However, following the closing of the offering, Sky Global may adopt a hedging policy, which may provide for the use of derivative financial instruments in the future to manage foreign currency exchange risks.

Seasonality

      Our platforms are subject to seasonal factors. These include national holiday and other promotions designed to drive subscriber growth through special pricing of either the consumer equipment or programming packages, special sporting events or series such as the Premier League in the U.K. or the World Cup. Competitive conditions may also result in other promotional activities, including price reductions or increased programming value propositions.

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

      NDS' business is subject to seasonal fluctuations in our customers' markets. Broadcasters typically aim to achieve new channel or service launches in the autumn or spring periods to coincide with demand in their markets and, consequently, integration, development and license fee revenues tend to be linked to these cycles. Smart card sales and set-top box royalties depend upon the marketing campaigns of our customers and this has led to stronger periods in the first half of each fiscal year. Significant conditional access revenues are generated from customers who pay for their smart cards when a changeover takes place.

Recently Issued Accounting Pronouncements

      SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," originally issued in June 1998, was subsequently amended by SFAS No. 137, which had the effect of deferring the date of its effectiveness. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. This statement is effective for fiscal periods beginning after June 15, 2000. We are currently evaluating the possible effects of SFAS No. 133 on our combined financial statements.

      In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101. This bulletin summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in the financial statements. We believe that our current revenue recognition principles comply with this bulletin.

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

                                    BUSINESS

Overview

      Sky Global is the world's leading distributor of pay-TV, offering entertainment and services via satellite to nearly 85 million households through its various owned and affiliated distribution platforms. The geographic footprint of these platforms covers Europe, India, Greater China, other regions in Asia, the Middle East and Latin America. Our entertainment and service offerings are delivered via satellite either directly to subscribers or to cable operators or other third-party distributors for retransmission to their subscribers. Our platforms provide subscribers high quality local and international programming, featuring popular sports such as soccer, recent movie releases and original programming.

Strategy

      Our goal is to be the leading provider of high quality entertainment programming and digital interactive multimedia services to customers throughout the world. To achieve this goal, we are focused on the strategies listed below.

    Offer customers the best local and international programming content available.

      A key advantage of our platforms in their respective markets is their popular local and international programming. Each of our platforms possesses regional sports and entertainment programming rights critical to driving subscriber growth. Several of the platforms have obtained exclusive rights to broadcast soccer and other popular sports. Our platforms have also obtained exclusive and non-exclusive pay-TV or DTH programming rights from many of the leading U.S. film studios. We expect our platforms will continue to focus on obtaining the best available sports and entertainment programming.

      We believe that locally produced programming in the viewer's native language is essential for creating and maintaining subscriber loyalty. Each of our platforms has entered into partnerships or agreements with local programming suppliers and producers to develop or supply local language content. Several of our platforms produce original programming for distribution to their subscribers and several have also acquired extensive local film libraries, which support their ability to consistently maintain an attractive programming line-up for their subscribers. We expect that the platforms will continue to develop and deliver quality local language programming to their subscribers.

      We also believe that the breadth of our platforms' programming content, particularly content for which we have the exclusive pay-TV or DTH rights, is an important advantage, and allows each regional platform to tailor the most attractive consumer entertainment and service offering in its respective market.

    Realize economies of scale across our platforms by using their global reach and large subscriber bases to lower operating and investment costs.

      We believe that the global reach and large subscriber bases of our platforms will allow us to secure favorable technological and financial arrangements from our suppliers, particularly with regard to set-top boxes and related technology. We anticipate that the size of our aggregate subscriber base will enable us to obtain set-top box volume discounts from our suppliers and allow us to expedite the introduction of new versions of the set-top box, as well as new applications and functions for the set-top box. We will pass along the benefits of these arrangements to our platforms to enable them to reduce subscriber acquisition costs and introduce new service features as quickly as possible. To the extent possible, we intend to pursue common technology standards for both hardware and software development throughout our platforms. We believe that our large subscriber bases will encourage a more accelerated development of improved hardware and software for digital applications than could be obtained by our regional platforms on an individual basis.

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

    Build on the Sky and STAR brands and our relationship with News Corporation and its subsidiaries, including Fox Entertainment Group, Inc.

      The Sky and STAR brands are widely recognized and are perceived to represent high quality local and international television programming and superior customer service. We believe that the strength of the Sky and STAR brands is significant in both maintaining the loyalty of existing subscribers and driving growth in new subscribers. We anticipate that our platforms can capitalize on the strength of these brands not only to enhance their existing businesses but also to support the launch of new service offerings and business initiatives. We have historically benefitted from and we will continue to benefit from our access to Fox's programming, which will be made available on an arm's length basis, and News Corporation's management experience.

    Invest in the development of enabling technologies to expand the range of services offered by our platforms.

      New technological advancements have and will continue to enable our platforms to offer an increasing range of entertainment and services to their subscribers throughout the world. We will continue to work with NDS and TV Guide, as well as other hardware and software providers, to develop set-top boxes with expanded functionality and embedded conditional access systems that will enable the delivery of new interactive services. For example, set-top boxes with built-in hard drives will allow individual subscribers to select programming for viewing at their convenience. Through our relationships with hardware and software providers, we intend to accelerate the introduction of hardware and software innovations across the platforms.

      In the future, we expect that the high-end set-top box will become a media server providing a wireless home network allowing data communication among television sets, printers, game consoles, telephones and other devices. The media server will give the consumer the ability to control applications and devices from remote locations, as well as permit access to the Internet, television, audio systems and telephone from a number of devices throughout the consumer's home. We expect to use the extended functionality to be offered by the media server to enhance the entertainment and other service offerings available to our subscribers.

    Offer interactive television services and Internet-based services to increase our subscriber bases, promote customer loyalty and increase per subscriber revenue.

      We anticipate that our platforms will continue to expand the range of services and entertainment offered to their global subscriber bases, transforming the television from an entertainment and information resource into an interactive multimedia portal. We draw upon some of the most experienced DTH and pay-TV managers in the world, providing us access to proven expertise and business development teams to evaluate and roll out new services. We are experienced at developing and delivering leading-edge technology and tailoring consumer offerings to local market conditions.

      We intend to maintain our leadership in home entertainment by supplementing our high quality entertainment programming with unique interactive programming and services and Internet-based services. We believe that these further offerings will enable our platforms to become the preeminent interactive home page, portal and content supplier for their respective subscribers.

      We anticipate that these new services will include:

    . interactive services such as program guides, e-mail, games, weather reports and horoscopes;

    . enhanced television applications, allowing subscribers to choose camera angles, view statistics while watching a sports event or choose more in-depth coverage of selected news headlines;


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

    . true video-on-demand, allowing subscribers to view local and international programming at their convenience;

    . a personal television recording service through the use of smart digital recording functionality, which enables the subscriber to select specific programs or preferred categories of programming for viewing at times of the subscriber's choice;

    . a "walled garden" interactive service that allows subscribers to access services such as shopping and home banking through their television from selected vendors. We anticipate that our platforms will be able to generate revenues from advertising, transactions and access fees charged to vendors selected by our platforms to provide services within the "walled garden;"

    . narrowband and broadband Internet access for the television, personal computer, personal digital assistant and mobile telephone; and

    . for our Internet-enabled customers, a "comfort zone" extension of the "walled garden" incorporating access to the Internet where the most popular content is preferentially situated by the platform for easy access by its subscribers. We anticipate that our platforms will be able to generate fees from advertising carried within the "comfort zone," access fees charged to the selected vendors and transaction fees.

Satellite Distribution Businesses

Europe

      U.K./Ireland

      The U.K./Ireland market had 25.0 million television households as of December 31, 1999. The U.K./Ireland market had 3.8 million cable subscribers (15.1%), 4.4 million DTH subscribers (17.5%) and 531,700 MMDS and digital terrestrial pay-TV subscribers (2.1%) as of December 31, 1999.

      BSkyB

      We own approximately 38% of BSkyB. BSkyB is one of the leading pay-TV broadcasters in the U.K., and is the leading supplier of sports, pay-per-view content, movies, news and general entertainment programming to pay-TV operators in the U.K. As of March 31, 2000, BSkyB had approximately 8.6 million subscribers in the U.K. and Ireland. Of these subscribers, approximately 4.2 million were DTH subscribers (1.4 million analog and 2.8 million digital), 3.8 million were cable subscribers and 600,000 were subscribers to the ONdigital digital terrestrial service. Approximately 66% of total subscribers subscribed to one or more of BSkyB's premium channels.

      BSkyB's ordinary shares and ADSs are traded on the London Stock Exchange and the New York Stock Exchange, respectively, under the symbol "BSY".

      Distribution

      DTH subscribers contract directly with BSkyB for the package of basic and premium channels they wish to receive. Cable subscribers, in contrast, contract with their local cable operators, which in turn acquire the rights to distribute certain of the channels BSkyB owns (the "Sky Channels") from BSkyB. BSkyB also authorizes ONdigital to distribute versions of its premium movie and sports channels. BSkyB generates revenues directly from its DTH subscribers and from fees paid by cable operators and ONdigital.

      BSkyB is converting its customers who receive its analog service to its digital service, and aims to complete this transition no later than December 31, 2002. From the launch of Sky digital in October 1998 to

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

March 31, 2000, BSkyB has sold approximately 3.0 million digital satellite systems, of which approximately 1.4 million were to new subscribers. In an effort to accelerate the transition from analog to digital, BSkyB provides customers with a free digital satellite system provided the customer agrees to pay an installation charge and agrees to keep the system connected to an operational telephone line. There is no obligation to subscribe to Sky digital in order to accept the free equipment offer. BSkyB, together with British Interactive Broadcasting, or "BiB," a joint venture in which BSkyB has an equity interest, currently subsidize the cost of providing these free digital satellite systems.

      Programming

      Programming offered by BSkyB comprises sports, movies, news and general entertainment. Because of the importance of content to the appeal and marketability of the services BSkyB offers, BSkyB makes significant investments in the acquisition, commissioning and production of programming. Through its three dedicated premium sports channels, Sky Sports is the leader in U.K. sports broadcasting. BSkyB's programming rights for the Sky Sports Channels include exclusive rights to broadcast live in the U.K. and Ireland a number of important soccer, rugby, cricket, golf and boxing events. BSkyB currently has exclusive broadcast rights for soccer, including the Premier League, Nationwide Football League and the Football Association Cup, which expire at the end of the 2000/2001 season. In June 2000, BSkyB was awarded the principal Premier League contract for 66 live matches each season for three years from the start of the 2001/2002 season to the close of the 2003/2004 season, subject to documentation. In addition, BSkyB and the BBC were awarded live rights to the Football Association Cup and England Internationals for the same period. In addition to its three premium sports channels, BSkyB has launched SkySports.comTV, Europe's first all-sports digital news channel.

      BSkyB currently has minority interests in five soccer teams that will compete in the Premier League next season: Manchester United, Chelsea, Leeds United, Manchester City and Sunderland. BSkyB has also entered into a strategic media alliance with Leeds Sporting, the holding company of the soccer club Leeds United, whereby BSkyB will act as its exclusive media agent, excluding rights required to be negotiated collectively by the Premier League, for an initial period of five years. BSkyB has also announced agreements to enter into similar strategic media alliances with the Chelsea, Manchester City and Sunderland soccer clubs.

      BSkyB's three core premium movie channels, Sky Premier, Sky MovieMax and Sky Cinema, offer the most attractive package of motion picture content available in the U.K. Sky One is BSkyB's flagship entertainment channel and generates the highest ratings of any satellite or cable channel in the U.K. Sky One is often the first U.K. television window for U.S. television programs, showing major series such as The Simpsons, Pokemon and The X-Files. While these series are extremely popular, original British content is increasing in popularity and today represents on average about 31% of Sky One's programming line-up. In addition, BSkyB currently offers its DTH digital subscribers over 60 screens of Sky Box Office programming on a near-video-on-demand basis.

      BSkyB has obtained exclusive pay-TV rights to broadcast in the U.K. and Ireland during a specific license time period current movie output produced or distributed by Sony/Columbia, Disney (excluding animated films), Paramount, Twentieth Century Fox, MGM, Universal and Warner Bros., as well as several other independent U.S. and European licensors.

      In addition to obtaining movie rights from major studios, BSkyB (by itself and with partners) makes full length theatrical feature films and television films, specifically designed to run on its movie channels. BSkyB has made or is in the process of making 11 such films. One of the most recent efforts, Saving Grace, received the World Audience Award at the Sundance Film Festival in 2000. In addition, BSkyB aims to provide added value to its movie subscribers through support programming. BSkyB currently has the exclusive British rights to show the Oscars ceremony and has retained Barry Norman, the most highly rated British film critic, previously of the BBC, to host a weekly movie review show on Sky Premier.


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

      In addition, through joint ventures, BSkyB has an interest, either economic or equity, in the following channels: 50% interest in Nickelodeon, Nick Replay, Nick Jr., The History Channel and the National Geographic Channel; a 49.5% interest in the Granada Channels: Granada Breeze, Granada Men and Motors and Granada Plus; a 49% interest in Music Choice Europe, a joint venture with Warner Music and Sony Digital Radio Europe; a 33.3% interest in MUTV; a 25% interest in the Paramount Comedy Channel; and a 20% interest in QVC.

      Interactive Services

      BSkyB's digital DTH customers can also access interactive services through the Open. . . . platform. Open. . . ., launched in October 1999, provides interactive services, such as home shopping, banking, travel and holiday services, information, games and e-mail through the television. The customer's telephone line is the return path for these interactive services.
Open. . . . is currently available free of charge to all of Sky digital's viewers and other digital satellite viewers in the U.K. Open. . . . derives revenues from (1) the fees charged to retailers that provide services on the platform, (2) revenue sharing in e-commerce transactions completed on the platform and (3) advertising.

      The Open. . . . interactive platform is operated by BSkyB's joint venture, BiB, which is owned 32.5% each by BSkyB and by BT Holdings Limited, 20% by HSBC Holdings plc and 15% by Matsushita Electric Europe (Headquarters) Limited. To establish the technological infrastructure for digital interactive services and to establish a base of digital satellite set-top boxes and dishes capable of receiving the Open . . . . interactive services, BiB offers customers the benefit of an "interactive discount" on the cost of a digital satellite system if the customers agree to enter into a contract with BiB and to connect their digital satellite set-top box to an operational telephone line and to keep a viewing card in the set-top box for at least 12 months.

      BSkyB has recently launched a new enhanced television service, Sky Sports Extra, which allows subscribers to view multiple camera angles covering the same event, select highlights or watch continuous highlight replay, and match statistics while keeping the fully produced live game in vision. Sky viewers have responded enthusiastically with 36% of the Sky digital audience regularly using the service.

      New Media Initiatives

      BSkyB intends to provide a variety of content to users wherever and whenever they want it in the U.K. including through televisions, personal computers and mobile telephones. BSkyB recently formed Sky New Media Ventures plc to invest in online ventures. BSkyB has made several recent strategic investments in interactive and other Internet businesses, including:

    . an 18% interest in mykindaplace.com Limited, a website with 12 channels aimed at adolescent girls;

    . a 14% interest in InFront Limited, which operates Streets OnLine, an entertainment products Internet retailer;

    . a 10% interest in Static 2358 Holdings Limited, a media company focused on interactive television and broadcast design;

    . a 10% interest in gameplay.com plc, a computer games portal and community;

    .  an 8% interest in Toyzone.co.uk Limited, an online toy retailer; and

    . a 5% interest in Sportal International Limited, a sports-focused Internet company.

      In June 2000, BSkyB made an offer to acquire Sports Internet Group plc, a publicly traded company that designs and maintains third party sports sites as well as its own Web sites. Under the offer, Sports Internet shareholders will receive shares of BSkyB in exchange for their shares of Sports Internet, which value Sports Internet at (Pounds)256 million. If all Sports Internet shareholders tender their shares, our ownership interest in BSkyB will decrease to approximately 37%. The offer is currently subject to Office of Fair Trading, or "OFT," review.

      Competition

      BSkyB's main competitors for the acquisition of programming are the major terrestrial broadcasters (the BBC, the ITV network and its members, Channel 4 and Channel 5), digital terrestrial television operators (such as ONdigital), cable companies (NTL and Telewest) and a wide range of pay-TV channel providers. BSkyB competes for advertising and sponsorship revenue with other broadcasters, including the ITV companies (Carlton, Granada and United News and Media), Channel 4 and Channel 5. Pay-TV packages are offered to subscribers by BSkyB (by DTH satellite), ONdigital (by digital terrestrial television) and cable operators, dominated by NTL and Telewest.

      Our Role in Management

      We have the right to appoint five directors of BSkyB, which number would decrease if our share ownership decreased below 30% of BSkyB's equity. BSkyB's board currently has 14 directors. Our chairman, Mr. K. Rupert Murdoch, has served as the chairman of BSkyB's board of directors since June 1999. By virtue of our owning more than 30% of BSkyB, we are deemed to be the "controlling shareholder" of BSkyB for the purposes of the U.K. Listing Rules. In accordance with these Rules, BSkyB's Articles of Association contain certain provisions that enable it to act independently of its controlling shareholder. In addition, our representatives on the BSkyB board may not vote on any material matter in which we or any of our affiliates are interested parties. Our representatives also serve on BSkyB's audit committee and remuneration committee.

      Germany/Austria

      The German market had approximately 33.4 million television households as of December 31, 1999. Germany had approximately 20.5 million cable subscribers (61.5%) and 9.1 million DTH (primarily free-to-air) subscribers (27.3%) as of December 31, 1999. The Austrian market had approximately 3.1 million television households as of December 31, 1999. Austria had approximately 1.2 million cable subscribers (38.5%) and 1.1 million DTH subscribers (35.2%) as of December 31, 1999.

      KirchPayTV

      BSkyB owns 24% of KirchPayTV, the leading German language pay-TV service operator in Germany and Austria. The remaining interests in KirchPayTV are held by KirchGroup, one of Europe's largest media groups.

      As of March 31, 2000, KirchPayTV had a subscriber base of approximately
2.1 million subscribers in Germany and Austria, which consisted of approximately 1.4 million digital subscribers and 700,000 analog subscribers. In October 1999, KirchPayTV launched "Premiere World," its digital, multichannel pay-TV operation that combined the operations of Germany's two previously existing digital pay-TV services, Premiere and DF1.

      Distribution

      The KirchGroup has been a pioneer in the development of digital television in the German-speaking television market. Its digital pay-TV platform gives it the ability to broadcast up to 80 digital channels via satellite directly to DTH subscribers and to cable operators including Kabel Deutschland GmbH, a subsidiary of Deutsche Telekom, which then route the signal through their cable network directly to KirchPayTV's subscribers or to intermediate operators, who then pass the signal on to their subscribers. KirchPayTV has an arrangement with Deutsche Telekom, which carries Premiere World on the Kabel Deutschland cable network, which is 100% owned by Deutsche Telekom. Deutsche Telekom recently divided the Kabel Deutschland cable network into nine regional cable networks. A majority stake in each regional cable network has been or will be sold to third parties. However, these sales will not affect KirchPayTV's carriage agreement as Deutsche Telekom has agreed it will transfer this carriage obligation to the regional cable companies. KirchPayTV has also entered into agreements with other cable operators, including Bosch Telecom and Deutsche Netzmarketing, which combines several cable operations including TeleColumbus and NetCologne, to deliver its services throughout Germany. Under the amendment of the State Treaty on Broadcasting, which took effect on April 1, 2000, the cable operators gained more flexibility in allocating digital cable capacity to TV channels and other broadband services. Of the available digital cable capacity, one-third has to be allocated to "must carry" channels, one-third to operator selected channels within stated programming categories and the remainder to the operators' choice of channels. KirchPayTV, which has long-term carriage arrangements with cable operators, will not be affected by this amendment.

      Programming

      KirchPayTV's Premiere World offers subscribers a choice of programming featuring premium movies, live sporting events and a variety of special interest and theme channels. Premiere World offers four packages of programming, which can be combined: Movie World, Sports World, Family World and Gala World, as well as additional special interest channels.

      On its Movie World channels, KirchPayTV offers an extensive portfolio of movie channels. KirchPayTV's Sports World channels focus on live sporting events using digital technology that allows subscribers to view multiple camera angles covering the same event and an entry screen that displays all sporting events broadcast at a given time. On its Family World channels, KirchPayTV offers both third party family programming and content from its extensive portfolio of pay-TV broadcasting rights to movies and television productions. KirchPayTV recently launched its Gala World programming package designed to appeal to persons 50 and older, the largest segment of the German-speaking television market. KirchPayTV also offers its subscribers additional special interest channels and premium motion pictures and adult movies on a pay-per-view basis. Beginning August 2000, KirchPayTV plans to broadcast Bundesliga soccer matches on a pay-per-view basis.

      KirchPayTV has secured exclusive rights to live broadcasts of major sporting events including all soccer matches of the first and second divisions of the Bundesliga. It also has exclusive pay-TV rights for Formula One Grand Prix races. KirchPayTV has exclusive pay-TV rights to all Tuesday and Wednesday live Champions League soccer matches on Premiere World. The main Wednesday night match will also be shown on the free-TV station RTL. KirchPayTV also has long-term licensing and sublicensing arrangements for the exclusive pay-TV broadcasting rights to current and future movie releases, as well as access to motion pictures and made-for-TV movies of most of the leading U.S. film studios and of leading U.S. and European film and television production companies and distributors. Under an agreement with KirchMedia, KirchPayTV has the right to acquire, on commercially reasonable terms, any pay-TV broadcasting rights for the German speaking market owned or acquired by KirchMedia, either for itself or on behalf of KirchPayTV.

      Competition

      Although KirchPayTV currently has no direct competitors offering DTH pay-TV subscription services in the markets it serves, KirchPayTV competes with over 30 free-to-air television channels for viewership and programming content. Deutsche Telekom has launched a digital cable platform, MSG, which also markets Premiere World to its subscribers who contract separately for this service with Premiere World. Primacom, a German cable operator, has also announced it will launch cable pay-TV services. Both of these services will compete with KirchPayTV. KirchPayTV believes that programming is the key competitive factor in the German television market. Other significant factors include consumer-oriented scheduling of programming, the amount and scheduling of advertising, the strength of a pay-TV platform's brand and broadcast reach. The Austrian cable and broadcasting market is highly fragmented with cable as the predominant platform in urban markets and satellite the predominant platform in rural markets. Telekabel Wien, serving the Vienna region and owned

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by United Pan-Europe Communications N.V., is Austria's largest cable operator with over 450,000 total subscribers. The remaining cable operators service limited customer bases, often totaling no more than 40,000 subscribers. Premiere World is both the only national pay-TV and DTH operator in Austria.

      BSkyB's Role in Management

      BSkyB currently has the right to appoint one-third of the KirchPayTV supervisory board. Through its minority shareholding, BSkyB has the ability to influence the strategic direction of KirchPayTV.

      Switzerland

      KirchPayTV holds a 40% interest in Teleclub AG, a pay-TV service in Switzerland, which as of April 30, 2000, had approximately 93,100 subscribers.

      Italy

      Italy had an estimated 20.1 million TV households as of December 31, 1999. Italy had approximately 243,000 cable subscribers (1.2%), 1.3 million DTH subscribers (6.4%) and 449,500 terrestrial pay-TV subscribers (2.2%) as of December 31, 1999.

      Stream

      We currently own approximately 42% of Stream S.p.A., a pay-TV service provider in Italy. Our interest will increase to 50% upon consummation of a pending acquisition anticipated to close in July 2000, subject to regulatory approval. The remaining 50% interest will be held by Telecom Italia. As of March 31, 2000, Stream had approximately 450,000 subscribers, comprising 400,000 DTH and 50,000 cable subscribers.

      Distribution

      Stream, one of two national digital broadcasting services in Italy, distributes its programming both to cable subscribers, over cable lines leased from Telecom Italia, and directly to DTH viewers. As Telecom Italia has decided not to proceed with any further cable build-out, any further growth in this market will likely come from increased DTH viewership.

      Programming

      Stream offers the following products: a basic subscription package of Stream's 28 basic channels (including ten interactive channels), several soccer packages, a premium sports channel, a premium two-channel movie package and pay-per-view services. Stream also retransmits 11 free-to-air channels.

      Exclusive soccer rights have been a large contributor to the growth of pay-TV in Italy. Serie A soccer is the top national soccer division in Italy. The top teams in Serie A benefit from extremely loyal fan followings. Serie A television rights are not sold on a league-wide basis; rather each team sells the exclusive rights to its own home games. Stream has obtained exclusive rights to broadcast the home games of six of the 18 Serie A teams, including Lazio, winner of the most recent Serie A championship, and three other teams ranked in the top ten during the 1999/2000 soccer season.

      In addition to soccer and other sports content, Stream has access to movie content through its six year arrangement with Cecchi Gori, the leading distributor of Italian language programming. Under this arrangement, which expires in 2005, Cecchi Gori provides Stream with exclusive premier pay-TV, pay-per-view and near-video-on-demand rights for films produced or distributed in Italy by Cecchi Gori, exclusive broadcasting rights of the Cinema Classico movie channel and first-choice rights to Cecchi Gori's 3,000 title movie library.

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      Interactive Services

      Stream is seeking to establish itself as an innovative operator by developing new interactive features. By December 2001, Stream intends to launch applications that take advantage of the remote control and the return path capabilities of the set-top box. For example, Stream is working with major Italian banks to launch a pilot TV online banking application, with online brokerage services to be made available in the near future. Other projects under development include a "walled garden" shopping environment and interactive advertising.

      New Media Initiatives

      In the online environment, Stream aims to develop an Internet presence to complement its core broadcast business by consolidating existing assets, such as its corporate, games and news Web sites, and by developing new thematic portals by repackaging current TV-oriented content.

      Competition

      Italy currently has 12 terrestrial analog channels nationwide, two of which are pay-TV channels operated by Telepiu, a subsidiary of Canal+, and the remainder of which are free-to-air channels operated by RAI, Mediaset and TMC. The Italian TV market also includes 700 free-to-air local stations offering limited content. Stream's primary competitor is Telepiu, which provides analog terrestrial and digital DTH services. In the pay-TV market, Telepiu has approximately 70% of the market based on the total number of subscribers and has obtained exclusive rights to broadcast the home games of 12 of the 18 Serie A teams.

      Our Role in Management

      We have the right to appoint one-half of Stream's board of directors and the chief executive officer. Our consent and the consent of Telecom Italia, our 50% partner, are required to take significant actions, such as mergers and capital raising transactions.

Asia and the Middle East

      STAR

      Our wholly-owned subsidiary, STAR, is engaged in the development, production and distribution of television programming throughout Asia and the Middle East. STAR currently broadcasts to 53 countries in Asia in seven languages across 27 channels. STAR divides its markets into three regions:
India, Greater China (consisting of China, Taiwan and Hong Kong) and the rest of Asia, with a primary focus on South Korea, Singapore, Pakistan, the Philippines, Malaysia and Thailand. STAR believes that approximately 300 million people in 80 million households regularly tune in to STAR's premium and exclusive channels.

      Distribution

      STAR's programming is primarily distributed via satellite to local cable operators for distribution to their subscribers. In certain countries, STAR also distributes its programming and other third-party programming via satellite directly to viewers. In addition, some of STAR's channels, such as Channel [V] Greater China and STAR Sports Asia, are free-to-air channels that may be received by anyone with a satellite dish. These free-to-air channels reach approximately 20 million households in mainland China and Hong Kong. In addition, STAR's joint venture channel, the Phoenix Chinese Channel, which also transmits on a free-to-air basis, reaches over 40 million households.

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

      Programming

      STAR is the leading provider of TV programming in Asia, currently offering 27 channels. STAR wholly owns and operates eight channels, including several versions of STAR Movies, the leading international movie channel in India; STAR Chinese Channel, the second highest rated TV cable and satellite channel in Taiwan; and STARPlus, STAR's highest rated channel in India. In addition, STAR provides an additional 19 channels owned and operated by News Corporation or STAR joint ventures, including the Phoenix joint venture, the leading foreign satellite television operator broadcasting into mainland China, and the ESPN STAR Sports joint venture.

      STAR believes that high quality programming targeted towards the local audience enhances the appeal and marketability of its television services. As a result, STAR makes significant investments in the acquisition, commissioning and production of programming.

      The following are STAR's primary sources of programming:

    . Exclusive rights to broadcast theatrical movies produced by several major U.S. film studios, including Twentieth Century Fox, Dreamworks SKG, MGM and Disney, and a variety of non-exclusive rights to broadcast theatrical movies, including those produced by Polygram.

    . Exclusive rights to broadcast many of Asia's most popular sporting events. STAR's sports programming consists of several market-specific sports channels that provide coverage of international and Asian sporting events with commentaries in both English and in the local language. These channels, which include STAR Sports Asia, STAR Sports Taiwan, STAR Sports India, ESPN Asia, ESPN Taiwan and ESPN India, are owned and operated by ESPN STAR Sports, a 50-50 joint venture between STAR and ESPN. In addition to holding rights to broadcast certain major international sporting events such as NBA games, Formula One racing, US PGA Tour Events and U.K. Premier League soccer, ESPN STAR Sports holds long-term contracts for various popular Asian sporting events such as Chinese National League soccer games, China's International Table Tennis Federation matches, international cricket matches and the Women's World Volleyball Grand Prix.

    . The most extensive contemporary Asian film library in the world, containing over 570 Chinese language titles including the Golden Harvest and Golden Princess film libraries, encompassing most of the Jackie Chan and Bruce Lee titles. STAR has entered into or committed to exclusive output agreements with four of the most prominent Hong Kong film companies: Media Asia, China Star, BOB and FBI. Media Asia is partly owned by Jackie Chan.

    . Original programming is produced primarily through STAR Entertainment, a division of STAR, that produces and commissions over 10,000 hours of programming per year for both India and Taiwan. For example, STAR Entertainment acquires the rights to successful TV formats, such as Who Wants To Be a Millionaire? and Family Feud, which are adapted to the Asian market and reproduced locally. In addition, Fortune Star Limited, a wholly-owned subsidiary of STAR, was recently formed to produce and commission theatrical movies and television programming for Chinese audiences worldwide.

    . Strategic arrangements with leading local production companies. In an effort to boost its regional focus, STAR pursues co-production opportunities with local companies and is developing local programming for a number of countries across Asia. For example, STAR has entered into production arrangements with UTV, a leading independent producer, to produce popular Indian content, as well as with one of the leading industrial groups in India to own and operate radio stations.

    . A joint venture with major music companies, Channel [V] is a 24-hour music television service that broadcasts music videos as well as music and youth-oriented programming. Channel [V] is

       75% owned and operated by STAR in partnership with three major music entertainment groups, Bertelsmann Music Group, EMI and Time Warner. Channel [V] channels include: Channel [V] Greater China, Channel [V] International, Channel [V] India, Channel [V] Thailand (through a joint venture with a Thai partner), and Channel [V] Australia and Channel [V] Philippines (both through licensing arrangements with local broadcasting partners).

    New Media Initiatives

      STAR owns and operates startv.com, a Web site that promotes STAR's services. STAR is planning to expand startv.com into an Asian entertainment portal. STAR is in discussions with a number of local companies, such as Singapore Telecom (SingTel), to expand its existing infrastructure and to develop new business opportunities in various regions.

      Set forth below is a brief summary of STAR's business in its key markets: India, Greater China and the other Asian markets.

      India

      India, with a population of 1.0 billion people, is the world's second most populous country after China. The Indian market had 68.0 million television households as of December 31, 1999. India had approximately 24.0 million cable subscribers (35.3%) as of December 31, 1999.

      With approximately 560 employees in India, STAR, together with its subsidiaries and affiliates, has the strongest local presence of any foreign broadcaster in India.

      Distribution

      India currently prohibits the distribution of foreign satellite channels directly to viewers' homes via Ku-band satellite transmission. As a result, STAR's television services are distributed largely through cable systems. The Indian cable industry is highly fragmented, with over 25,000 cable operators. STAR also distributes its channels to selected hotels, businesses, embassy compounds and selected institutions via its C-band satellite service. If the existing legislation is modified to permit the broadcasting of DTH services, STAR believes it is well positioned to capitalize on this opportunity.

      Programming

      STAR is the leading pay-TV channel supplier in India, providing over 30% of pay-TV channels delivered to cable homes. STAR receives approximately 80% of all programming revenues paid by cable operators. The market for TV programming entertainment in India is segmented primarily along linguistic lines, the largest segment in terms of viewership being Hindi. A now terminated agreement with Zee Telefilms severely limited STAR's ability to own and operate Hindi channels or produce Hindi programming. Since the termination of the agreement in September 1999, STAR has aggressively increased its production of Hindi programming. STAR also intends to launch a Hindi movie channel by the end of 2000.

      STAR offers a package of ten channels in India. STAR Plus, the flagship channel, carries approximately 80% of its programming services in Hindi. STAR News and Channel [V] India are offered substantially in Hindi. STAR also provides local content on STAR Movies India, STAR Sports, ESPN, Channel [V] India and STAR News. Of the ten channels, four are operated by joint ventures.

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      New Media Initiatives

      STAR is working with several cable operators located in India's major metropolitan areas to upgrade their networks for two-way operation and to install Internet access servers at cable headends. These cable headends, which will be connected to STAR's Network Operations Centre in Hong Kong via satellite, will permit STAR to download content to subscribers at significantly higher speeds than conventional methods.

      To service the interactive and online markets, STAR has launched or intends to launch the following Web sites:

    . [V]india.com, a youth-focused entertainment site featuring music content as well as career, travel, romance and education related content;

    . STARsports.com, an Asian sports content site that will include sports news and video content from ESPN STAR Sports channels;

    . a film site that will utilize STAR's existing sources of film content and is anticipated to offer video streaming, interactive movie trailers, previews and video on demand services; and

    . a news site providing extensive local and international news coverage sourced from STAR's local programming content, as well as Sky and Fox programming.

      To complement its wholly-owned and operated Web sites, STAR has made or is in the process of making several strategic investments in existing Indian Web sites and other Indian Internet-related businesses, including:

    .  a 33% interest in Indya.com, a general horizontal portal;

    .  a 25% interest in Explocity.com, an online and print city guide;

    . a 20% interest in Indiaproperties.com, a leading real estate listings site;

    .  a 15% interest in ITSpace.com, the leading Indian technology site;

    .  a 15% interest in Egurucool.com, an educational site;

    .  a 15% interest in Baazee.com, an auction site;

    . a 10% interest in Fabmart, India's foremost online retailer of books and music; and

    .  a 9% interest in LGCommerznow.com, an e-commerce enabler.

      Competition

      The pay-TV broadcasting industry has several participants. Competition for STAR's channels is provided mainly by Zee Telefilms and Sony Corporation, and potentially from the newly launched channels of Sahara TV and the Sri Adhikari Brothers. We also compete with Doordarshan, the government-owned broadcasting company that has a monopoly on terrestrial broadcasting. As a result of government restrictions that severely limit the ability of companies such as STAR to repatriate their advertising revenues abroad, STAR must sell its advertising almost exclusively to export-oriented advertisers with non-Rupee denominated earnings.

      STAR competes against Zee Telefilms, another producer of Hindi language programming, and Sony Corporation in bidding for both Hindi film rights and for sports programming such as cricket rights. Competition for STAR's services varies within each programming genre:

    .  STAR News competes primarily with Zee News, BBC, CNN and CNBC;

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    .  STAR World competes primarily with Zee English and Sony Corporation's
       AXN; and

    .  STAR Movies competes with Zee Movies, TCM, AXN, Hallmark, SETMAX and
       HBO.

      Greater China

      Greater China, consisting of China, Taiwan and Hong Kong, contains the world's largest population at 1.4 billion people. Approximately 88% of this population has access to television services. Greater China had 263 million television households (255.0 million in mainland China, 2.0 million in Hong Kong and 6.0 million in Taiwan) as of December 31, 1999. Greater China had approximately 65.7 million cable subscribers (25.6%), 8.6 million DTH subscribers (3.3%) and 300,000 MMDS subscribers (0.1%) as of December 31, 1999.

      With approximately 140 employees located in mainland China, STAR has the strongest local presence of any foreign broadcaster in mainland China and has agreements with dozens of cable operators throughout the region to distribute its channels, including through Chinese International Television Corporation.

      Distribution

      In mainland China, STAR distributes its Phoenix Chinese Channel, STAR Sports Asia and Channel [V] Greater China on a free-to-air basis. Mainland China currently prohibits the distribution of foreign satellite channels, except to certain hotels, businesses, embassy compounds and selected institutions. STAR believes that, if the restrictions on foreign satellite distribution are removed, it will be well positioned to attract viewer demand with its high quality programming.

      In Hong Kong, STAR currently distributes its services (Phoenix Chinese Channel, STAR Sports Asia, STAR World and Channel [V] Greater China) via satellite on a free-to-air basis. Most viewers in Hong Kong access these channels via a satellite dish connected to their residential building's system.

      In Taiwan, STAR currently has agreements that guarantee carriage on cable systems owned and operated by both the Eastern Multimedia Group and United Communications Group, the two largest cable operators in Taiwan.

      Programming

      STAR offers ten channels in Greater China, seven of which are offered in Chinese languages and one of which is subtitled in Chinese. Of the ten channels, six are operated by STAR and the remaining four are owned and operated by STAR's joint ventures. In Hong Kong, STAR offers four free-to-air channels. In Taiwan, STAR offers 11 channels, including two channels, STAR Sports Taiwan and STAR Chinese Channel, specifically targeted to Taiwan. Of these channels, the STAR Chinese Channel, a 24-hour Chinese language entertainment channel operated by STAR, is the second most popular channel in Taiwan while Phoenix Chinese Channel is believed to be the most popular foreign satellite channel in China.

      The Phoenix Chinese Channel is owned and operated through the Phoenix joint venture in which STAR currently has a 45% interest. STAR formed the Phoenix joint venture with strategic China-based partners to create a Chinese content brand to complement STAR's other channels. The Phoenix joint venture has forged a close relationship with a Beijing-based national production company to develop approximately 15-20 hours of programming per week for the Phoenix Chinese Channel and has also established partnerships with local Chinese provincial broadcasting bureaus to co-produce content on an event-driven basis. The Phoenix joint venture also owns and operates Phoenix Movies Channel, a Chinese language movie channel, and the Phoenix CNE Channel, a general entertainment channel broadcast in Europe to local Chinese audiences. Together with other local production arrangements, these localized content initiatives provide a significant competitive advantage for STAR's programming efforts in China. The Phoenix joint venture has announced its intention to conduct an initial public offering in Hong Kong, which is expected to reduce STAR's interest in the joint venture to approximately 38%.

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      New Media Initiatives

      To service the interactive and online markets in Greater China, STAR has launched or intends to launch the following Web sites:

    .  chinabyte.com, a leading Chinese information technology site;

    . Channel [V]-china.com, a youth-oriented site featuring music content as well as concert listings, news, travel, entertainment, chatrooms and celebrity interviews;

    .  STARsports.com., an Asian sports content site; and

    . additional destination Web sites either through partnerships or by creating its own branded sites.

      STAR is continuing to invest in several leading Chinese consumer Web sites, including:

    . a 15% interest in SinoBIT.com, the first portal targeted to Chinese high-tech entrepreneurs;

    . a 12% interest in Renren.com, a leading community site that targets the global Chinese community; and

    .  a 10% interest in netease.com, a leading Chinese portal.

      STAR is also exploring partnership opportunities to develop additional Web sites with focuses on education and finance.

      Competition

      STAR competes with various broadcasting networks which offer their services via free-to-air terrestrial, cable and satellite throughout Greater China. In mainland China, STAR competes primarily with China Central Television, or "CCTV," China's state-owned broadcaster, which operates a national network of 36 provincial stations and 728 local stations and maintains a dominant position in Chinese television broadcasting. CCTV operates eight channels for distribution within mainland China; four are analog terrestrial channels and four comprise a pay-TV service broadcast by cable and satellite. Government regulations require cable operators to carry CCTV's pay-TV service, thus competing directly with STAR's programming. In addition, STAR also competes with Television Broadcasts Limited, or "TVB," which offers television services throughout Greater China, including two Mandarin language channels delivered via satellite to mainland China. In addition cable operators may contract for programming rights from third parties or create their own channels and compete with STAR as an alternative to STAR's television services.

      In Hong Kong, STAR competes primarily with TVB, which offers one English and one Chinese free-to-air terrestrial channel to a majority of the television households in Hong Kong. In addition, STAR competes with i-Cable Communications Limited, the only pay-TV provider in Hong Kong. i-Cable delivers its pay-TV services, consisting of over 16 channels, via cable and MMDS to 26% of the cable households in Hong Kong. Other competitors are also developing digital cable and interactive television services that may compete with the services to be provided by STAR.

      In Taiwan, approximately 78% of television households access television services through cable systems. Eastern Multimedia Group and United Communications Group control approximately 70% of the market. These cable operators offer approximately 50 channels, a portion of which are STAR channels. There are also five terrestrial stations, broadcasting the most popular channels in Taiwan. The most popular local channel is TVBS, which is jointly owned by TVB and Era Communications Co. Ltd.


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    Other Asian markets (excluding Japan)

      The other Asian markets targeted by STAR consist primarily of South Korea, Singapore, Pakistan, the Philippines, Malaysia and Thailand. These other Asian markets (excluding Pakistan and the Middle East) had approximately 70.8 million television households as of December 31, 1999. These other Asian markets (excluding Pakistan and the Middle East) had approximately 2.3 million cable subscribers (3.3%), 2.2 million DTH subscribers (3.1%) and 150,000 MMDS subscribers (0.2%) as of December 31, 1999.

      Currently, STAR reaches approximately 35 million viewers in these other Asian markets. STAR's original programming content is broadcast through a variety of distribution arrangements with local cable operators in each market. STAR intends to continue to provide local content to these various markets as they develop in size and revenue, and to develop local capability in production, distribution and advertising sales.

      In these other Asian markets, STAR is investing in the development of related Internet businesses, such as startv.com and channelv.com (and related sites for Australia, Thailand, Korea and Israel), technology companies and third-party Web sites.

    Japan

      The Japanese market had 47.2 million television households as of December 31, 1999. Japan had approximately 8.6 million cable subscribers (18.2%) and
14.5 million analog and digital DTH subscribers (30.7%) as of December 31, 1999.

    SKY PerfecTV!

      We own approximately 10% of SKY PerfecTV!, the leading multi-channel digital satellite television distribution platform in Japan. The other major shareholders, which also own approximately 10% interests in SKY PerfecTV!, are Sony Corporation, Softbank Corporation, Fuji Television Network Inc. and Itochu Corporation. In addition, Hughes Electronics Corporation, the parent of DIRECTV, recently agreed to acquire approximately 7% of SKY PerfecTV! and transfer its subscribers to SKY PerfecTV! SKY PerfecTV! has announced its intention to conduct an initial public offering of its stock in the Fall of 2000. Our approximately 10% ownership gives effect to the issuance to Hughes Electronics Corporation of its 7% interest but will be diluted as a result of SKY PerfecTV!'s proposed initial public offering.

      At March 31, 2000, SKY PerfecTV! broadcast 167 digital TV channels and had approximately 1.8 million subscribers (not including DIRECTV's approximately 400,000 subscribers).

      Programming

      Approximately 60 of the 167 SKY PerfecTV! channels are available on the basic tier packages. The remaining channels are either pay-per-view offerings, premium sports and movies, or a wide selection of special interest a la carte channels, including news, music and sports channels.

      Competition

      As a result of DIRECTV Japan ceasing operations, which is expected to occur by October 2000, SKY PerfecTV! will become the only multi-channel digital satellite television distribution platform in Japan. SKY PerfecTV! faces competition from digital cable services that have recently become available and other satellite services, including WOWOW, currently an analog premium general entertainment channel, and NHK, as well as the five major terrestrial networks. SKY PerfecTV! anticipates competition from digital broadcast satellite services from WOWOW, NHK and the five major terrestrial networks by the end of 2000 and from digital terrestrial services in 2003.

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Latin America

      Brazil

      The Brazilian market had an estimated 36.9 million television households as of December 31, 1999. Brazil had approximately 1.9 million cable subscribers (5.2%), 638,000 DTH subscribers (1.7%) and 432,000 MMDS subscribers (1.2%) as of December 31, 1999.

      Sky Brazil

      We have a 36% interest in Net Sat, operator of Sky Brazil, the leading DTH television service in Brazil. The remaining interests in Net Sat are held by Globopar (together with TV Globo Ltda., "Globo") and LMI, which own 54% and 10% of Net Sat, respectively. Sky Brazil's current subscriber base of 508,000 as of March 31, 2000 represents approximately 55% of the current digital DTH market in Brazil.

      Net Sat believes that, due to the relatively recent introduction of pay-TV services in Brazil, Brazil represents one of the largest potential and least penetrated pay-TV markets in the world. As demand for pay-TV services continues to grow in Brazil, Ku-band DTH systems offer the greatest opportunity for rapid expansion into households in areas not currently serviced by cable or MMDS operators. There are many rural areas of Brazil with little or no cable television availability, where the cost to install a cable system would be significant and, in many cases, economically unfeasible. Net Sat believes that rural areas provide a prime market for its satellite television services. Of the more than 5,000 municipalities in Brazil, only approximately 120 currently have access to cable or MMDS service. Consequently, satellite transmission is the most economical and, in many cases, the only way that programming can be provided to rural consumers in Brazil. Sky Brazil is the only DTH service with a nationwide footprint.

      Distribution

      Sky Brazil distributes its programming exclusively via DTH.

      Programming

      Sky Brazil broadcasts 135 channels. The master package offers 111 channels, while the advanced package has 126 channels. The majority of the video channels are in Portuguese and cover general entertainment, sports, kids, news, documentaries and education genres. Both packages offer advanced programming guides.

      The master and advanced packages offer 40 pay-per-view channels, 32 music channels and a number of a la carte channels, including a medical news channel and a sports channel only available to advanced package subscribers. Subscribers living in Sao Paulo, Rio de Janeiro, Belo Horizonte and Porto Alegre can also receive on a DTH-exclusive basis the local Globo free-to-air signals.

      Net Brasil, S.A., a subsidiary of Globo, acquires programming for Sky Brazil from a variety of suppliers from the United States, Europe and Latin America, including Globosat Programmadora Ltda. ("Globosat"). Globosat is a leading supplier of pay-TV programming in Brazil. At present, Sky Brazil distributes 16 Globosat pay-TV channels.

      Sky Brazil has the exclusive rights to DTH distribution of all pay-TV services in Brazil over which Globo companies and News Corporation have control and a right of first refusal to distribute in Brazil pay-TV services over which LMI has control. Sky Brazil has no current plans to develop or produce its own programming, except for a promotional channel featuring its programming services.

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      Competition

      Sky Brazil competes with providers of pay-TV services primarily using cable and DTH transmission technologies. The principal DTH operators in Brazil are Sky Brazil, with a current subscription base of more than 508,000 as of March 31, 2000, and Galaxy Brasil Ltda., which provides DTH services under the name DIRECTV, with approximately 361,000 subscribers as of March 31, 2000. The principal cable operators are Tevecap and Globo, which had approximately 318,000 and 949,000 subscribers, respectively, as of March 31, 2000.

      Our Role in Management

      Net Sat is managed jointly by us and Globo. Both Globo's and our approval are required for Net Sat to undertake significant actions. Although we do not direct the operations of Net Sat, we have the ability to exercise significant influence regarding the direction of its business and the right to veto certain proposed actions. Similarly, Globo, whose cable systems compete directly with Sky Brazil in the pay-TV market, may withhold its consent to significant actions.

      Mexico

      There were approximately 17.1 million television households in the Mexican market as of December 31, 1999. Mexico had approximately 2.1 million cable subscribers (12.4%), 592,000 DTH subscribers (3.5%) and 616,000 MMDS subscribers (3.6%) as of December 31, 1999. Sky Mexico believes that the low penetration of pay-TV services in Mexico is primarily due to the low level of accessibility of such services before the recent introduction of DTH satellite pay-TV services.

      Sky Mexico

      We have a 30% interest in Innova, our Mexican DTH platform, operating as Sky Mexico. The remaining interests in Innova are held by Televisa and LMI, which own 60% and 10% of Innova, respectively. Sky Mexico launched in December 1996 and had approximately 462,000 subscriber households as of March 31, 2000. It currently offers 163 digital channels, consisting of 91 video channels, 25 pay-per-view channels and 47 audio channels.

      Programming

      Sky Mexico currently has the capacity to broadcast 163 channels and offers its subscribers three programming packages, Sky Fun with 61 video channels, Sky Nova with 67 video channels and Sky Universe with 91 video channels. In addition, special events, such as boxing matches, concerts, sports and movies are available on a pay-per-view or promotional basis. Subscribers to all three packages can access 47 audio channels and 25 pay-per-view movie channels, including one adult channel. Subscribers can also choose the following premium packages: HBO Digiplex (five channels), Cinecanal and Movie City (five channels), Sky World (eight channels), Sky World Plus (nine channels) and three a la carte channels (Outdoor Life, Speedvision and Sky
Hot).

      A programming committee consisting of representatives of Televisa and us coordinates the acquisition of programming for Sky Mexico. Sky Mexico has the exclusive right to DTH distribution in Mexico of all program services or channels over which Televisa and News Corporation have control, subject in each case to certain preexisting third-party agreements.

      Sky Mexico has agreed to reserve a portion of its available video channels for program services owned by its sponsors. Televisa has the right to require Sky Mexico to carry its program services on 10% of the total number of available video channels. In addition, News Corporation has the right to require Sky Mexico to carry its program services on 6 2/3% of the total available channels. LMI has the right to require Sky Mexico to carry its program services on 4% of the available channels. Sky Mexico has no current plans to develop or produce its own programming, except its proprietary promotional channel featuring its programming services.

      Distribution

      Sky Mexico distributes its programming exclusively via DTH.

      Competition

      Sky Mexico competes with pay-TV service providers using cable, MMDS, and C-band and Ku-band DTH transmission technologies. It is expected that such competition will intensify. Cablevision, the largest cable operator, 51% owned by Televisa, and Multivision, a MMDS operator and Cablevision's principal competitor in Mexico City, each offer channels that compete directly with Sky Mexico's channels and pay-per-view channels. As of March 31, 2000, Cablevision had 398,000 subscribers. Sky Mexico and DIRECTV, the digital DTH service operated by Grupo Galaxy Mexicana S.A. de C.V., are the only operators of DTH satellite services in Mexico. Galaxy is a joint venture between Hughes Electronics and Venevision (Organizacion Cisneros). DIRECTV had approximately 145,000 subscribers as of December 31, 1999. Sky Mexico also competes with the unauthorized reception of DTH signals from the U.S.

      Our Role in Management

      Innova is managed jointly by Televisa and us. Both Televisa's and our approval are required in order for Innova to undertake significant actions. Although we do not direct the operations of Innova, we have the ability to exercise significant influence regarding the direction of its business and the right to veto certain proposed actions. Similarly, Televisa, whose cable system competes directly with Sky Mexico in the pay-TV market, may withhold its consent to significant actions.

      Colombia, Chile and Argentina

      Sky Multi-Country Partners

      We are partners with Globo, Televisa and LMI in Sky Multi-Country Partners, which was formed to acquire interests in, and develop strategic DTH alliances with, local partners in Latin America and the Caribbean basin, excluding Mexico and Brazil. Sky Multi-Country Partners currently has interests in DTH businesses in Chile, Colombia and Argentina.

      Sky Multi-Country Partners has the exclusive right to DTH distribution in its designated region of all program services or channels over which News Corporation, Televisa, Globo and LMI have control, subject in each case to certain preexisting third-party agreements. Sky Multi-Country Partners has agreed to reserve a portion of its available video channels for program services controlled by its owners.

      We have a 30% interest in Sky Multi-Country Partners. Each of Globo and Televisa also holds a 30% interest; LMI holds a 10% interest. The Sky Multi-Country Partners business is managed jointly by the partners, through an operating committee and a chief executive officer appointed by the unanimous consent of the partners. Although we do not direct the operations of Sky Multi-Country Partners, we have the ability to exercise significant influence regarding the direction of its business and the right to veto certain proposed actions.

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

      Colombia

      The Colombian market had 8.0 million television households as of December 31, 1999. Colombia had approximately 213,000 MMDS subscribers (2.7%), 97,000 DTH subscribers (1.2%) and 72,000 cable subscribers (0.9%) as of December 31, 1999.

      As of June 30, 2000, Sky Multi-Country Partners owned 68% of Sky Colombia, S.A., a joint venture with Casa Editorial El Tiempo, S.A., Radio Cadena Nacional S.A., RTI Comunicaciones de Colombia Ltda. and Pastrana Arango S.A. As of March 31, 2000, Sky Colombia had a subscriber base of approximately 42,000. Sky Colombia currently offers 142 digital channels including a variety of movies, sports and general entertainment. In addition to exclusive pay-TV rights to the Colombian National Football League, Sky Colombia also offers exclusive international movie content. Sky Colombia's principal regional competitor is DIRECTV, which offers 54 channels and had 38,000 subscribers as of December 31, 1999. Other regional competitors include TV Cable Bogota, EPM Medellin, and many small, legal and illegal cable systems.

      Chile

      Chile had approximately 4.2 million television households as of December 31, 1999. Chile had approximately 762,000 cable subscribers (18.1%), 33,000 DTH subscribers (0.8%) and 19,000 MMDS subscribers (0.5%) as of December 31, 1999.

      Sky Multi-Country Partners currently owns 100% of Sky Chile. As of March 31, 2000, Sky Chile had 33,000 subscribers. Sky Chile, the only pay-TV service that covers the whole country, currently offers 137 digital channels, 64 video, 36 pay-per-view, five special event and 32 audio channels. In March 1999, Sky Chile launched its pay-per-view services and began to offer near-video-on-demand to its subscribers. Sky Chile's business competes with providers of pay-TV services using cable, MMDS and DTH transmission technologies. As of December 31, 1999, Sky Chile's principal competitors were the two major cable operators, VTR Cablexpress with over 400,000 subscribers and Metropolis-Intercom with over 280,000 subscribers.

      Argentina

      Argentina had approximately 10.0 million television households as of December 31, 1999. Argentina had approximately 5.0 million cable subscribers (50.5%), 108,000 DTH subscribers (1.1%) and 78,000 MMDS subscribers (0.8%) as of December 31, 1999.

      Sky Multi-Country Partners has a 100% interest in Sky Argentina S.C.A. Sky Argentina was granted a DTH license in November 1999 and is in the process of preparing to launch a DTH service later this year.

Subscriber Management Centers

      Generally, our DTH platforms operate subscriber management centers handling a range of customer services, including establishing and maintaining accounts, billing and collection, telemarketing, consumer dial-up pay-per-view orders and handling service difficulties and other inquiries, as well as disconnection, relocation and reconnection services. For each platform, subscriber management services are a critical component of the service offering providing subscribers with a personal point of contact with the brand and allowing the platform the opportunity to use superior customer service as a differentiating feature from other pay-TV services. For example, BSkyB has over 4,300 customer service employees and intends to invest further in upgrading its two subscriber management centers to allow its subscribers to access account details, billing and other information via the set-top box or other devices including mobile telephones and the Internet.

Related Technology Businesses

      We are also involved in the development of technologically advanced set-top boxes and related hardware and software that will enable us to become a one-stop source of entertainment, information and interactive services, including access to the Internet. This capability provides us with access to the leading applications available to our satellite distribution businesses, and permits the sharing of developments among our businesses. We own approximately 80% of the equity and 98% of the total voting power of NDS, a leading provider of conditional access systems to digital satellite and cable pay-TV broadcasters. We also own approximately 44% of the equity and 49% of the voting power of TV Guide, the international media and communications company that publishes TV Guide and provides a variety of electronic program listing guides.

      NDS Group plc

      NDS is a leading provider of distribution technologies and conditional access systems to digital satellite and cable pay-TV broadcasters. Conditional access systems scramble programming content to prevent unauthorized access and, therefore, are a necessary component of every pay-TV system. NDS' systems enable its customers to package programming content in pay-TV channels and pay-per-view events and charge their subscribers for access to these channels and events. These systems also enable NDS' customers to provide their subscribers with electronic program guides and interactive services, including interactive advertising and e-commerce. NDS derives the majority of its revenues from long-term contracts with broadcasters to supply their conditional access systems, including smart cards. NDS' revenues depend in large part on the number of customers for its systems and services, the number of customers' subscribers, the number of smart cards required by its customers' systems and the number and type of interactive applications that they choose to offer to their customers.

      NDS also designs and develops broadcast control software that is essential for managing and operating digital television broadcasting facilities. NDS' products support a variety of broadcasting media, including analog and digital satellite television, digital cable television, digital terrestrial television, the Internet and other digital broadband media. NDS complements its product offerings with a range of services, including consulting, broadcast system design and integration, support and maintenance and, in some cases, on-site operation and management of its customers' conditional access systems.

      NDS' ADSs are traded on both the Nasdaq National Market and on EASDAQ under the symbol "NNDS".

      In 1989, NDS pioneered the use of smart cards as an inexpensive, easily replaceable, conditional access security device for pay-TV. A smart card is a plastic card, the size of a credit card, which carries an embedded computer chip that implements the secure management and delivery of decryption keys necessary to unscramble content and enable and disable access to programming content. The broadcaster can include, within the broadcast signal sent to the set-top box, instructions directing the smart card to enable, disable, upgrade or downgrade a subscriber's subscription package. Previously, conditional access systems were only available as a built-in hardware feature from manufacturers of set-top boxes. This separation allows broadcasters to introduce new features and services by issuing new smart cards instead of replacing all of its subscribers' set-top boxes.

      NDS' customers are located in North America, Europe, Latin America, the Middle East and the Asia Pacific region, and consist of approximately 25 broadcasters, including seven of our platforms: BSkyB, STAR, Stream, Sky Mexico, Sky Brazil, Sky Chile and Sky Colombia. In fiscal 1999, these platforms purchased both conditional access systems and, with the exception of Sky Brazil, broadcast systems and directly accounted for 41% of NDS' revenues from continuing operations. NDS also provides conditional access systems to DirecTV and Galaxy Latin America. Moreover, it provides or supports interactive television applications to a number of broadcasters or television channel producers such as BSkyB, Open. . . ., QVC/The Shopping Channel,

Discovery and Flextech. NDS has also won several major contracts in the digital cable market, including agreements with Cablevision in the U.S., Matav in Israel, INC in China and Madritel in Spain. As a result of these arrangements, NDS currently provides conditional access systems to approximately 54% of the world's DTH market. In addition, over 25 manufacturers of consumer electronic devices, including television set-top boxes, have incorporated NDS' technology into their products.

      NDS is currently developing a variety of products, including a system for QVC/The Shopping Channel U.K. that will allow subscribers to purchase an item by pressing a button on their television remote control while the product is being promoted on the air. This application is based on NDS' Value@TV technology, which works with NDS' conditional access systems to enhance interactive services. NDS is also developing application software that will reside in the set-top box and allow subscribers to instantaneously respond to advertising, by requesting further information or loyalty coupons from the advertiser or by purchasing a product being advertised. In addition, NDS is expanding its Open VideoGuard system to create the next generation conditional access system, targeted to medium-sized broadcasters. This expanded system will be fully integrated with NDS' interactive and set-top box large storage applications, including Value@TV and xTV.

      NDS' xTV software, which is currently in development, is a personal television recording service that enables the digital TV subscriber to view locally stored programming material in any sequence and at any time. xTV will use a subscriber's profile to search for programs of special interest to that subscriber. This software will scan electronic program guides and select programs that will be subsequently recorded on the hard disk of the subscriber's set-top box for viewing at the subscriber's convenience. Furthermore, the xTV technology in combination with NDS' broadcasting control software allows a broadcaster to provide highly targeted advertising and a variety of new business models to maximize the revenue generation potential of its content. For example, a broadcaster can offer a viewer the choice between viewing a film for free if the viewer agrees to watch a certain amount of advertisements or paying a certain amount to view the film uninterrupted by advertising breaks.

      In March 2000, NDS entered into a strategic alliance with Microsoft Corporation, which currently sells TV-based enhanced television solutions for network operators worldwide. Under the terms of this agreement, Microsoft will obtain access to the source code of NDS' Core set-up box operating system and the right to market this as part of the Microsoft TV product family. Furthermore, Microsoft and NDS have committed to jointly develop and further enhance Core as well as co-develop and co-market applications such as electronic program guides, web browsers for TV, games and interactive advertising.

      In May 2000, NDS was awarded a contract to supply conditional access technology and Chinese versions of its electronic program guide and core operating system software to INC for the digital cable broadband network that INC is deploying which will reach 16 provinces in China. NDS has also agreed with INC to establish a research and development center in Beijing that will concentrate on developing digital television technology specifically for Greater China.

      Competition

      NDS competes in a number of business areas and no single company competes with it in all of its product lines. Competition in its core area, conditional access systems, is intense and is based on price, the features and functionality offered by the conditional access system, the ability of NDS to integrate its systems with broadcasting equipment of its customers, the degree of compliance with international, regional and national standards and the security of the overall system, among other factors. NDS considers its main conditional access systems competitors to be NagraVision, a division of Kudelski SA; Canal+ Technologies SA; General Instrument Corporation; Irdeto B.V., a subsidiary of MIH Limited; and Viacces, a division of France Telecom. NDS' main interactive application competitors include Open TV, Liberate, TiVo, Wink and ACTV.

      In the area of general broadcast system integration, NDS competes with other broadcasting infrastructure companies such as Motorola, Inc., Philips Electronics and Echostar Communications Corp. Competitors in the supply of data broadcasting systems include Hughes Network Systems, Philips Video Systems, The Fantastic Corporation and SkyStream Corporation (an unaffiliated company).

      TV Guide

      We and Liberty Media Corporation, or "Liberty," each own approximately 44% of the equity and 49% of the voting power of TV Guide, an international media and communications company that provides print, passive and interactive program listings guides to households, distributes programming to cable television systems and DTH satellite providers, and markets satellite-delivered programming to C-band satellite dish owners. TV Guide is organized into four operating groups: TV Guide Magazine Group, TV Guide Television Group, TV Guide Interactive Group and United Video Group.

      The TV Guide Magazine Group publishes and distributes TV Guide, the most widely circulated paid weekly magazine in the U.S. Printed in over 200 separate editions, TV Guide had an average weekly circulation of approximately 10.9 million during the quarter ended March 31, 2000. TV Guide provides both comprehensive television listings, including guides related to cable and satellite programming, and feature articles relating to programming, entertainers and the entertainment industry. In addition, the TV Guide Magazine Group provides customized monthly television program guides for more than 300 cable systems in the U.S.

      The TV Guide Television Group supplies on-screen program promotion and guide services delivered via satellite. Its customers are U.S. cable television systems and other multi-channel video programming distributors. These guidance services include:

    . TV Guide Channel, the leading electronic program listing guide in the U.S., reaching approximately 50 million households in more than 2,400 cable systems; and

    . Sneak Prevue, a pay-per-view program promotion service reaching over 33 million households in approximately 850 cable systems.

      The TV Guide Interactive Group supplies pay-TV service providers with satellite-delivered interactive on-screen program promotion and guide services and interactive sports entertainment services. The guidance services include:

    . TV Guide Interactive, an interactive on-screen program listings guide reaching more than 3.5 million households that allows viewers to retrieve program listings on demand;

    .  TV Guide Online, an Internet-based program listings guide; and

    . TV Guide International, a program listing guide serving over 3 million subscribers in 24 countries.

      In addition, through ODS Technologies, L.P. the TV Guide Interactive Group produces, markets and distributes TVG Networks, a network focused on the horse racing industry.

      The United Video Group provides DTH satellite services, satellite distribution of video entertainment services and satellite transmission services for private networks. Through a subsidiary, UVTV, the United Video Group also markets and distributes WGN (Chicago), KTLA (Los Angeles) and WPIX (New York), three independent satellite-delivered television "superstations", to cable television systems and other multi-channel video programming distributors. In addition, UVTV offers six Denver-based television channels and provides programming packages to satellite master antenna television systems. TV Guide's SpaceCom Systems subsidiary provides satellite-delivered point-to-multipoint audio and data transmission services for various customers, including radio programmers, paging network operators, financial information providers, news services and other private business networks.

      TV Guide's Class A common stock is traded on the Nasdaq National Market under the symbol "TVGIA".

      Proposed Merger with Gemstar

      In October 1999, TV Guide entered into a merger agreement with Gemstar International Group Limited under which TV Guide will become a wholly owned subsidiary of Gemstar, which will be renamed TV Guide International, Inc. Completion of the merger remains subject to regulatory approval. Upon completion of the merger, we will own approximately 21% of TV Guide International based on the number of outstanding shares on January 25, 2000.

      Gemstar develops, markets and licenses proprietary technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data. Gemstar's first proprietary system, VCR Plus+, enables consumers to record a television program by simply entering a proprietary code into a VCR or television equipped with VCR Plus+ technology. These proprietary codes are printed next to television program listings in publications worldwide. This system simplifies the task of recording television programming and is widely accepted as the industry standard for programming VCRs.

      Gemstar has also developed and acquired a large portfolio of technologies and intellectual property for implementing its interactive program guides. These technologies enable consumers to navigate through, sort, select and record television programming. Gemstar's strategy, according to its public filings, is to identify and develop technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data, similar to the VCR Plus+ system. Gemstar has stated in its public filings that it seeks to have its technologies widely licensed, incorporated and accepted as the technologies and systems of choice by consumer electronics manufacturers, service providers (such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors), software developers and consumers.

      In January 2000, Gemstar acquired NuvoMedia and SoftBook Press, two leading companies in the electronic book market.

      New Media Initiatives

      We and Gemstar are global leaders in interactive program guides, or "IPGs." IPGs are expected to become one of the most important portals into digital television. Current research on installed IPGs suggests that consumers access the IPG frequently, generating on average over 80 page views per day per household. This significant reach and frequency, combined with powerful personalization and customization features, make IPGs a compelling medium for advertising and e-commerce.

      After the closing of the merger with Gemstar, TV Guide will be able to aggregate the distribution of its own set-top box based guides with Gemstar's consumer electronics based guides to offer advertisers the combined installed base of both IPG formats. Such accelerated "critical mass" is expected to create a strong advertising and e-commerce business opportunity.

      In addition, TV Guide's established media sales division will have the opportunity to sell cross-platform advertising programs, spanning from digital IPGs to TV Guide's more traditional, branded media

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

platforms such as the TV Guide and TV Guide Channel to reach about 70 million readers and viewers on a weekly basis. TV Guide International will be able to offer interactive, digital program guides to each platform, enabling subscribers to navigate through the depth and breadth of channels and program offerings. In addition, the IPGs can also function as a portal to a range of other value added interactive services such as true video on demand. TV Guide's comprehensive digitized content data bases holding TV listings, movie review and promotional clips can help provide turnkey solutions for interactive TV and entertainment guidance to the subscribers of the various platforms.

      Governance of TV Guide

      Until the merger is completed, we and Liberty are bound by a shareholders' agreement under which, with current ownership levels, each of us and Liberty is entitled to designate four members to TV Guide's ten-member board of directors.

      Upon completion of the merger, Gemstar will be renamed TV Guide International, Inc. and the board of directors will be expanded to 12 members. Following the merger, we, Liberty and Henry C. Yuen, the existing chief executive officer of Gemstar, will be bound by a new shareholders agreement which provides that until the fifth anniversary of the merger, each of us and Liberty will vote for the election of (1) Mr. Yuen as a director and as chairman of the board and chief executive officer of TV Guide International,
(2) Elsie Ma Leung, the current chief financial officer of Gemstar, as co-President, co-chief operating officer, a member of the office of the chief executive and chief financial officer of TV Guide International, and (3) five other persons as directors, including two independent directors, designated by Mr. Yuen. Similarly, the agreement provides that Mr. Yuen will vote for the election of (1) three directors, including one independent director, designated by us and (2) three directors, including one independent director, designated by Liberty, to the TV Guide International board. Each of us and Liberty will lose the right to designate one director upon the transfer of 90% or more of our or Liberty's respective shares of TV Guide International common stock.

      Each of the parties to the shareholders agreement has agreed for a period of five years following the merger to be bound by a customary standstill provision that prohibits the acquisition of additional TV Guide International shares except in certain limited circumstances. In addition, the shareholders agreement provides that, for a period of five years following the merger, TV Guide International will be the exclusive vehicle through which Sky Global and LMI engage in the program guide business, print, electronic or otherwise, within or outside the United States, other than NDS' existing business of supplying electronic program guide technology solely in conjunction with the development and sale of encryption and conditional access services for television and data broadcasting. Under the shareholders agreement, each of us and LMI will have customary rights to request registration of our TV Guide International shares after the six-month anniversary of the merger.

Satellites and Uplink Facilities

      Satellites

      All of our platforms use satellites to broadcast their programming. Programming is delivered to uplink facilities, which in turn transmit the content up to the satellite transponders. The transponders then retransmit the signal, either to satellite dishes owned by individuals or to cable operators or other third-party distributors. These distributors then retransmit the content to their subscribers via cable or other non-satellite means. In some instances, our platforms obtain rights to broadcast using alternate transponders in the event of the failure of any of their primary transponders.

      All of our platforms lease their transponders from the satellite owners. We and our platforms, collectively, are the largest single commercial user of communications satellites in the world. In addition, we are the largest customer of both PanAmSat Corporation, which owns and operates the world's largest

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

commercial geostationary satellite network, and SES/ASTRA, which is the leading satellite system for DTH transmission of TV, radio and multimedia in Europe.

      The following chart summarizes the transponder arrangements of our platforms and TV Guide:

                                   Satellite                     Number of Transponders
           Platform                  Owner                          Currently in Use
           --------                ---------                     ----------------------
       BSkyB (digital)                SES                              19 BSkyB,
                                                                   4 Open. . . . /BiB
        BSkyB (analog)                SES                                  17
          KirchPayTV                  SES                                  6
            Stream                 Eutelsat                                7
             STAR                   Asiasat                                9
        SKY PerfecTV!                JSAT                                  34
          Sky Brazil               PanAmSat                                11
          Sky Mexico                SatMex                                 12(/1/)
                                   PanAmSat                                12
          Sky Multi-
       Country Partners            PanAmSat                                12
           TV Guide                 Various                                17

--------
(1) Once the PanAmSat transponders are operational, use of the SatMex transponders will be phased out over three years.

      Analog transponders can only transmit one channel per transponder whereas digital transponders allow up to 15 digitally compressed channels to be broadcast from each transponder. Therefore, digital transponders are a more efficient method of content distribution on a per-channel cost basis.

      Uplink Facilities

      Most of BSkyB's programming originates at its head office in west London and is transmitted by cable to three uplink facilities. Two of these facilities, located in London and near Hereford, are owned and operated by British Telecommunications plc. A third uplink facility located in Chilworth, which is owned by BSkyB, also provides primary uplink and back-up services. BSkyB also provides uplink services for third parties not associated with BSkyB.

      KirchPayTV transmits its encrypted television signals from its play-out center located near Munich, Germany. KirchPayTV leases this site from KirchInvest GmbH, an affiliate of KirchMedia.

      From its play-out center in Rome, Stream transmits its signal to satellites for distribution either directly to subscribers' homes or to cable systems' headends for distribution to cable subscribers. Stream transmits its services to cable subscribers over cable lines that it leases from Telecom Italia.

      STAR distributes all of its programming through its Network Operations Center, which includes an uplink/downlink digital facility located in the Clearwater Bay area of Hong Kong. This facility is capable of serving the content and distribution demands of STAR's business and is expected to play an integral part in STAR's broadband business. In addition to the Clearwater Bay facility, ESPN STAR Sports also utilizes a second uplink/downlink digital facility in Singapore.

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

      Channels broadcast by SKY PerfecTV! are responsible for their playout using either their own operations or those of third parties, including SKY PerfecTV!, to send the signal via fiber optic to the uplink facilities. SKY PerfecTV! uses three main uplink facilities in Tokyo and an uplink facility in Osaka, as well as a backup uplink site in Tokyo.

      We, together with our partners Globo, Televisa and LMI, own DTH TechCo Partners ("DTH TechCo"). DTH TechCo operates the primary programming distribution center, a state-of-the-art digital facility for the Latin American platforms that collects programming from multiple sources for DTH transmission services to all of Latin America and the Caribbean basin. It supplements facilities operating in Mexico and Brazil. In order to minimize potential weather interference and provide 24 hour fail safe service, DTH TechCo relies on two uplink sites, the main one in Miami Lakes, Florida and a redundancy site in Port St. Lucie, Florida. DTH TechCo has long term agreements to provide these distribution services to Sky Brazil, Sky Mexico and Sky Multi-Country Partners.

      TV Guide owns the Chicago International Teleport, a 15-acre satellite traffic and uplink facility. The Teleport operates ten transmit/receive antennas and has the capacity to add many more. These antennas are used to transmit or receive video, audio and data to and from various satellites for TV Guide and its customers. The Teleport also has 33 receive-only antennas. TV Guide also operates an uplink facility in Tulsa, Oklahoma, for its TV Guide Channel which allows real-time promotional inserts into the video portion of its service. In addition, TV Guide leases uplink station facilities in other cities as needed. Information is generally delivered to the uplink transmit station via satellite, dedicated telephone or fiber optic lines and is usually scrambled at the uplink transmit site to avoid unauthorized receipt.

Regulation

      Various aspects of our activities are subject to regulation in a number of jurisdictions around the world. We believe that we are in material compliance with the requirements imposed by such laws and regulations. The introduction of new laws and regulations in countries where our products and services are produced or distributed, and changes in the enforcement of existing laws and regulations in such countries, could have a negative impact on our interests.

United Kingdom and European Community

      Broadcasting and Telecommunications Regulation

      United Kingdom

      BSkyB's Television Services Licenses. BSkyB's broadcasting services are regulated by the U.K. Independent Television Commission, or "ITC", as satellite television services, or "STS", and digital program services, or "DPS" under the U.K. Broadcasting Acts. Each of BSkyB and its broadcasting joint ventures currently holds an STS license for each of their respective channels and for a number of other broadcasting services. BSkyB has also been issued a DPS License, which is required for the distribution of its channels via digital terrestrial television. BSkyB also holds various ancillary service licenses, including licenses relating to the electronic program guide for digital satellite services.

      The ITC is responsible for enforcing compliance with the terms and conditions applicable to its licenses and may revoke a license in order to enforce the restrictions contained in the U.K. Broadcasting Acts on the ownership of media companies or in the event that the characteristics of the licensee change so that it would not be granted a new license. BSkyB's entitlement to hold licenses would be affected if it were to become a disqualified person, if it expanded its activities so as to exceed 15% of total television audience share in the U.K. or if the rules on disqualification or audience shares were to be changed. If BSkyB's activities were

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

to exceed 15% of total television audience share in the U.K., the U.K. Broadcasting Acts empower the ITC to take steps to reduce this audience share to below 15%. The ITC's ultimate sanction is license revocation. BSkyB is currently well within the 15% limit. In addition, all licenses issued by the ITC contain provisions as to program content and the quantity of advertising and sponsorship arrangements.

      Digital Terrestrial Television--Limits on Supply of Services. Under the Broadcasting Act 1996, the number of channels that any one DPS license holder and persons associated with it can supply via digital terrestrial television are limited by a points system. BSkyB has used all, or nearly all, of the points currently available to it in the provision of channels on digital terrestrial television via the multiplex operator, ONdigital.

      Listed Events--Limits on Exclusive Distribution Rights. The Broadcasting Act 1996 limits the ability of a U.K. broadcaster to enter into a contract for the acquisition of the exclusive rights to live broadcasts of designated sporting or other events of national interest (such as the Olympic Games or the Wimbledon Tennis Finals) without the previous consent of the ITC. The effect of these rules is to ensure that many leading sports events cannot be shown live exclusively on pay-TV.

      BSkyB's Telecommunications Licenses. BSkyB operates under a number of licenses under the Telecommunications Act and Wireless Telegraphy Acts in relation to the technical side of its transmissions. The most important of these are class licenses relating to conditional access and access control services for digital transmissions, which are administered by the Office of Telecommunications, or "OFTEL."

      Other Jurisdictions

      KirchPayTV, in which BSkyB owns a 24% stake, operates on the basis of licenses granted by the German regional media authorities.

      Stream operates under a temporary authorization for satellite and cable digital broadcasting granted by the Italian Communications Authority, pending the enactment of new legislation. Stream is currently in the process of applying for a renewal of its existing authorization.

      European Community

      Television Without Frontiers. The EC Television Without Frontiers Directive, or the "TWF Directive," sets forth basic principles for the regulation of broadcasting activity in the EC.

      Program Quotas. The TWF Directive requires member states to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for European works. In applying this rule, broadcast time covering news, games, advertisements, sport events, teletext and teleshopping services is excluded. BSkyB believes that it is complying with the program quotas required under the TWF Directive.

      Independent Productions. The TWF Directive also requires that member states ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, teletext and teleshopping services) or, at the option of the member states, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be works produced within the five years preceding their transmission.

      Transmission Standards Directive and Other Directives. BSkyB's provision of conditional access services for digital television to other broadcasters, its provision of access control services other than for digital television and its provision of a digital electronic programming guide, Sky Guide, for its digital satellite services, are subject to various EC directives and implementing legislation in the U.K. The principal effect of these laws is to require BSkyB to make the regulated services available on fair, reasonable and non-discriminatory terms to third parties.

      Regulation of Antitrust

      BSkyB, KirchPayTV and Stream are subject to the EC competition law regime (administered by the EC Commission and by civil courts in each member state) and to individual national regimes in the countries where these platforms operate. BSkyB is also subject to specific competition regulation by the ITC under powers contained in the U.K. Broadcasting Acts.

      European Community Regime

      Anti-Competitive Agreements and Abuse of a Dominant Position. Provisions of the EC Treaty render unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the Common Market (that is, the member states of the EC collectively). These provisions also prohibit abuse by one or more enterprises of a dominant market position in the EC or a substantial part of it, insofar as the abuse may affect trade between member states.

      The EC Commission has the power to enforce these provisions and may determine that an entire agreement or, in some cases, that certain provisions of an agreement are void. The EC Commission also has the power to impose heavy fines (up to 10% of a group's annual revenue) and to issue orders prohibiting the infringing conduct. The EC Commission has the exclusive right to grant exemptions for agreements whose beneficial effects outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be substantially eliminated and that no unnecessary restrictions are accepted by the parties. The EC Commission may require an agreement to be amended (including as to scope, exclusivity and/or duration) as a condition of granting an exemption and may impose behavioral conditions applying during the life of the agreement.

      Mergers. The EC Merger Regulation applies to mergers, certain joint ventures and the acquisition of holdings which confer decisive influence over an enterprise which meet specified revenue thresholds. These transactions normally cannot be consummated without prior approval from the EC Commission.

      Effect on our Satellite Distribution Business. In connection with the formation of the BiB joint venture and the acquisition of BSkyB's interest in KirchPayTV, BSkyB, KirchPayTV and News Corporation agreed with the EC Commission to abide by a series of undertakings that dictate the manner in which the parties conduct their business in the digital television market. Subject to compliance with these undertakings, the EC Commission has granted an exemption through August 4, 2005 in respect of the Open. . . . joint venture.

      The EC Commission has considered complaints and requests for interim measures from a number of cable operators starting in June 1995, alleging that BSkyB had infringed the competition regulatory provisions of the EC Treaty by, among other things, the pricing of its services to cable operators. Some aspects of these complaints were referred by the EC Commission to the ITC for further investigation and may be considered during the current OFT review.

      U.K. Competition Law Regime

      The Competition Act 1998, with effect from March 1, 2000, has adopted at the national level an antitrust system which mirrors the EC system described above. When an agreement or business practice benefits from an exemption granted at the EC level, this will also apply in the U.K.

      The enforcement of the Competition Act prohibitions is very similar to the EC regime and is administered by the OFT, which is headed by the Director General of Fair Trading, or the "DGFT". However, in the case of infringements under the Competition Act, fines can be imposed of up to 10% of the group's annual U.K. revenue for the period of infringement, up to three years. In addition, there is a separate system for investigation of monopolies by the Competition Commission.

      Mergers. The DGFT also reviews mergers and acquisitions of minority holdings that confer control over an enterprise meeting certain thresholds and fall outside the purview of the EC regime.

      Effect on BSkyB's Affairs. Many of BSkyB's agreements were filed with the OFT under the prior competition regime and a number of these, including BSkyB's agreements with the Football Association Premier League Limited in relation to exclusive live television rights for the seasons 1991/1992 to 2000/2001, benefit from transitional provisions which exclude them from the operation of the Competition Act for all or part of their remaining life. In some circumstances, however, such agreements can be "clawed back" for further review.

      BSkyB continues to comply with informal undertakings given to the DGFT, following a review of its business under the monopolies provisions of the Fair Trading Act 1973. Under these undertakings, BSkyB has agreed to publish and charge broadband cable operators in accordance with a ratecard which:

    . shows a separate price for broadband cable carriage of each BSkyB premium channel and for Sky One. The undertakings also require BSkyB to maintain separate accounts for its DTH distribution business showing a notional charge to that business for carriage of BSkyB's channels no lower than that applicable to broadband cable operators; and

    .  only includes discount structures approved by the DGFT.

      The DGFT is currently carrying out a review of these undertakings to consider whether they should remain in place, be modified or released. This review may consider other aspects of BSkyB's business.

      ITC Competition Jurisdiction

      The ITC has duties to promote competition in the provision of the television services it regulates under the Broadcasting Act 1990 and services connected with such television services.

      Effect on BSkyB's Affairs. The ITC issued rules to remedy certain industry-wide practices in bundling television channels in June 1998 which are given effect in the form of directions and license conditions. These rules prohibit minimum carriage requirements on pay-TV channels. The rules also impose a requirement that viewers must be able to buy premium channels from any basic package (subject to the agreement of the distributors of their respective channels and packages) and that, although premium channels need not be sold independently of a basic package, they must be available individually to viewers.

      At the request of the EC Commission, the ITC continues to investigate whether the wholesale price discount structure for BSkyB's channels could prevent the entry of other providers into the market.

      BSkyB believes that it will be able to comply with any rulings by the ITC that affect it, but cannot determine whether the effects of the pending investigation could be material.

      Other Jurisdictions

      The German antitrust authority is investigating the bundling of the subscription of one of KirchPayTV's services, Premiere World, with the provisions of set-top boxes.

Asia and the Middle East

      General

      STAR broadcasts television programming over a footprint covering approximately 53 countries. Government regulation of direct reception and rediffusion via cable or other means of satellite television signals, where it is addressed at all, is treated differently throughout STAR's footprint. At one extreme are absolute bans on private ownership of satellite receiving equipment, except for certain institutions and individuals. Examples of such countries include, but are not limited to, North Korea, Vietnam, Brunei and Singapore. Other countries, such as China, have adopted a less restrictive approach, opting to allow satellite dish owners to receive only authorized broadcasts.

      Increasingly in the Asia Pacific region, effective control of the content of DTH services is maintained by governments through their imposition of licensing requirements on local broadcast operators who collect subscription fees. An additional tier of content control has been imposed by certain local governments, such as Malaysia, by their imposition of prohibitions on the sale of equipment, such as satellite dishes capable of receiving television services other than government licensed satellite broadcasts. In other countries, regulations are intended less to control access than simply to limit viewership of satellite television through such measures as limiting the size of private receiving equipment, such as in Egypt and Israel, or the type of receiving equipment that is permitted, such as in India.

      At the opposite end of the spectrum are countries such as Hong Kong, Taiwan, Thailand, the Philippines, the United Arab Emirates and Sri Lanka, where private satellite dish ownership is allowed and laws and regulations have been adopted which support popular access to satellite services through local cable redistribution.

    India

      Indian law prohibits the possession and sale of equipment capable of receiving Ku-band signals, thereby preventing the distribution of foreign satellite channels directly to viewers' homes via Ku-band satellite transmission. In addition, in February 2000, the Indian government introduced foreign direct investment guidelines that effectively prohibit any foreign direct investment in the broadcasting sector, although the Cable Act of 1995 allows for foreign equity participation in the cable television industry up to a maximum of 49%.

      The Indian government allows foreign broadcasters to repatriate only those advertising revenues earned from export-oriented advertisers with non-Rupee denominated earnings, thus severely limiting STAR's advertising market. Furthermore, repatriation of subscription revenues from India by foreign broadcasters is prohibited.

    Mainland China

      Chinese law currently restricts the distribution of foreign satellite channels to the general public. Only designated entities (as opposed to individuals) may acquire satellite dishes to receive encrypted foreign satellite channels. These designated entities consist of selected hotels, businesses, embassy compounds and institutions. In addition, the State Administration of Radio, Film and Television issues an annual list of encrypted foreign satellite channels approved to be received in China through the installation of decoders. The channels distributed by STAR are on this approved channels list.

      Cable systems may apply for permission to receive via satellite some categories of individual foreign programs which are not continuous foreign satellite feeds. The permitted categories of individual foreign programs can then be re-broadcast to subscribers generally. The Chinese government has from time to time required cable operators to remove foreign satellite programming from their services. Chinese law prohibits foreign investment in many television and other media-related industries including television stations, infrastructure such as cable systems and uplink/downlink facilities, and motion picture and television program production companies.

    Taiwan

      In 1999, the Taiwanese government enacted the Satellite Audio and Television Law, which restricts foreign direct equity ownership in local satellite broadcasters to less than 50%, and the new Cable Audio and Television Law, which limits the aggregate of foreign direct and indirect equity ownership in local cable operators to less than 50%. At least 20% of cable programming is required to be produced in Taiwan. There are no local content requirements for satellite television channels.

    Hong Kong

      The most deregulated market in Greater China is Hong Kong, where satellite television channels may be freely broadcast and received. STAR has a satellite uplink and downlink license, which is required in order to operate uplink, downlink and microwave stations for the transmission of television services in and out of Hong Kong.

      Under the new Broadcasting Bill, which is expected to be enacted in Hong Kong by the end of 2000, television service providers will be required to obtain a license based on the type of service provided. Existing satellite television uplink and downlink licensees such as STAR will be required to apply for a non-domestic license if their programming services are not primarily targeting Hong Kong.

Latin America

      The Latin American platforms are each subject to regulation in their home country. Each platform operates its satellite distribution business subject to a license it or one of its partners holds. Licenses are currently held for operations in Brazil, Mexico, Colombia, Chile and Argentina. These licenses expire at various dates beginning in 2009.

      The regulatory regime varies from country to country. For example, Sky Multi-Country Partners obtained a second license in Argentina for its satellite uplink and downlink facilities there. In addition, several of these countries also regulate the extent of foreign participation.

Employees

      As of June 1, 2000, Sky Global and its subsidiaries employed approximately 2,400 persons on a full-time basis. STAR's 1,473 employees are principally located in Hong Kong, India, Taiwan and Dubai with other employees located throughout Asia. None of these employees is subject to a collective bargaining agreement. Of NDS' 930 full-time employees, approximately 440 are based in Israel, 300 are based in the U.K. and 190 are based in the U.S., with other employees in Hong Kong and Australia. Some of NDS' employees in the U.K. are represented by the Broadcasting Entertainment Cinematograph Theatre Union, which represents members on matters such as discipline, grievance and appeals. Otherwise, none of NDS' employees is subject to a collective bargaining agreement.

      We believe our relations with our employees are good.

Properties

      Our headquarters are located at 1211 Avenue of the Americas, New York, N.Y., in office space leased from News Corporation.

      STAR operates principally from leased office space located in Hong Kong (180,000 square feet), India (110,000 square feet), Taiwan (23,000 square feet) and Dubai (10,000 square feet). In addition, STAR owns a 62,000 square foot uplink/downlink facility in Clearwater Bay, Hong Kong.

      NDS operates from a number of facilities principally located in the U.K., Israel and the U.S. All of the U.K. and U.S. facilities are either licensed or leased from News Corporation or its affiliates. All of the other facilities are leased. NDS' executive and administrative offices are located at a 31,000 square foot facility in West Drayton, U.K. NDS leases three other principal facilities in the U.K., aggregating 47,500 square feet; two facilities in Israel, aggregating 107,000 square feet; and two facilities in California, aggregating 52,000 square feet.

      We consider our properties adequate for our present needs.

Legal Proceedings

      Our subsidiaries and affiliates experience routine litigation in the normal course of their business, which claims are generally covered under our insurance policies. We do not believe that such pending litigation will have a material adverse effect on our combined financial condition, future results of operations or liquidity.

                                   MANAGEMENT

Directors and Executive Officers of Sky Global

      Our directors and executive officers as of the offering are as follows:

     Name                Age                    Position
     ----                ---                    --------
     K. Rupert Murdoch    69 Chairman of the Board
     Chase Carey          46 President, Chief Executive Officer and Director
     Peter Chernin        49 Director
     David F. DeVoe       53 Director
     James R. Murdoch     27 Director
     Lachlan K. Murdoch   28 Director
     Arthur M. Siskind    61 Director

      It is anticipated that, following the offering, three independent directors will be appointed to our Board.

      Set forth below is certain information with respect to our directors and executive officers:

      K. Rupert Murdoch. Chairman of the Board of Directors of Sky Global since June 2000 and a Director since 1998. Chairman of the Board of Directors of News Corporation since 1991. Executive Director and Chief Executive of News Corporation since 1979. Director of News Limited, News Corporation's principal subsidiary in Australia, since 1953. Director of News International plc, News Corporation's principal subsidiary in the United Kingdom, since 1969. Director of News America, News Corporation's principal subsidiary in the United States, since 1973. Chairman and Chief Executive Officer of News America from 1985 to 1996 and President of News America from 1985 to 1996. Director of STAR since 1993 and Chairman of STAR from 1993 to 1998. Director of Fox since 1985, Chairman since 1992 and Chief Executive Officer of Fox since 1995. Director of BSkyB since 1990 and Chairman since June 1999. Director of Phillip Morris Companies Inc. since 1989. Mr. Murdoch is the father of James R. Murdoch and Lachlan K. Murdoch.

      Chase Carey. Director, President and Chief Executive Officer of Sky Global since June 2000. Director and Co-Chief Operating Officer of News Corporation since 1996. Director of News America since 1996, President and Chief Operating Officer since 1998 and Executive Vice President from 1996 to 1998. Director of Fox since 1992, Co-Chief Operating Officer since 1998 and President from 1995 to 1998. Chairman and Chief Executive Officer of Fox Television since 1994. Director of STAR since 1993. Director of NDS since 1998 and Chairman since October 1999. Director of TV Guide since March 1999. Director of Gateway 2000 and Colgate University.

      Peter Chernin. Director of Sky Global since June 2000. Director, President and Chief Operating Officer of News Corporation since 1996. Director, Chairman and Chief Executive Officer of News America since 1996. Director, President and Chief Operating Officer of Fox since 1998. Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 to 1996. Chairman of Twentieth Century Fox Film Corporation from 1992 to 1994. President of Fox Broadcasting Company from 1989 to 1992. Director of TV Guide since March 1999. Member of Advisory Board of PUMA AG since May 1999. Director of Tickets.com, Inc. since September 1999. Director of E*TRADE Group, Inc. since October 1999.

      David F. DeVoe. Director of Sky Global since 1998. Director of News Corporation since 1990. Senior Executive Vice President of News Corporation since 1996 and Chief Financial Officer and Finance Director since 1990. Executive Vice President of News Corporation from 1990 until 1996. Director of News America since 1991, Executive Vice President from 1991 to 1998 and Senior Executive Vice President since 1998. Director of Fox since 1991 and Senior Executive Vice President and Chief Financial Officer since 1998. Director of STAR since 1993. Director of BSkyB since 1994. Director of NDS since 1996.

      James R. Murdoch. Director of Sky Global since June 2000. Executive Vice President of News Corporation since September 1999 and President of News Digital Media, Inc. from 1997 until September 1999. Vice President, Music and New Media of News Corporation from 1996 to 1997. He founded Rawkus Entertainment LLP in 1995 and has served as its Chairman since its inception. Director of NDS since October 1999. Director of STAR since February 2000 and Chairman and Chief Executive Officer since May 2000. Director of YankeeNets L.L.C. since September 1999. Mr. Murdoch is the son of K. Rupert Murdoch and the brother of Lachlan K. Murdoch.

      Lachlan K. Murdoch. Director of Sky Global since June 2000. Director of News Corporation since 1996 and Senior Executive Vice President since February 1999. Director of News Limited since 1995 and Chairman and Chief Executive since 1997. Managing Director of News Limited from 1996 until 1997 and Deputy Chief Executive from 1995 until 1996. Chairman of Queensland Press Limited since 1996 and a Director since 1994. Director of Beijing PDN Xiren Information Technology Co. Ltd. since 1996. Director of STAR since 1995. Director of Foxtel Management Pty. Ltd. since 1998. Director of One.Tel Limited since April 1999. Mr. Murdoch is the son of K. Rupert Murdoch and the brother of James R. Murdoch.

      Arthur M. Siskind. Director of Sky Global since 1998. Director of News Corporation since 1991. Senior Executive Vice President of News Corporation since 1996 and Group General Counsel since 1991. Executive Vice President of News Corporation from 1991 until 1996, Director of News America since 1991, Executive Vice President from 1991 to 1998 and Senior Executive Vice President since 1998. Director, Senior Executive Vice President and General Counsel of Fox since 1998. Director of STAR since 1993. Director of BSkyB since 1992. Director of NDS since 1996. Member of the Bar of the State of New York since 1962.

Board Composition

      The board currently comprises seven directors and will be increased to no less than ten directors following completion of the offering. Three additional directors will be independent directors.

Committees of the Board

      The board has established an audit committee and a remuneration committee. Members of the audit committee following completion of the offering will be composed of independent directors. The audit committee is expected to meet not less than two times a year. The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Sky Global to any governmental body or the public; Sky Global's systems of internal controls regarding finance and accounting that management and the board have established; and our auditing, accounting and financial reporting processes generally. The members of the remuneration committee following
completion of the restructuring are expected to be Messrs.          ,
and          . The remuneration committee is expected to meet not less than once a year in order to approve and recommend to the board the hiring and the remuneration of the executive directors and key personnel. In particular, the remuneration committee is required to approve any new service agreement entered into between us and any of our senior executives.

Compensation of Directors and Officers

      Our directors, other than our full-time employees and the full-time employees of News Corporation or its affiliates, are entitled to annual
directors' fees of $       , plus $      for each board meeting and $
for each committee meeting attended. The directors may also be paid all expenses properly incurred by them in attending meetings of the directors or any committee of the directors or our general meetings or otherwise in connection with the discharge of their duties as directors. Any director who holds any executive office or who serves on any committee of the directors, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission or otherwise, as the directors may determine. The directors shall have power to provide benefits whether by payment of gratuities, pensions or otherwise to, or to any person on behalf of, any director or ex-director and for the purpose of providing any such benefits to contribute to any scheme or fund or to pay premiums. The directors may purchase and maintain insurance for, or for the benefit of, any persons who are or were our directors, officers, or employees or those of an associated company or who are or were trustees of any pension fund in which our employees or those of any such other associated company are interested.

Indemnification of Directors and Executive Officers and Limitation of Liability

      The Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

      As permitted by Delaware law, our certificate of incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for (1) any breach of the director's duty of loyalty to us or our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful payment of dividends or unlawful stock purchases or redemptions; or
(4) any transaction from which the director derived an improper personal benefit.

      Our certificate of incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our restated certificate of incorporation, our restated by-laws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in our restated certificate of incorporation are not exclusive.

      At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

      News Corporation maintains insurance on behalf of its officers and directors and officers and directors of its subsidiaries, including us, against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

Executive Services and Compensation

      Several of our executive officers are also executive officers of News Corporation. Prior to the offering, News Corporation or other parent entities paid all compensation of such officers. We and News Corporation or its subsidiaries will enter into a master intercompany agreement, to be effective following the completion of the offering, under which we will pay fees to News Corporation or its subsidiaries which will include consideration for the services rendered to us by such executive officers or other persons. To the extent our executive officers are executive officers of News Corporation, they will continue to render services to News Corporation and its subsidiaries in addition to us. See "Relationships Between Sky Global and News Corporation-- Master Intercompany and Other Agreements."

Stock Option Plan

      Our 2000 Stock Option Plan will provide for the grant of nonstatutory stock options relating to Class A common stock to our employees and directors and to our affiliates' employees and directors. Up to 5% of the total number of issued and outstanding shares of our Class A and Class B common stock may be issued or sold under the terms of the plan. Our board of directors or a committee of the board is granted discretion to administer the plan and to determine the recipients of stock options, the number of shares subject to each option granted, the exercise price of the option, the vesting schedule of the options (generally over four years) and the duration of the option (generally ten years, subject to earlier termination in the event of the termination of the optionee's employment). Effective upon completion of the offering, options to purchase shares of Class A common stock exercisable at an exercise price equal to the offering price will be granted to employees of Sky Global.

                   PRINCIPAL STOCKHOLDER AND STOCK OWNERSHIP

      Prior to and after the offering, all of the         outstanding shares of
Class B common stock entitled to ten votes per share will be beneficially owned
by News Corporation. These shares will be entitled to    % of our voting power
after the offering.

      The following table sets forth, as of June 15, 2000, the beneficial ownership of the outstanding ordinary shares of News Corporation, the only class of shares of News Corporation generally entitled to voting rights, by each person who at such time owned more than five percent of these shares, by our directors and executive officers and by all of our directors and executive officers as a group. The following table does not include beneficial ownership of preferred limited voting ordinary shares of News Corporation.

                                                     Number of       Percentage
Name and Address of Beneficial Owner              Ordinary Shares     of Class
------------------------------------              ---------------    ----------
Cruden Investments Pty. Limited.................    607,558,293(/1/)     30%
 Level 2
 306 Little Collins Street
 Melbourne, Victoria
 Australia
K. Rupert Murdoch...............................    607,558,293(/1/)     30%
Chase Carey.....................................            -- (/2/)      *
Peter Chernin...................................            -- (/3/)      *
David F. DeVoe..................................         32,000(/4/)      *
James R. Murdoch................................          3,272(/5/)      *
Lachlan K. Murdoch..............................         11,696(/6/)      *
Arthur M. Siskind...............................         27,871(/7/)      *
                                                    -----------
All of our directors and executive officers as a
 group (7 persons)..............................    607,633,132
                                                    ===========

--------
* Less than one percent.
(/1/)Includes ordinary shares owned by (1) Mr. K. Rupert Murdoch, (2) Cruden
     Investments Pty. Limited, a private Australian investment company owned by Mr. K. Rupert Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. K. Rupert Murdoch, members of his family and certain charities and (3) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of shares of News Corporation owned by such persons and entities, and Mr. K. Rupert Murdoch's positions as Chairman and Chief Executive of News Corporation, Mr. K. Rupert Murdoch may be deemed to control the operations of News Corporation and us. In addition, Mr. K. Rupert Murdoch, Cruden Investments Pty. Limited and such other entities beneficially own 232,642,726 preferred ordinary shares.

(/2/)Mr. Carey has been granted options to purchase 2,800,000 preferred ordinary shares, of which 1,600,000 are currently exercisable or become exercisable within 60 days.

(/3/)Mr. Chernin has been granted options to purchase 3,075,000 preferred ordinary shares, of which 325,000 are currently exercisable or become exercisable within 60 days.

(/4/)In addition, Mr. DeVoe beneficially owns 16,000 preferred ordinary shares and has been granted options to purchase 955,000 preferred ordinary shares, of which 75,000 are currently exercisable or become exercisable within 60 days.

(/5/)In addition, Mr. James R. Murdoch beneficially owns 1,668 preferred ordinary shares and has been granted options to purchase 238,600 preferred ordinary shares, of which 68,750 are exercisable or become exercisable within 60 days.

(/6/)In addition, Mr. Lachlan K. Murdoch beneficially owns 885 preferred ordinary shares and has been granted options to purchase 840,000 preferred ordinary shares, of which 270,000 are exercisable or become exercisable within 60 days.

(/7/)In addition, Mr. Siskind beneficially owns 50,143 preferred ordinary shares and has been granted options to purchase 1,360,000 preferred ordinary shares, of which 480,000 are currently exercisable or become exercisable within 60 days.

             RELATIONSHIPS BETWEEN SKY GLOBAL AND NEWS CORPORATION

Business Relationships

      News Corporation and its subsidiaries and affiliates have engaged in a broad range of relationships with us and our subsidiaries and affiliates. These relationships have included the purchase of programming created or owned by News Corporation and its subsidiaries and affiliates. We believe that the terms and conditions of these arrangements are comparable to those which would pertain to transactions with unaffiliated third parties.

Master Intercompany Agreement

      For purposes of governing certain ongoing relationships between us and News Corporation, we and News Corporation have entered into various agreements and relationships. The agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. We cannot assure you, therefore, that each of these agreements, or the transactions provided for, will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. Some of the agreements summarized below are included as exhibits to this registration statement, and the following summaries are qualified in their entirety by reference to such exhibits which are herein incorporated by reference. The following descriptions summarize all material terms of these agreements.

      We will enter into a master intercompany agreement with News Corporation, which will provide various cash management, financial, tax, legal and other services. The consideration for each of the services and other arrangements set forth in the master intercompany agreement will be mutually agreed upon based upon allocated costs, subject to the approval of our respective audit committees.

Cash Management and Financing

      Under the master intercompany agreement, we will utilize the worldwide treasury and cash management function, including the use of bank overdraft facilities, of News Corporation and its subsidiaries, subject to some limitations. In addition, our cash balances will be available to News Corporation and its subsidiaries. It is expected that following the restructuring, we will receive interest on cash deposits with News Corporation and pay interest on overdrafts at commercial interest rates which will not exceed News Corporation's average cost of borrowings.

Executive Officer Services

      The master intercompany agreement will provide that News Corporation or
its subsidiaries will make available to us the services of Messrs.      and
other designated employees of News Corporation. Although it is contemplated that these executives will spend a considerable portion of their business time in connection with our business, they will also be engaged in activities for News Corporation not related directly to our business. Under the master intercompany agreement, News Corporation may terminate the availability of the services of these executives upon notice to us.

Services of Sky Global's Employees

      The master intercompany agreement provides that News Corporation and its subsidiaries may periodically request certain of our employees to devote time to the business activities of News Corporation, its subsidiaries and affiliated and associated companies.

Facility Arrangements

      Some of our facilities are and may in the future be located on premises owned or leased by News Corporation or entities in which News Corporation has an interest. In addition, some facilities of News Corporation, or entities in which News Corporation has an interest, are or may in the future be located on premises owned or leased by us. The master intercompany agreement provides that News Corporation and its subsidiaries, on the one hand, and we, on the other hand, will permit each other to use all or a portion of their respective premises.

Employee Matters

      The master intercompany agreement will provide that some of our employees may be eligible to participate in stock option and other employee benefit plans maintained by News Corporation. It is expected that following the restructuring, we will assume and be solely responsible for all liabilities and obligations with respect to current officers and employees of the businesses owned and operated by us and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses. In addition, employees of NDS, BSkyB, STAR and TV Guide will continue to participate in stock option or other employee benefit plans currently available to them.

Insurance

      The master intercompany agreement will provide that News Corporation or its subsidiaries will provide insurance coverage on our behalf against risks and in amounts of coverage consistent with current coverages, or as otherwise may be agreed upon. The master intercompany agreement will not require that News Corporation maintain any type or amount of coverage.

Services

      The master intercompany agreement will provide that News Corporation and its subsidiaries will continue to provide various services to each other, including material procurement, transportation and financial and administrative services.

Trademarks

      The master intercompany agreement will provide that News Corporation and its subsidiaries will be granted a royalty-free license to use various trademarks and service marks of ours and that we will be granted a royalty-free license to use various trademarks and service marks of News Corporation and its subsidiaries. The master intercompany agreement also will provide that the license granted to us by News Corporation may be terminated at any time by News Corporation.

Indemnities by Sky Global

      News Corporation or its subsidiaries have, in the past, given certain guarantees or made commitments relating to the businesses that are, or will be following the restructuring, conducted by us. The master intercompany agreement will provide that we will assume all such obligations and commitments and will indemnify and hold News Corporation and its subsidiaries harmless from and against all liabilities arising from any default under such obligations and commitments.

Indemnities by News Corporation

      The master intercompany agreement will provide that News Corporation will indemnify and hold us harmless from and against any and all liabilities arising from any default under the debt instruments or obligations of News Corporation guaranteed by us in the future.

Intercompany Debt

      Prior to the offering, News Corporation and its subsidiaries will eliminate some of the intercompany borrowings owed by us and we will issue intercompany notes to a subsidiary of News Corporation in an aggregate amount
of $        billion, representing intercompany borrowings. The intercompany notes will bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per year), adjusted annually and payable quarterly. We intend to use a portion of the net proceeds from the offering to repay amounts due under the intercompany notes. Immediately following the offering and the application of the offering's net proceeds, the aggregate amount outstanding under the intercompany notes will be approximately
$   billion.

      Prior to the offering, in exchange for the satisfaction of $    of
intercompany indebtedness owed by us to News Corporation and some of its subsidiaries, we will enter into a payment agreement with News America pursuant to which Sky Global will agree to pay and perform all of News America's obligations pursuant to (1) an indenture dated as of November 12, 1996 between News America as issuer, News Corporation and various subsidiaries of News Corporation as guarantors and The Bank of New York as trustee, (2) the 5% subordinated discount debentures due 2016, issued by News America pursuant to the indenture, (3) a warrant agreement, dated as of November 12, 1996, among News America, News Corporation and the subsidiary guarantors and The Bank of New York as exchange agent and (4) the BSkyB warrants issued by News America pursuant to the warrant agreement.

      The subordinated debentures were issued in an original aggregate principal amount of $1,030,928,000 and are currently held by News Corporation Finance Trust, a Delaware business trust. The subordinated debentures will mature on November 12, 2016, and bear interest at 5% per year of principal amount at stated maturity, payable in cash quarterly in arrears. Interest payments may be deferred from time to time for successive periods not exceeding 20 consecutive quarters for each such extension period, during which period interest will continue to accrue at a rate per year of 9%. During an extension period, News America and, under its agreement with Sky Global, Sky Global will be prohibited from making cash payments in connection with the exercise of warrants until quarterly interest payments are resumed and all accumulated and unpaid interest on the subordinated debentures is made current. The payment of the principal and interest on the subordinated debentures is subordinated in right of payment to all senior indebtedness of News America and the guarantors of the subordinated debentures and ranks pari passu with News America's other general unsecured indebtedness.

      The subordinated debentures are redeemable for cash, at the option of News America, in whole or in part, from time to time, on or after November 12, 2001 and are mandatorily redeemable at the option of each holder in the event of a change of control triggering event, as defined in the indenture. A change of control triggering event consists of a change in control of News Corporation, which is shortly followed by a rating decline, with respect to the Trust Originated Preferred Securities or "TOPrSSM" issued by News Corporation Finance Trust and by News Corporation Exchange Trust, a Delaware business trust. The subordinated debentures are also redeemable at the election of News America in the event of a tax event, as defined in the indenture with respect to the TOPrS. The redemption price of the subordinated debentures is equal to $63.05 plus accrued original issue discount on the subordinated debentures plus accrued and unpaid interest to the redemption date. Redemptions may only be made, however, to the extent the principal amount at maturity of the subordinated debentures outstanding after such redemptions would equal or exceed $100 times the number of BSkyB warrants then outstanding.
--------
SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

      Each BSkyB warrant entitles the holder to purchase on or prior to November 12, 2016 exchange property, as defined in the warrant agreement, consisting of 9,264 ordinary shares of BSkyB, or "BSkyB ordinary shares" (or, at the holder's option, 1,544 American Depositary Shares, or "ADSs," each representing six BSkyB ordinary shares). However, instead of delivering these shares, News America has the right to deliver cash in U.S. dollars in an amount equal to the then market value of the BSkyB ordinary shares at the time of exercise. The exercise price of each BSkyB warrant is $67.05 prior to November 12, 2001. Thereafter, the exercise price is equal to $63.05 plus accrued original issue discount on each of the TOPrS issued by News Corporation Finance Trust. The exercise price may be paid in cash or by tendering one of the TOPrS issued by News Corporation Finance Trust. A holder of the TOPrS issued by News Corporation Exchange Trust may also exchange each of those securities for the exchange property.

      The BSkyB warrants are not redeemable prior to November 12, 2001. Thereafter, the BSkyB warrants will be redeemable by News America if subordinated debentures are simultaneously redeemed by News America in an aggregate principal amount at maturity equal to $100 times the number of BSkyB warrants redeemed. The redemption price per BSkyB warrant will equal $100, less an amount equal to $63.05 plus accrued original issue discount on one of the TOPrS issued by News Corporation Finance Trust plus a premium that reduces incrementally from $2.50 in the year commencing November 12, 2001 to zero after November 11, 2006. The payment agreement will provide that all obligations of News America with respect to the BSkyB warrants will be borne by Sky Global.

      Under the payment agreement, News America will undertake with Sky Global that it will comply with any instruction delivered to it by Sky Global, to the extent not inconsistent with the indenture or the warrant agreement, with respect to (1) the deferral of interest on the subordinated debentures, (2) the voluntary redemption of the subordinated debentures, including redemption by reason of a tax event, or the BSkyB warrants, (3) the election to pay cash in lieu of BSkyB ordinary shares or ADSs in connection with the exercise of a BSkyB warrant and (4) redemption of BSkyB warrants.

      News America's obligations to the holders of the BSkyB warrants and the subordinated debentures remain unchanged by the payment agreement.

                          DESCRIPTION OF CAPITAL STOCK

      The following summarizes all of the material terms of our capital stock, restated certificate of incorporation and restated by-laws. You may obtain more comprehensive information by consulting our restated certificate of incorporation and restated by-laws, which have been filed with the SEC as an exhibit to our registration statement, as well as the Delaware General Corporation Law.

Common Stock

      The holders of Class A common stock and Class B common stock have identical rights except with respect to voting, conversion and transfer. The holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and the holders of Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have any cumulative voting rights. All shares of Class B common stock are convertible into Class A common stock on a share-for-share basis at any time at the election of the holder. In addition, if a holder of Class B common stock attempts to transfer Class B common stock other than to a permitted transferee, such Class B common stock will automatically convert into Class A common stock.

      Subject to any preferences applicable as to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available as may be declared by the board of directors. Other than the conversion rights of Class B common stock described above, holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive, after distribution in full of the preferential amount to be distributed to the holders of any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. The outstanding common stock is, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      The board of directors has the authority, without further action by the
stockholders, to issue up to     shares of preferred stock in one or more
series and to fix the powers, rights, preferences, privileges and restrictions of such preferred stock, any or all of which could be greater then those of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of the common stock, reduce the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in our control. We
currently have     shares of preferred stock outstanding.

Selected Provisions of the Restated Certificate of Incorporation and Restated By-laws

      Some provisions of our restated certificate of incorporation and by-laws may make a change of control more difficult to effect. For example, our Class A common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and our Class B common stock is entitled to ten votes per share on all such matters. After the offering, News Corporation will beneficially own all of our Class B common stock representing approximately % of our voting power. See "Risk Factors--We are controlled by one principal stockholder."

      Our restated certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law.
Section 203 restricts business combinations with interested stockholders in some situations.

Listing

      We will apply to list our Class A common stock on the New York Stock Exchange under the symbol "SGN".

Transfer Agent and Registrar

             will serve as transfer agent and registrar for our Class A common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could cause the trading price of our shares to decrease.

      Upon completion of the offering, we will have              shares of
Class A common stock outstanding. In addition, we will have         shares of
Class B common stock outstanding, all of which are beneficially owned by News Corporation and are convertible into Class A common stock on a share-for-share basis at the election of the holder or upon transfer or disposition to persons who are not affiliates of News Corporation. All of the shares of Class A common stock offered through this prospectus will generally be freely tradeable without restriction under the Securities Act, except for any such shares held at any time by any of our "affiliates," as such term is defined under Rule 144 promulgated under the Securities Act. Subject to such restrictions and applicable law, News Corporation will be free to sell any and all shares of Class B common stock that it beneficially owns.

      In general, under Rule 144, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Class A common stock and the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to some manner of sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not deemed an "affiliate" during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. An "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with such issuer.

      We and News Corporation have agreed, subject to exceptions, not to sell,
offer or otherwise dispose of any of our securities for a period of      days
from the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      We can make no predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A common stock prevailing from time to time. Sales of a significant number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock and could impair our ability in the future to raise capital through an offering of equity securities.

      UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

      The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Class A common stock applicable to Non-U.S. Holders of such Class A common stock. For the purpose of this discussion, a "Non-U.S. Holder" is any holder that for U.S. federal income tax purposes is not a "U.S. person" (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of such Non-U.S. Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, the term "U.S. person" means (1) a citizen or resident of the U.S., (2) a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or
(4) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Prospective non-U.S. investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of Class A common stock.

Dividends

      If we pay a dividend, any dividend paid to a Non-U.S. Holder of Class A common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-U.S. Holder that are effectively connected with a U.S. trade or business conducted by such Non-U.S Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

      In addition to the graduated tax described above, dividends received by a corporate Non-U.S. Holder that are effectively connected with a United States trade or business of the corporate Non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of his Class A common stock unless: (1) such gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder; (2) the Non-U.S. Holder is an individual who holds such Class A common stock as a capital asset and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or (3) we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We have determined that we are not and do not believe that we will become a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

      Generally, we must report to the U.S. Internal Revenue Service (the "IRS") the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

      Dividends paid to a Non-U.S. Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-U.S. Holders at an address outside the U.S. (unless the payer has knowledge that the payee is a U.S. person).

      Under current Treasury Regulations, the payment of the proceeds of the disposition of Class A common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-U.S. Holder of class A common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is (a) a U.S. person, (b) a "controlled foreign corporation" for U.S. tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless such broker has documentary evidence in its files of the holder's non-U.S. status and certain conditions are met or the holder otherwise establishes an exemption.

      Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of Class A common stock. Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of the Final Regulations on an investment in the Class A common stock. The Final Regulations are generally effective for payments made after December 31, 2000.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Estate Tax

      An individual Non-U.S. Holder who owns Class A common stock at the time of his death or had made certain lifetime transfers of an interest in Class A common stock will be required to include the value of such Class A common stock in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

      The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of class a common stock by non-U.S. holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of class a common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

      We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S.
underwriters, and concurrently with the sale of           shares to the
international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                          Number
                                                                            of
          U.S. Underwriter                                                Shares
          ----------------                                                ------
     Goldman, Sachs & Co. ...............................................
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...............................................
                                                                           ---
          Total..........................................................
                                                                           ===

      We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Goldman Sachs International and Merrill Lynch International are acting as lead managers. Subject to the terms and conditions in the international
purchase agreement, and concurrently with the sale of          shares to the
U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally
have agreed to purchase           shares from us. The initial public offering
price per share and total underwriting discount per share are identical under the U.S. purchase agreement and international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including liabilities under the Securities Act, and to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions, Discounts and Expenses

      The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of $ per share. The U.S. underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Sky Global. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                               Per
                                              Share Without Option With Option
                                              ----- -------------- -----------
     Public offering price...................  $        $             $
     Underwriting discount...................  $        $             $
     Proceeds, before expenses, to Sky
      Global.................................  $        $             $

      The expenses of the offering, not including the underwriting discount,
are estimated at $          and are payable by Sky Global.

Over-allotment Option

      We have granted options to the U.S. underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

No Sale of Similar Securities

      We and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for days after the date of this prospectus without first obtaining the written consent of Goldman Sachs and Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    .  offer, pledge, sell, or contract to sell any common stock,

    .  sell any option or contract to purchase any common stock,

    .  purchase any option or contract to sell any common stock,

    .  grant any option, right or warrant for the sale of any common stock,

    .  lend or otherwise dispose of or transfer any common stock,

    . request or demand that we file a registration statement related to the common stock, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

      We expect the shares to be approved for listing on the New York Stock Exchange under the symbol "SGN". In order to meet the requirements for listing on that exchange, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development,

    . the market value of the shares of our publicly traded subsidiaries and affiliates, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Selling and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, John Thornton, Director, Co-President and Co-Chief Operating Officer of the Goldman Sachs Group, Inc., an affiliate of Goldman, Sachs & Co., serves on the board of directors of BSkyB.

                                 LEGAL MATTERS

      The validity of the shares of Class A common stock offered hereby will be passed upon for us by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time rendered legal services to News Corporation and to certain of our other affiliates.

                                    EXPERTS

      We have included in this prospectus our audited combined financial statements of Sky Global Networks, Inc. as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 along with Arthur Andersen LLP's audit report on these combined financial statements. Arthur Andersen LLP issued the report as independent accountants and as experts in auditing and accounting.

      We have included in this prospectus our audited financial statements of British Sky Broadcasting Group plc and subsidiaries as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 along with Arthur Andersen's audit report on these financial statements. Arthur Andersen issued the report as independent accountants and as experts in auditing and accounting.

      The consolidated financial statements of KirchPayTV GmbH & Co. KGaA as of December 31, 1999 and 1998, and for each of the years then ended, have been included herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Net Sat Servicos Ltda., as of December 31, 1998, 1997 and 1996 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Innova S. de R.L. de C.V as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of TV Guide, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the Class A common stock in the registration statement. For more information about statements in this prospectus relating to legal documents, we refer you to copies of the documents that are filed as exhibits to the registration statement. Upon completion of the offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly, we will file reports, proxy statements and other information with the Commission.

      You may read and copy the registration statement, the exhibits to the registration statement and the reports and other information filed by us in accordance with the Exchange Act at the Public Reference Office of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 13th Floor, Seven World Trade Center, New York, New York 10048. You may obtain copies of all or any part of the material by mail from the Public Reference Office of the Commission at 450 Fifth Street,
N. W., Washington, D.C. 20549 at prescribed rates or by request of Sky Global Networks, Inc. Electronic filings made by us through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon listing on the New York Stock Exchange, reports and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Sky Global Networks, Inc.
Report of Independent Public Accountants.................................  F-3
Combined Balance Sheets as of June 30, 1998 and 1999 and March 31, 2000
 (unaudited).............................................................  F-4
Combined Statements of Operations for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 and 2000 (unaudited)..  F-5
Combined Statements of Cash Flows for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 and 2000 (unaudited)..  F-6
Combined Statements of Shareholders' Equity for the years ended June 30,
 1997, 1998 and 1999 and the nine months ended March 31, 2000
 (unaudited).............................................................  F-7
Notes to Combined Financial Statements...................................  F-8
Unaudited Pro Forma Combined Financial Statements........................  P-1
Unaudited Pro Forma Combined Balance Sheet at March 31, 2000.............  P-2
Notes to Unaudited Pro Forma Combined Balance Sheet at March 31, 2000....  P-3
Unaudited Pro Forma Combined Statement of Operations for the nine months ended March 31, 2000....................................................  P-4
Notes to Unaudited Pro Forma Combined Statement of Operations for the
 nine months ended
 March 31, 2000..........................................................  P-5
Unaudited Pro Forma Combined Statement of Operations for the year ended
 June 30, 1999...........................................................  P-6
Notes to Unaudited Pro Forma Combined Statement of Operations for the
 year ended June 30, 1999................................................  P-7
British Sky Broadcasting Group plc
Report of Arthur Andersen, Independent Chartered Accountants.............  B-2
Consolidated Profit and Loss Accounts for the years ended June 30, 1999,
 1998 and 1997...........................................................  B-3
Consolidated Balance Sheets at June 30, 1999 and 1998....................  B-4
Consolidated Cash Flow Statements for the years ended June 30, 1999, 1998 and 1997................................................................  B-5
Notes to Financial Information...........................................  B-7
KirchPayTV GmbH and Co. KgaA
Independent Auditors' Report.............................................  K-2
Consolidated Statements of Operations for the years ended December 31,
 1998 and 1999...........................................................  K-3
Consolidated Balance Sheets as of December 31, 1998 and 1999.............  K-4
Consolidated Statements of Cash Flows for the years ended December 31,
 1998 and 1999...........................................................  K-5
Consolidated Statements of Partner's and Share Capital (Deficit) for the
 years ended December 31, 1998 and 1999..................................  K-6
Notes to Consolidated Financial Statements...............................  K-7
Net Sat Servicos Ltda.
Report of Independent Accountants........................................  N-2
Consolidated Balance Sheet as of December 31, 1998, 1997 and 1996........  N-3
Consolidated Statement of Operations for the years ended December 31,
 1998, 1997 and 1996.....................................................  N-4
Consolidated Statement of Cash Flows for the years ended December 31,
 1998, 1997 and 1996.....................................................  N-5
Statement of Changes in Partnership Interest for the years ended December
 31, 1998, 1997 and 1996.................................................  N-6
Notes to the Consolidated Financial Statements...........................  N-7
Innova, S. de R.L. de C.V. and Subsidiaries
Report of Independent Accountants........................................  I-2
Consolidated Balance Sheet as of December 31, 1998 and 1997..............  I-3
Consolidated Statements of Loss for the years ended December 31, 1998, and December 31, 1997 and for the period from July 25, 1996 (Inception)
 to December 31, 1996....................................................  I-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the years ended December 31, 1998, and December 31, 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996..............  I-5
Consolidated Statements of Changes in Financial Position for the years ended December 31, 1998, and December 31, 1997 and for the period from
 July 25, 1996 (Inception) to December 31, 1996..........................  I-6
Notes to Consolidated Financial Statements...............................  I-7

                                                                          Page
                                                                          ----
TV Guide, Inc.
Independent Auditors' Report.............................................  T-2
Consolidated Balance Sheets as of December 31, 1999 and 1998.............  T-3
Consolidated Statements of Income for the years ended December 31, 1999,
 1998 and 1997...........................................................  T-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997..................................  T-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1999, 1998 and 1997.....................................................  T-6
Notes to Consolidated Financial Statements for the years ended December
 31, 1999, 1998 and 1997.................................................  T-7
Schedule II--Valuation and Qualifying Accounts........................... T-35

      After the restructuring transaction discussed in Note 17 to Sky Global Networks, Inc.'s combined financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

New York, New York
May 19, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Sky Global Networks, Inc.:

      We have audited the accompanying combined balance sheets of Sky Global Networks, Inc. (a Delaware corporation), combined on the basis described in
Note 1, as of June 30, 1998 and 1999, and the related combined statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Sky Global Networks, Inc. as of June 30, 1998 and 1999, and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

                           SKY GLOBAL NETWORKS, INC.

                            COMBINED BALANCE SHEETS
                             (Dollars in Millions)

                                                      June 30,
                                                   ----------------   March 31,
                                                    1998     1999       2000
                                                   -------  -------  -----------
                                                                     (unaudited)
ASSETS
Current Assets:
 Cash and cash equivalents........................ $    34  $    31    $    92
 Accounts receivable, net.........................     219      145        175
 Receivable from sale of ATL investment...........     --       --         407
 Inventories, net.................................      71       43         52
 Prepaid expenses.................................      25       29         35
 Net assets of discontinued operations............      17      102        --
                                                   -------  -------    -------
   Total current assets...........................     366      350        761
                                                   -------  -------    -------
 Property, plant and equipment, net...............     181      132        122
 Investments .....................................     544    1,934      1,739
 Intangible assets, net...........................   3,286      857        836
 Other non-current assets.........................      27       24         23
 Net assets of discontinued operations............      52      --         --
                                                   -------  -------    -------
   Total assets................................... $ 4,456  $ 3,297    $ 3,481
                                                   =======  =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable................................. $   156  $    88    $    81
 Deferred subscription income.....................     163      --         --
 Deferred revenue.................................      58       33         24
 Accrued other operating charges..................     --        23          8
 Accrued expenses.................................      93      158         90
                                                   -------  -------    -------
   Total current liabilities......................     470      302        203
                                                   -------  -------    -------
Long-term deferred subscription income............      53      --         --
Deferred income taxes.............................     963      327        286
Other non-current liabilities.....................      52       81         73
Long-term accrued other operating charges.........     --        45         39
Due to News Corporation and subsidiaries..........   2,876    2,528      2,794
                                                   -------  -------    -------
   Total liabilities..............................   4,414    3,283      3,395
                                                   -------  -------    -------
Minority interest in subsidiaries.................       7        5         19
                                                   -------  -------    -------
Commitments and contingencies
Shareholders' Equity:
 Common stock.....................................      66       66         66
 Paid-in capital..................................   2,423    2,485      2,717
 Accumulated deficit..............................  (2,374)  (2,490)    (2,681)
 Accumulated other comprehensive loss.............     (80)     (52)       (35)
                                                   -------  -------    -------
   Total shareholders' equity.....................      35        9         67
                                                   -------  -------    -------
   Total liabilities & shareholders' equity....... $ 4,456  $ 3,297    $ 3,481
                                                   =======  =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                           SKY GLOBAL NETWORKS, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                  (Dollars in Millions, except per share data)

                                         Year ended June     Nine months ended
                                               30,               March 31,
                                        -------------------  ------------------
                                        1997   1998   1999     1999      2000
                                        -----  -----  -----  --------  --------
                                                                (unaudited)
Revenues
  Satellite Distribution..............  $  84  $  86  $ 111  $     82  $    107
  Distribution Technology and
   Conditional Access.................    148    152    222       128       188
  Magazine Publishing.................    650    617    460       460       --
                                        -----  -----  -----  --------  --------
                                          882    855    793       670       295
Expenses
  Operating...........................    543    569    519       426       147
  Selling, general and administrative
   ...................................    210    206    220       181       178
  Depreciation and amortization.......    149    156    123       110        45
  Other operating charges.............     25     13     87        21       --
                                        -----  -----  -----  --------  --------
    Operating loss....................    (45)   (89)  (156)      (68)      (75)
                                        -----  -----  -----  --------  --------
Equity in earnings (losses) of
 affiliates...........................    116    (41)  (185)     (126)     (368)
Intercompany interest expense, net....   (285)  (276)  (212)     (151)     (108)
Minority interests....................      1      1      6         3         7
Other income..........................    --       3    551       551       322
                                        -----  -----  -----  --------  --------
Income (loss) from continuing
 operations before income taxes and
 discontinued operations..............   (213)  (402)     4       209      (222)
(Provision) benefit for income taxes..    (12)    13     18        10        40
                                        -----  -----  -----  --------  --------
    Income (loss) from continuing
     operations.......................   (225)  (389)    22       219      (182)

Discontinued operations:
  Income (loss) from discontinued
   operations, net of tax ............     (1)     3     (3)       (5)      --
  Gain on sale of discontinued
   operations.........................    --     --     --        --          8
                                        -----  -----  -----  --------  --------
    Discontinued operations, net......     (1)     3     (3)       (5)        8
                                        -----  -----  -----  --------  --------
    Net income (loss).................  $(226) $(386) $  19  $    214  $   (174)
                                        =====  =====  =====  ========  ========
Pro forma earnings (loss) per share:
  Basic and diluted earnings (loss)
   from continuing operations per
   share..............................
  Discontinued operations, net per
   share..............................
                                        -----  -----  -----  --------  --------
  Basic and diluted earnings (loss)
   per share..........................
                                        -----  -----  -----  --------  --------
  Basic and diluted weighted average
   number of common equivalent shares
   outstanding (in millions)..........
                                        -----  -----  -----  --------  --------

    The accompanying notes are an integral part of these combined financial statements.

                           SKY GLOBAL NETWORKS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in Millions)

                                            Year ended          Nine months
                                             June 30,         ended March 31,
                                         -------------------  ----------------
                                         1997   1998   1999    1999     2000
                                         -----  -----  -----  -------  -------
Cash flows from operating activities:                           (unaudited)
Net income (loss)......................  $(226) $(386) $  19  $   214  $  (174)
Adjustments to reconcile net income
 (loss) to net cash used in operating
 activities:
  Depreciation and amortization........    149    156    123      110       45
  Non-cash compensation charge.........    --     --     --       --        20
  Equity in (earnings) losses of
   affiliates..........................   (116)    41    185      126      368
  Gain on sales of subsidiaries and
   investments.........................    --     --    (551)    (551)    (330)
  Minority interests ..................     (1)    (1)    (6)      (3)      (7)
  (Income) loss from discontinued
   operations..........................      1     (3)     3        5      --
  Provision (benefit) for deferred
   income taxes........................     12    (13)   (18)     (10)     (40)
Changes in operating assets and
 liabilities net of acquisitions and
 dispositions:
  Accounts receivable, prepaid and
   other assets .......................    (51)    (3)  (118)     (91)     (32)
  Inventories .........................      8     12    (15)     (37)     (10)
  Accounts payable and accrued
   expenses............................     30     (8)   160      114     (129)
                                         -----  -----  -----  -------  -------
    Net cash used in operating
     activities........................   (194)  (205)  (218)    (123)    (289)
Cash flows from investing activities:
  Cash used in acquisitions, net.......    --     (75)   (12)     (12)     --
  Proceeds from sales of assets........     29     18    677      671      111
  Investments..........................   (156)  (110)  (154)    (113)    (266)
  Dividends received...................     65     70     71       40        7
  Capital expenditures.................    (56)   (47)   (20)     (18)     (17)
                                         -----  -----  -----  -------  -------
    Net cash (used in) provided by
     investing activities..............   (118)  (144)   562      568     (165)
Cash flows from financing activities:
  Proceeds from NDS initial public
   offering............................    --     --     --       --       207
  Advances from (to) affiliates, net...    324    368   (363)    (468)     299
                                         -----  -----  -----  -------  -------
    Net cash provided by (used in)
     financing activities..............    324    368   (363)    (468)     506
Effect of exchange rate changes on cash
 and cash equivalents..................     (5)   (11)    16       11        9
                                         -----  -----  -----  -------  -------
Net increase (decrease) in cash and
 cash equivalents......................      7      8     (3)     (12)      61
Cash and cash equivalents at beginning
 of period.............................     19     26     34       34       31
                                         -----  -----  -----  -------  -------
Cash and cash equivalents at end of
 period................................  $  26  $  34  $  31  $    22  $    92
                                         =====  =====  =====  =======  =======

    The accompanying notes are an integral part of these combined financial statements.

                           SKY GLOBAL NETWORKS, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (Dollars in Millions)

                                                               Accumulated
                                                                  Other
                           Common      Paid-In   Accumulated  Comprehensive
                            Stock      Capital     Deficit        Loss         Total
                         ----------  ----------  -----------  ------------- ----------
Balance at June 30,
 1996................... $       65  $      750  $   (1,730)   $       (9)  $     (924)
Comprehensive income
 (loss):
  Net loss..............        --          --         (226)          --          (226)
  Foreign currency
   translation
   adjustment...........        --          --          --            (14)         (14)
                         ----------  ----------  ----------    ----------   ----------
Total comprehensive
 loss...................        --          --         (226)          (14)        (240)
Dividends paid..........        --          --          (32)          --           (32)
Capital contributions,
 net....................          1       1,465         --            --         1,466
                         ----------  ----------  ----------    ----------   ----------
Balance at June 30,
 1997...................         66       2,215      (1,988)          (23)         270
                         ----------  ----------  ----------    ----------   ----------
Comprehensive income
 (loss):
  Net loss..............        --          --         (386)          --          (386)
  Foreign currency
   translation
   adjustment...........        --          --          --            (57)         (57)
                         ----------  ----------  ----------    ----------   ----------
Total comprehensive
 loss...................        --          --         (386)          (57)        (443)
Capital contributions,
 net....................        --          208         --            --           208
                         ----------  ----------  ----------    ----------   ----------
Balance at June 30,
 1998...................         66       2,423      (2,374)          (80)          35
                         ----------  ----------  ----------    ----------   ----------
Comprehensive income
 (loss):
  Net income............        --          --           19           --            19
  Foreign currency
   translation
   adjustment...........        --          --          --             28           28
                         ----------  ----------  ----------    ----------   ----------
Total comprehensive
 income.................        --          --           19            28           47
Dividends paid..........        --          --         (135)          --          (135)
Capital contributions,
 net....................        --           62         --            --            62
                         ----------  ----------  ----------    ----------   ----------
Balance at June 30,
 1999...................         66       2,485      (2,490)          (52)           9
                         ----------  ----------  ----------    ----------   ----------
Comprehensive income
 (loss):
  Net loss..............        --          --         (174)          --          (174)
  Foreign currency
   translation
   adjustment...........        --          --          --             17           17
                         ----------  ----------  ----------    ----------   ----------
Total comprehensive
 (loss) income..........        --          --         (174)           17         (157)
Dividends paid..........        --          --          (17)          --           (17)
Capital contributions,
 net....................        --          232         --            --           232
                         ----------  ----------  ----------    ----------   ----------
Balance at March 31,
 2000 (unaudited)....... $       66  $    2,717  $   (2,681)   $      (35)  $       67
                         ==========  ==========  ==========    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                           SKY GLOBAL NETWORKS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of business and basis of presentation

Description of business

      Sky Global Networks, Inc. ("SGN"), a Delaware corporation, is an indirect wholly owned subsidiary of The News Corporation Limited ("News Corporation"), an Australian registered company. SGN was incorporated in August 1998 as TVG Holdings, Inc. and was renamed Sky Global Networks, Inc. in June 2000. During the periods covered by these combined financial statements, SGN and certain other subsidiaries of News Corporation were principally engaged, directly and through joint ventures, in (i) Satellite Distribution--owning, operating and distributing satellite television services globally, (ii) Distribution Technology and Conditional Access--providing conditional access systems to digital satellite and cable pay-TV broadcasters and (iii) until March 1, 1999, Magazine Publishing--magazine publishing and distribution.

Basis of presentation

      Prior to the initial public offering referred to in Note 17, News Corporation will effect a restructuring (the "Restructuring") by transferring to SGN, at book value, substantially all of its subsidiaries engaged in Satellite Distribution and Distribution Technology and Conditional Access. Included in this transfer will be Star Television Limited ("STAR"), NDS Group plc ("NDS") and certain other wholly owned subsidiaries of News Corporation that hold ownership interests in various satellite distribution platforms including Japan Digital Broadcasting Services, Inc. ("SKY PerfecTV!"), Net Sat Servicos Ltda. ("Sky Brazil"), Innova S. de R.L. de C.V. ("Sky Mexico") and Sky Multi-Country Partners ("SMCP"). In addition, subsidiaries of News Corporation will contribute their direct equity interests in British Sky Broadcasting Group plc ("BSkyB") and Stream S.p.A. ("Stream") to SGN. During the periods covered by these combined financial statements, SGN, the businesses transferred by News Corporation, along with News America Publications Inc. ("NAP") and related assets (collectively, the "Company" or "Historical Reporting Group", individually, a "Member") were under common control as an integral part of News Corporation's overall operations. These combined financial statements have been prepared from News Corporation's historical accounting records and present the combined results and financial position of the Historical Reporting Group for all periods presented as if the Company had been a separate stand alone entity.

      The financial information included herein may not necessarily reflect the Company's future or historical combined financial position, results of operations, cash flows, and changes in shareholders' equity had the Restructuring and the transactions referred to in Note 17 occurred as of the beginning of the periods presented.

      The accompanying unaudited combined financial statements as of March 31, 2000, and for the nine months ended March 31, 1999 and 2000, have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X and are consistent with the audited financial statements. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for fair presentation have been included. Operating results for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.

                           SKY GLOBAL NETWORKS, INC.

2. Summary of significant accounting policies

Principles of combination

      The combined financial statements include the accounts of SGN combined with those entities constituting the Historical Reporting Group, which are consolidated with the accounts of such entities' majority-owned and controlled subsidiaries. For financial reporting purposes, control generally means ownership of a majority interest in an entity. The Company uses the equity method to account for investments in unconsolidated affiliates in which it exercises significant influence but does not control.

      The following Members are included in the Historical Reporting Group:

      Combined Entities    Period Included  Equity Affiliates    Period Included
      -----------------   ----------------- ------------------ -------------------
      NAP                 7/1/96 to 3/1/99  TV Guide, Inc.     3/1/99 to 03/31/00
      NDS                 7/1/96 to 3/31/00 BSkyB              7/1/96 to 03/31/00
      STAR                7/1/96 to 3/31/00 Stream             6/1/99 to 03/31/00
                                            SKY PerfecTV!      6/1/97 to 05/1/98
                                            DTH Latin America:
                                            Sky Brazil         7/1/96 to 03/31/00
                                            Sky Mexico         3/1/97 to 03/31/00
                                            SMCP               10/1/97 to 03/31/00
                                            STAR affiliates:
                                            Channel [V]        7/1/96 to 12/31/98
                                            ESPN STAR Sports   11/1/96 to 03/31/00
                                            Phoenix            7/1/96 to 03/31/00

      The combined entities and equity affiliates are included in the combined financial statements for all periods presented or from the date of acquisition if later than July 1, 1996, and, if applicable, through the date of disposition (see Note 3).

      All material intracompany accounts and transactions between the combined entities have been eliminated. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements of those entities constituting the Historical Reporting Group as described in Note 1.

Fiscal year

      The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30 in each year. Each of the fiscal years presented is a 52-week year.

Foreign currency translation

      The functional currency of the Company during the periods covered by these combined financial statements is primarily the United States dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity affiliate. Assets and liabilities of foreign subsidiaries and foreign equity affiliates are translated at current exchange rates, and revenues and expenses are translated at average exchange rates for the applicable period. The resulting translation adjustment is recorded as a component of Accumulated Other Comprehensive Loss in shareholders' equity.

      Transactions denominated in currencies other than the applicable functional currency are recorded based on exchange rates prevailing at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations.

                           SKY GLOBAL NETWORKS, INC.

Cash and cash equivalents

      The Company defines cash and cash equivalents as cash on deposit in banks and cash invested temporarily in various instruments with original maturities of three months or less. Bank overdrafts of $20 million and $70 million are included in Accrued Expenses in the accompanying combined balance sheets as of June 30, 1998 and 1999, respectively.

Inventories

      Inventories primarily consist of television programming rights related to the Company's satellite distribution business, and smart cards and smart card components related to the Company's distribution technology and conditional access business. Until the sale of NAP on March 1, 1999 (see Note 3), inventories also included paper.

      Inventories are stated at the lower of cost or market. Cost is determined on either a first-in, first-out ("FIFO") basis or an average cost basis which approximates FIFO. Provision is made for obsolete, slow-moving or defective items where appropriate.

      In accordance with Statement of Financial Accounting Standards ("SFAS") No. 63, "Financial Reporting by Broadcasters," program rights for entertainment programs and sporting events are amortized over their license periods. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the inception of these contracts and periodically thereafter, the Company evaluates the recoverability of the costs associated therewith against the revenues directly associated with the program material and related expenses. Where an evaluation indicates that a programming contract will result in an ultimate loss, additional amortization is provided to currently recognize that loss.

Property, plant and equipment

      Property, plant and equipment are stated at cost. Depreciation and amortization for financial statement purposes is provided using the straight-line method over an estimated useful life of 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred.

Investments

      Investments in which the Company's ownership interest is less than 20% and which are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is used. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee at acquisition, which is amortized over forty years. Recognition of gains on sales of subsidiaries to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

Minority interests

      Recognition of a minority interest holder's share of gains or losses of subsidiaries is generally limited to the amount of such minority interest holder's allocable portion of the common equity of those subsidiaries. The Company's minority interest relates to Channel [V].

                           SKY GLOBAL NETWORKS, INC.

Intangible assets

      Intangible assets represent the excess cost of acquired subsidiaries over the amounts assigned to their tangible net assets at acquisition. Such amounts are amortized on a straight-line basis of twenty years (for NDS) and forty years (for other entities).

      The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimates of useful lives. This evaluation consists of the Company's projection of undiscounted future operating cash flows before interest over the remaining lives of the intangible assets, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." Based on its review, the Company believes that no significant impairment of its long-lived assets or related intangible assets has occurred.

Revenue recognition

      The Company principally derives its revenues from the sale of air time to advertisers, affiliate fees charged to cable operators, the sale of subscription television services, the sale of distribution technology and conditional access systems and software and, until March 1, 1999, the magazine publishing and distribution revenue associated with NAP.

Satellite Distribution

      Satellite distribution revenues are primarily derived from the sale of air time to advertisers, which are recognized in the period during which the commercials are aired and affiliate fees charged to cable operators, which are recognized in the period in which the service is provided.

Distribution Technology and Conditional Access

      Distribution technology and conditional access revenues include the following:

    . revenue from the sale of smart cards to broadcasters for distribution to and use by their subscribers;

    . subscriber based fees from broadcasters for the maintenance and support of their distribution technology and conditional access systems;

    . revenue from integration development and support services to digital broadcasters, including software development and enhancements;

    . license and royalty fees for the use of NDS developed technology and security products; and

    . revenue from the sale of broadcast products.

      Revenue from the sale of smart cards is recognized upon shipment to the broadcaster or its subscribers.

      NDS receives subscriber-based fees from broadcasters for the maintenance and support of their distribution technology and conditional access systems to be provided over a specified period, typically 18 to 40 months. Revenues are generally recognized in the period in which the services are performed. However, in certain instances, NDS has contracted to replace the smart cards at a future date at no additional charge to the broadcasters. In such circumstances, a portion of the fee, which is equal to the estimated fair value of the smart cards, is deferred until the replacement smart cards are shipped to the broadcaster or its subscribers.

                           SKY GLOBAL NETWORKS, INC.

      Revenue from integration development and support, which typically include software development and enhancements, include both time and materials based contracts and fixed price contracts. Once the systems are operational, ongoing maintenance and support services are provided. Revenue from time and material based contracts are recognized as the service is provided and the costs are incurred. For fixed price contracts with multiple elements, which are typically one to two years in duration, revenue is recognized in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition", or SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts", as specified in SOP 97-2. Under this method, revenue and the related costs are recognized at the completion of each milestone, and service revenue, including maintenance, is recognized as such services are provided. Contracts are reviewed periodically and provisions for estimated losses on uncompleted contracts are made in the period in which such estimated losses are determined.

      License and royalty fees are recognized in the period during which such fees are earned.

      Revenue from the sale of broadcast products (see Note 12) is recognized when such products are shipped to the customer.

Magazine Publishing

      Magazine publishing revenues include the following:

            . advertising revenue is recorded upon the release of the magazine for sale, net of agency commissions and discounts. Allowances for doubtful accounts, returns and volume rebates are provided based upon historical experience;

            . subscription revenue is recognized in the period the magazines are delivered to subscribers;

            . newsstand revenue is recognized based on the on-sale dates.
              Allowances for estimated returns are recorded based on historical experience; and

            . distribution revenue is recognized as distribution services are performed.

Software development costs

      Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", capitalization of software development costs begins upon establishment of technical feasibility as to the completion of a working model. From this point in the development process, the Company will secure a contract for the ultimate sale of the product to a customer before continuing with the development of that product to meet the specific needs of the customer. These contracts are accounted for under SOP 81-1 where appropriate.

Financial instruments

      The fair value of financial instruments, including cash and cash equivalents and investments, is generally determined by reference to market values resulting from trading on national securities exchanges. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

Deferred revenue and subscription income

      The costs of supplying smart cards are recognized upon shipment of the smart cards to the broadcaster or its subscribers. A portion of the subscriber fee revenue is deferred, equivalent to the estimated fair value of

                           SKY GLOBAL NETWORKS, INC.

the smart cards, which has been calculated based on the revenue NDS would expect to earn in supplying an equivalent volume of smart cards in a stand-alone arrangement. This revenue is then recognized upon shipment of the replacement smart cards to the broadcaster or its subscribers.

      NDS receives government grants towards the costs of certain capital expenditures. Such grants are treated as deferred revenue and are recognized in the combined statements of operations over the expected useful lives of the related assets.

      Until the sale of NAP on March 1, 1999 (see Note 3), deferred subscription income represented advance orders and payments for magazine subscriptions from subscribers.

License agreements

      NDS has the right to use certain intellectual property under various license agreements. Royalties payable under these agreements are typically calculated as a percentage of relevant revenues and are charged in the combined statement of operations to match with the recognition of those revenues. One of these agreements is with a related party (see Note 14).

Research and development

      Research and development costs are expensed as incurred.

      Research and development costs, which are included in operating expenses, were $34 million, $39 million, and $60 million for the years ended June 30, 1997, 1998 and 1999, respectively.

Income taxes

      The Company accounts for income taxes using SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries since amounts are expected to be reinvested indefinitely. The Company provides for income taxes as if it were a stand-alone taxpayer.

Stock-based compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options awarded to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Earnings per share

      With respect to the computation, presentation and disclosures for earnings per share, the Company utilizes SFAS No. 128, "Earnings per Share." Basic and diluted earnings per share has been calculated under SFAS No. 128 as if the number of common shares outstanding immediately prior to the offering had been outstanding for all of the periods presented.

                           SKY GLOBAL NETWORKS, INC.

Comprehensive income

      The Company follows SFAS No. 130, "Reporting Comprehensive Income" for the reporting and display of comprehensive income and its components in financial statements and thereby reports a measure of all changes in equity of an enterprise that results from transactions and other economic events other than transactions with the shareholders. Items of comprehensive income (loss) are reported in the combined statements of shareholders' equity.

Use of estimates

      The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Market risk exposure

      The Company is potentially subject to foreign currency exchange rate risk relating to receipts from customers and payments to suppliers in the Asia-Pacific region, Europe and Latin America, as well as other international markets. The Company's combined financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company operates. The Company does not engage in hedging activities.

Concentration of credit risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company maintains cash and cash equivalents with various major institutions and limits the amount of credit exposure to any one institution. At June 30, 1998 and 1999, approximately 14% and 22%, respectively, of the Company's accounts receivable were from customers in India.

Issuances of stock by subsidiaries or equity affiliates

      When one of the Company's subsidiaries or equity investees issues additional shares to third parties, the percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than the average carrying amount per share, the Company recognizes a non-cash gain or loss on the issuance. This non-cash gain or loss, net of any deferred taxes, is generally recognized as Other Income in the Company's combined statements of operations in the period the change in ownership interest occurs.

Recently issued accounting pronouncements

      In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No.133 was subsequently amended by SFAS No. 137, which had the effect of deferring the date of its effectiveness. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for fiscal periods beginning after June 15, 2000. The Company is currently evaluating the possible effects of SFAS No. 133 on its combined financial statements.

      In December 1999, the staff of Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

                           SKY GLOBAL NETWORKS, INC.

3. Acquisitions and dispositions

      In June 1999, the Company acquired a 35% interest in Stream, a satellite pay-TV provider in Italy for $37 million. Subsequent to March 31, 2000, the Company increased its ownership interest (see Note 17).

      In March 1999, the Company sold NAP and certain related assets to TV Guide, Inc. ("TVG," formerly known as United Video Satellite Group, Inc.) in exchange for common stock representing a 43.6% equity interest in TVG and net cash of $671 million. The net book value of the net assets sold was $1.6 billion, which included approximately $2 billion of intangible assets. The Company recorded a pro rata gain of $551 million on this sale, which is reflected in Other Income in the accompanying combined statements of operations.

      The table below reflects the unaudited pro forma combined results of the Company, as if the disposition of NAP and the acquisition of 43.6% of TVG had taken place at the beginning of fiscal year 1998.

                                         Year ended June 30,
                                        ----------------------
                                           1998        1999
                                        ----------  ----------
                                        (in millions, except
                                           per share data)     ---
         Revenues.....................  $      238  $      333
         Net income (loss)............        (377)         19
         Earnings per share, basic and
          diluted.....................

      In a series of transactions during fiscal 1999, STAR acquired a controlling interest in Channel [V] for cash consideration of approximately $20 million which was allocated to intangible assets. Channel [V] is a 24-hour music television channel that broadcasts music videos in Asia Pacific and the Middle East. Subsequent to March 31, 2000, the Company increased its ownership interest in Channel [V].

      The Company's ownership interest in Japan Sky Broadcasting ("JSkyB"), a venture which owns and operates a satellite broadcasting business in Japan, was reduced, in a series of transactions at cost, from 50% to 33% in June 1997 and further reduced to 25% in September 1997. In May 1998, JSkyB merged with Japan Digital Broadcasting Services Corporation to form "SKY PerfecTV!", a direct-to-home ("DTH") platform in Japan. The Company retained an 11.375% ownership interest in the newly merged entity. During March 2000, SKY PerfecTV! merged with DIRECTV Japan. The Company's interest was reduced to 9.9%.

      In October 1997, the Company, through a Member, acquired a 30% interest in SMCP to conduct satellite broadcast activities in South America and the Caribbean basin, excluding Brazil and Mexico. SMCP owns and operates DTH operations in Colombia and Chile and has a DTH license in Argentina.

      In March 1997, the Company, through a Member, acquired a 40% interest in Sky Mexico, a Mexican DTH satellite platform for $15 million. In fiscal 1998, the Company's effective ownership interest was reduced to 30% through dilution from the sale at cost of equity interests in Sky Mexico to other investors.

      In November 1996, ESPN STAR Sports ("ESS") was created through a joint venture between STAR (50%) and ESPN (50%), to provide international and Asian sports programming. The Company contributed to the joint venture cash and net assets of approximately $52 million.

                           SKY GLOBAL NETWORKS, INC.

4. Inventories, net

      Inventories consisted of the following (in millions):

                                                          June 30,
                                                          ---------  March 31,
                                                          1998 1999    2000
                                                          ---- ---- -----------
                                                                    (unaudited)
      Programming rights, net............................ $21  $21      $30
      Raw materials .....................................  34  --       --
      Work-in-progress...................................   8   17       15
      Finished goods, net ...............................   8    5        7
                                                          ---  ---      ---
        Inventories, net................................. $71  $43      $52
                                                          ===  ===      ===

5. Investments

      The Company has various investments accounted for under the equity and cost methods. The following table includes the Company's carrying amount and percentage ownership of its significant investments (in millions):

                                                                   June 30, 1998 June 30, 1999 March 31, 2000
                                                      Percentage     Carrying      Carrying       Carrying
 Investment               Description                  Ownership      Amount        Amount         Amount
 ----------               -----------                ------------- ------------- ------------- --------------
                                                                                                (unaudited)
 TVG                      Provider of electronic
                          and magazine program
                          guides..................      43.60%        $  --         $1,471         $1,440
 BSkyB                    Satellite television
                          broadcaster in the U.K.
                          and Ireland.............      39.75%           327           234             80
 Stream                   Satellite television
                          broadcaster in Italy....      35.00%           --             31             47
 DTH Latin America:
  Sky Brazil              Satellite television
                          broadcaster in Brazil...      36.00%            10           --             --
  Sky Mexico              Satellite television
                          broadcaster in Mexico...      30.00%           --            --             --
  SMCP                    Holding company for DTH
                          platforms in Latin
                          America.................      30.00%             7             9             12
 STAR affiliates:
  ESS                     Asian and international
                          sports programming
                          channels................      50.00%            18            26             22
  Phoenix                 24-hour Chinese
                          entertainment channels..      45.00%             6             6              6
 Other equity investments Various.................      Various          157           132             59
                                                                      ------        ------         ------
                          Total equity method
                           investments............                       525         1,909          1,666
 Other                    Investment held at
                          cost....................   Less than 20%        19            25             73
                                                                      ------        ------         ------
                            Total Investments.....                    $  544        $1,934         $1,739
                                                                      ======        ======         ======

                           SKY GLOBAL NETWORKS, INC.

      At June 30, 1999, the Company's share of losses exceeded its capital contributions for Sky Brazil and Sky Mexico by $32 million and by $46 million, respectively. The Company's intention is to continue to fund these investments, therefore, the Company continues to report its share of the losses. These excess loss amounts are included in Other Non-current Liabilities in the accompanying combined balance sheets.

      TVG and BSkyB are both publicly traded entities. The fair market value of the Company's ownership interests as of June 30, 1999 was $2.4 billion and $6.4 billion for TVG and BSkyB, respectively. The fair market value of the Company's ownership interests as of March 31, 2000 was $6.4 billion and $18.1 billion for TVG and BSkyB, respectively.

      Of the Company's total share ownership in BSkyB, as of May 19, 2000 approximately 13%, representing 90,098,598 shares of BSkyB, may be used by the Company to satisfy the Company's obligation to reimburse NAI under the Payment Agreement for any exercises of the BSkyB Warrants in connection with the Exchangeable Preferred Securities (see Note 17).

      The carrying amount of the equity investments exceeded the Company's percentage share of the underlying net assets by approximately $102 million and $1.3 billion as of June 30, 1998 and 1999, respectively.

      Summarized combined financial information for all equity affiliates is as follows (in millions):

                                                                    June 30,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
     Current assets.............................................. $1,222 $1,778
     Non-current assets..........................................  2,103  5,934
     Current liabilities.........................................    982  1,989
     Non-current liabilities.....................................  2,127  4,219

                                                                  Nine months
                                                                  ended March
                                          Year ended June 30,         31,
                                          ---------------------  --------------
                                           1997   1998    1999    1999    2000
                                          ------ ------  ------  ------  ------
                                                                  (unaudited)
     Revenues............................ $2,194 $2,749  $3,550  $2,553  $3,582
     Operating income (loss).............    436    121    (181)   (101)   (751)
     Net income (loss)...................    348   (159)   (624)   (492)   (911)

                           SKY GLOBAL NETWORKS, INC.

     The Company's share of the income (losses) of each of its equity affiliates is as follows (in millions):

                                              Share of equity income (loss)
                                              ---------------------------------
                                                                   Nine months
                                               Year ended June     ended March
                                                     30,               31,
                                              -------------------  ------------
     Affiliate                                1997   1998   1999   1999   2000
     ---------                                -----  -----  -----  -----  -----
                                                                   (unaudited)
     TVG..................................... $ --   $ --   $  (5) $  (2) $ (31)
     BSkyB...................................   200    113    (10)    17   (156)
     Stream..................................   --     --      (7)   --    (111)
     DTH Latin America:
       Sky Brazil............................   (14)   (56)   (83)   (77)   (23)
       Sky Mexico............................   (11)   (45)   (35)   (27)   (19)
       SMCP..................................   --      (9)   (22)   (17)   (21)
     STAR affiliates:
       ESS...................................   (35)   (36)   (25)   (23)   (16)
       Phoenix...............................    (9)    (8)    (5)    (5)   --
     Other...................................   (15)   --       7      8      9
                                              -----  -----  -----  -----  -----
                                              $ 116  $ (41) $(185) $(126) $(368)
                                              =====  =====  =====  =====  =====

6. Property, plant and equipment, net

     Property, plant and equipment consisted of the following (in millions):

                                                                     June 30,
                                                                     ----------
                                                                     1998  1999
                                                                     ----  ----
     Furniture, fixtures and equipment.............................. $247  $197
     Buildings .....................................................   40    32
     Leasehold improvements.........................................   15    15
     Land...........................................................    5     5
                                                                     ----  ----
       Total property, plant and equipment..........................  307   249
     Accumulated depreciation and amortization...................... (126) (117)
                                                                     ----  ----
       Property, plant and equipment, net........................... $181  $132
                                                                     ====  ====

     Depreciation and amortization expense was $29 million, $36 million, and $32 million for the years ended June 30, 1997, 1998 and 1999, respectively.

7. Due to News Corporation and subsidiaries

     The Company was indebted to News Corporation and its subsidiaries in the amount of approximately $2.9 billion and $2.5 billion as of June 30, 1998 and 1999, respectively. Interest expense with respect to such debt was charged at rates determined periodically by News Corporation, which averaged 9.96% and 7.90% in 1998 and 1999, respectively. Following the initial public offering referred to in Note 17, the interest rate charged on such indebtedness will be approximately 8% per annum, adjusted annually and payable quarterly.

     During the fiscal years ended June 30, 1997, 1998 and 1999, News Corporation contributed $1,466 million, $208 million and $62 million, respectively, of amounts due to News Corporation and subsidiaries to combined shareholders' equity of the Company. Additionally, during the fiscal years ended June 30, 1997 and 1999, the Company paid dividends of $32 million and $135 million, respectively, which were included in amounts due to News Corporation and subsidiaries.

                           SKY GLOBAL NETWORKS, INC.

8. Income taxes

      During the periods presented, the Company and certain members of the Historical Reporting Group were included in the consolidated tax returns of other News Corporation entities. The Company has provided for income taxes as if it were a stand-alone taxpayer. Income taxes payable are reflected in the combined balance sheets in Due to News Corporation and subsidiaries.


      NDS entered into a Group Relief Agreement dated October 29, 1999, with a subsidiary of News Corporation, which provides for the mutual surrender of losses and other allowances by group relief. Subject to terms of the agreement, the party accepting such surrender shall pay or cause to be paid to the surrendering party an amount equal to the amount of tax such accepting party would have paid but for such surrender.

      Components of the (provision) benefit for income taxes were as follows (in millions):

                                                       Year ended June 30,
                                                       ----------------------
                                                        1997    1998    1999
                                                       ------  ------  ------
Current:
  Federal.............................................   $ (1)   $ (1) $   (1)
  State and local.....................................    --      --      --
  Foreign.............................................    --       (3)    --
Deferred:
  Federal ............................................     14      13     --
  State and local.....................................     12      15     --
  Foreign ............................................    (37)    (11)     19
                                                       ------  ------  ------
                                                       $  (12) $   13  $   18
                                                       ======  ======  ======


      A reconciliation of income tax expense based on the U.S. federal statutory rate to income tax expense as per the combined statements of operations is summarized as follows (in millions):

                                                       Year ended June 30,
                                                       ----------------------
                                                        1997    1998    1999
                                                       ------  ------  ------
Income tax benefit (expense) at the U.S. federal rate
 ..................................................... $   74  $  141  $   (2)
State and local taxes (net of federal tax benefit)....     12      15     --
Non taxable gain......................................    --      --      192
Foreign tax free dividends............................     23      24      23
Effect of countries with different statutory rates....     (7)    (18)    (24)
Loss from foreign operations for which no benefit has
 been recognized......................................    (55)    (64)    (80)
Amortization of goodwill..............................    (10)    (9)      (6)
Other.................................................      3       1       1
Increase in valuation allowance.......................    (52)    (77)    (86)
                                                       ------  ------  ------
                                                       $  (12) $   13  $   18
                                                       ======  ======  ======

      The permanent difference related to the non-taxable gain of $192 million in 1999 relates to the basis difference arising from a tax-free transfer of NAP's stock to TVG. An unrecorded deferred tax asset exists for the basis difference associated with this tax-free transfer. Since the asset will not be recognized until the TVG stock is sold, which will not take place in the foreseeable future, this asset has not been recorded in the accompanying combined financial statements.

                           SKY GLOBAL NETWORKS, INC.

      The components of deferred tax assets and liabilities, are as follows as of (in millions):

                                                                    June 30,
                                                                  -------------
                                                                   1998   1999
                                                                  ------  -----
Deferred tax assets:
Net operating loss carryforwards................................. $  368  $ 218
Accrued expenses.................................................     18     14
Less: valuation allowance........................................   (321)  (186)
                                                                  ------  -----
  Total net deferred tax assets..................................     65     46
                                                                  ------  -----
Deferred tax liabilities:
Intangible assets ...............................................    621    --
Investments .....................................................    391    368
Other............................................................     16      5
                                                                  ------  -----
  Total deferred tax liabilities.................................  1,028    373
                                                                  ------  -----
Net deferred tax liabilities..................................... $  963  $ 327
                                                                  ======  =====

      The deferred tax asset related to the net operating loss carryforwards was $368 million and $218 million as of June 30, 1998 and 1999, respectively. The decrease of $150 million during fiscal 1999 was primarily attributable to the sale of NAP to TVG. The valuation allowance recorded against deferred tax assets was $321 million and $186 million as of June 30, 1998 and 1999, respectively. The decrease of $135 million during fiscal year 1999 resulted from the reduction of the valuation allowance related to the sale of NAP to TVG. In addition, the decrease of intangible assets of $621 million during fiscal year 1999 is also the result of the NAP sale. At June 30, 1999, intangible assets are either non-deductible for tax purposes or are in jurisdictions that do not require a deferred tax.

      As of June 30, 1999, the Historical Reporting Group had aggregate net operating loss ("NOL") carryforwards of $1.0 billion. These NOL's were generated in jurisdictions where NOL's are permitted to be carried forward indefinitely. Since it is more likely than not that in the immediate future these NOL's will not be utilized, a valuation allowance has been provided for them.

      Income taxes paid to foreign jurisdictions for the years ended June 30, 1997, 1998 and 1999 were not material.

9. Share option plans

      The Company did not have a share option plan for the periods presented; however, certain employees of the Company have been granted News Corporation stock options under the News Corporation Share Option Plan (the "News Plan"). In addition, employees of NDS are entitled to receive options under the NDS Executive Share Option Plan (the "NDS Plan").

      As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has chosen to account for stock-based awards to employees under both plans using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees".

News Corporation Share Option Plan

      Under the News Plan, the price of options granted is the weighted average market price of the shares sold on the Australian Stock Exchange during the five trading days immediately prior to the date of the options being granted. Stock options are exercisable at a ratio of four options per American Depositary Receipt ("ADR").

                           SKY GLOBAL NETWORKS, INC.

      Options issued under the News Plan have a term of ten years, but are exercisable only after they have been vested in the option holder. The options granted vest over a four-year period.

      A summary of the News Plan activity for employees of the Historical Reporting Group excluding NAP was as follows:

                                                              Weighted Average
                                                    Number     Exercise Price
                                                   ---------  ----------------
      Options outstanding, July 1, 1996...........   450,000       $4.56
      Options granted ............................ 1,558,400       $3.94
                                                   ---------
      Options outstanding, June 30, 1997.......... 2,008,400       $4.03
      Options granted ............................ 1,288,000       $2.90
      Options exercised...........................   (42,000)      $3.13
      Options forfeited...........................  (114,000)      $3.13
                                                   ---------
      Options outstanding, June 30, 1998.......... 3,140,400       $3.12
      Options granted ............................   830,800       $5.34
      Options exercised...........................  (331,500)      $3.70
      Options forfeited ..........................   (65,900)      $3.32
                                                   ---------
      Options outstanding, June 30, 1999.......... 3,573,800       $3.83
      Options granted (unaudited) ................ 1,103,200       $6.34
      Options exercised (unaudited)...............  (934,400)      $3.12
      Options forfeited (unaudited) ..............       --          --
                                                   ---------
      Options outstanding, March 31, 2000
       (unaudited)................................ 3,742,600       $4.44
                                                   =========

      At June 30, 1999, of the 3,573,800 options outstanding, 1,111,000 were exercisable at a weighted average exercise price of $3.73, and a weighted average remaining contractual life of 7.87 years.

      The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                           Year ended June 30,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
Risk free interest rate.................................   5.09%   5.57%   4.73%
Dividend yield..........................................    1.5%    1.5%    1.5%
Expected volatility ....................................  33.27%  33.27%  33.27%
Expected life of options ............................... 7 years 7 years 7 years

      The weighted average fair value of options granted during the years ended June 30, 1997, 1998 and 1999 was $1.62, $1.35 and $2.03, respectively.

NDS Executive Share Option Plan

      The NDS Plan was established in 1997 and provides for the grant of options to employees to purchase shares in NDS over a 10 year term. Options granted under the NDS Plan vest over a four-year period. The NDS Plan authorizes options to be granted subject to a maximum of 7.5% of the ordinary shares of NDS in issue at the date of grant. Vested options became exercisable upon the NDS initial public offering ("NDS IPO") in November 1999 (see Note
17).

      The Company recognized no compensation expense in accordance with the provisions of APB No. 25 prior to the NDS IPO, as the vested options were not exercisable. However, on the date of the NDS IPO, the Company recognized a non-cash compensation charge of approximately $20 million based upon the difference between the exercise price and the IPO price for each of the vested options.

                           SKY GLOBAL NETWORKS, INC.

      A summary of the NDS Plan activity was as follows:

                                                              Weighted Average
                                                    Number     Exercise Price
                                                   ---------  ----------------
        Options outstanding, July 1, 1996.........       --           --
        Options granted .......................... 1,523,234       $ 8.14
                                                   ---------
        Options outstanding, June 30, 1997........ 1,523,234       $ 8.14
        Options granted ..........................   719,416       $ 8.14
        Options forfeited.........................  (230,178)      $ 8.14
                                                   ---------
        Options outstanding, June 30, 1998........ 2,012,472       $ 8.14
        Options granted ..........................   878,368       $ 9.85
        Options forfeited ........................   (53,171)      $ 8.28
                                                   ---------
        Options outstanding, June 30, 1999........ 2,837,669       $ 8.66
        Options granted (unaudited)...............   945,913       $21.85
        Options exercised (unaudited).............   (96,245)      $ 8.29
        Options forfeited (unaudited).............  (612,567)      $ 8.69
                                                   ---------
        Options outstanding, March 31, 2000
         (unaudited).............................. 3,074,770       $12.73
                                                   =========

      The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            Year ended June 30,
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
Risk free interest rate....................................     5.53%     5.07%
Dividend yield ............................................        0%        0%
Expected volatility .......................................       50%       50%
Expected life of options ..................................   3 years   3 years

      The weighted average fair value of options granted during the years ended June 30, 1998 and 1999 was $3.18 and $3.81, respectively.

      Had compensation expense for the News Plan and NDS Plan been determined based on the fair value at the grant date for options under the alternative method prescribed by SFAS No. 123, the change in the Company's net (loss) income and net (loss) income per share would have been immaterial.

10. Details of other financial statement accounts

Revenues

      (in millions)

                                              Year ended   Nine months  ended
                                               June 30,         March 31,
                                            -------------- ------------------
                                            1997 1998 1999   1999      2000
                                            ---- ---- ---- --------- ---------
                                                               (unaudited)
     Satellite Distribution:
       Advertising......................... $ 40 $ 47 $ 62 $      44 $      58
       Affiliate fees and other............   44   39   49        38        49
     Distribution Technology and
      Conditional Access...................  148  152  222       128       188
     Magazine Publishing:
       Circulation.........................  436  413  289       289       --
       Advertising and other...............  214  204  171       171       --
                                            ---- ---- ---- --------- ---------
     Total revenues........................ $882 $855 $793 $     670 $     295
                                            ==== ==== ==== ========= =========

                           SKY GLOBAL NETWORKS, INC.

Other operating charges

      Other operating charges consisted of the following (in millions):

                                                                  Nine months
                                                                     ended
                                          Year ended June 30,      March 31,
                                          ----------------------  -------------
                                           1997    1998    1999   1999   2000
                                          ------  ------  ------  -----  ------
                                                                  (unaudited)
Indovision platform phase-out............ $   14  $   13  $   54  $  16  $  --
Hong Kong business restructure...........     11     --       11      5     --
ISkyB termination........................    --      --       22    --      --
                                          ------  ------  ------  -----  ------
  Total other operating charges.......... $   25  $   13  $   87  $  21  $  --
                                          ======  ======  ======  =====  ======

Indovision platform phase-out

      In fiscal 1997, the Company entered the Indonesian DTH market through a platform operated as Indovision. Shortly thereafter, given the then severe economic downturn and volatility of the Indonesian market, the Company downsized its operations in Indonesia and ultimately decided in December 1998 to cease all DTH activities in Indonesia. In connection with the decision to terminate the operations in fiscal 1999, the Company provided for the long term transponder obligations of approximately $48 million, as it was determined that the capacity could not be deployed elsewhere in the business.

Hong Kong business restructure

      The Hong Kong business restructure relates to costs associated with the rationalization of STAR's broadcast operations and engineering facilities in Hong Kong in fiscal 1997 and 1999. During fiscal year 1997, the Company eliminated redundancies in the technical infrastructure including provisions for unused transponders and a subscriber management system. In fiscal 1999, STAR eliminated excess staff levels, related office expenses and recorded a loss on a transponder, which is no longer used.

ISkyB termination

      Indian Sky Broadcasting ("ISkyB"), the Company's DTH distribution platform initiative in India, was terminated during fiscal 1999 due to regulatory restrictions. The amount included in other operating charges above reflects the costs associated with the termination of a satellite lease and the write down of fixed assets.

                           SKY GLOBAL NETWORKS, INC.

      The remaining balance of these other operating charges are included in Accrued Other Operating Charges in the accompanying combined balance sheets.

                                      Indovision  Hong Kong
                                       platform   business      ISkyB
                                      phase-out  restructure termination Total
                                      ---------- ----------- ----------- -----
                                                   (in millions)
Balance at June 30, 1996                 $--        $--         $--      $--
Accrued other operating charges......      14         11         --        25
Payments.............................     (14)       (11)        --       (25)
                                         ----       ----        ----     ----
Balance at June 30, 1997                  --         --          --       --
Accrued other operating charges......      13        --          --        13
Payments.............................     (13)       --          --       (13)
                                         ----       ----        ----     ----
Balance at June 30, 1998                  --         --          --       --
Accrued other operating charges......      54         11          22       87
Payments.............................      (9)        (1)         (9)     (19)
                                         ----       ----        ----     ----
Balance at June 30, 1999.............      45         10          13       68
Less: current portion................       6          4          13       23
                                         ----       ----        ----     ----
Long-term accrued other operating
 charges.............................    $ 39       $  6        $--      $ 45
                                         ====       ====        ====     ====

Shareholders' equity of Historical Reporting Group

                                               June 30, 1998
                              ------------------------------------------------
                                               (in millions)
                                                          Accumulated
                                                             Other
                              Common Paid-in Accumulated Comprehensive
          Company             Stock  Capital   Deficit   Income (Loss)  Total
          -------             ------ ------- ----------- ------------- -------
SGN.........................  $  --     445    $(1,712)     $    3     $(1,264)
News Television Ltd.........     --     --         (60)        --          (60)
News Cayman Holdings Ltd. ..     --   1,467       (459)          3       1,011
Newscorp Japan Holdings BV..     --     273        (12)        (55)        206
NDS Group...................      66    222       (412)        (28)       (152)
Other.......................     --      16        281          (3)        294
                              ------ ------    -------      ------     -------
  Total.....................  $   66 $2,423    $(2,374)     $  (80)    $    35
                              ====== ======    =======      ======     =======

      At June 30, 1998, of the accumulated deficit in Other, $284 million represented the Company's share of the accumulated earnings of BSkyB.

                           SKY GLOBAL NETWORKS, INC.

                                               June 30, 1999
                               ----------------------------------------------
                                               (in millions)
                                                           Accumulated
                                                              Other
                               Common Paid-in Accumulated Comprehensive
           Company             Stock  Capital   Deficit   Income (Loss) Total
           -------             ------ ------- ----------- ------------- -----
SGN........................... $  --  $  446     $(1,312)       $  (4)  $(870)
News Television Ltd...........    --     --         (116)           1    (115)
News Cayman Holdings Ltd. ....    --   1,664        (779)          (1)    884
Newscorp Japan Holdings BV....    --     112         (12)         (16)     84
NDS...........................     66    222        (405)         (20)   (137)
Other.........................    --      41         134          (12)    163
                               ------ ------   ---------   ----------   -----
  Total....................... $   66 $2,485     $(2,490)       $ (52)  $   9
                               ====== ======   =========   ==========   =====

      At June 30, 1999, of the accumulated deficit in Other, $162 million represented the Company's share of the accumulated earnings of BSkyB.

      At June 30, 1999, common stock of SGN consisted of $0.01 par, 3,000 common shares authorized, 100 common shares issued and outstanding. SGN directly held the investment in NAP.

      At June 30, 1999, ordinary shares of News Television Limited ("NTL") consisted of (Pounds)1 par, 162,550,508 authorized, issued and outstanding. NTL is the holding company for the Company's investment in Stream.

      At June 30, 1999, ordinary shares of News Cayman Holdings Limited ("News Cayman") consisted of $1.00 par value, 400,000 ordinary shares authorized, 27,734 ordinary shares issued and outstanding; and 500,000 Redeemable shares, Australian $1.00 par value, 7,457 Redeemable shares issued and outstanding. News Cayman holds the Company's 100% ownership in STAR, as well as the Company's investments in Sky Brazil and Sky Mexico.

      At June 30, 1999, NDS had 42,000,002 deferred, 48,000,000 Series A ordinary and 52,000,000 Series B ordinary shares authorized; par value (Pounds)1.00 per deferred share and $0.01 per Series A and B ordinary share; 42,000,002 deferred shares and 42,001,000 Series A ordinary shares issued and outstanding.

      At June 30, 1999, common stock of SESLA, Inc. ("SESLA") consisted of no par value, 200 authorized, 100 common shares issued and outstanding. SESLA is the holding company for the Company's investments in SMCP and Sky Latin America Partners. These amounts are included in Other above.

      At June 30, 1999, common stock of News America DTH TechCo, Inc. ("NADT") consisted of no par value, 200 authorized shares, 100 common shares issued and outstanding. NADT is the holding company for the Company's investment in DTH TechCo Partners. These amounts are included in Other above.

Intangible assets

      Intangible assets' amortization expense was $84 million, $119 million and $69 million for the years ended June 30, 1997, 1998 and 1999, respectively.

      Accumulated amortization on intangible assets was $1.0 billion and $134 million as of June 30, 1998 and 1999, respectively. SGN sold NAP in March 1999, which principally accounted for this change (see Note 3).

                           SKY GLOBAL NETWORKS, INC.

11. Employee benefit plans

      The Company does not sponsor any company-wide pension plan and does not provide other post-retirements benefits or post-employment benefits to employees. Certain wholly-owned subsidiaries sponsor their own plans, as described below.

NDS Defined Pension Plan

      NDS maintains a defined benefit pension plan ("NDS Pension Plan") for full-time employees. The pension cost is shown in the following table (in thousands):

                                                                  Year ended
                                                                   June 30,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
      Service Cost-benefit earned during the period............. $1,032  $  973
      Interest Cost on projected benefit obligation. ...........  1,010   1,400
      Expected Return on Assets................................. (1,402) (1,609)
      Net amortization of loss..................................    --       69
                                                                 ------  ------
        Net periodic pension expenses........................... $  640  $  833
                                                                 ======  ======

      The following weighted-average assumptions were used in accounting for the NDS Pension Plan:

                                                                  Year ended
                                                                   June 30,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
      Discount rate ............................................   7.5%    6.5%
      Investment return.........................................  9.25%    8.5%
      Salary growth ............................................  6.25%    5.0%
      Pension increases ........................................   4.0%    3.0%

      Prepaid pension cost was $0.8 million and $1.1 million as of June 30, 1998 and 1999, respectively.

      The following is a reconciliation of the projected benefit obligation ("PBO") for the years ended June 30, 1998 and 1999 (in thousands):

      PBO at July 1, 1997............................................. $13,669
      Interest on PBO.................................................   1,011
      Service cost....................................................   1,034
      Distributions...................................................     (38)
      Employee contributions..........................................     412
      (Gains) losses..................................................   2,900
                                                                       -------
      PBO at June 30, 1998............................................  18,988
      Interest on PBO.................................................   1,399
      Service cost....................................................     989
      Distributions...................................................    (562)
      Employee contributions..........................................     498
      (Gains) losses..................................................    (647)
                                                                       -------
      PBO at June 30, 1999............................................ $20,665
                                                                       =======

                           SKY GLOBAL NETWORKS, INC.

      The following table is a reconciliation of the fair value of plan assets as of June 30, 1998 and 1999 (in thousands):

      Plan assets at July 1, 1997, at fair value....................... $14,222
      Employer contributions...........................................   1,006
      Employee contributions...........................................     412
      Benefits paid....................................................     (87)
      Return on assets.................................................   1,313
                                                                        -------
      Plan assets at June 30, 1998, at fair value......................  16,866
      Employer contributions...........................................   1,139
      Employee contributions...........................................     498
      Benefits paid....................................................    (621)
      Return on assets.................................................      15
                                                                        -------
      NDS Plan assets at June 30, 1999, at fair value.................. $17,897
                                                                        =======

      The following table is a reconciliation of the funded status as of June 30, (in thousands):

                                                              1998      1999
                                                             -------   -------
      Funded status......................................... $(2,122)  $(2,768)
      Unrecognized net actuarial loss.......................   2,932     3,884
                                                             -------   -------
      Prepaid pension expense............................... $   810   $ 1,116
                                                             =======   =======

STAR Defined Contribution Plan

      STAR maintains a 10% noncontributory defined contribution plan for full-time employees. The Company recorded pension expense related to the plan of approximately $2 million for each of the three years ended June 30, 1999.

12. Discontinued operations

      In July 1999, NDS sold its digital hardware business to Ordinto Investments, a subsidiary of News Corporation, for $111 million. Accordingly, the Company reported results of the operations of the digital hardware business and the gain on disposal as discontinued operations in the accompanying combined financial statements. In October 1999, Ordinto Investments sold the digital hardware business to an unrelated third party.

      Summarized operating results of discontinued operations are as follows (in millions):

                                                                   Nine months
                                                    Year ended        ended
                                                     June 30,       March 31,
                                                  ---------------  --------------
                                                  1997  1998 1999  1999    2000
                                                  ----  ---- ----  -----   ------
                                                                   (unaudited)
     Revenues...................................  $127  $144 $146  $  96   $  --
     Income (loss) from discontinued operations,
      net of taxes of $1 million, $2 million, $0
      and $1 million as of June 30, 1997, 1998,
      1999 and March 31, 1999, respectively.....    (1)    3   (3)    (5)     --
     Gain on sale...............................   --    --   --     --         8

                           SKY GLOBAL NETWORKS, INC.

13. Commitments and contingencies

Leases

      Future minimum lease payments under noncancellable operating leases for office space, transponders related to the Satellite Distribution businesses and other operating leases, which extend through April 2014, are as follows (in millions):

        Year ending June 30,
        2000.............................................................. $ 53
        2001..............................................................   47
        2002..............................................................   45
        2003..............................................................   40
        2004..............................................................   35
        Thereafter........................................................  234
                                                                           ----
          Total future minimum lease payments............................. $454
                                                                           ====


      Total rental expense for operating leases approximated $21 million, $19 million and $20 million for the years ended June 30, 1997, 1998 and 1999, respectively.

Purchase commitments

      As of June 30, 1999, total purchase commitments, principally for capital expenditures, amount to $5.8 million and are payable within one year.

      The Company has entered into film output contracts, which extend through 2004. The future minimum payments of these contracts as of June 30, 1999 are as follows (in millions):

        Year ended June 30,
        2000............................................................... $20
        2001...............................................................  21
        2002...............................................................  21
        2003...............................................................   4
        2004...............................................................   5
                                                                            ---
          Total future minimum payments.................................... $71
                                                                            ===

      In October 1998, STAR entered into an output agreement with Twentieth Century Fox Film Corporation ("TCFFC"), a subsidiary of News Corporation. This agreement has a term of five years with the following minimum guarantees per year: $4.3 million in 2000, $4.2 million in 2001, $4.3 million in 2002, $4.4 million in 2003 and $4.5 million in 2004. These commitments are included in the above table.

Litigation

      In the ordinary course of business, the Company has become involved in disputes or litigation. While the result of such disputes cannot be predicted with certainty, in management's opinion, based in part on the advice of counsel, the ultimate resolution of these disputes will not have a material adverse effect on the Company's financial position or its combined results of operations.

                           SKY GLOBAL NETWORKS, INC.

Bank facility

      STAR maintains an overdraft, import, and a standby letter of credit facility. As of June 30, 1998 and 1999 and March 31, 2000, there are no amounts outstanding under these facilities. The aggregate amount of these facilities is $5 million. These facilities are secured by a corporate guarantee for $5.6 million from News Corporation.

News Corporation guarantees

      News Corporation has guaranteed certain contingent liabilities for STAR and its equity affiliates. These guarantees include letters of credit, performance bonds, transponder and other leases. The aggregate of the guarantees is approximately $393 million and extend through May 2014.

      News Corporation has also guaranteed various transponder leases for Sky Brazil, Sky Mexico and SMCP. The aggregate of these guarantees is approximately $377 million and extends through 2019.

      Prior to the initial public offering, the Company will agree to indemnify News Corporation from and against any obligations they may incur by reason of their guarantees.

14. Related party transactions


      The Company conducts various types of business transactions with News Corporation as follows: licensing to the Company of intellectual property rights through July 1, 1999, provision by NDS of integrated broadcast systems and conditional access and the receipt by the Company of administrative services from a subsidiary of News Corporation. Licensing and system provision transactions are negotiated in the same manner as other third-party contracts. Amounts charged for administrative services represent the actual costs incurred by News Corporation.

Licensing of intellectual property rights

      Through its discontinued digital hardware business, NDS had licensed certain intellectual property rights relating to the discontinued operations from News Securities BV, a subsidiary of News Corporation. Royalties were payable under the license agreement, calculated as a percentage of the relevant NDS revenue. The amounts included within discontinued operations in each year and the amounts outstanding at each year-end attributable to these intellectual property rights are shown below. This arrangement was cancelled at the time of the sale of the digital hardware business (see Note 12). NDS retained the liability to News Securities BV of $32 million as of June 30, 1999 which was paid in full during October 1999.

                                                                     June 30,
                                                                  --------------
                                                                  1997 1998 1999
                                                                  ---- ---- ----
                                                                  (in millions)
      Discontinued operations.................................... $21  $24  $19
      Account payable............................................ $ 5  $30  $32

Distribution technology and conditional access services

      NDS provides distribution technology and conditional access services to equity affiliates within the Company and other News Corporation affiliates. These services are negotiated in the same manner as other third-party contracts. Principally, these sales are from NDS to the following equity affiliates of the Company:

                           SKY GLOBAL NETWORKS, INC.

BSkyB, Sky Brazil, Sky Mexico, DTH TechCo and SMCP. The equity ownership by the Company for each of these equity affiliates is less than 50%.

     The amounts included within the Company's revenues in each year and the amounts outstanding at each year-end attributable to these related parties are as follows:

                                                                     June 30,
                                                                  --------------
                                                                  1997 1998 1999
                                                                  ---- ---- ----
                                                                  (in millions)
      Revenues................................................... $117 $103 $116
      Accounts receivable........................................ $ 26 $ 23 $ 46

     All accounts receivable from equity affiliates are attributable to the Company's continuing operations.

Administrative services and financing

     A subsidiary of News Corporation provided NDS administrative services including payroll, legal and secretarial services of approximately $1 million during each of the three years ended June 30, 1999.

     STAR provides broadcast and uplink services to the following equity affiliates: ESS, ATL, Phoenix and Channel [V]. STAR also provides various general and administrative services to Phoenix and Channel [V]. As of June 30, 1998 and 1999, there were $15 million and $10 million, respectively, of accounts receivable related to these transactions.

     Through March 1, 1999, NAI provided general managerial assistance to NAP including assistance relating to centralized medical, dental and pension plans, paper purchasing, travel arrangements, legal, rent and insurance and allocated a proportionate share of these actual costs to NAP. The basis for such allocation varied depending upon the nature of the cost and includes such factors as headcount and square footage. Allocated costs totaled approximately $5 million, $4 million and $4 million in the years ended June 30, 1997, 1998 and 1999, respectively. The Company's management believes that such allocations are reasonable and are representative of third party costs for identical services. No services have been provided to NAP since its sale to TVG.

     The master intercompany agreement, as well as the Group Relief Agreement (see Note 8) were entered into in the context of a parent-subsidiary relationship and therefore are not the result of an arm's-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

15. Segment Information

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements. The Company has three operating segments: (1) Satellite Distribution-owning, operating and distributing satellite television services principally in the Asia Pacific region; (2) Distribution Technology and Conditional Access-providing conditional access software and systems used by pay television broadcasters and content providers in Europe, the United States, Latin America and Asia Pacific; and (3) until March 1, 1999, Magazine Publishing-magazine publishing and distribution in the United States.

                           SKY GLOBAL NETWORKS, INC.

    The Company's reportable operating segments have been determined in accordance with the Company's internal management structure, which is organized based on operating activities. The accounting policies of each business segment are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon several factors of which the primary financial measure is segment operating income. Intersegment revenues are generally accounted for at amounts comparable to sales to unaffiliated customers and are eliminated in the combined financial statements.

                                                                  Nine months
                                                                  ended March
                                           Year ended June 30,        31,
                                           ---------------------  -------------
                                           1997    1998    1999   1999    2000
(in millions)                              -----  ------  ------  -----  ------
                                                                  (unaudited)
Revenues:
 Satellite Distribution..................  $  84  $   86  $  111  $  82  $  107
 Distribution Technology and Conditional
  Access.................................    148     152     222    128     188
 Magazine Publishing.....................    650     617     460    460     --
                                           -----  ------  ------  -----  ------
                                           $ 882  $  855  $  793  $ 670  $  295
                                           =====  ======  ======  =====  ======
Operating loss and reconciliation to
 (loss) income from continuing operations
 before income taxes and discontinued
 operations:
Satellite Distribution ..................  $(117) $ (138) $ (141) $ (96) $  (82)
Distribution Technology and Conditional
 Access..................................     13      11      37     14       7
Magazine Publishing......................     84      51      35     35     --
Other operating charges..................    (25)    (13)    (87)   (21)    --
                                           -----  ------  ------  -----  ------
Operating loss...........................    (45)    (89)   (156)   (68)    (75)
                                           -----  ------  ------  -----  ------
Equity in earnings (losses) of
 affiliates..............................    116     (41)   (185)  (126)   (368)
Intercompany interest expense, net.......   (285)   (276)   (212)  (151)   (108)
Minority interests.......................      1       1       6      3       7
Other income.............................    --        3     551    551     322
                                           -----  ------  ------  -----  ------
(Loss) income from continuing operations
 before income taxes and discontinued
 operations..............................  $(213) $ (402) $    4  $ 209  $ (222)
                                           =====  ======  ======  =====  ======
Depreciation and Amortization:
Satellite Distribution ..................  $  41  $   44  $   46     35      33
Distribution Technology and Conditional
 Access..................................      8      13       9      7      12
Magazine Publishing......................    100      99      68     68     --
                                           -----  ------  ------  -----  ------
                                           $ 149  $  156   $ 123  $ 110  $   45
                                           =====  ======  ======  =====  ======
Capital Expenditures:
Satellite Distribution ..................         $   24  $   10
Distribution Technology and Conditional
 Access..................................             20       8
Magazine Publishing......................              3       2
                                                  ------  ------
                                                  $   47  $   20
                                                  ======  ======
Combined Assets:
Identifiable Assets:
Satellite Distribution ..................         $  271  $  260
Distribution Technology and Conditional
 Access..................................            180     246
Magazine Publishing......................            175     --
                                                  ------  ------
                                                     626     506
Intangible Assets:
Satellite Distribution ..................            846     829
Distribution Technology and Conditional
 Access..................................             32      28
Magazine Publishing......................          2,408     --
                                                  ------  ------
Total Identifiable Assets................          3,912   1,363
                                                  ------  ------
Investments..............................            544   1,934
                                                  ------  ------
Total combined assets....................         $4,456  $3,297
                                                  ======  ======

                           SKY GLOBAL NETWORKS, INC.

      Equity in earnings (losses) of affiliates are principally satellite television broadcasting entities. Other income and (provision) benefit for income taxes are not allocated to segments, as they are not under the control of the segment management.

                                                           Year ended June 30,
                                                           --------------------
                                                            1997   1998   1999
                                                           -----  ------ ------
      Geographic Segments
      (in millions)
      Revenues:
      United States....................................... $ 650  $  617 $  460
      Europe..............................................   148     152    222
      Asia Pacific........................................    84      86    111
                                                           -----  ------ ------
                                                           $ 882  $  855 $  793
                                                           =====  ====== ======
      Long-Lived Assets:
      United States.......................................        $2,429 $  --
      Europe..............................................           129     64
      Asia Pacific........................................           988    949
      Investments.........................................           544  1,934
                                                                  ------ ------
                                                                  $4,090 $2,947
                                                                  ====== ======

      Revenues are attributed to geographic regions based upon the location from which the sale originated. The revenues related to the Satellite Distribution segment are generated from customers in the Asia Pacific region including the Middle East. Revenues related to the Magazine Publishing segment are generated from customers within the United States. Revenues related to the Distribution Technology and Conditional Access segment are generated from customers within the United States (52%), Europe (29%) and other (19%) for the year ended June 30, 1999.

16. Valuation and Qualifying Accounts

      The Company's valuation and qualifying accounts as of June 30, 1997, 1998 and 1999 are as follows (in millions):

                                 Beginning of Costs and
                                     year     expenses  Deductions  End of year
                                 ------------ --------- ---------- ------------
      Year ended June 30, 1997:
      Allowance for doubtful
       accounts................      $ 8        $ 12      $ (10)       $10
      Reserve for inventory....        1         --         --           1
      Reserve for volume
       rebates.................        3           1         (2)         2
      Reserve for magazines
       returns.................       40         395       (385)        50


      Year ended June 30, 1998:
      Allowance for doubtful
       accounts................      $10        $ 14      $  (6)       $18
      Reserve for inventory....        1           3        --           4
      Reserve for volume
       rebates.................        2           1        --           3
      Reserve for magazine
       returns.................       50         490       (491)        49


      Year ended June 30, 1999:
      Allowance for doubtful
       accounts................      $18        $  5      $  (7)       $16
      Reserve for inventory....        4         --          (2)         2
      Reserve for volume
       rebates.................        3           2         (3)         2
      Reserve for magazine
       returns.................       49         489       (538)       --

                           SKY GLOBAL NETWORKS, INC.

17. Subsequent events

Prior to May 19, 2000

Acquisitions and Dispositions

      In July 1999, a division of NDS that engages in the developing and manufacturing of digital compression products was sold to a subsidiary of News Corporation for $111 million. (see Note 12). In October 1999, Ordinto Investments sold the digital hardware business to an unrelated third party.

      In October 1999, TVG entered into a merger agreement with Gemstar International Group Limited ("Gemstar") pursuant to which TVG will become a wholly-owned subsidiary of Gemstar based on the number of outstanding shares in September 1999. The closing of the transaction is subject to satisfaction of certain customary conditions including regulatory approval. The Company's ownership of the merged entity will decrease to approximately 21%.

      In November 1999, NDS completed its IPO. NDS sold 10,350,000 ADSs at $20 per ADS, for gross proceeds of $207 million. Subsequent to the NDS IPO, the Company owns approximately 80% of NDS.

      In March 2000, STAR finalized the terms of the sale of its 50% interest in Asia Today Limited ("ATL"), whose principal assets were investments in the Zee television channels in India and Siticable, an Indian cable operator, to Zee TeleFilms Limited ("ZTL"), a company listed on the Bombay stock exchange, for total consideration receivable of approximately $407 million, of which $148 million is payable in cash and the balance of the consideration in shares of ZTL. This sale resulted in a $322 million gain, which is reflected in Other Income in the accompanying combined statements of operations. In April 2000, STAR received all of the proceeds from this sale and retained 3,415,518 shares of ZTL (valued at approximately $55 million) with the remaining proceeds ($358 million) used to repay intercompany indebtedness.

      In March 2000, STAR acquired preferred shares convertible into a 10% interest in Netease.com, the second largest Chinese horizontal portal, for approximately $40 million, of which $5 million is payable in televised promotions and the balance was paid in cash.

      In March 2000, BSkyB announced the acquisition of a 24% stake in KirchPayTV, operator of the German Premiere World pay television platform, for consideration of DM1.0 billion ($488 million) (which was financed from the issue of 19 million BSkyB shares) and 78 million new BSkyB shares. The acquisition closed in May 2000. As a result of this transaction, the Company's equity interest in BSkyB has been reduced to 37.57%.

      In April 2000, the Company entered into an agreement to increase its interest in Stream to 50% through the purchase of shares of certain minority interest holders for approximately $85 million. In connection with this agreement, in May 2000, the Company increased its ownership interest to approximately 42%. The acquisition of the remaining 8% is expected to close in July 2000 after satisfaction of regulatory approvals.

      In April 2000, STAR agreed to acquire a 33.3% interest of Indya.com, a general interest horizontal portal in India for approximately $50 million. The acquisition is planned to close in June 2000.

      In May 2000, STAR increased its ownership interest in Channel [V] to 75%.

      In May 2000, STAR acquired a 15% interest in Baazee.com, an auction web site in India, for approximately $11 million.

      In May 2000, STAR acquired a 12% interest in Renren.com, a horizontal portal for overseas Chinese community, for approximately $12.5 million.

                           SKY GLOBAL NETWORKS, INC.

Subsequent to May 19, 2000 (unaudited)


Obligation associated with News America Incorporated's exchangeable preferred securities and warrants

      In November 1996, News America Incorporated ("NAI"), a wholly-owned subsidiary of News Corporation, issued through a wholly-owned trust (the "Exchange Trust"), 10,000,000 5% Exchangeable Trust Originated Preferred Securities (the "Exchangeable Preferred Securities") for aggregate gross proceeds of $1 billion. The proceeds were used to purchase, through another wholly-owned trust (the "Finance Trust"), 5% Subordinated Discount Debentures due November 12, 2016 (the "Subordinated Debentures") issued by NAI and 10,000,000 warrants to purchase ordinary shares or ADSs of BSkyB (the "BSkyB Warrants"). The BSkyB Warrants are redeemable at the option of NAI on November 12, 2001 and any time thereafter. The Exchangeable Preferred Securities are mandatorily redeemable on November 12, 2016 or earlier to the extent of any redemption by NAI of any Subordinated Debentures or BSkyB Warrants. In lieu of delivering shares or ADSs, NAI has the right to pay cash in US dollars equal to the market value of the BSkyB ordinary shares and ADSs for which BSkyB Warrants are exercisable.

      Prior to the initial public offering, the Company, in exchange for the
satisfaction of $    of intercompany indebtedness to News Corporation, will
enter into a Payment Agreement with NAI pursuant to which the Company will agree to pay and perform all of NAI's obligations related to the exercise of the BSkyB Warrants in connection with the Exchangeable Preferred Securities. In lieu of delivering shares or ADSs, as holders of these securities elect to exercise, the Company will have the right to instruct NAI to pay cash in U.S. dollars equal to the market value of the BSkyB ordinary shares for which the BSkyB Warrants are exercisable. The Company will present the gross obligation under the Payment Agreement on the consolidated balance sheet on a separate line in current liabilities entitled "Obligation associated with News America's exchangeable preferred securities and warrants". At March 31, 2000 and May 19, 2000, there were 9,725,669 BSkyB Warrants outstanding. The market value of the shares of BSkyB ((Pounds)16.60 ($26.81) per share and (Pounds)10.53 ($17.00) per share, respectively) underlying the BSkyB Warrants exceeded the aggregate warrant exercise price by approximately $1.4 billion and $560 million, respectively. Changes in the excess of the market value of the shares of BSkyB over the aggregate warrant exercise price will be charged against earnings and cause corresponding changes in the amount of the Company's recorded obligation to NAI. A movement of 50 pence in BSkyB's share price results in a change of approximately (Pounds)45 million ($73 million) in the related obligation.

Master Intercompany Agreement

      As a subsidiary of News Corporation, the Company will enter into a Master Intercompany Agreement, which will provide various cash management, financial, tax, legal and other services. The consideration for each of the services and other arrangements set forth in the Master Intercompany Agreement will be mutually agreed upon based upon allocated costs; provided that all such consideration and any material arrangements will be subject to the approval of the audit committee of the Company. All costs relating to direct intercompany services have been reflected in the accompanying combined financial statements.

Initial Public Offering

      On June   , 2000, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission covering the proposed initial
public offering of    million shares of newly issued Class A common stock (the
"IPO"). Immediately before the IPO, News Corporation will effect the Restructuring. In addition, SGN will (i) authorize new Class A and Class B
Common Stock and convert SGN's outstanding common stock into     shares of
Class B Common Stock, and (ii) issue intercompany notes to a subsidiary of News
Corporation in an aggregate amount of $    billion and bearing interest at

                           SKY GLOBAL NETWORKS, INC.

approximately 8% per annum, adjusted annually and payable quarterly. For the year ended June 30, 1999, after giving effect to these pro forma transactions,
pro forma net loss and net loss per share would have been $    million and
$   , respectively. For the nine months ended March 31, 2000, the pro forma net
loss and net loss per share would have been $    million and $   ,
respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined statement of operations for the fiscal year ended June 30, 1999 are based on the historical combined financial statements of Sky Global Networks, Inc. (the "Company") included elsewhere herein. The unaudited pro forma combined statement of operations for the year ended June 30, 1999 give effect to the following transactions:

    (1) the reduction in the ownership interest in BSkyB resulting from BSkyB's issuance of shares in connection with its acquisition of a 24% interest in KirchPayTV;

    (2) the sale of News America Publications, Inc. to TV Guide, Inc. and the receipt of a 43.6% interest in TV Guide, Inc.;

    (3)  the consummation of the NDS initial public offering;

    (4) the acquisition of an additional 15% ownership interest in Stream such that subsequent to the acquisition the Company held a 50% ownership interest;

    (5)  the sale of the Company's interest in ATL; and

    (6) the assumption of the obligation associated with News America Incorporated's exchangeable preferred securities and warrants.

      The following unaudited pro forma combined balance sheet at March 31, 2000 and statement of operations for the nine months ended March 31, 2000 are based on the unaudited historical combined financial statements of the Company included elsewhere herein. The unaudited pro forma combined financial statements give effect to the following transactions:

    (1) the reduction in the ownership interest in BSkyB resulting from BSkyB's issuance of shares in connection with its acquisition of a 24% interest in KirchPayTV;

    (2)  the consummation of the NDS initial public offering;

    (3) the acquisition of an additional 15% ownership interest in Stream such that subsequent to the acquisition the Company held a 50% ownership interest;

    (4)  the sale of the Company's interest in ATL; and

    (5) the assumption of the obligation associated with News America Incorporated's exchangeable preferred securities and warrants.

      The following unaudited pro forma as adjusted combined balance sheet at March 31, 2000 and unaudited pro forma as adjusted statements of operations for the nine months ended March 31, 2000 and for the year ended June 30, 1999 gives effect to (i) the pro forma transactions described above, (ii) the authorization of the new Class A and Class B Common Stock and the conversion of
the Company's outstanding common stock into     shares of Class B Common Stock
(the "Recapitalization"), (iii) the issuance of intercompany notes to a
subsidiary of News Corporation in an aggregate amount of $    billion and
bearing interest at approximately 8% per annum, adjusted annually and payable quarterly, and (iv) the offering and the application of the net proceeds therefrom.

      The unaudited pro forma combined statements of operations were prepared as if the above transactions had occurred as of the first day of the periods presented. The unaudited pro forma combined balance sheet at March 31, 2000 was prepared as if the above transactions had occurred on that date. The unaudited pro forma combined financial statements should be read in conjunction with the historical combined financial statements of the Company. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the operating results that would have occurred if the transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future financial condition or operating results.

                           SKY GLOBAL NETWORKS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               At March 31, 2000
                             (Dollars in Millions)

                                   (AA)   (BB)   (CC)    (DD)               Offering    Pro Forma
                          Actual   BSkyB Stream  ATL     TOPrS   Pro Forma Adjustments As Adjusted
                          -------  ----- ------ ------  -------  --------- ----------- -----------
ASSETS
Current Assets:
 Cash and cash
  equivalents...........  $    92  $--    $--   $  --   $   --    $    92     $           $
 Accounts receivable,
  net...................      175   --     --      --       --        175
 Receivable from sale of
  ATL investment........      407   --     --     (407)     --        --
 Inventories, net.......       52   --     --      --       --         52
 Prepaid expenses.......       35   --     --      --       --         35
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total current assets...      761   --     --     (407)     --        354
                          -------  ----   ----  ------  -------   -------     ----        ----


 Property, plant and
  equipment, net........      122   --     --      --       --        122
 Investments............    1,739   225     85      55      --      2,104
 Intangible assets,
  net...................      836   --     --      --       --        836
 Other non-current
  assets................       23   --     --      --       --         23
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total assets...........  $ 3,481  $225   $ 85  $ (352) $   --    $ 3,439     $           $
                          =======  ====   ====  ======  =======   =======     ====        ====
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable.......  $    81  $--    $--   $  --   $   --    $    81     $           $
 Deferred revenue.......       24   --     --      --       --         24
 Accrued other operating
  charges...............        8   --     --      --       --          8
 Accrued expenses.......       90   --     --        6      --         96
 Obligation associated
  with News America's
  exchangeable preferred
  securities and
  warrants..............      --    --     --      --     2,415     2,415
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total current
  liabilities...........      203   --     --        6    2,415     2,624
                          -------  ----   ----  ------  -------   -------     ----        ----
Deferred income taxes...      286    68    --      --       --        354
Other non-current
 liabilities............       73   --     --      --       --         73
Long-term accrued other
 operating charges......       39   --     --      --       --         39
Due to News Corporation
 and subsidiaries.......    2,794   --      85    (358)  (2,415)      106
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total liabilities......    3,395    68     85    (352)     --      3,196
                          -------  ----   ----  ------  -------   -------     ----        ----
Minority interest in
 subsidiaries...........       19   --     --      --       --         19
                          -------  ----   ----  ------  -------   -------     ----        ----

Commitments &
 Contingencies

Shareholders' Equity:
 Common stock...........       66   --     --      --       --         66
 Class A common stock...      --    --     --      --       --        --
 Class B common stock...      --    --     --      --       --        --
 Paid-in capital........    2,717   --     --      --       --      2,717
 Accumulated deficit....   (2,681)  157    --      --       --     (2,524)
 Accumulated other
  comprehensive loss....      (35)  --     --      --       --        (35)
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total shareholders'
  equity................       67   157    --      --       --        224
                          -------  ----   ----  ------  -------   -------     ----        ----
 Total liabilities and
  shareholders' equity..  $ 3,481  $225   $ 85  $ (352) $   --    $ 3,439     $           $
                          =======  ====   ====  ======  =======   =======     ====        ====



     See accompanying notes to unaudited pro forma combined balance sheet.

                           SKY GLOBAL NETWORKS, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               At March 31, 2000

(AA) Reflects the adjustment to equity earnings of affiliates resulting from the acquisition of a 24% interest in KirchPayTV and an increase to the investment in BSkyB for the gain related to BSkyB's issuance of shares in connection with the acquisition. A deferred tax liability adjustment was made at the statutory rate of 30%.

(BB) Reflects the change in the investment related to the acquisition of an additional 15% ownership interest in Stream, and the related increase to Due to News Corporation and subsidiaries.

(CC) Reflects the subsequent receipt of the consideration from the sale of the Company's 50% interest in ATL and the retention of 3,415,518 shares of Zee Telefilms Limited (valued at approximately $55 million) with the remaining proceeds used to repay amounts due to News Corporation and subsidiaries, as if the transaction had occurred on March 31, 2000.

(DD) Reflects the assumption of the obligation associated with the News America Incorporated exchangeable preferred securities and warrants for a total of $2.4 billion, based on a value of BSkyB shares as of March 31, 2000 of (Pounds)16.60 per share.

                           SKY GLOBAL NETWORKS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    For the nine months ended March 31, 2000
                  (Dollars in Millions, except per share data)

                                   (A)   (B)    (C)   (D)    (E)                Offering    Pro Forma
                          Actual  BSkyB  NDS   Stream ATL   TOPrS   Pro Forma  Adjustments As Adjusted
                          ------  -----  ----  ------ ---- -------  ---------  ----------- -----------
Revenues:
 Satellite
  Distribution..........  $ 107   $ --   $--    $--   $--  $   --   $    107      $          $
 Distribution Technology
  and Conditional
  Access................    188     --    --     --    --      --        188
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
                            295     --    --     --    --      --        295
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
Expenses:
 Operating..............    147     --    --     --    --      --        147
 Selling, general and
  administrative........    178     --    --     --    --      --        178
 Depreciation and
  amortization..........     45     --    --     --    --      --         45
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
 Operating income
  (loss)................    (75)    --    --     --    --      --        (75)      --
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
Equity in earnings
 (losses) of
 affiliates.............   (368)    (57)  --     (47)  (8)     --       (480)
Intercompany interest
 expense, net...........   (108)    --      4    (4)    15       3       (90)
Minority interests......      7     --    --     --    --      --          7
Other income (expense)..    322     --    --     --    --   (1,442)   (1,120)
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
Income (loss) from
 continuing operations
 before income taxes....   (222)    (57)    4    (51)    7  (1,439)   (1,758)
(Provision) benefit for
 income taxes...........     40     --     (1)   --    --      --         39
                          -----   -----  ----   ----  ---- -------  --------      ----       ------
Income (loss) from
 continuing
 operations.............  $(182)  $ (57) $  3   $(51) $  7 $(1,439) $ (1,719)     $          $
                          =====   =====  ====   ====  ==== =======  ========      ====       ======
 Pro forma earnings
  (loss) per share--
  basic and diluted.....
                          =====                                     ========                 ======
 Pro forma weighted
  average shares
  outstanding--basic and
  diluted...............
                          =====                                     ========                 ======


See accompanying notes to unaudited pro forma combined statement of operations.

                           SKY GLOBAL NETWORKS, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    For the nine months ended March 31, 2000

(A) Reflects the change in equity earnings had the Company's ownership of BSkyB been reduced from 39.75% to 37.57% at July 1, 1999. The Company's ownership was reduced due to the additional shares BSkyB issued in connection with the KirchPayTV transaction. No income tax benefit has been reflected in the unaudited pro forma statement of operations since it is not more likely than not that KirchPayTV operations will become profitable in the foreseeable future. No adjustment has been made to the unaudited pro forma combined statement of operations for the one-time, non-recurring gain related to the change in the Company's ownership of BSkyB. This one-time, non-recurring gain will be recorded in the Company's results of operations during the fourth quarter of fiscal 2000.

(B) Reflects the reduction of intercompany interest expense and the related provision for income taxes (at a statutory rate of 30%) associated with the application of the net proceeds of the NDS initial public offering against the amount due to News Corporation and subsidiaries as if the transaction had occurred on July 1, 1999.

(C) Reflects the increase in intercompany interest expense and the change in equity in earnings (losses) of affiliates had the Company increased its ownership interest in Stream from 35% to 50% on July 1, 1999.

(D) Reflects the impact of the sale of the Company's 50% interest in ATL, whose principal assets were investments in the Zee television channels in India and Siticable, an Indian cable operator, to Zee Telefilms Limited as if the transaction had occurred on July 1, 1999.

(E) Reflects the expense related to the change in excess market value of BSkyB shares over the warrant exercise price, had the obligation been assumed July 1, 1999.

                           SKY GLOBAL NETWORKS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        For the year ended June 30, 1999
                  (Dollars in Millions, except per share data)

                                   (A)     (B)    (C)    (D)    (E)    (F)   Pro    Offering    Pro Forma
                          Actual  BSkyB  TV Guide NDS   Stream  ATL   TOPrS Forma  Adjustments As Adjusted
                          ------  -----  -------- ----  ------  ----  ----- -----  ----------- -----------
Revenues:
 Satellite
  Distribution..........  $ 111   $--     $ --    $--   $ --    $--   $--   $ 111     $           $
 Distribution Technology
  and Conditional
  Access................    222    --       --     --     --     --    --     222
 Magazine Publishing....    460    --      (460)   --     --     --    --     --
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
                            793            (460)   --     --     --    --     333
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
Expenses:
 Operating..............    519    --      (312)   --     --     --    --     207
 Selling, general and
  administrative........    220    --       (44)   --     --     --    --     176
 Depreciation and
  amortization..........    123    --       (69)   --     --     --    --      54
 Other operating
  charges...............     87    --       --     --     --     --    --      87
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
 Operating loss.........   (156)   --       (35)   --     --     --    --    (191)
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
 Equity in earnings
  (losses) of
  affiliates............   (185)   (67)     --     --    (106)    (6)  --    (364)
 Intercompany interest
  expense, net..........   (212)   --        35     26     (7)    28    28   (102)
 Minority interests.....      6    --       --      (7)   --     --    --      (1)
 Other income
  (expense).............    551    --       --     --     --     --    --     551
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
Income (loss) from
 continuing operations
 before income taxes....      4    (67)     --      19   (113)    22    28   (107)
 (Provision) benefit for
  income taxes..........     18    --       --      (8)   --     --    --      10
                          -----   ----    -----   ----  -----   ----  ----  -----     -----       -----
 Income (loss) from
  continuing
  operations............  $  22   $(67)   $ --    $ 11  $(113)  $ 22  $ 28  $ (97)    $           $
                          =====   ====    =====   ====  =====   ====  ====  =====     =====       =====
 Pro forma earnings
  (loss) per share--
  basic and diluted.....
                          =====                                             =====                 =====
 Pro forma weighted
  average shares
  outstanding--basic and
  diluted...............
                          =====                                             =====                 =====


See accompanying notes to unaudited pro forma combined statement of operations.

                           SKY GLOBAL NETWORKS, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        For the year ended June 30, 1999

(A) Reflects the change in equity earnings had the Company's ownership of BSkyB been reduced from 39.75% to 37.57% at July 1, 1998. The Company's ownership was reduced due to the additional shares BSkyB issued in connection with the KirchPayTV transaction. No income tax benefit has been reflected in the unaudited pro forma statement of operations since it is not more likely than not that KirchPayTV operations will become profitable in the foreseeable future. No adjustment has been made to the unaudited pro forma combined statement of operations for the one-time, non-recurring gain related to the change in the Company's ownership of BSkyB. This one-time, non-recurring gain will be recorded in the Company's results of operations during the fourth quarter of fiscal 2000.

(B) Reflects the reduction of intercompany interest expense and the elimination of the operating results related to the sale of News America Publications, Inc. to TV Guide, Inc. and the adjustment for the equity earnings received from TV Guide, Inc. as if it had occurred on July 1, 1998.

(C) Reflects the reduction of intercompany interest expense associated with the application of the net proceeds of the NDS initial public offering and sale of the digital hardware business as if it had occurred on July 1, 1998.

(D) Reflects the increase in intercompany interest expense and the change in equity earnings had the Company increased its ownership of Stream from 35% to 50% on July 1, 1998.

(E) Reflects the impact of the sale of the Company's 50% interest in ATL, whose principal assets were investments in the Zee television channels in India and Siticable, an Indian cable operator, to Zee Telefilms Limited as if the transaction had occurred on July 1, 1998. No adjustment has been made to the unaudited pro forma combined statement of operations for the one-time, non-recurring gain related to the sale of the Company's 50% interest in ATL. This one-time, non-recurring gain has been recorded in the Company's results of operations during the nine months ended March 31, 2000.

(F) Reflects the intercompany interest expense savings related to reduction in the intercompany debt in connection with the assumption of the obligation associated with the News America Incorporated's exchangeable preferred securities and warrants, had the obligation been assumed July 1, 1998.

           FINANCIAL STATEMENTS OF BRITISH SKY BROADCASTING GROUP plc

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Arthur Andersen, Independent Chartered Accountants.............  B-2
Consolidated Profit and Loss Accounts for the years ended June 30, 1999,
 1998 and 1997...........................................................  B-3
Consolidated Balance Sheets at June 30, 1999 and 1998....................  B-4
Consolidated Cash Flow Statements for the years ended June 30, 1999, 1998 and 1997................................................................  B-5
Notes to Financial Information...........................................  B-7

                REPORT OF THE INDEPENDENT CHARTERED ACCOUNTANTS

To the Members of
British Sky Broadcasting Group plc:

      We have audited the accompanying consolidated balance sheets of British Sky Broadcasting Group plc and subsidiaries as of June 30, 1999 and 1998 and the related consolidated profit and loss accounts and consolidated cash flow statements for each of the three years in the period ended June 30, 1999, all expressed in pounds sterling and prepared on the basis set forth in note 1 to the consolidated financial statements. These financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with United Kingdom generally accepted auditing standards which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of British Sky Broadcasting Group plc and subsidiaries as of June 30, 1999 and June 30, 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted United Kingdom accounting principles.

      Accounting practices used by the Company in preparing the accompanying financial statements conform with generally accepted accounting principles in the UK, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a complete reconciliation of consolidated net income and stockholders equity to US generally accepted accounting principles is set forth in note 26.

                                              Arthur Andersen
                                              Chartered Accountants

London, England
August 10, 1999

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                              30 June 1999
                                                    ---------------------------------
                                                      Before    Exceptional
                                30 June   30 June   exceptional items (see
                         Notes   1997      1998        items      note 4)     Total
                         ----- --------- ---------  ----------- ----------- ---------
                               (Pounds)m (Pounds)m   (Pounds)m   (Pounds)m  (Pounds)m
Turnover: Group and
 share of joint
 ventures...............        1,270.1   1,465.0     1,583.0        --      1,583.0
Less: Share of joint
 ventures' turnover.....          (20.8)    (30.9)      (38.0)       --        (38.0)
                                -------  --------    --------     ------    --------
Group turnover..........    2   1,249.3   1,434.1     1,545.0        --      1,545.0
Operating expenses,
 net....................    3    (875.3) (1,093.5)   (1,359.7)    (456.3)   (1,816.0)
                                -------  --------    --------     ------    --------
Operating profit
 (loss).................          374.0     340.6       185.3     (456.3)     (271.0)
Share of results of
 joint ventures.........    5     (10.1)    (16.5)      (57.7)       --        (57.7)
                                -------  --------    --------     ------    --------
Profit (loss) on
 ordinary activities
 before interest and
 taxation...............          363.9     324.1       127.6     (456.3)     (328.7)
Interest receivable and
 similar income.........            1.8       3.3         4.2        --          4.2
Interest payable and
 similar charges........    6     (52.0)    (56.5)      (59.0)      (5.2)      (64.2)
                                -------  --------    --------     ------    --------
Profit (loss) on
 ordinary activities
 before taxation........    7     313.7     270.9        72.8     (461.5)     (388.7)
Taxation................    9     (25.7)    (21.7)      (27.9)     131.5       103.6
                                -------  --------    --------     ------    --------
Profit (loss) for the
 financial year.........          288.0     249.2        44.9     (330.0)     (285.1)
Equity dividends--paid
 and proposed...........   10    (102.9)   (103.1)                             (47.3)
                                -------  --------                           --------
Transfer to (from)
 reserves...............          185.1     146.1                             (332.4)
                                =======  ========                           ========
Earnings (loss) per
 share
 --basic and fully
 diluted................   11     16.8p     14.5p        2.6p     (19.1p)     (16.5p)

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                     For the three years ended 30 June 1999

      There were no recognised gains or losses other than those included within the consolidated profit and loss accounts. (1998: none; 1997: none).

                See notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                                                           30 June    30 June
                                                    Notes   1998       1999
                                                    ----- ---------  ---------
                                                          (Pounds)m  (Pounds)m
Fixed assets
Tangible assets....................................   12     175.4      219.0
Investments
Investments in joint ventures: Share of gross
 assets............................................           35.3       64.0
Investments in joint ventures: Share of gross
 liabilities.......................................          (26.6)     (34.8)
Investments in joint ventures: Transfer to
 creditors.........................................            7.3        0.4
                                                          --------   --------
Total investment in joint ventures.................   13      16.0       29.6
Other investments..................................           27.5       91.5
                                                          --------   --------
Total investments..................................   13      43.5      121.1
                                                          --------   --------
                                                             218.9      340.1
                                                          --------   --------
Current assets
Stocks.............................................   14     228.4      288.8
Debtors: Amounts falling due after more than one
 year..............................................   15     122.2      170.6
Debtors: Amounts falling due within one year.......   15     212.8      257.7
Cash at bank and in hand...........................           64.7       50.2
                                                          --------   --------
                                                             628.1      767.3
Creditors: Amounts falling due within one year
  --short term borrowings..........................   17      (0.1)      (0.1)
  --other creditors................................   17    (520.8)    (580.7)
                                                          --------   --------
                                                      17    (520.9)    (580.8)
Net current assets.................................          107.2      186.5
                                                          --------   --------
Total assets less current liabilities..............          326.1      526.6
                                                          --------   --------
Creditors: Amounts falling due after more than one
 year
  --long term borrowings...........................   18    (582.9)    (715.0)
  --other creditors................................   18     (43.7)     (31.1)
                                                          --------   --------
                                                      18    (626.6)    (746.1)
Provisions for liabilities and charges.............   20       --      (405.4)
                                                          --------   --------
                                                           (300.5)     (624.9)
                                                          ========   ========
Capital and reserves--equity
Called-up share capital
  --1,725,987,067 (1998: 1,723,340,524) Ordinary
   Shares,
   par value 50p...................................   21     861.7      863.0
Share premium......................................   22     690.6      703.0
Profit and loss account............................   22  (1,852.8)  (2,190.9)
                                                          --------   --------
                                                            (300.5)    (624.9)
                                                          ========   ========

                See notes to consolidated financial statements.

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                   30 June   30 June   30 June
                                            Notes   1997      1998      1999
                                            ----- --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Net cash inflow from operating
 activities...............................     a    258.8     403.6     238.3
                                                    -----    ------    ------
Returns on investments and servicing of
 finance
Interest received and similar income......            1.8       3.3       4.2
Interest paid and similar charges on
 external financing.......................          (48.6)    (50.6)    (54.8)
Interest element of finance lease
 payments.................................           (0.5)     (0.4)     (0.5)
                                                    -----    ------    ------
Net cash outflow from returns on
 investments and
 servicing of finance.....................          (47.3)    (47.7)    (51.1)
Taxation
ACT paid..................................          (23.6)    (25.7)    (25.8)
UK corporation tax paid...................            --        --       (2.5)
                                                    -----    ------    ------
Taxation paid.............................          (23.6)    (25.7)    (28.3)
Capital expenditure and financial
 investment
Payments to acquire fixed assets..........          (40.1)    (82.0)    (76.2)
Payments for shares in Manchester United
 PLC......................................            --        --      (66.9)
Receipts from sales of fixed assets.......            0.1       --        --
Receipt of government grants..............            1.2       1.2       1.1
                                                    -----    ------    ------
Net cash outflow from capital expenditure
 and
 financial investment.....................          (38.8)    (80.8)   (142.0)
Acquisition and disposals
Funding to joint ventures.................          (17.9)     (6.2)    (22.9)
Payments for shares in joint ventures.....           (0.2)    (38.9)    (45.4)
                                                    -----    ------    ------
Net cash outflow from acquisitions and
 disposals................................          (18.1)    (45.1)    (68.3)
Equity dividends paid.....................          (98.6)   (102.9)   (103.2)
                                                    -----    ------    ------
Net cash inflow (outflow) before
 financing................................           32.4     101.4    (154.6)
                                                    -----    ------    ------
Financing
Proceeds from issue of ordinary shares....            0.4       8.0       8.0
(Decrease) Increase in total debt.........     c     (2.6)   (104.1)    132.1
                                                    -----    ------    ------
Net cash (outflow) inflow from financing..           (2.2)    (96.1)    140.1
                                                    -----    ------    ------
Increase (decrease) in cash...............     c     30.2       5.3     (14.5)
                                                    =====    ======    ======
Total reduction (increase) in net debt....     c     31.3     109.4    (146.6)
                                                    =====    ======    ======


                See notes to consolidated financial statements.

a) Reconciliation of operating profit to net cash inflow from operating activities

                                                            1999
                                              ---------------------------------
                                                Before
                                              exceptional Exceptional
                            1997      1998       items       items      Total
                          --------- --------- ----------- ----------- ---------
                          (Pounds)m (Pounds)m  (Pounds)m   (Pounds)m  (Pounds)m
Operating profit
 (loss).................    374.0     340.6      185.3      (456.3)    (271.0)
Depreciation, net (see
 note 12)...............      4.5      16.7       32.5         --        32.5
Loss on disposal of
 fixed assets...........      0.2       --         0.1         --         0.1
Amortisation of
 government grants......     (1.5)     (1.4)      (0.2)        --        (0.2)
Adjustment to investment
 in own shares..........     (7.8)      --         2.9         --         2.9
(Increase) decrease in
 debtors................   (181.6)     13.1       (5.2)        --        (5.2)
Increase in creditors...     80.6      49.7      134.2         --       134.2
Increase in stock.......     (5.7)    (13.3)     (60.4)        --       (60.4)
Utilisation of
 provisions.............     (3.9)     (1.8)       --          --         --
Transition provision not
 utilised...............      --        --         --        405.4      405.4
                           ------     -----      -----      ------     ------
Net cash inflow
 (outflow) from
 operating activities...    258.8     403.6      289.2       (50.9)     238.3
                           ======     =====      =====      ======     ======

b) Analysis of changes in net debt

                               As at               As at               As at
                              1 July              1 July              30 June
                               1997    Cash flow   1998    Cash flow   1999
                             --------- --------- --------- --------- ---------
                             (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m
Cash at bank and in hand....    38.6     (27.3)     11.3      24.1      35.4
Overnight deposits..........    20.8      32.6      53.4     (38.6)     14.8
                              ------     -----    ------    ------    ------
Short-term investments &
 cash.......................    59.4       5.3      64.7     (14.5)     50.2
                              ------     -----    ------    ------    ------
Debt due within one year....   (11.5)     11.4      (0.1)      --       (0.1)
Debt due after one year.....  (675.6)     92.7    (582.9)   (132.1)   (715.0)
                              ------     -----    ------    ------    ------
Total debt..................  (687.1)    104.1    (583.0)   (132.1)   (715.1)
                              ------     -----    ------    ------    ------
Total net debt..............  (627.7)    109.4    (518.3)   (146.6)   (664.9)
                              ======     =====    ======    ======    ======

c) Reconciliation of net cash flow to movement in net debt

                                            Notes   1997      1998      1999
                                            ----- --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Increase (decrease) in cash...............           30.2       5.3     (14.5)
Cash outflow (inflow) resulting from
 decrease (increase) in debt and lease
 financing................................            2.6     104.1    (132.1)
                                                   ------    ------    ------
Reduction (increase) in net debt resulting
 from cashflows...........................           32.8     109.4    (146.6)
New finance leases........................           (1.5)      --        --
                                                   ------    ------    ------
Reduction (increase) in net debt..........           31.3     109.4    (146.6)
Net debt at beginning of year.............         (659.0)   (627.7)   (518.3)
                                                   ------    ------    ------
Net debt at end of year...................     b   (627.7)   (518.3)   (664.9)
                                                   ======    ======    ======

                        NOTES TO FINANCIAL INFORMATION

1 Accounting policies

      The principal accounting policies, all of which have been applied consistently throughout the three-year period, are summarised below:

a) Basis of accounting

      The financial statements have been prepared under the historical cost convention, modified to include the revaluation of certain investments, and in accordance with applicable financial reporting and accounting standards, including the following Financial Reporting Standards issued by the Accounting Standards Board which have come into force since the previous year end:

FRS 10--Goodwill and Intangible Assets

      Prior to 1 July 1998, goodwill arising on acquisition was eliminated against reserves. As permitted by FRS 10, this goodwill has not been restated in the balance sheet. On disposal or closure of a previously acquired business, the goodwill previously written off to reserves will be included in calculating the profit or loss on disposal. No goodwill has arisen in the year to 30 June 1999, as no acquisitions have been made in this period.

FRS 11--Impairment of Fixed Assets and Goodwill and FRS 12--Provisions, Contingent Liabilities and Contingent Assets

      Compliance with FRS 11 and FRS 12 has not given rise to any restatement of the Group's consolidated balance sheet at 30 June 1998.

FRS 13--Derivatives and Other Financial Instruments: Disclosures

      The Group uses a limited number of derivative financial instruments to hedge its exposures to fluctuations in interest and foreign exchange rates. Instruments accounted for as hedges are structured so as to reduce the market risk associated with the underlying transaction being hedged and are designated as a hedge at the inception of the contract. Receipts and payments on interest rate instruments are recognised on an accruals basis, over the life of the instrument. Foreign exchange contracts hedging balance sheet assets and liabilities are revalued at closing rates and exchange differences arising are taken to reserves. Gains and losses on contracts hedging forecast transactional cash flows are recognised in the hedged periods. Cash flows associated with derivative financial instruments are classified in the cash flow statement in a manner consistent with those of the transactions being hedged. If an instrument ceases to be accounted for as a hedge if, for example, the underlying hedged position is eliminated, the instrument is marked to market and any resulting gain or loss recognised in the profit and loss account.

      The Group does not hold or issue derivative financial instruments for speculative purposes.

      The additional disclosures required by FRS 13 have been included within note 19 to the accounts.

FRS 14--Earnings per Share

      Compliance with FRS 14 has not changed the published basic earnings per share figures for the year ended 30 June 1998.

      The Group accounts are prepared to the nearest Sunday to 30 June in each year. In fiscal 1999, this date was June 27, 1999; in fiscal 1998 it was June 28, 1998; in fiscal 1997 it was June 29, 1997. The years ended 30 June 1999, 30 June 1998 and 30 June 1997 were 52 week periods.

b) Basis of consolidation and preparation of financial statements

      The financial statements consolidate the accounts of the Company and all its subsidiary undertakings. All companies are consolidated using acquisition accounting.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c) Turnover

      Turnover, which excludes value added tax, represents the invoiced value of advertising, pay channel subscriptions and other revenues derived from continuing activities.

d) Tangible fixed assets

      Tangible fixed assets are stated at cost less accumulated depreciation and any provision for impairment. Land is not depreciated.

      Depreciation is provided to write off the cost, less estimated residual value, of each asset on a straight-line basis over its estimated useful life. Principal annual rates used for this purpose are:

   Freehold buildings.............................................................4%
   Leasehold improvements....Period of lease or life of the asset, whichever is less
   Fixtures and fittings(i)..................................................10%-20%
   Computer equipment(i).................................................20%-33 1/3%
   Technical equipment(i)....................................................10%-20%
   Motor vehicles(i).............................................................25%

--------
(i) Included in equipment, fixtures and fittings in note 12.

e) Investments

      The Company's shares held by the Employee Share Ownership Plan ("ESOP") are included in the consolidated balance sheet as a fixed asset investment until such time as the interest in the shares is transferred unconditionally to the employees. In the event that those shares allocated against awards under the Additional Executive Bonus Scheme are not transferred to the employees on exercise of their options, the carrying cost is adjusted to the mid-market price on the date of exercise, with the excess over cost being offset against the cash cost of the bonus.

      A charge is made in the profit and loss account in relation to the shares held by the ESOP for awards under the Long Term Incentive Plan ("LTIP"), based on an assessment of the probability of the performance criteria under the LTIP being met. The charge is allocated on a straight-line basis over the performance period of the LTIP, currently 3 years.

      Provision is made for any permanent diminution in the value of shares held by the ESOP.

      The Group's other fixed asset investments are stated at cost, less any provision for permanent diminution in value.

f) Interests in joint ventures

     Joint ventures are entities in which a consolidated member of the Group holds a long-term interest and shares control under a contractual arrangement. These investments are dealt with by the gross equity method of accounting. In circumstances where the Group's investment in a joint venture has been fully provided against and where that investment is being funded by another party, with no recourse to the Group, no further share of losses of that undertaking is recognised. Provision is made within creditors where the Group's share of a joint venture's losses exceeds the Group's funding to date.

g) Stocks

     Stocks, apart from television programme rights, are stated at the lower of cost and net realisable value.

     Television programme rights are stated at cost (including, where applicable, estimated escalation payments) less accumulated amortisation. Provisions are made for any programme rights which are excess to Group requirements or which will not be shown for any other reason. Direct costs of own productions are included within the cost of programme rights. Programme rights, and the related liability, are recorded at cost when the programmes are available for transmission.

     Contractual obligations for programme rights not yet available for transmission are not included in the cost of television programme rights but are disclosed as contractual commitments (see Note 23).

     Programme payments made in advance of the Group having availability to transmit the related programmes are treated as prepayments.

     Amortisation is provided to write off the cost of television programme rights as follows:

Sports and current
 affairs                 --100% on first showing
General entertainment    --Reducing balance on each transmission at the following rates:
                         --1 showing planned--100%
                         --2 showings planned--60%; 40%
                         --3 showings planned--50%; 30%; 20%

Movies --Straight-line basis over the period of transmission rights.
    --Where movie rights provide for a second availability window, 10% of the cost is allocated to that window.

h) Transponder rentals

     Payments made in advance to secure distribution channels on the Astra satellites have been recorded as prepaid transponder rentals. These payments are amortised to the profit and loss account over the period from commencement of broadcasting to the end of the rental period, normally between 5 to 10 years.

i) Taxation

     Corporation tax payable is provided at current rates on all taxable profits.

j) Deferred taxation

     Deferred taxation is provided using the liability method at the rates ruling at the year end. Net deferred tax assets resulting from tax losses and other timing differences are not recognised except to the extent that it is assured beyond reasonable doubt that future taxable profits will be sufficient to recover them. Any deferred tax assets not recognised in the year that they arise are subsequently only recognised as they are realised.

     Unrecovered Advance Corporation Tax on dividends paid or proposed at the balance sheet date is recognised to the extent it is foreseen that sufficient corporation tax will be assessed on the profits of succeeding accounting periods, against which the Advance Corporation Tax is available for offset.

k) Foreign currency

     Trading activities denominated in foreign currencies are recorded in sterling at actual exchange rates as of the date of the transaction or at the contracted rate, if the transaction is covered by a forward foreign exchange contract or other hedging instrument. Monetary assets, liabilities and commitments denominated in foreign currencies at the year end are reported at the rates of exchange prevailing at the year end or, if hedged, at the appropriate hedged rate.

     The results of the overseas joint ventures are translated at the average rate of exchange during the period and the balance sheet at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas joint ventures and on foreign currency borrowings, to the extent that they hedge the Group's investment in this operation, are dealt with through reserves.

l) Pension costs

     The Group provides pensions to eligible employees through the BSkyB pension plan which is a defined contribution plan. The assets of the plan are held independently of the Group.

     The amount charged to the profit and loss account is based on the contributions payable for the year.

m) Leases

     Assets held under finance leases are treated as tangible fixed assets, depreciation is provided accordingly and the deemed capital element of future rentals is included within creditors. Deemed interest, calculated on a sum of digits basis, is charged as interest payable over the period of the lease.

     The rental costs arising from operating leases are charged to the profit and loss account in the year in which they are incurred.

n) Government grants

     Government grants relating to tangible fixed assets are reported as deferred income and amortised over the expected useful life of the asset concerned. Other grants are credited to the profit and loss account as the related expenditure is incurred.

2 Turnover

     All turnover is derived from the Group's sole class of business, being television broadcasting together with certain ancillary functions, and arises principally within the United Kingdom from activities conducted from the United Kingdom. Subscription revenue is recognised over the period to which it relates.

      An analysis of turnover by source is shown below:

                                                     1997      1998      1999
                                                   --------- --------- ---------
                                                   (Pounds)m (Pounds)m (Pounds)m
     Direct-to-home subscribers...................    861.0     967.8     979.3
     Cable and DTT subscribers....................    190.8     227.8     252.6
     Advertising..................................    149.8     195.0     216.5
     Other........................................     47.7      43.5      96.6
                                                    -------   -------   -------
                                                    1,249.3   1,434.1   1,545.0
                                                    =======   =======   =======

      Included in other turnover is (Pounds)nil (1998: (Pounds)nil; 1997:
(Pounds)14 million), relating to the agreement to continue to supply certain programming to ONdigital (previously British Digital Broadcasting) following BSkyB's withdrawal from the consortium (see note 18).

      Included in other turnover is (Pounds)38.3 million (1998: (Pounds)nil; 1997: (Pounds)nil) representing sales of digital set-top boxes at cost. The corresponding cost is included within subscriber management costs.

3 Operating expenses, net

                                                    1997      1998      1999
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
     Programming*................................   568.8      687.5     786.5
     Transmission and related functions*.........    46.9       69.8      90.9
     Marketing...................................   102.4      167.9     215.5
     Subscriber management (see note 2)..........    91.9       92.2     154.4
     Administration..............................    65.3       76.1     112.4
                                                    -----    -------   -------
                                                    875.3    1,093.5   1,359.7
     Exceptional operating items (see note 4)....     --         --      456.3
                                                    -----    -------   -------
                                                    875.3    1,093.5   1,816.0
                                                    =====    =======   =======

--------
* The above amounts are net of (Pounds)48.2 million (1998: (Pounds)31.6 million; 1997: (Pounds)5.6 million) receivable from the disposal of programming rights not acquired for use by the Group, and (Pounds)50.6 million (1998: (Pounds)32.3 million; 1997: (Pounds)15.1 million) in respect of the provision to third party broadcasters of spare transponder capacity. The amounts for 1997 were previously included within other turnover.

      The exceptional operating items comprise principally marketing costs of (Pounds)450.0 million and administrative costs of (Pounds)6.3 million (see note 4).

      Operating expenses for the year ended 30 June 1999 include (Pounds)270.0 million of amounts denominated in US dollars (1998: (Pounds)268.2 million; 1997: (Pounds)237.4 million). The Group manages its US dollar exchange risk primarily through forward rate agreements of up to one year (see note 19).

      Movie programming costs for the year ended 30 June 1999 were (Pounds)237.6 million (1998: (Pounds)194.8 million, 1997: (Pounds)203.8 million). Sports programming costs for the year ended 30 June 1999 were (Pounds)318.4 million (1998: (Pounds)287.1 million; 1997: (Pounds)174.2 million).

      The costs of transmission and related functions include transponder rental costs relating to the Astra satellites and costs of the Group's transmission uplink and telemetry facilities totalling (Pounds)31.6 million for the year ended 30 June 1999 (1998: (Pounds)30.5 million; 1997: (Pounds)21.4 million).

4 Exceptional items

                                                            1999
                                             -----------------------------------
                                              Before      Taxation       After
                           1997      1998    taxation  (credit) charge taxation
                         --------- --------- --------- --------------- ---------
                         (Pounds)m (Pounds)m (Pounds)m    (Pounds)m    (Pounds)m
Estimated cost of
 transitioning analogue
 customers to digital
 service................    --        --       450.0       (135.0)       315.0
Cost of aborted
 Manchester United PLC
 bid                        --        --         6.3         (1.9)         4.4
                            ---       ---      -----       ------        -----
                            --        --       456.3       (136.9)       319.4
Finance charges.........    --        --         5.2         (1.6)         3.6
ACT written off.........    --        --          --          7.0          7.0
                            ---       ---      -----       ------        -----
                            --        --       461.5       (131.5)       330.0
                            ===       ===      =====       ======        =====

      On 5 May 1999 the Group announced a marketing promotion under which it committed to transitioning its existing analogue subscribers onto its digital service. The net costs associated with this transition process are estimated at (Pounds)450 million, before taking account of tax relief of (Pounds)135 million (see notes 16 and 20).

      Following the announcement of the promotion and the booking of the exceptional transition provision, the Group completed a refinancing of its borrowings. Immediately subsequent to the year end the (Pounds)1,000 million revolving credit facility ("RCF") was cancelled and replaced with a (Pounds)750 million RCF. The exceptional finance charges of (Pounds)5.2 million are comprised of unamortised prepaid fees on the (Pounds)1,000 million RCF and the mark-to-market of a floating-to-fixed interest rate swap over (Pounds)100 million of the (Pounds)1,000 million RCF which was no longer required.

      The decision of the Monopolies and Merger Commission ("MMC") in April 1999 to block the Group's bid for Manchester United PLC resulted in (Pounds)6.3 million of costs associated with the bid being written off.

      The exceptional tax credit of (Pounds)131.5 million is after an ACT write-off of (Pounds)7.0 million previously considered recoverable prior to the recognition of exceptional charges in the year ended 30 June 1999 (see note 9).

5 Share of operating results of joint ventures

      This relates to the Group's equity share of the operating results of the joint ventures disclosed in note 13.

                                                     1997      1998      1999
                                                   (Pounds)m (Pounds)m (Pounds)m
                                                   --------- --------- ---------
      British Interactive Broadcasting............    --        5.4      44.4
      Programming Joint Ventures..................   10.1      11.1      13.3
                                                     ----      ----      ----
                                                     10.1      16.5      57.7
                                                     ====      ====      ====

6 Interest payable and similar charges

                                                   1997      1998      1999
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
On bank loans, overdrafts and other loans
 repayable within five years, not by
 installments
  -- (Pounds)1,000 million Revolving Credit
   Facility.....................................    6.5      38.4      33.3
  -- (Pounds)500 million Revolving Credit
   Facility.....................................   19.4       --        --
  -- (Pounds)400 million Revolving Credit
   Facility.....................................   14.4       --        --
US$600 million 6.875% Guaranteed Notes due 2009
 (see note 18)..................................    --        --        8.2
US$300 million 7.300% Guaranteed Notes due 2006
 (see note 18)..................................   10.1      15.4      15.4
Finance lease interest..........................    0.8       0.9       0.9
Other interest payable and similar charges......    0.8       1.8       1.2
                                                   ----      ----      ----
                                                   52.0      56.5      59.0
Exceptional finance charges (see note 4)........    --        --        5.2
                                                   ----      ----      ----
                                                   52.0      56.5      64.2
                                                   ====      ====      ====

      In April 1997 the (Pounds)500 million and (Pounds)400 million Revolving Credit Facilities were replaced by the (Pounds)1,000 million Revolving Credit Facility.

7 Profit (loss) on ordinary activities before taxation

      The profit (loss) on ordinary activities before taxation is stated after charging (crediting):

                                                   1997      1998      1999
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
      Depreciation (see note 12)................     4.5      16.7      32.5
      Auditors' remuneration--audit fees........     0.3       0.3       0.4
      Rentals on operating leases and similar
       arrangements.............................    51.8      63.6      88.4
      Staff costs (see note 8)..................   119.2     115.9     190.9
      Government grants.........................    (1.5)     (1.4)     (1.8)

      Amounts paid to the auditors for other services during the year ended 30 June 1999 were (Pounds)2.4 million (1998: (Pounds)1.2 million; 1997:
(Pounds)1.1 million). These amounts relate principally to work associated with the Group's aborted bid for Manchester United PLC, and its referral to the MMC, together with other financial advisory work, corporate tax and VAT services.

8 Staff costs

      Employee costs for permanent and temporary employees and Executive Directors, during the year amounted to:

                                                   1997      1998      1999
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
      Wages and salaries........................    97.1     103.1     170.0
      Costs of Additional Executive Bonus
       Scheme...................................    10.9       0.4       0.1
      Costs of Long Term Incentive Plan.........     --        --        2.9
      Social security costs.....................     8.0       8.4      12.5
      Other pension costs.......................     3.2       4.0       5.4
                                                   -----     -----     -----
                                                   119.2     115.9     190.9
                                                   =====     =====     =====

      The average monthly number of persons employed by the Group during each year was as follows:

                                                             1997   1998   1999
                                                            ------ ------ ------
                                                            Number Number Number
      Programming..........................................   514    568    751
      Transmission and related functions...................   605    707    915
      Marketing............................................    78     84    117
      Subscriber management................................ 2,913  2,644  5,701
      Administration.......................................   470    631    787
                                                            -----  -----  -----
                                                            4,580  4,634  8,271
                                                            =====  =====  =====

      Directors' emoluments and interests:

                                              1997        1998        1999
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
      Emoluments
      Executive & Alternate Directors
      Basic salary/fees (including
       benefits in kind)..................    1,317       1,040       1,383
      Senior management bonus scheme......    2,270       1,063         367
      Additional executive bonus scheme...    8,284         594         --
      Other remuneration..................      --          148       1,364
      Pensions............................       69          34          43
      Non-Executive Directors
      Basic salary/fees (including
       benefits in kind)..................      191         690         745
      Senior management bonus scheme......      --        1,400         --
      Additional executive bonus scheme...      --          118          81
      Other remuneration..................      --          474       2,949
      Pensions............................      --           71          41
                                             ------       -----       -----
                                             12,131       5,632       6,973
                                             ======       =====       =====

      The Directors (including Alternates) during the year ended 30 June 1999, received the following remuneration (excluding pension contributions) whilst Directors of the Company:

                                                                Bonus
                                                    Basic      schemes
                            1997        1998       salary/    (see next     Other                   1999
                            Total       Total       fees        page)      (viii)     Benefits      Total
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                         (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
Executive
Tony Ball (i)...........      --          --           58         42          --          15          115
Mark Booth (ii).........      --        1,099         565        --         1,364        189        2,118
Martin Stewart..........      --          170         219        175          --          18          412
Alternate
Elisabeth Murdoch.......      298         498         300        150          --          19          469
Non--Executive
Philip Bowman...........       30          30          30        --           --         --            30
David Chance (iii)......    3,035         981          25         81           95         76          277
Sam Chisholm (iv).......    6,808       1,548         271        --         2,854        234        3,359
The Lord Stevenson of
 Coddenham..............       28          29          30        --           --         --            30
Dame Anne Mueller.......       25          25          25        --           --         --            25
Lord St John of
 Fawsley................       25          25          25        --           --         --            25
John Thornton...........       25          25          25        --           --         --            25
Morton Topfer (v).......      --          --           4         --           --         --             4
Michel Crepon...........      --          --          --         --           --         --           --
David De Voe............      --          --          --         --           --         --           --
Bruce McWilliam.........      --          --          --         --           --         --           --
Letizia Moratti (vi)....      --          --          --         --           --         --           --
Rupert Murdoch..........      --          --          --         --           --         --           --
Graham Parrott (vii)....      --          --          --         --           --         --           --
Jerome Seydoux..........      --          --          --         --           --         --           --
Arthur Siskind..........      --          --          --         --           --         --           --
Former Directors........    1,788       1,096         --         --           --         --           --
                              --          --          --         --           --         --           --
                           ------       -----       -----        ---        -----        ---        -----
Total emoluments........   12,062       5,526       1,577        448        4,313        551        6,889
                           ======       =====       =====        ===        =====        ===        =====

--------
(i)    Tony Ball was appointed as a Director of the Company on 2 June 1999.
(ii)   Mark Booth resigned as a Director of the Company on 31 May 1999.
(iii)  David Chance resigned as a Director of the Company on 9 August 1999.
(iv)   Sam Chisholm resigned as a Director of the Company on 5 May 1999.
(v)    Morton Topfer was appointed as a Director of the Company on 4 May 1999.
(vi)   Letizia Moratti was appointed as a Director of the Company on 6 May
       1999.
(vii)  Graham Parrot resigned as a Director of the Company on 29 October 1998.
(viii) In connection with the termination of Mark Booth's contract of employment, by mutual consent, in May 1999, and following advice received from the Company's external advisers, the Company agreed to pay a total of (Pounds)1,364,000 comprising a bonus in respect of the period ending on his resignation in recognition of Mark Booth's role in the successful launch of Sky digital and in respect of the surrender of his share options, together with a payment for expenses incurred by Mark Booth relating to the installation of equipment in his home.

      David Chance relinquished his role as Deputy Managing Director on 31 December 1997 and from that date provided his services as a consultant to the Company until 30 June 1999 for a per diem remuneration. In the year to 30 June 1999, (Pounds)94,760 was paid to David Chance in respect of the consultancy agreement. No further payments have been made or are due, up to the period of his resignation from the Board.

      Sam Chisholm's employment with the Company was terminated by mutual consent on 5 May 1999. In connection with the early termination of Sam Chisholm's contract (which was originally due to expire on 31 December 1999) and the surrender of his entitlements under the Executive Schemes, Additional Executive Bonus Scheme and his contractual bonus entitlement, he was paid an amount of (Pounds)2,853,815.

      The amounts received by the Directors under bonus schemes during the year ended 30 June 1999 were as follows:

                                            Additional     Senior
                                            Executive    Management
                                           Bonus Scheme Bonus Scheme    Total
                                           ------------ ------------ -----------
                                           (Pounds)000  (Pounds)000  (Pounds)000
      Tony Ball...........................     --            42           42
      Martin Stewart......................     --           175          175
      Elisabeth Murdoch...................     --           150          150
      David Chance........................      81          --            81

Additional Executive Bonus Scheme

      During the year David Chance exercised his rights over 205,642 notional shares resulting in a gain of 81,229. David Chance currently has rights over a further 205,642 notional shares at an option price of 5.675 per share, which were granted on 15 May 1997. Following David Chance's resignation as a Director of the Company on 9 August 1999, these options can be exercised at any time up to 9 August 2000. If they have not been exercised by that date they will lapse automatically.

      Sam Chisholm held the rights over 752,629 notional shares at an option price of (Pounds)5.675 per share, which were granted on 15 May 1997 and were surrendered on 5 May 1999, following his resignation as a Director of the Company.

Senior Management Bonus Scheme

      The amounts shown above are those which have been approved by the Committee for the year ended 30 June 1999.

Long Term Incentive Plan ("LTIP")

      Details of outstanding options held under the LTIP are shown below:

                                                             Granted on   At 30
                                                             23 November  June
                                                                1998      1999
                                                             ----------- -------
      Mark Booth............................................  1,200,000      --
      Martin Stewart........................................    350,000  350,000
      Elisabeth Murdoch.....................................    350,000  350,000

Mark Booth's options lapsed on 31 May 1999.

      Awards granted in the year ending 30 June 1999 were in the form of a combination of options with an exercise price of (Pounds)5.02 and with a cash bonus of (Pounds)5.02, receivable on exercise of each option.

      No amounts were received, or became receivable, by the Directors during the year under the LTIP.

Share interests

      The interests of the Directors in the Ordinary Share capital of the Company were:

                                                At 30 June At 30 June At 30 June
                                                   1997       1998       1999
                                                ---------- ---------- ----------
                                                  Number     Number     Number
      Dame Anne Mueller........................   1,953      1,953      1,953
                                                  =====      =====      =====

      The ESOP is interested in 4,842,687 (1998: 4,842,687, 1997: 4,842,687)
Ordinary Shares in which the Directors who are employees are deemed to be interested by virtue of section 324 of the Companies Act 1985 (see note 13 to the accounts).

      Except as disclosed above no Director held any interest in the share capital, including options, of the Company, or of any subsidiary of the Company, during the three year period ended 30 June 1999. All interests at the date shown are beneficial and there have been no changes between 1 July 1999 and 10 August 1999.

      Rupert Murdoch, a Director of the Company and members of his family, including Elisabeth Murdoch, his daughter and an alternate Director, have a significant interest in The News Corporation Limited, and therefore in companies within The News Corporation Group of companies ("The News Corporation Group"). The News Corporation Group has certain significant transactions with the Group as set out in note 24.

Pensions

      The Company operates a defined contribution pension scheme, contributions to which are charged to the profit and loss account on an accruals basis. The pension charge for the year ended 30 June 1999 represents contributions payable by the Group to the fund and amounted to (Pounds)5.4 million (1998 --
 (Pounds)4.0 million, 1997 -- (Pounds)3.2 million).

9 Taxation

      In 1999 the Group's UK Corporation Tax charge on ordinary activities (at 30.75%) was fully eliminated by tax credits on exceptional items. These exceptional tax credits resulted in a write-off of certain Advance Corporation Tax ("ACT") previously considered recoverable in the year ended 30 June 1999.

      In 1998 the Group fully utilised its remaining tax losses and for the first time incurred a UK Corporation Tax charge (at 31%) which was reduced by the write-back of some ACT written off in previous years.

      Cumulative ACT of (Pounds)71.3 million (1998: (Pounds)62.0 million, 1997:
(Pounds)68.0 million) has been written off and not yet been recovered.

                                                    1997      1998      1999
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
      Tax on profits before exceptional items:
      UK corporation tax.........................    --       27.8       39.3
      ACT written off (back).....................   25.7      (6.1)       2.3
      Prior year adjustment......................    --        --        (3.9)
      Share of joint ventures' tax credit........    --        --        (9.8)
                                                    ----      ----     ------
                                                    25.7      21.7       27.9
                                                    ----      ----     ------
      Tax (credit) charge on exceptional items:
      Deferred tax asset.........................    --        --       (88.8)
      Carry back against prior year..............    --        --       (10.4)
      Current year UK corporation tax............    --        --       (39.3)
      ACT written off (see note 4)...............    --        --         7.0
                                                    ----      ----     ------
                                                     --        --      (131.5)
                                                    ----      ----     ------
                                                    25.7      21.7     (103.6)
                                                    ====      ====     ======

      The Directors estimate that as at 30 June 1999 the Group had deferred tax assets of approximately (Pounds)89 million calculated at the current corporation tax rate of 30% not recognised in the Group's balance sheet in addition to the (Pounds)88.8 million deferred tax asset recognised (see note
16). These unrecognised deferred tax assets are attributable principally to deferred ACT ((Pounds)71 million), other provisions ((Pounds)12 million) and future tax allowances on fixed assets in excess of related future depreciation ((Pounds)6 million).

10 Dividends

                                                   1997      1998      1999
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
      Paid and Proposed per Ordinary Share
      Interim paid dividend of 2.75p (1998:
       2.75p; 1997: 2.75p)......................    47.2      47.2     47.3
      Final proposed dividend of nil (1998:
       3.25p; 1997: 3.25p)......................    55.7      55.9      --
                                                   -----     -----     ----
                                                   102.9     103.1     47.3
                                                   =====     =====     ====

      The ESOP has waived its rights to dividends.

11 Earnings (loss) per share

      Basic earnings per share represents the profit attributable to the equity shareholders in each year divided by the weighted average number of Ordinary Shares in issue during the year.

                              1997           1998                          1999
                         -------------- -------------- ----------------------------------------------
                                                          Before                           After
                                                        exceptional    Exceptional      exceptional
                                                           items          items            items
                                                       ------------- ---------------  ---------------
Profit (loss) on
 ordinary activities
 after taxation......... (Pounds)288.0m (Pounds)249.2m (Pounds)44.9m ((Pounds)330.0m) ((Pounds)285.1m)
Weighted average number
 of Ordinary Shares.....  1,715,236,393  1,716,632,612 1,719,952,745             --     1,719,952,745
Earnings (loss) per
 share--basic and
 diluted................          16.8p          14.5p          2.6p         (19.1p)          (16.5p)

      Diluted earnings per share is calculated on the basis of weighted average number of shares of 1,721,474,665 (1998: 1,718,250,040; 1997: 1,718,427,796)
which includes the dilution effect of the exercise of share options granted by the Company.

      Earning per share is shown calculated by reference to earnings both before and after exceptional items and related tax, since the Directors consider that this gives a useful additional indication of underlying performance.

12 Tangible fixed assets

      The movement in the year was as follows:

                                                            Equipment,
                                     Freehold                fixtures
                                      land &    Leasehold      and
                                     buildings improvements  fittings    Total
                                     --------- ------------ ---------- ---------
                                     (Pounds)m  (Pounds)m   (Pounds)m  (Pounds)m
     Cost
     Beginning of year..............   22.5        65.6       216.4      304.5
     Additions......................    4.2         7.5        64.5       76.2
     Disposals......................    --          --         (0.7)      (0.7)
                                       ----        ----       -----      -----
     End of year....................   26.7        73.1       280.2      380.0
                                       ----        ----       -----      -----
     Depreciation
     Beginning of year..............    2.6        28.0        98.5      129.1
     Charge.........................    0.7         3.7        28.1       32.5
     Disposals......................    --          --         (0.6)      (0.6)
                                       ----        ----       -----      -----
     End of year....................    3.3        31.7       126.0      161.0
                                       ----        ----       -----      -----
     Net book value
     Beginning of year..............   19.9        37.6       117.9      175.4
                                       ====        ====       =====      =====
     End of year....................   23.4        41.4       154.2      219.0
                                       ====        ====       =====      =====

      Digital fixed assets were depreciated from 1 October 1999, the launch of the digital service.

      Included in the freehold land and buildings are assets held under finance leases with a net book value of (Pounds)7.6 million (1998: (Pounds)8.0 million). Depreciation charged during the year on such assets was 0.4 million (1998: (Pounds)0.3 million).

      Depreciation was not charged on (Pounds)4.4 million of land (1998:
(Pounds)4.4 million)

13 Investments

Principal Group investments

      The investments of the Group which principally affect the consolidated results and net assets of the Group are as follows:

                            Country of          Description and
                          Incorporation/         proportion of
          Name              Operation            shares held (%)            Principal activity
------------------------  -------------- ----------------------------- ----------------------------
Direct holdings
British Sky Broadcasting   England and   10,000,002 ordinary           The transmission of the
 Limited................   Wales         shares of (Pounds)1 each      Group's English language
                                         (100%)                        satellite television
                                                                       broadcasting services

Sky Television Limited..   England and   13,376,982 ordinary           Investment holding company
                           Wales         shares of (Pounds)1 each
                                         (100%)

BSkyB Finance Limited...   England and   2 ordinary shares of          Finance company
                           Wales         1 each (100%)

Indirect Holdings
Sky Subscribers Services   England and   2 ordinary shares of          Providing ancillary
 Limited................   Wales         1 each (100%)                 functions supporting the
                                                                       satellite television
                                                                       broadcasting operations of
                                                                       the Group

Sky In-Home Service        England and   1,176,000 ordinary shares     The supply, installation and
 Limited................   Wales         of (Pounds)1 each and 400,000 maintenance of satellite
                                         deferred shares of            television receiving
                                         (Pounds)1 each (100%)         equipment

Sky Ventures Limited....   England and   912 ordinary shares of        Holding company for joint
                           Wales         (Pounds)1 each (100%)         ventures

British Sky Broadcasting   Luxembourg    12,500 ordinary shares of     Digital satellite
 SA.....................                 (Pounds)12 each (100%)        transponder leasing company

Joint Ventures
Nickelodeon UK..........   England and   104 B shares of (Pounds)0.01  The transmission of a
                           Wales         each (50%)                    children's satellite
                                                                       television service

The History Channel        England and   50,000 A shares of (Pounds)1  The transmission of an
 (UK)...................   Wales         each (50%)                    historical programme channel

Paramount UK (i)........   England and   Partnership interest (25%)    The transmission of a
                           Wales                                       general entertainment
                                                                       channel

Australian News Channel                                                The transmission of a 24
 Pty Limited............   Australia     1 ordinary share of           hour news
                                         Aus$1 (33.33%)                channel.

QVC.....................   England and   1 B share of (Pounds)1 (20%)  The transmission of a home
                           Wales                                       shopping channel

Granada Sky Broadcasting
Limited (ii)............   England and   800 B shares of (Pounds)1     The transmission of general
                           Wales         each (80%)                    entertainment channels

Granada Sky Broadcasting
 (DTT)
Limited (iii) ..........   England and   200 B shares of               The transmission of general
                           Wales         (Pounds)1 each (20%)          entertainment channels for
                                                                       distribution on DTT

British Interactive
 Broadcasting
Holdings Limited........   England and   44,655 ordinary shares        The transmission of
                           Wales         of (Pounds)1 each (32.5%)     interactive services

MUTV....................                                               The transmission of
                           England and   100 B shares of (Pounds)1     Manchester United football
                           Wales         each (33.33%)                 channel


                           Country of      Description and
                         Incorporation/     proportion of
          Name             Operation        shares held (%)          Principal activity
------------------------ -------------- ---------------------   ----------------------------
National Geographic       England and   Partnership interest    The transmission of a
 Channel UK (iv) .......  Wales         (50%)                   natural history channel.

Sky Five Text Limited...  England and   1 ordinary share of     The transmission of a text
                          Wales         (Pounds)1 (50%)         service for Channel 5.

Music Choice Europe       England and   2,293,733 A shares      The transmission of audio
 Limited................  Wales         of (Pounds)1 each (49%) music channels.

--------
(i) The registered address of Paramount UK is 15-18 Rathbone Place, London W1P 1DF.
(ii)  The economic interest held in Granada Sky Broadcasting Limited is 49.5%.
(iii) The economic interest held in Granada Sky Broadcasting DTT Limited is
      49.5%.
(iv) The registered address of National Geographic is Grant Way, Isleworth, Middlesex TW7 5QD.

      The following are included in the net book value of fixed asset investments:

                                                               1998      1999
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
      Joint ventures........................................   16.0       29.6
      Own shares............................................   27.5       24.6
      Investment in Manchester United PLC...................    --        66.9
                                                               ----      -----
                                                               43.5      121.1
                                                               ====      =====

Investment in joint ventures

      The movement in the year was as follows:

                                                              1998      1999
                                                            --------- ---------
                                                            (Pounds)m (Pounds)m
      Cost
      Beginning of year...................................     32.4      48.0
      Loans advanced to joint ventures, net...............      6.2      22.9
      Subscriptions for shares in joint ventures..........      5.9      45.4
      Acquisition of additional 9.5% stake in Granada Sky
       Broadcasting.......................................     35.8       --
      Goodwill on acquisition written off to reserves.....    (32.3)      --
                                                              -----     -----
      End of year.........................................     48.0     116.3
                                                              =====     =====
      Share of results
      Beginning of year...................................    (21.9)    (32.0)
      Share of operating results of joint ventures........    (16.5)    (57.7)
      Share of interest receivable by joint ventures......       --       0.8
      Share of interest payable by joint ventures.........     (0.9)     (0.7)
      Share of tax credits of joint ventures..............      --        9.8
      Transfer to (from) creditors........................      7.3      (6.9)
                                                              -----     -----
      End of year.........................................    (32.0)    (86.7)
                                                              =====     =====
      Net book value
      Beginning of year...................................     10.5      16.0
                                                              -----     -----
      End of year.........................................     16.0      29.6
                                                              =====     =====

      The investment in joint ventures excludes cumulative losses of (Pounds)0.4 million (1998: (Pounds)7.3 million), which represent losses in excess of the funding provided. The related obligation is recorded within creditors.

Investment in own shares

                                                          Number of
                                                       Ordinary Shares   Cost
                                                       --------------- ---------
                                                                       (Pounds)m
      Beginning of year...............................    4,842,687      27.5
      Provision made against LTIP awards..............          --       (2.9)
                                                          ---------      ----
      End of year.....................................    4,842,687      24.6
                                                          =========      ====

      At the beginning of the year the ESOP held Ordinary Shares in the Company at a value of (Pounds)5.68 per share, primarily to hedge substantially all the obligations of the Group then outstanding under the Additional Executive Bonus Scheme against further increases in the Company's share price.

      During the year the ESOP subscribed for 2,646,543 new shares which were then transferred to employees on the exercise of options under the Executive and Sharesave Schemes.

      At the year end 3,696,996 shares are held as a hedge against current obligations under the Additional Executive Bonus Scheme, the Long Term Incentive Plan ("LTIP") and Share Option Schemes. The remainder of shares held by the ESOP are not currently committed.

      The carrying value of 1.75 million shares held to hedge against the LTIP was written down to (Pounds)5.02 on 23 November 1998, the share price on the date of grant of the LTIP award. The remaining carrying value of (Pounds)5.02 is being provided for over the three year vesting period to 23 November 2001.

      The market value of the shares held by the ESOP at 30 June 1999 was (Pounds)29.2 million (1998: (Pounds)21.4 million), and the nominal value was (Pounds)2.4 million (1998: (Pounds)2.4 million).

Investment in Manchester United PLC

      During the year the Company purchased 28,884,374 shares (11.1%) in Manchester United PLC at a cost of (Pounds)66.9 million. The market value of the shares held by the Group at 30 June 1999 was (Pounds)57.5 million.

14 Stocks

                                                               1998      1999
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
      Television programme rights...........................   226.1     271.5
      Raw materials and consumables.........................     2.3      17.3
                                                               -----     -----
                                                               228.4     288.8
                                                               =====     =====

      At least 82 per cent of the existing television programme rights at 30 June 1999 (1998: 68 per cent) will be amortised within one year. Included within raw materials and consumables is (Pounds)10.4 million (1998:
(Pounds)nil) of digital set-top boxes.

15 Debtors

                                                             1998      1999
                                                           --------- ---------
                                                           (Pounds)m (Pounds)m
      Amounts falling due within one year
      Trade debtors.......................................    89.3      98.5
      Amounts owed by joint ventures (see note 24)........    11.9       7.1
      Amounts owed by other related parties (see note
       24)................................................    11.2       1.4
      Other debtors.......................................     5.5       2.9
      Prepaid programme rights............................    31.4      39.3
      Prepaid transponder rentals.........................    23.1      19.6
      Deferred tax (see note 16)..........................     --       29.8
      Other prepayments and accrued income................    40.4      59.1
                                                             -----     -----
                                                             212.8     257.7
                                                             =====     =====
      Amounts falling due after more than one year
      Prepaid programme rights............................    27.4      14.5
      Prepaid transponder rentals.........................    75.0      80.2
      Advance Corporation Tax.............................    14.0      14.0
      Deferred tax (see note 16)..........................     --       59.0
      Other prepayments and accrued income................     5.8       2.9
                                                             -----     -----
                                                             122.2     170.6
                                                             =====     =====

      Trade debtors are shown net of provisions for bad debts of (Pounds)4.5 million (1998: (Pounds)4.2 million). The movement on provisions for bad debts comprises a charge to operating expenses of (Pounds)0.3 million (1998: 0.4 million).

16 Deferred tax

                                                             1998      1999
                                                           --------- ---------
                                                           (Pounds)m (Pounds)m
      Included within debtors due within one year.........     --       29.8
      Included within debtors due after more than one
       year...............................................     --       59.0
                                                             -----     -----
                                                               --       88.8
                                                             =====     =====

      The deferred tax asset has arisen as a result of certain exceptional items booked in the year (see note 4).

17 Creditors: Amounts falling due within one year

                                                               1998      1999
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
      Short term borrowings
      Obligations under finance leases......................     0.1       0.1
                                                               -----     -----
                                                                 0.1       0.1

      Other
      Trade creditors.......................................   171.5     263.9
      Amounts due to joint ventures (see note 24)...........     1.7       2.5
      Amounts due to related parties (see note 24)..........    53.0      47.5
      ACT on paid and proposed dividends....................    25.8       --
      UK Corporation Tax....................................     9.9       2.4
      VAT...................................................    34.1      36.5
      Social security and PAYE..............................     2.8       4.5
      Other creditors.......................................    13.2      18.3
      Proposed dividends....................................    55.9       --
      Accruals and deferred income..........................   152.8     204.4
      Government grants.....................................     0.1       0.7
                                                               -----     -----
                                                               520.8     580.7
                                                               -----     -----
                                                               520.9     580.8
                                                               =====     =====

      Included within trade creditors are (Pounds)211 million (1998:
(Pounds)147 million) of US dollar denominated programme creditors. At 30 June 1999 at least 90 per cent (1998: 90 per cent) of these were covered by forward rate currency contracts (see note 23).

18 Creditors: Amounts falling due after more than one year

                                                              1998      1999
                                                            --------- ---------
                                                            (Pounds)m (Pounds)m
Long term borrowings
Bank loans
  --(Pounds)1,000 million Revolving Credit Facility........   385.0     150.0
  --AUS$1 million Facility.................................     0.4       0.4
US$600 million of 6.875% Guaranteed Notes repayable 2009...     --      367.2
US$300 million of 7.300% Guaranteed Notes repayable 2006...   189.2     189.2
Obligations under finance leases...........................     8.3       8.2
                                                              -----     -----
                                                              582.9     715.0
Other
Accruals and deferred income...............................    43.1      30.2
Government grants..........................................     0.6       0.9
                                                              -----     -----
                                                               43.7      31.1
                                                              -----     -----
                                                              626.6     746.1
                                                              =====     =====

      Interest accrued on the (Pounds)1,000 million revolving credit facility ("RCF") at rates varying between 0.225% and 0.75% per annum above LIBOR, depending on certain conditions, such as the drawn down balance. The Group repaid a net total of (Pounds)235 million in the year (1998: (Pounds)90 million). (Pounds)100 million of the balance drawn down was swapped into fixed rate debt until September 2000 bearing an interest rate of 7.385% plus a margin. Due to the refinancing completed subsequent to the year end this swap is no longer required (see note 4).

     The RCF contains certain financial undertakings, which have been adhered to throughout the period.

     Aus$1 million was drawn down on a facility to fund the Group's ongoing investment in Australian News Channel Pty Limited. Interest accrues at Aus $ LIBOR per annum. The loan is repayable in full on 30 April 2002.

     In February 1999 the Group issued, in the US public debt market, US$600 million of 6.875% Guaranteed Notes repayable in February 2009. The proceeds, which were used to repay part of the balance on the RCF, have been swapped into sterling at an average floating rate of 127 basis points above the 6-month LIBOR rate.

     In October 1996 the Group issued, in the US public debt market, US$300 million of 7.300% Guaranteed Notes repayable in October 2006. The Group subsequently entered into swap transactions to convert the proceeds into sterling, half of which carries a fixed rate of interest of 8.384% per annum for the full ten years and the remainder of which is fixed at 7.940% per annum for five years until April 2002 and thereafter floating at 62 basis points above the six month LIBOR rate.

     Subsequent to the year end, the (Pounds)1,000 million RCF was cancelled and replaced by a (Pounds)750 million RCF repayable in full on 29 June 2004 and bearing interest at rates varying between 0.50% and 1.40% per annum above LIBOR, depending on the Group's credit rating. The Group also issued US$650 million and 100 million 10 year global Regulation S/144A bonds with SEC registration rights. The aggregate proceeds of (Pounds)512 million were used to repay the drawn down balance on the RCF and provide funding for the roll out of digital. The US$ 650 million Notes carry a coupon of 8.200% payable semi-annually and are repayable on 15 July 2009. They have been swapped into sterling at a fixed rate of 7.653% payable semi-annually. The (Pounds)100 million Notes carry a fixed coupon of 7.750% payable annually and are repayable on 9 July 2009.

     Obligations under the finance leases represent amounts drawn down in connection with the Subscriber Management Centre in Dunfermline. Repayments of (Pounds)0.2 million (1998: (Pounds)0.2 million) were made each quarter. A proportion of these payments is allocated to the capital amount outstanding based on the sum of digits method. Interest accrues on the finance lease at a rate of 8.5%.

     Following the grant in December 1997 of the three digital terrestrial television licences to ONdigital, 60 million was received by the Group. This was credited to accruals and deferred income and is being released to income to match the associated costs, which include a shortfall arising on the sub-lease of the Marco Polo property. The net balance is being credited to income over the 5 year period of programme supply.

     The debt falling due after more than one year (apart from obligations under the finance lease) matures as follows:

                                                      Year Ending
                                        ---------------------------------------
                                         30 June   30 June   30 June
                                          2002      2007      2009      Total
                                        --------- --------- --------- ---------
                                        (Pounds)m (Pounds)m (Pounds)m (Pounds)m
(Pounds)1,000 million revolving credit
 facility.............................    150.0       --        --      150.0
Aus$1 million facility................      0.4       --        --        0.4
US$300 million 7.300% Guaranteed
 Notes................................      --      189.2       --      189.2
US$600 million 6.875% Guaranteed
 Notes................................      --        --      367.2     367.2
                                          -----     -----     -----     -----
                                          150.4     189.2     367.2     706.8
                                          =====     =====     =====     =====

      Obligations falling due after more than one year under the finance lease are payable as follows:

                                                                         1999
                                                                       ---------
                                                                       (Pounds)m
       Amounts payable in the year ended 30 June:
       2001...........................................................    0.1
       2002...........................................................    0.2
       2003...........................................................    0.2
       2004...........................................................    0.2
       after five years...............................................    7.5
                                                                          ---
                                                                          8.2
                                                                          ===

19 Derivatives and other financial instruments

      The main purpose of the Group's financial instruments is to raise finance for its operations. In addition, the Group enters into derivative transactions to manage both interest rate and currency risks arising from the Group's operations and its sources of finance. It is the Group's policy that foreign exchange transactions are restricted to fixed price instruments, that all hedging is to cover known risks and that no trading in financial instruments is undertaken. The amount of cash that can be placed with any one institution is restricted according to credit rating and regular and frequent reporting to management is required for all transactions and exposures.

      The Group finances its operations through bank borrowings, the issue of long-term bonds and share capital. The Group borrows at both fixed and floating rates of interest and then uses interest rate swaps to manage exposure to interest rate fluctuations. It is the Group's policy to have an appropriate mixture of fixed and floating rates.

      To ensure continuity of funding, the Group's policy is to ensure that its borrowings mature over a period of years.

      The Group currently manages its US dollar/pound sterling exchange risk exposure primarily by the purchase of forward rate agreements for approximately one year. Future foreign exchange liabilities are substantially hedged up to one year ahead, using forward foreign exchange contracts. Occasionally, other financial instruments are employed to manage the exposure where these are more appropriate. All US dollar-denominated forward rate agreements and similar financial instruments entered into by the Group are in respect of firm commitments which exceed the value of such agreements and instruments.

      Although these financial instruments can mitigate the effect of short-term fluctuations in exchange rates, there can be no effective or complete hedge against long-term currency fluctuations.

      The Group's debt exposure is currently denominated in sterling after taking foreign exchange swaps into account.

      As permitted by FRS13, short-term debtors and creditors have been excluded from the FRS13 disclosures, other than the currency risks disclosures. Further details of interest rates on long-term borrowings are given in note 18.

Interest rate risks

      After taking into account interest rate swaps and forward foreign currency contracts entered into by the Group, the interest rate profile of the Group's financial liabilities at 30 June 1999 (not including the AUS$ 1 million bank facility drawn down) was:

                                                        Fixed  Floating Total
                                                        -----  -------- -----
      (Pounds)m........................................ 297.5   417.2   714.7
      Weighted average interest rate...................   8.4%    6.4%    7.2%
      Weighted average period for which the rate is
       fixed (years)...................................   4.2     n/a     n/a
      Weighted average term (years)....................   6.2     8.8     7.7

      In addition, cash at bank and in hand of (Pounds)50.2 million consists mainly of sterling deposits, in bank accounts or on money markets at call.

      Immediately subsequent to the year-end, the Group completed a re-financing of its borrowing (see note 18). The following table indicates how the table above would be changed by the re-financing.

                                                      Fixed  Floating  Total
                                                      -----  -------- -------
      (Pounds)m...................................... 810.0   267.2   1,077.2
      Weighted average interest rate.................   7.9%    6.5%      7.5%
      Weighted average period for which the rate is
       fixed (years).................................   7.9     n/a       n/a
      Weighted average term (years)..................   8.4     9.6       8.7

Currency risks

      The table below shows as at 30 June 1999 the Group's currency exposures after hedging that give rise to the net currency gains and losses recognised in the profit and loss account. Such exposures comprise the net monetary assets and liabilities of the Group that are not denominated in the functional currency of the operating unit involved, and principally consist of cash deposits and trade debtors.

                                Net foreign currency monetary assets
                                      (liabilities) ((Pounds)m)
                               ---------------------------------------------
      Functional currency of
      Group operating unit      USD       Irish punts    Euros      Total
      ------------------------ --------- -------------- ---------  ---------
      Sterling................       0.9           2.6         1.1        4.6

      In addition, as at 30 June 1999, the Group has substantial US dollar commitments, as disclosed in note 23(a).

Liquidity risks

      The profile of the Group's financial liabilities, other than short-term creditors, is shown in note 18.

      The Group's undrawn committed bank facilities as at 30 June 1999 were as follows:

                                                                         1999
                                                                       (Pounds)m
                                                                       ---------
       Expiring in one year or less...................................     --
       Expiring in more than 1 year but less than 2 years.............     --
       Expiring in more than 2 years..................................   850.0
                                                                         -----
       Total..........................................................   850.0
                                                                         =====

      Subsequent to the year-end, the Group completed a re-financing of its borrowings (see note 18), and the undrawn committed bank facilities were reduced to (Pounds)750 million, expiring in more than 2 years.

Fair values

      Set out below is a comparison by category of the book values and the estimated fair values of the Group's financial assets and financial liabilities, and associated derivative financial instruments as at 30 June 1999:

                                                              Book      Fair
                                                              value     value
                                                            --------- ---------
                                                            (Pounds)m (Pounds)m
      Primary financial instruments held or issued to
       finance the Group's operations
      Short-term financial liabilities and current portion
       of long-term borrowing.............................     (0.1)     (0.1)
      Bank borrowings.....................................   (158.6)   (158.6)
      Quoted bond debt....................................   (556.4)   (531.5)
      Cash deposits.......................................     50.2      50.2
      Derivative financial instruments held to manage the
       interest rate and currency profile
      Combined interest and exchange rate swaps...........      --      (19.1)
      Forward foreign currency contracts..................      --        7.6

      The fair values of quoted borrowings are based on period-end mid-market quoted prices. The fair values of other borrowings and derivative financial instruments are estimated by discounting the future cash flows to net present values using appropriate market rates prevailing at the period end.

      In addition to the fair value table, the Group held 11.1% of the equity share capital of Manchester United PLC. See note 13 for disclosure of its book and fair values.

      The difference between book value and fair value reflects unrealised gains or losses inherent in the instrument, based on valuations as at 30 June 1999. The volatile nature of the markets means that values at any subsequent date could be significantly different from the values reported above.

Hedges

      The Group's policy is to hedge the following exposures:

  .  interest rate risk, using interest rate swaps

  . transactional currency exposures, using forward foreign currency contracts

  .  exposures on long term foreign currency debt

      Gains and losses on instruments used for hedging are not recognised until the hedged position is recognised. Unrecognised gains and losses on instruments used for hedging and the movements therein are as follows:

                                                                    Total net
                                                Gains    Losses   (losses) gains
                                              --------- --------- --------------
                                              (Pounds)m (Pounds)m   (Pounds)m
      Unrecognised gains and losses at 1
       July 1998............................     6.3       (9.2)       (2.9)
      Gains and losses arising in previous
       years that were recognised in the
       year to June 1999....................     --         8.9         8.9
                                                ----      -----       -----
      Gains and losses arising before 1 July
       1998 that were not recognised in the
       year to June 1999....................     6.3       (0.3)        6.0
                                                ----      -----       -----
      Gains and losses arising in 1999 that
       were not recognised in the year to
       June 1999............................     3.8      (21.3)      (17.5)
                                                ----      -----       -----
      Unrecognised gains and losses on
       hedges at 30 June 1999...............    10.1      (21.6)      (11.5)
                                                ----      -----       -----
      Of which:
      Gains and losses expected to be
       recognised in the year to June 2000..    10.1      (2.5)         7.6
      Gains and losses expected to be
       recognised in July 2000 or later.....     --       (19.1)      (19.1)
                                                ----      -----       -----

--------
* Included in the loss is the exceptional costs of marking-to-market the floating-to-fixed interest rate swap discussed in note 4.

20 Provisions for liabilities and charges

      During the year, the Group announced a marketing promotion, effective for the remainder of its analogue transmission period, which committed to transition its existing analogue subscribers onto its digital service, and the expected net costs of this promotion were provided for. The movement during the year on the provision was as follows:

                                                                         1999
                                                                       ---------
                                                                       (Pounds)m
       Beginning of year.............................................      --
       Transition provision established..............................    450.0
       Utilised during the year......................................    (44.6)
                                                                         -----
       End of year...................................................    405.4
                                                                         =====

      These transition costs comprise the cost of the set-top box, installation costs and various other costs to be incurred to enable a subscriber to use the digital service less any upfront income received from the subscriber. The provision is calculated on the basis of the number of analogue subscribers at 5 May 1999 less allowance for churn (i.e. customers ceasing DTH subscriptions). The provision utilised during the year of (Pounds)44.6 million is net of (Pounds)5.8 million installation income received from subscribers. It is assumed that the provision will be fully utilised by 31 December 2002.

21 Called-up share capital

                                                        1998          1999
                                                    ------------- -------------
                                                      (Pounds)m     (Pounds)m
      Authorised
      3,000,000,000 Ordinary Shares of 50p......... 1,500,000,000 1,500,000,000
                                                    ============= =============
      Allotted, called-up and fully-paid -- equity
       Ordinary Shares -- 1,725,987,067
       (1998: 1,723,340,524) of 50p................   861,670,262   862,993,534
                                                    ============= =============

Allotted during the year

      During the year, 2,623,238 shares were issued in respect of Executive Share Option exercises and 23,305 shares were issued in respect of Sharesave Option exercises.

Share option schemes

      The British Sky Broadcasting Group Approved and Unapproved Executive Share Schemes (the "Executive Schemes") and the Sharesave Scheme were established to provide employees with share based incentives.

      Options in existence at 30 June 1999 under these are shown in the table below.

                          Options                     Balance
                Balance   Granted                       at
                  at      During    Options  Options  30 June  Option Exercisable
Date of Grant  01-Jul-98   Year    Exercised Lapsed    1999    Price     From
-------------  --------- --------- --------- ------- --------- ------ -----------
08-Dec-94      1,953,822       --  1,340,935 112,382   500,505   256p  08-Dec-97
08-Dec-94(1)     832,363       --     12,290 171,866   648,207   205p  01-Mar-00
18-Aug-95        278,979       --    258,690      --    20,289   345p  18-Aug-98
25-Oct-95(1)     433,850       --      7,871  61,496   364,483   302p  01-Jan-01
16-May-96         94,301       --      9,439     --     84,862   436p  16-May-99
20-Aug-96         13,270       --        --      --     13,270   535p  20-Aug-99
27-Aug-96         44,636       --        --      --     44,636   578p  27-Aug-99
18-Sep-96         66,263       --        --      --     66,263 579.5p  18-Sep-99
04-Nov-96        362,737       --        --  148,856   213,881   569p  04-Nov-99
04-Nov-96(1)     586,959       --      1,219 258,662   327,078   462p  01-Jan-00
15-May-97      2,275,205       --    144,493 752,629 1,378,083 567.5p  15-May-00
10-Jun-97         61,921       --        --   23,430    38,491 597.5p  10-Jun-00
18-Aug-97         13,728       --        --      --     13,728   437p  18-Aug-00
18-Aug-97        321,266       --        --      --    321,266   442p  18-Aug-00
27-Oct-97(1)     592,199       --        107 112,488   479,604   372p   1-Jan-01
14-Nov-97          7,308       --        --      --      7,308 410.5p  14-Nov-00
14-Nov-97        166,253       --        --      --    166,253   403p  14-Nov-00
04-Feb-98          8,298       --        --      --      8,298 361.5p  04-Feb-01
04-Feb-98        111,261       --        --      --    111,261 368.5p  04-Feb-01
09-Mar-98         14,050       --        --      --     14,050   427p  09-Mar-01
09-Mar-98        238,805       --        --      --    238,805 435.5p  09-Mar-01
28-Sep-98(1)         --    959,812       --   53,667   906,145   378p  01-Dec-01
01-Dec-98            --  7,337,076       --   61,915 7,275,161   501p  01-Dec-01
11-Feb-99            --     80,042       --      --     80,042 474.7p  11-Feb-02
25-Mar-99            --    140,077       --      --    140,077   514p  25-Mar-02

--------
Note
(1)Options issued under the Company's Sharesave scheme.

    Options under the Executive Schemes will normally only be exercisable after the expiry of three years from the date of grant, and lapse if not exercised within ten years under the Approved Scheme and within seven years under the Unapproved Scheme. Options are exercisable if the performance target over any three-year period during the life of the option is achieved, and also, options granted after November 1998 become exercisable in the final year before their lapsing date, as long as the employee remains in employment with the Group.

22 Reconciliation of movements in shareholders' funds

    Movement in shareholders' funds includes all movements on reserves.

                                                         Profit        Total
                                      Share     Share   and loss   shareholders'
                                     capital   premium   account       funds
                                    --------- --------- ---------  -------------
                                    (Pounds)m (Pounds)m (Pounds)m    (Pounds)m
As at 1 July 1997..................   860.1     678.1   (1,960.5)     (422.3)
  Issue of share capital...........     1.6      12.5       (6.1)        8.0
  Goodwill.........................     --        --       (32.3)      (32.3)
  Profit for the financial year....     --        --       249.2       249.2
  Dividends........................     --        --      (103.1)     (103.1)
                                      -----     -----   --------      ------
As at 1 July 1998..................   861.7     690.6   (1,852.8)     (300.5)
  Issue of share capital (see note
   21).............................     1.3      12.4       (5.7)        8.0
  Loss for the financial year......     --        --      (285.1)     (285.1)
  Dividends........................     --        --       (47.3)      (47.3)
                                      -----     -----   --------      ------
As at 30 June 1999.................   863.0     703.0   (2,190.9)     (624.9)
                                      =====     =====   ========      ======

    At 30 June 1999 the cumulative goodwill written off directly to reserves amounted to (Pounds)523.8 million (1998: (Pounds)523.8 million). During the year the Company issued shares with a market value of (Pounds)13.7 million in respect of the exercise of options awarded under various share option plans with (Pounds)8.0 million received from employees.

23 Guarantees and other financial commitments

(a) Future expenditure

                                                               1998      1999
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
      Contracted for but not provided for
        -- television programme rights......................  1,678.8   1,940.7
        -- capital expenditure..............................     20.4       5.5
                                                              -------   -------
                                                              1,699.2   1,946.2
                                                              =======   =======

    Of the commitments for television programme rights, some (Pounds)1,237 million (1998: (Pounds)788 million) relates to commitments which are payable in US dollars and are for periods of up to 8 years. At 30 June 1999 the US dollar creditors and commitments have been translated at the year end rate of $1.5897:(Pounds)1 (1998: $1.6679:(Pounds)1), except for US$501 million covered by forward rate contracts or other hedging instruments, where the average forward or hedged rate of US$1.6406:(Pounds)1 (1998: $1.6306:(Pounds)1) has been used.

    According to the terms of certain of the movie programme rights contracts, the minimum contracted amount is subject to price escalation clauses. The extent of the escalation, and hence of the commitments, is dependent both upon the number of subscribers to the relevant movie channel and upon the audience achieved on US theatrical release. If subscriber numbers were to remain at 30 June 1999 levels, the commitment in respect of subscriber escalation would be some $293 million ((Pounds)185 million) (1998: $449 million ((Pounds)269 million)) and would be in addition to the figures shown above.

      Certain contracts may be extended at the licensor's option depending on subscriber levels to the relevant movie channel.

      Under the terms of the completion agreement signed in 1998 for the British Interactive Broadcasting (BiB) Limited joint venture, the shareholders agreed to meet a funding requirement of (Pounds)275 million, according to their shareholdings, of which the Group's share is (Pounds)89.4 million. Since the agreement was signed the Group has funded (Pounds)55.2 million to BiB and accordingly is committed to funding a further 34.2 million to this joint venture.

      As at 30 June 1999, the Group had made or contemplated commitments to manufacturers, in relation to the supply of set-top boxes up to a maximum of (Pounds)384 million (1998: (Pounds)254 million). This amount includes the subsidies, which have been committed to by BiB.

(b) Contingent liabilities

      The Group has contingent liabilities by virtue of its investments in unlimited companies, or partnerships, which include Nickelodeon UK, The History Channel (UK), Paramount UK, QVC and National Geographic Channel UK.

      The Directors do not expect any material loss to arise from the above contingent liabilities.

(c) Guarantees

      The Company and certain subsidiaries have given joint and several guarantees in relation to the 1,000 million Revolving Credit Facility ("RCF") and subsequent to the year end, in relation to the 750 million RCF which replaced it (see note 18).

      Certain subsidiaries have given joint and several guarantees in relation to the $300 million of 7.30% Guaranteed notes and $600 million of 6.875% Guaranteed notes which were issued in the US public debt market.

(d) Lease and similar commitments

      The Group leases certain land and buildings on short-term and long-term leases. The rents payable under these leases are subject to renegotiation at various intervals specified in the leases. In addition the Group has agreements for the use of transponders on the Astra satellites.

      The minimum annual rentals under these arrangements are as follows:

                                                                 Transponder,
                                                                   computer
                                                                 and technical
                                                       Property    equipment
                                                       --------- -------------
                                                       (Pounds)m   (Pounds)m
      30 June 1999
      Operating leases and similar arrangements which
       expire
       within 1 year..................................    0.1         1.1
       within 2-5 years...............................    0.4        63.5
       after 5 years..................................    6.7        15.9
                                                          ---        ----
                                                          7.2        80.5
                                                          ===        ====
      30 June 1998
      Operating leases and similar arrangements which
       expire
       within 1 year..................................    0.1         1.0
       within 2-5 years...............................    0.4        38.5
       after 5 years..................................    4.8        18.0
                                                          ---        ----
                                                          5.3        57.5
                                                          ===        ====

      In addition to the above amounts, the Company remains liable for leases, which have periods up to 16 years, in respect of certain of its former premises which have been sublet and for the use of two transponders which have been fully sublet on similar terms to those entered into by the Group. The Group's additional commitment should the sub-lessee default in respect of the premises amounts to some (Pounds)1.3 million and in respect of the transponder (Pounds)7.0 million per annum.

      The Group has forward rate contracts to purchase 57 million Euros and 431 million Belgian Francs ("BEF"), covering certain commitments in relation to transponder rental costs, at average rates of Euros 1.4614 and BEF 56.0550 respectively to (Pounds)1.

      Summarised below as at 30 June 1999 are the minimum lease rentals payable for non-cancellable operating leases and similar arrangements:

                                                                     Operating
                                                                     leases and
                                                                      similar
                                                                    arrangements
                                                                    ------------
                                                                     (Pounds)m
       Year ending 30 June
       2000........................................................     87.7
       2001........................................................     92.6
       2002........................................................     73.6
       2003........................................................     43.6
       2004........................................................     36.5
       After 2004..................................................    131.6
                                                                       -----
                                                                       465.6
                                                                       =====

      Payments made under non-cancellable operating leases and similar arrangements in the year ended 30 June 1999 totalled (Pounds)4.4 million (1998:
(Pounds)3.6 million, 1997: (Pounds)3.7 million) in respect of property and 84.0 million (1998: (Pounds)60.0 million, 1997: (Pounds)48.1 million) in respect of transponders, computer and technical equipment.

24 Transactions with related parties and major shareholders

a) Transactions with major shareholders

      The Group conducts business transactions on a normal commercial basis with, and receives a number of services from, shareholder companies or members of their groups and associated undertakings.

      A number of transactions are conducted with members of The News Corporation Group. These companies include 20th Century Fox, News Digital Systems Limited ("NDS") and Broadsystems Limited with which the Group has significant contracts. 20th Century Fox supplied programming with a total value of (Pounds)27.6 million in the year (1998: (Pounds)28.7 million), the majority of which is supplied under arrangements which have been extended to December 2004, with a variable annual value dependent on the number of films supplied. NDS supplied smart cards and encryption services with a value of (Pounds)26.6 million in the year (1998: (Pounds)24.7 million) under a contract extending to 2004. The Group also has a number of contracts with NDS for the supply of digital equipment of which (Pounds)5.7 million (1998: (Pounds)13.2 million) was paid during the year. The Group also purchased sports rights from subsidiaries of the News Corporation for (Pounds)6.8 million during the year (1998:
(Pounds)8.2 million). During the year (Pounds)8.2 million (1998: (Pounds)7.1 million) was earned from Fox Kids Europe Limited and ZeeTV (a channel aimed at Asian consumers) for the provision of transponder capacity and subscriber and support services respectively. Carriage fees of (Pounds)6.4 million were paid to Ventura Film Distributors B.V. (the supplier of Fox Kids, a children's television channel) (1998: 6.4 million).

      Certain other related party transactions are entered into with shareholders, also in the normal course of business. These include advertising by the Group in media owned by shareholders of (Pounds)4.6 million (1998:
(Pounds)3.1 million) and revenue earned by the Group for the sale of airtime to shareholders of (Pounds)1.1 million (1998: (Pounds)2.4 million). The acquisition of programmes from Guild, a subsidiary of Pathe, cost (Pounds)4.3 million (1998: (Pounds)3.6 million).

      Balances as at 30 June 1999 payable to members of the News Corporation Group, a major Shareholder, are analysed by activity as follows:

                                                                       (Pounds)m
                                                                       ---------
       Programming....................................................   31.2
       Encryption services............................................   12.6
       Capital expenditure............................................    0.6
       Other..........................................................    3.1
                                                                         ----
                                                                         47.5
                                                                         ====

      Balances as at 30 June 1999 receivable from members of The News Corporation Group, a major shareholder are analysed by activity as follows:

                                                                       (Pounds)m
                                                                       ---------
       Transponders...................................................    0.2
       Other..........................................................    1.2
                                                                          ---
                                                                          1.4
                                                                          ===

b) Transactions with joint ventures

      All transactions with joint ventures are in the normal course of business.

                                                                       (Pounds)m
                                                                       ---------
       Revenue........................................................   20.1
       Operating costs................................................   29.6

      Revenues are primarily generated from the provision of transponder capacity, marketing and support services together with commissions receivable. Operating costs represents fees payable for channel carriage.

                                                                       (Pounds)m
                                                                       ---------
       Funding to joint ventures (see note 13)........................   116.3
       Amounts owed by joint ventures (see note 15)...................     7.1
       Amounts due to joint ventures (see note 17)....................     2.5

      During the year BiB offered customers acquiring digital set-top boxes and dishes the benefit of an "interactive discount" if the customer agreed to enter into an interactive discount contract with BiB and to connect his set-top box to an operational telephone line for a minimum period of 12 months. The interactive discount reduced the price of the set-top box and dish to new and transition customers. Interactive discounts payable by BiB for fiscal 1999 were (Pounds)109.6 million (fiscal 1998: (Pounds)nil)

c) Other transactions with related parties

      John Thornton is a Non-Executive Director of BSkyB Group plc and is also President and Co-Chief Operating Officer of the Goldman Sachs Group Inc. and a member of their Board of Directors. Fees and expenses totalling (Pounds)1.6 million were paid to the Goldman Sachs Group Inc. relating to BSkyB's bid for Manchester United PLC.

25 Financing arrangements

      At 30 June 1999 the Group's balance sheet showed net liabilities of (Pounds)624.9 million (1998: (Pounds)300.5 million). The Directors consider that the operating cash flows of the Group, together with its own bank facilities, will be sufficient to cover the Group's projected operating requirements and to settle or refinance the Group's other liabilities as they fall due. Accordingly the accounts are prepared on a going concern basis.

26 Summary of differences between United Kingdom and United States Generally
   Accepted Accounting Principles

(i) Differences giving rise to accounting adjustments

      The Group's accounts are prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom, which differ in certain significant respects from those applicable in the United States. The main differences relate principally to the following items and the effects of the adjustments on operating profits, net income and shareholders' deficit, and on certain balance sheet items are set out below.

      a. Goodwill

          Under UK GAAP, goodwill was eliminated against reserves prior to July 1, 1998. From this date the UK Financial Reporting Standard FRS 10 requires future goodwill to be capitalised, although goodwill previously written off will not be restated in the balance sheet. On disposal or closure of a previously acquired business, the goodwill previously written off to reserves will be included in calculating the profit or loss on disposal. No goodwill has arisen in the year to June 30, 1999, as no acquisitions have been made in this period. Under US GAAP, goodwill is recognised in the balance sheet and amortised by charges against income over its useful life which is not to exceed 40 years. The Company considered various factors in determining its amortisation period, including competitive, legal, regulatory, and other factors. As required by APB No. 17, the Company limited its amortisation period to the specified maximum life of 40 years. For US GAAP purposes, goodwill has been accounted for at the lower of amortised cost or fair value. Fair value has been determined by reference to a non-discounted cash flow analysis over the remaining amortisation period. Any goodwill amount not expected to be recoverable as a result of this review would be accounted for as impairment of value. No such impairment of value has occurred.

      b. Taxes on income

          Under UK GAAP, deferred tax is provided using the liability method at the rates ruling at each year end. Timing differences are recognised to the extent that the Directors consider such differences will reverse in the foreseeable future. Net debit balances resulting from tax losses or other timing differences are not recognised except to the extent that it is assured beyond reasonable doubt that future taxable profits will be sufficient to offset the losses or reversal of timing differences during the prescribed carry forward period. Any amounts not so recognised are subsequently only recognised as they are realised. Under SFAS No. 109 deferred tax liabilities related to timing differences are fully provided and future taxation benefits are recognised as deferred tax assets to the extent that their realisation is more likely than not.

      c. Interest on shareholder financing

          A loan due to a shareholder, which was repaid in fiscal 1998, was non-interest bearing. Under UK GAAP disclosure is made of this arrangement but no adjustment is recorded to account for the fact that this loan did not carry a market rate of interest. However, US GAAP required that the loan was recorded at the fair value of the instrument on the date of issuance, determined by discounting all future payments using an imputed rate of interest. Interest was then accounted for on this balance at an appropriate market rate, and was recognised in the income statement.

      d. Proposed dividends

          Proposed dividends are accrued under UK GAAP in the period to which they relate. For US GAAP purposes proposed dividends are accounted for when they are formally approved. The related Advance Corporation Tax ("ACT") is treated in the same manner.

      e. ESOP

          Shares held by an ESOP are classified within investments under UK GAAP. For US GAAP purposes they are accounted for as "shares in employees trusts" within shareholders' funds. If the Company settles amounts due under the Additional Executive Bonus Scheme in cash rather than through the transfer of shares from the ESOP, under US GAAP the liability which arises due to the increase in the value of shares between the establishment of the ESOP and exercise date is recognised in the profit and loss account. In addition, under UK GAAP, the shares held by the ESOP are excluded from the calculation of basic earnings per share; under US GAAP the ESOP shares are included in the basic earnings per share calculation.

      f. Capitalised interest

          Under UK GAAP the capitalisation of interest is not required and the Company expenses interest charges to the profit and loss account in the year in which they are incurred. For US GAAP purposes, interest charges on funds invested in the construction of major capital assets are capitalised and amortised on the average life of the assets concerned.

      g. Employee stock based compensation

          Under UK GAAP the excess between the market price of the option at the exercise date and the exercise price is taken directly to shareholders' funds when options are exercised by employees. There is no movement in shareholders' funds for options which have not yet been exercised. Under US GAAP, for performance related options, the excess between the market price of the option and the exercise price is charged against income during the periods up to the date the performance criteria are satisfied.

      h. Provisions for liabilities and charges

          Under UK GAAP (namely FRS 12) a provision is recognised when a legal or constructive obligation exists as a result of a past event or action and it is probable that a transfer of economic benefit will be required to settle the obligation. Under US GAAP a provision should only be recognised when the Company has a legal commitment under the guidelines of EITF 94-3.

      i. Fixed asset investments

          Under UK GAAP a fixed asset investment in a publicly-traded entity, which is not equity accounted or consolidated on a group basis, may be held at cost or valuation, less any provision for permanent diminution in value. Under US GAAP such an investment is classified as an "available for sale" asset and marked-to-market, with any movements in the carrying value being taken to equity through shareholders' funds.

    j. Consolidated Balance Sheet presentation

      The Consolidated Balance Sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. For example, under UK GAAP current assets are presented after fixed assets; current assets include amounts which fall due after more than one year (see Note 15) and creditors falling due after one year are deducted from current assets to present net current assets (liabilities).

    k. Consolidated Statement of Cash Flows

      The Consolidated Statement of Cash Flows prepared in accordance with FRS 1 (Revised) presents substantially the same information as that required under US GAAP. Under US GAAP however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents.

      Under UK GAAP, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment, acquisitions and disposals, equity dividends and financing activities. Under US GAAP however, only three categories of cash flow activity are reported, being operating activities; investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of servicing of shareholder financing, be included as operating activities under US GAAP. The servicing of shareholder financing would be included under financing activities under US GAAP.

    The following is a summary of the approximate effects on operating profit, net income, shareholders' equity and on certain other balance sheet items if US GAAP were to be applied instead of UK GAAP. A translation of amounts for the year ended 30 June 1999 from pounds sterling to US dollars at (Pounds)1:
$1.5897 (the noon buying rate in New York on 25 June 1999) has been included solely for the convenience of the reader.

                                           Year ended 30 June       Convenience
                                      ----------------------------- translation
                                        1997      1998      1999       1999
                                      --------- --------- --------- -----------
                                      (Pounds)m (Pounds)m (Pounds)m     $m
Operating Profit:
Operating profit (loss) under UK
 GAAP...............................     374       341      (271)      (431)
Adjustments:
 Amortisation of goodwill(1)........     (11)      (11)      (12)       (20)
 ESOP(2)............................      (7)      --          1          2
 Transition provision(3)............     --        --        405        645
 Employee stock based
  compensation(4)...................     --        (10)       (5)        (7)
                                        ----       ---      ----       ----
Approximate operating profit under
 US GAAP............................     356       320       118        189
                                        ====       ===      ====       ====
Net Income:
Profit (loss) after tax ("net income
 (loss)") under UK GAAP.............     288       249      (285)      (453)
Adjustments:
 Amortisation of goodwill(1)........     (11)      (11)      (12)       (20)
 Imputation of interest on
  shareholder financing(5)..........      (2)       (1)      --         --
 ESOP(2)............................      (7)      --          1          2
 Transition provision(3)............     --        --        405        645
 Employee stock based
  compensation(4)...................     --        (10)       (5)        (7)
 Capitalised interest(6)............     --         10         1          1
 ACT on proposed dividends(7).......      14       --        --         --
 Deferred taxation--ACT on interim
  dividends(7,8)....................      12       --        --         --
  -- Release of valuation
   allowance(8).....................     138       --        --         --
  -- Other(8).......................    (121)      (64)     (119)      (190)
                                        ----       ---      ----       ----
Approximate net income (loss) under
 US GAAP............................     311       173       (14)       (22)
                                        ====       ===      ====       ====

                                           Year ended 30 June       Convenience
                                      ----------------------------- translation
                                        1997      1998      1999       1999
                                      --------- --------- --------- -----------
                                      (Pounds)m (Pounds)m (Pounds)m     $m
Basic and fully diluted earnings Per
 Share under US GAAP(9).............    18.1p     10.0p     (0.8p)     (1.3c)
                                       ======    ======    ======     ======
Earnings Per ADS under US GAAP(9)...   108.6p     60.0p     (4.8p)     (7.8c)
                                       ======    ======    ======     ======
Shareholders' Deficit:
Capital and reserves under UK GAAP..     (422)     (301)     (625)      (994)
Adjustments:
Goodwill(1).........................      363       385       373        592
Imputation of interest on
 shareholder financing(5)...........        1       --        --         --
ESOP(2).............................      (27)      (27)      (25)       (39)
Transition provision(3).............      --        --        405        645
Fixed asset investments(10).........      --        --         (9)       (14)
Capitalised interest(6).............      --         10        11         17
Deferred taxation(8)................      140        90       (29)       (47)
Proposed dividends(7)...............       55        56       --         --
ACT on proposed dividends(7)........       14       --        --         --
                                       ------    ------    ------     ------
Approximate shareholders' (deficit)
 funds under US GAAP................      124       213       101        160
                                       ======    ======    ======     ======
Total Assets:
Under UK GAAP.......................      759       847     1,107      1,760
Adjustments:
Goodwill(1).........................      363       385       373        592
 ESOP(2)............................      (27)      (27)      (25)       (39)
 Fixed asset investments(10)........      --        --         (9)       (14)
 Capitalised interest(6)............      --         10        11         17
ACT payable on proposed
 dividend(7)........................      --        (14)      --         --
 Deferred taxation(8)...............      140        90       (29)       (47)
                                       ------    ------    ------     ------
Under US GAAP.......................    1,235     1,291     1,428      2,269
                                       ======    ======    ======     ======
Total Liabilities:
Under UK GAAP.......................   (1,181)   (1,148)   (1,732)    (2,754)
Adjustments:
 Transition provision(3)............      --        --        405        645
 Imputation of interest on
  shareholder financing(5)..........        1       --        --         --
 Proposed dividends(7)..............       55        56       --         --
 ACT on proposed dividends(7).......       14        14       --         --
                                       ------    ------    ------     ------
Under US GAAP.......................   (1,111)   (1,078)   (1,327)    (2,109)
                                       ======    ======    ======     ======

--------
Notes
(1) The goodwill adjustment relates to the acquisition of Sky Television Limited (Sky) on November 3, 1990 and the acquisition of an additional 9.5% economic interest in Granada Sky Broadcasting in March 1998. The goodwill arising of (Pounds)491 million on the acquisition of Sky (reduced by (Pounds)20 million for the restatement of a shareholder loan to fair value as at the date of the acquisition (see note 5) and by (Pounds)33 million from July 1, 1993 for the SFAS No. 109 treatment of acquisition adjustments) is being amortised under US GAAP on a straight-line basis over 40 years, from November 4, 1990. Goodwill arising on the acquisition of Granada Sky Broadcasting of (Pounds)32 million is being amortised over a 20 year period from July 1, 1998.

(2) As at June 30, 1998 and June 30, 1999 the Group's ESOP held some 4.8 million Ordinary Shares of the Company, for which it subscribed on January 2, 1996 at (Pounds)4.06 per share. Under US GAAP this is classified as "Shares in Employee Trusts" within Shareholders' Funds rather than within Investments under UK GAAP.

    During the year ended June 30, 1997 the Company opted to settle amounts due under the Additional Executive Bonus Scheme in cash rather than through transfer of shares from the ESOP. As a result, US GAAP required the liability which arose due to the increase in value of shares between establishment of the ESOP and exercise date to be recognised in the profit and loss account. Under UK GAAP, the settlement of the Additional Executive Bonus Scheme in cash resulted in the carrying value of the shares held within investments being increased to (Pounds)5.71 per share. During the year ended June 30, 1998 no such increase was made to the carrying value of shares in the ESOP. In fiscal 1999, 1.75 million of these shares were used to hedge the Long-Term Incentive Plan ("LTIP") awards, and were revalued to (Pounds)5.02 per share, which was included in the profit and loss account for the year under UK GAAP, and in the profit and loss reserve under US GAAP. The remaining carrying value is being provided for over the 3 year vesting period of the LTIP. This was included in the profit and loss for the year under both UK and US GAAP.

(3) Under UK GAAP, a provision of (Pounds)450 million was recognised during the 1999 fiscal year, in respect of the net costs of the marketing promotion committed to by the Group, to transition its existing analog subscribers to its digital service, and of this amount, (Pounds)45 million was utilised during the year. The unutilised element of the transition provision of (Pounds)405 million is not recognised under US GAAP.

(4) In accordance with US GAAP, the cost of compensatory stock options is charged against income. The charge for the year ended June 30, 1999 amounts to (Pounds)6 million (1998: (Pounds)6 million, 1997: (Pounds) nil) for options exercised during the year and (Pounds)1 million credit (1998: charge of (Pounds)4 million, 1997: (Pounds) nil) for options outstanding at the year end.

(5) A loan of (Pounds)60.5 million issued by a related party on November 3 1990, repayable in eight equal annual instalments commencing May 1991, is non-interest bearing. The principal value at November 3, 1990 has been restated under US GAAP at a fair value at that date and interest has been imputed on the loan and recorded in the reconciliation. As at June 30, 1998 the loan had been fully repaid.

(6) Capitalised interest on the construction of digital assets as at June 30, 1999 amounted to (Pounds)11 million (1998: (Pounds)10 million, 1997:
    (Pounds) nil) and is being amortised over a seven year period commencing October 1, 1998.

(7) There are no proposed dividends as at June 30, 1999. The dividends proposed as at June 30, 1998 of (Pounds)56 million (1997: (Pounds)55 million) were reversed under US GAAP and have been recognised in the following year when formally approved. ACT payable of (Pounds)14 million (1997: (Pounds)14 million) and ACT recoverable of (Pounds)14 million (1997: (Pounds)nil) in respect of these proposed dividends was treated in the same manner.

    ACT of (Pounds)12 million on the fiscal 1997 interim dividend, which was unpaid at June 30, 1997 and was expensed under UK GAAP, was written back and was held as an asset under US GAAP. As at June 30, 1998 ACT on the fiscal 1998 interim dividend was unpaid and was held as both a liability and an asset under both UK and US GAAP.

(8) As at June 30, 1999, there is a UK deferred tax asset of (Pounds)89 million (1998: (Pounds)nil; 1997: (Pounds)nil), arising as a result of tax relief on the transition provision recognised during the year under UK GAAP (see note 3).

    Under US GAAP at June 30, 1999 there is a net deferred tax asset of (Pounds)74 million (1998: (Pounds)90 million; 1997: (Pounds)140 million). This is comprised of deferred ACT of (Pounds)85 million (including the (Pounds)14 million asset referred to in note 7) (1998: (Pounds)62 million; 1997: (Pounds)54 million), and future tax depreciation of (Pounds)6 million (1998: (Pounds)15 million; 1997: (Pounds)13 million) less other timings differences of (Pounds)17 million including a deferred tax liability of (Pounds)26 million relating to the reduction in the current year UK corporation tax charge resulting from the UK accounting for the transition provision (see note 4) (1998: asset of (Pounds)13 million;

  1997: asset of (Pounds)73 million). The Company had utilised its remaining tax losses during the year ended June 30, 1998.

  The valuation allowance was released during the year ended June 30, 1997 due to the greater certainty as to the quantification of losses available for relief.

      The US GAAP tax charge, which wholly relates to continuing operations, comprises:

                                                               1998     1999
                                                               -----  --------
                                                                 %       %
      UK corporation tax rate.................................  31.0      30.8
      Permanent differences...................................   6.2     187.7
      Charges relating to prior periods.......................  (4.2)    336.8
      Temporary timing differences relating to fixed assets...   1.5    (473.7)
      Temporary timing differences relating to provisions.....   --   (1,594.7)
      Temporary timing differences relating to ACT............   --      489.5
      Losses utilised......................................... (19.6)      --
      Deferred tax charge re above four items.................  18.1   1,578.9
      Joint venture losses....................................   --      418.0
      Other...................................................   --     (152.6)
                                                               -----  --------
      US GAAP income tax charge...............................  33.0     820.7
                                                               =====  ========

(9) Earnings per share under UK GAAP for the year ended June 30, 1999 is calculated using the weighted average number of Ordinary Shares in issue during the year of 1,719,952,745 (1998: 1,716,632,612; 1997:
     1,715,236,393); The weighted average number of shares under UK GAAP excludes Ordinary Shares held by the British Sky Broadcasting Employee Share Ownership Plan (ESOP). Earnings per share under US GAAP for the year ended June 30, 1999 is calculated using the weighted average number of Ordinary Shares (not adjusted to exclude the shares held by the ESOP) of 1,724,795,432 (1998: 1,721,475,299 1997: 1,720,081,895). Fully diluted earnings per share under US GAAP is based upon a loss of (Pounds)14 million (1998: earnings of (Pounds)174 million; 1997: earnings of (Pounds)312 million) and weighted average number of shares of 1,724,795,432 (1998: 1,728,165,063; 1997: 1,729,817,647).

     Earnings per ADS has been calculated for each year using the weighted average number of ADRs outstanding on the basis of 1 ADR for 6 Ordinary Shares and making the same assumptions for Ordinary Shares as described above.

(10) Under UK GAAP, the Group held 11.1% of Manchester United PLC as a fixed asset investment in the balance sheet at cost as at June 30, 1999 (1998:
     nil). Under US GAAP this investment is deemed to be available for sale, and is stated at fair value, with unrealised gains and losses included in shareholders' funds.

(ii) Additional US GAAP Disclosures

      a. Disclosures about fair values of financial instruments

      SFAS No. 107 requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate that value.

      Except as detailed below, with regard to cash, short term deposits, short term debt, non-trade receivables and payables, lease obligations and other non-current liabilities, including shareholder financing, the terms of these financial instruments approximate those available in the current market. Accordingly carrying values approximate fair value.

      The transponder loan had been valued by a discounted cash flow analysis from the date of creation of the loan, using available market rates for similar types of arrangement. On this basis, the fair value at June 30, 1997 was not materially different from the carrying value. As at June 30, 1998 the loan had been fully repaid.

      b. Accounting for share options

      The Company has established three share option schemes ("Share Schemes") to provide employees with share-based incentives, and an additional option scheme to provide cash-based incentives, although the Directors may satisfy the liability to pay cash on the exercise of the options, by a transfer of shares out of the employee share trust. The Share Schemes are: the British Sky Broadcasting Group Approved Executive Share Option Scheme (the "Approved Scheme"), the British Sky Broadcasting Group Unapproved Executive Share Option Scheme (the "Unapproved Scheme"), and the British Sky Broadcasting Group Sharesave Scheme (the "Sharesave Scheme"). The additional option scheme is called the British Sky Broadcasting Group Additional Executive Bonus Scheme (the "Additional Executive Bonus Scheme"). Additionally, share option grants were made at flotation outside the schemes described above, and the Company also introduced a Long-Term Incentive Plan ("LTIP") for senior executives in fiscal 1999.

      With respect to the Approved, Unapproved Schemes (the "Executive Schemes") and the Additional Executive Bonus Scheme, options are only normally exercisable after the expiry of three years from the date of grant and only if certain performance targets are met. The performance target is real growth in the Company's earnings per share over any three year period during the life of the option, although the Directors may vary the target if they consider it fair and reasonable to do so. Options granted under the Executive Schemes expire after seven and ten years respectively. Options granted under the Executive Schemes after November 1998 may also be exercised in the final year before they lapse irrespective of any of the performance criteria, provided that the employee remains in employment with the Group.

      With respect to the LTIP, Awards are made in a variety of forms, with equivalent values, and normally vest in full or part after the expiry of three years from the date of grant. The forms available include the grant of options with an exercise price of nil, the grant of a combination of options with an exercise price equal to the market value of the Shares under option on the day immediately preceding the date of grant and a cash bonus for an equivalent amount receivable on exercise of the options, and a contingent right to acquire Shares at no cost. The performance targets are based on a combination of long-range business measures and the Company's relative total shareholder return relative to the UK media and telecommunications sectors.

      Under the Sharesave Scheme participants enter into savings contracts for either three, five or seven years. Alternatively, if the Directors so allow prior to the grant of options, participants saving for five years may leave their savings for a further two years to qualify for a higher bonus. The proceeds can then be used to acquire Shares under option. At the end of the contract an additional bonus is received which together with the savings can be used to acquire Shares under option.

      The limit on the number of Shares which may be issued under the Share Schemes over any ten-year period is in aggregate 5% of the issued share capital for the time being. Under the Additional Executive Bonus Scheme, there is no limit on the number of notional shares over which options may be granted. Under the LTIP, the number of new issue Shares, when aggregated with the Shares issued or issuable under the LTIP or any of the other Share Schemes operated by the Company, may not exceed 5% of the Ordinary Share Capital of the Company in issue immediately prior to the day of issue.

      The Company has granted options over 7,557,195 shares under the Unapproved Scheme, 959,812 shares under the Sharesave Scheme, 1,950,000 shares under the LTIP, and no options or shares under the Approved Scheme or the Additional Executive Bonus Scheme in the year of June 30, 1999.

      In October 1995, FASB Statement 123 "Accounting for Stock-Based Compensation" was issued. The Company adopted the disclosure provisions of FASB Statement 123 in 1997, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No 25, "Accounting for Stock Issued to Employees" in accounting for options granted under the share option schemes. The charge included in the Statement of Income for all the share option schemes was (Pounds)5 million (1998: (Pounds)10 million, 1997:
nil). Had compensation expense for share options granted under these schemes been determined based on fair value at the grant dates consistent with the method required in accordance with FASB Statement 123, the Company's net income and earnings per share for 1997, 1998 and 1999 would have been reduced to the pro-forma amounts shown below:

                                          1997         1998        1999
                                      ------------ ------------ -----------
      Approximate net income (loss)
       under US GAAP:
        As reported.................. (Pounds)311m (Pounds)173m (Pounds)(14)m
        Pro Forma.................... (Pounds)310m (Pounds)173m (Pounds)(14)m
      Earnings (loss) per share per
       US GAAP:
        As reported..................        18.1p        10.0p        (0.8)p
        Pro Forma....................        18.1p        10.0p        (0.8)p

      The movement in options outstanding during the two years ended June 30, 1999 is summarised in the following table:

                                               Number of shares
                                                  subject to    Weighted average
                                                    option       exercise price
                                               ---------------- ----------------
      Outstanding at June 30, 1997............    11,729,933      (Pounds)3.59
      Granted during fiscal 1998..............     2,078,843      (Pounds)4.14
      Lapsed during fiscal 1998...............    (1,121,879)     (Pounds)3.42
      Exercised during fiscal 1998............    (3,141,705)     (Pounds)2.56
                                                  ----------      ------------
      Outstanding at June 30, 1998............     9,545,192      (Pounds)4.05
      Granted during fiscal 1999..............    11,467,007      (Pounds)4.92
      Lapsed during fiscal 1999...............    (3,168,048)     (Pounds)4.95
      Exercised during fiscal 1999............    (2,426,463)     (Pounds)3.35
                                                  ----------      ------------
      Outstanding at June 30, 1999............    15,417,688      (Pounds)4.68

      Included within the total options outstanding as at June 30, 1999, were 7,495,280 options (1998: nil) granted under the Executive Schemes, which may be exercised in the final year before their lapsing date, regardless of meeting performance criteria, provided that the employee remains in employment with the Group. There were also 2,725,517 Sharesave Scheme options outstanding as at June 30, 1999 (1998: 2,445,371) to which no performance criteria attached.

      The weighted average fair value of options granted in 1999 was estimated at (Pounds)1.50 over the exercise price as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: no annual dividend; annual standard deviation (volatility) of 32%; risk free interest rate of 5.13% and expected term of 3.1 years.

      Additionally, the weighted average exercise price and fair value for options granted in 1999 with an exercise price below the market price at grant were estimated at (Pounds)4.01 and (Pounds)2.28 respectively. There were no options granted in 1999 with an exercise price above the market price at grant date. For options granted in 1999 with an exercise price equal to market price at grant date, the weighted average exercise price and fair value at grant date were estimated at (Pounds)5.02 and (Pounds)1.41 respectively.

      The exercise prices for options outstanding at the end of the year ranged from (Pounds)2.05 to (Pounds)5.975, with a weighted average exercise price of (Pounds)4.68 and a remaining contractual life of 5.8 years.

      The following table summarises information about the stock options outstanding at June 30, 1999:

                                    Options outstanding                    Options currently exercisable
                          ----------------------------------------         -----------------------------
                                         Weighted       Weighted
                                         average        average                  Weighted
                                        remaining       exercise                 average
Range of exercise prices    Number   contractual life    price     Number     exercise price
------------------------  ---------- ---------------- ------------ ------- ----------------------
(Pounds)2.00-
 (Pounds)3.00...........   1,148,712    5.4 years     (Pounds)2.27 500,505         (Pounds)2.56
(Pounds)3.00-
 (Pounds)4.00...........   1,890,080    4.4 years     (Pounds)3.61  20,289         (Pounds)3.45
(Pounds)4.00-
 (Pounds)5.00...........   1,253,392    5.1 years     (Pounds)4.42  84,862         (Pounds)4.36
(Pounds)5.00-
 (Pounds)6.00...........  11,125,504    6.2 years     (Pounds)5.14 205,642         (Pounds)5.68

      c. Disclosure of derivative financial instruments

      We enter into derivative instruments to manage exposure to fluctuations in interest rates and foreign exchange rates. We do not hold or issue derivative financial instruments for trading purposes and are not party to leveraged instruments.

      d. Interest rate swaps

      In October 1996 we issued, in the US public debt market, US$300 million of 7.30% Guaranteed Notes repayable in 2006. We subsequently entered into swap transactions to convert the $300 million liability to sterling, half of which carries a fixed rate of interest of 8.384% per annum with the remainder carrying a fixed rate of interest of 7.94% per annum for five years from April 1997 and thereafter floating at 62 basis points over six month LIBOR. An average interest rate of 7.589% was incurred in the period to April 1997, during which half of the Notes carried a floating rate of interest.

      In February 1999 we issued, in the US public debt market, US$600 million of 6.875% Guaranteed Notes repayable in February 2009. The proceeds were swapped into sterling at an average floating rate of 127 basis points above the 6 month UK LIBOR rate.

      Subsequent to the year end, we issued US$650 million 10 year global Regulation S/144A bonds with SEC registration rights, which carry a coupon of 8.200% payable semi-annually and are repayable on 15 July 2009. They have been swapped into sterling at a fixed rate of 7.653% payable semi-annually.

      The interest rate differential on these swaps is reflected as an adjustment to interest expense over the life of the swaps.

      As at the fiscal 1999 year end, (Pounds)100 million of the balance drawn down on our (Pounds)1000 million Revolving Credit Facility ("RCF"), which has interest rates carrying between 0.225% and 0.75% per annum above UK LIBOR, was swapped into fixed rate debt until September 2000 bearing an interest rate of 7.385% plus a margin. Due to the refinancing completed after the year end the balance on the RCF was repaid and this swap was no longer required and was consequently marked-to-market in fiscal 1999.

      e. Foreign exchange forward hedges--programming

      It is our policy to hedge in excess of 80% of the US dollar programme creditor payments to which we are contractually committed in the next twelve months.

      As at June 30, 1999, we had entered into some 51 forward contracts for a total value of some $501 million, with a maturity of one year or less, to cover contracted commitments for the supply of programming. These contracts, which are individually for less than $20 million, are with different banks and are at an average rate of $1.6406 per (Pounds)1.00. Some $347 million of these are to hedge liabilities in respect of available programming and hence these liabilities are recorded on the balance sheet at hedged rate (see note 17). The remainder are to hedge liabilities in respect of programmes which have yet to become available and hence are off-balance sheet (see note 23(a)). If these off-balance sheet hedges had been marked-to-market at June 30, 1999, a loss of approximately (Pounds)2.0 million would have been recorded.

      Our policy is to record programme creditors at the exchange rate ruling on the day that particular programmes become available or, to the extent hedged, at the hedged rate.

      f. Foreign exchange forward hedges--transponders

      It is our policy to hedge the majority of US dollar, Belgian Franc and Euro payments in respect of transponder rentals to which we are contractually committed in the next twelve months.

      As at June 30, 1999, we had entered into some 14 forward contracts for a total value of some 431 million BEF and 57 million Euros, with a maturity of one year or less, to cover transponder rental, at average rates of BEF 56.0550 and 1.4614 Euros respectively per (Pounds)1.00. Since these contracts hedge amounts which are currently off-balance sheet (see note 23(d)), any profit or loss will be recorded over the period of the related transponder rental. Had these contracts been marked-to-market at June 30, 1999, a loss of approximately (Pounds)2.2 million would have been recorded.

      g. Statement of comprehensive income

                                                   1997      1998      1999
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
      Net income in accordance with U.S. GAAP...    311       173       (14)
      Other comprehensive income, net of tax
      Unrealised losses on certain fixed asset
       investments..............................    --        --         (6)
                                                    ---       ---       ---
      Net comprehensive income in accordance
       with U.S. GAAP...........................    311       173       (20)
                                                    ===       ===       ===

      h. Adoption of new standards

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which was subsequently amended by Statement 137 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives' gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. We have not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and have not determined the timing of or method of our adoption of SFAS No. 133.

      In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of the SOP have been met, directly attributable development costs should be capitalised. It also provides guidance on the treatment of upgrade and maintenance expenditures. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Costs incurred prior to initial application of this SOP, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. We have not determined the impact that this SOP will have on our consolidated financial statements.

      In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities", which generally requires that costs for start-up activities and organization costs should be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998 and initial adoption is required to be reflected as a cumulative effect of accounting change. We have not determined the impact that this SOP will have on our consolidated financial statements.

      i. Concentration of credit risk

      The Company does not have any significant concentrations of credit risk.

27 Description of Business

      British Sky Broadcasting Group plc is one of the leading providers of pay-television broadcasting services in the UK and Ireland, with 7.4 million paying subscribers. Its operations include the operation and distribution of 12 wholly-owned television channels in digital and 10 wholly-owned channels in analog, as well as direct-to-home marketing of 45 channels owned by third parties in digital (25 in analog).

28 Supplemental Guarantor Information

      From time to time the Company may issue debt securities which are guaranteed, on a full and unconditional basis, by the Company's two main wholly owned operating subsidiaries, British Sky Broadcasting Limited and Sky Subscribers Services Limited. The Company has issued in the US public debt market in October 1996 US$300 million of 7.300% Guaranteed Notes repayable in October 2006, and in February 1999 US$600 million of 6.875% Guaranteed Notes repayable in February 2009. In July 1999 the Company issued $US650 million and (Pounds)100 million of Regulation S/144A bonds with SEC registration rights repayable in July 2009 at rates of 8.200% and 7.750% respectively. Supplemental condensed combining financial information for the guarantors is presented below prepared in accordance with the Company's accounting policies set out on pages B-6 to B-9, except to the extent that investments in subsidiaries have been accounted for by the equity method as required by the Securities and Exchange Commission. The Company's accounting policies are in accordance with UK GAAP. This supplemental financial information should be read in conjunction with the Consolidated Financial Statements.

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET

                             As at June 30, 1997(2)
                              ((Pounds) millions)

                              (3)
                          British Sky     (1)(3)                                    BSkyB Group
                          Broadcasting  Guarantor   Non-Guarantor Reclassifications     and
                           Group plc   Subsidiaries Subsidiaries  and eliminations  Subsidiaries
                          ------------ ------------ ------------- ----------------- ------------
Fixed assets
Tangible fixed assets...          3          96            11             --              110
Investments
  --Joint ventures......        --            6             5             --               11
  --Own shares..........        --           27           --              --               27
  --Subsidiary
   undertakings
    --Shares............      1,398         --            --           (1,398)            --
    --Loans.............        126           4         2,637          (2,767)            --
                             ------       -----         -----          ------          ------
                              1,527         133         2,653          (4,165)            148
                             ------       -----         -----          ------          ------
Current assets
Stocks..................        --          214             1             --              215
Intragroup debtors......      1,314         500           328          (2,142)            --
Third party debtors.....          1         283            52             --              336
Cash at bank and in
 hand...................        --           58             1             --               59
                             ------       -----         -----          ------          ------
                              1,315       1,055           382          (2,142)            610
                             ------       -----         -----          ------          ------
Creditors Amounts
 falling due within one
 year
Short term borrowings...        --           (2)           (9)            --              (11)
Intragroup creditors....       (712)       (515)         (915)          2,142             --
Third party creditors...        (81)       (385)          (17)            --             (483)
                             ------       -----         -----          ------          ------
                              (793)        (902)         (941)          2,142            (494)
                             ------       -----         -----          ------          ------
Net current assets
 (liabilities)..........        522         153          (559)            --              116
                             ------       -----         -----          ------          ------
Total assets less
 current liabilities....      2,049         286         2,094          (4,165)            264
                             ------       -----         -----          ------          ------
Creditors Amounts
 falling due after one
 year
Intragroup borrowings...     (2,283)        --           (484)          2,767             --
Third party borrowings..       (189)         (8)         (478)            --             (675)
Other...................        --           (1)          --              --               (1)
                             ------       -----         -----          ------          ------
                             (2,472)         (9)         (962)          2,767            (676)
                             ------       -----         -----          ------          ------
Provisions for
 liabilities and
 charges................        --          (11)          --              --              (11)
                             ------       -----         -----          ------          ------
                               (423)        266         1,132          (1,398)           (423)
                             ------       -----         -----          ------          ------
Capital and reserves--
 equity
Called-up share
 capital................        860          10            15             (25)            860
Share premium account...        678         242           328            (570)            678
Profit and loss
 account................     (1,961)         14          (121)            107          (1,961)
Other reserves..........        --          --            910            (910)            --
                             ------       -----         -----          ------          ------
TOTAL CAPITAL AND
 RESERVES...............       (423)        266         1,132          (1,398)           (423)
                             ======       =====         =====          ======          ======

                See notes to supplemental guarantor information.

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET

                             As at June 30, 1998(2)
                              ((Pounds) millions)

                              (3)
                          British Sky     (1)(3)                  Reclassifications    BSkyB
                          Broadcasting  Guarantor   Non-Guarantor        and         Group and
                           Group plc   Subsidiaries Subsidiaries    eliminations    Subsidiaries
                          ------------ ------------ ------------- ----------------- ------------
Fixed assets
Tangible fixed assets...          2         171             3             --              176
Investments
  --Joint ventures......        --          --             16             --               16
  --Own shares..........        --           27           --              --               27
  --Subsidiary
   undertakings
  --Shares..............      1,508         --            --           (1,508)            --
  --Loans...............        126          13         1,438          (1,577)            --
                             ------        ----         -----          ------          ------
                              1,636         211         1,457          (3,085)            219
                             ------        ----         -----          ------          ------
Current assets
Stocks..................        --          226             2             --              228
Debtors: Amounts due
 after
 one year
Third party debtors.....         14          54            54             --              122
Debtors: Amounts due
 within
 one year
Intragroup debtors......        227         434           453          (1,114)            --
Third party debtors.....          1         192            20             --              213
Cash at bank and in
 hand...................        --           64             1             --               65
                             ------        ----         -----          ------          ------
                                242         970           530          (1,114)            628
                             ------        ----         -----          ------          ------
Creditors Amounts
 falling due within one
 year
Intragroup creditors....       (464)       (434)         (229)          1,127             --
Third party creditors...        (85)       (419)          (17)            --             (521)
                             ------        ----         -----          ------          ------
                               (549)       (853)         (246)          1,127            (521)
                             ------        ----         -----          ------          ------
Net current
 (liabilities) assets...       (307)        117           284              13             107
                             ------        ----         -----          ------          ------
Total assets less
 current liabilities....      1,329         328         1,741          (3,072)            326
                             ------        ----         -----          ------          ------
Creditors Amounts
 falling due after one
 year
Intragroup borrowings...     (1,441)        --           (123)          1,564             --
Third party borrowings..       (189)         (9)         (385)            --             (583)
Other...................        --          (41)           (3)            --              (44)
                             ------        ----         -----          ------          ------
                             (1,630)        (50)         (511)          1,564            (627)
                             ------        ----         -----          ------          ------
                               (301)        278         1,230          (1,508)           (301)
                             ------        ----         -----          ------          ------
Capital and reserves--
 equity
Called-up share
 capital................        862          10            15             (25)            862
Share premium account...        690         242           328            (570)            690
Profit and loss
 account................     (1,853)         26           (23)             (3)         (1,853)
Other reserves..........        --          --            910            (910)            --
                             ------        ----         -----          ------          ------
TOTAL CAPITAL AND
 RESERVES...............       (301)        278         1,230          (1,508)           (301)
                             ======        ====         =====          ======          ======

                See notes to supplemental guarantor information.

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET

                             As at June 30, 1999(2)
                              ((Pounds) millions)

                              (3)
                          British Sky     (1)(3)        Non-                       BSkyB Group
                          Broadcasting  Guarantor    Guarantor   Reclassifications     and
                           Group plc   Subsidiaries Subsidiaries and eliminations  Subsidiaries
                          ------------ ------------ ------------ ----------------- ------------
Fixed assets
Tangible fixed assets...          2         211            6             --              219
Investments
  --Joint ventures......        --           16           13             --               29
  --Own shares..........        --           25          --              --               25
  --Investment in
   Manchester United
   PLC..................         67         --           --              --               67
  --Subsidiary
   undertakings
    --Shares............      1,220         --           --           (1,220)            --
    --Loans.............        126          27        1,441          (1,594)            --
                             ------        ----        -----          ------          ------
                              1,415         279        1,460          (2,814)            340
                             ------        ----        -----          ------          ------
Current assets
Stocks..................        --          273           16             --              289
Debtors: Amounts due
 after one year
Third party debtors.....         14          90           66             --              170
Debtors: Amounts due
 within one year
Intragroup debtors......        422         299          498          (1,219)            --
Third party debtors.....          3         235           20             --              258
Cash at bank and in
 hand...................        --           50          --              --               50
                             ------        ----        -----          ------          ------
                                439         947          600          (1,219)            767
                             ------        ----        -----          ------          ------
Creditors Amounts
 falling due within one
 year
Intragroup creditors....       (470)       (236)        (513)          1,219             --
Third party creditors...        (12)       (515)         (54)            --             (581)
                             ------        ----        -----          ------          ------
                               (482)       (751)        (567)          1,219            (581)
                             ------        ----        -----          ------          ------
Net current
 (liabilities) assets...        (43)        196           33             --              186
                             ------        ----        -----          ------          ------
Total assets less
 current liabilities....      1,372         475        1,493          (2,814)            526
                             ------        ----        -----          ------          ------
Creditors Amounts
 falling due after one
 year
Intragroup borrowings...     (1,441)        --          (153)          1,594             --
Third party borrowings..       (556)         (8)        (151)            --             (715)
Other...................        --          (31)         --              --              (31)
                             ------        ----        -----          ------          ------
                             (1,997)        (39)        (304)          1,594            (746)
                             ------        ----        -----          ------          ------
Provisions for
 liabilities and
 charges................        --         (405)         --              --             (405)
                             ------        ----        -----          ------          ------
                               (625)         31        1,189          (1,220)           (625)
                             ------        ----        -----          ------          ------
Capital and reserves--
 equity
Called-up share
 capital................        863          10           15             (25)            863
Share premium account...        703         242          339            (581)            703
Profit and loss
 account................     (2,191)       (221)         (75)            296          (2,191)
Other reserves..........        --          --           910            (910)            --
                             ------        ----        -----          ------          ------
TOTAL CAPITAL AND
 RESERVES...............       (625)         31        1,189          (1,220)           (625)
                             ======        ====        =====          ======          ======

                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF OPERATIONS

                      For the year ended June 30, 1997(2)
                              ((Pounds) millions)

                             (3)
                         British Sky     (1)(3)        Non-     Reclassifications BSkyB Group
                         Broadcasting  Guarantor    Guarantor          and            and
                          Group plc   Subsidiaries Subsidiaries   eliminations    Subsidiaries
                         ------------ ------------ ------------ ----------------- ------------
Turnover................      --         1,235          51             (37)          1,249
Operating expenses,
 net....................      --          (856)        (56)             37            (875)
                             ----        -----         ---            ----           -----
Operating profit........      --           379          (5)            --              374
Share of results of
 joint ventures.........      --           (9)         (4)               3            (10)
Share of retained
 profits of subsidiary
 undertakings...........       18          --          --              (18)            --
                             ----        -----         ---            ----           -----
Profit on ordinary
 activities before
 interest and taxation..       18          370          (9)            (15)            364
Investment income.......      389          --          --             (389)            --
Interest receivable and
 similar income.........      --             1           1             --                2
Interest payable and
similar charges
--on external
financing...............      (10)          (1)        (41)            --              (52)
--intragroup interest...      (58)         --           58             --              --
Amounts written off
 investments............      (25)         --          --               25             --
                             ----        -----         ---            ----           -----
Profit (loss) on
 ordinary activities
 before taxation........      314          370           9            (379)            314
Taxation................      (26)         --          --              --              (26)
                             ----        -----         ---            ----           -----
Profit (loss) for the
 financial year.........      288          370           9            (379)            288
Dividends...............     (103)        (340)        (49)            389            (103)
                             ----        -----         ---            ----           -----
Transfer to (from)
 reserves...............      185           30         (40)             10             185
                             ====        =====         ===            ====           =====


                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF OPERATIONS

                      For the year ended June 30, 1998(2)
                              ((Pounds) millions)

                             (3)
                         British Sky     (1)(3)                  Reclassifications    BSkyB
                         Broadcasting  Guarantor   Non-Guarantor        and         Group and
                          Group plc   Subsidiaries Subsidiaries    eliminations    Subsidiaries
                         ------------ ------------ ------------- ----------------- ------------
Turnover................      --          1,419          21              (6)           1,434
Operating expenses,
 net....................       (1)       (1,086)        (18)             12           (1,093)
                             ----        ------         ---            ----           ------
Operating (loss)
 profit.................       (1)          333           3               6              341
Share of results of
 joint ventures.........      --            (17)         (6)              6              (17)
Share of retained
 profits of subsidiary
 undertakings...........       91           --          --              (91)             --
                             ----        ------         ---            ----           ------
Profit (loss) on
 ordinary activities
 before interest and
 taxation...............       90           316          (3)            (79)             324
Investment income.......      289           --          --             (289)             --
Interest receivable and
 similar income.........      --              4         186            (187)               3
Interest payable and
 similar charges
  --on external
   financing                  (14)           (1)        (41)            --               (56)
  --intragroup
   interest.............     (186)          --           (1)            187              --
Amounts written off
 investments............       64           (32)        --              (32)             --
                             ----        ------         ---            ----           ------
Profit (loss) on
 ordinary activities
 before taxation........      243           287         141            (400)             271
Taxation................        6           (28)        --              --               (22)
                             ----        ------         ---            ----           ------
Profit (loss) for the
 financial year.........      249           259         141            (400)             249
Dividends...............     (103)         (248)        (41)            289             (103)
                             ----        ------         ---            ----           ------
Transfer to (from)
 reserves...............      146            11         100            (111)             146
                             ====        ======         ===            ====           ======

                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF OPERATIONS

                      For the year ended June 30, 1999(2)
                              ((Pounds) millions)

                             (3)
                         British Sky     (1)(3)                                       BSkyB
                         Broadcasting  Guarantor   Non-Guarantor Reclassifications  Group and
                          Group plc   Subsidiaries Subsidiaries  and eliminations  Subsidiaries
                         ------------ ------------ ------------- ----------------- ------------
Turnover................      --          1,504          57             (16)           1,545
Operating expenses,
 net....................       (6)       (1,765)        (64)             19           (1,816)
                             ----        ------        ----            ----           ------
Operating profit
 (loss).................       (6)         (261)         (7)              3             (271)
Share of results of
 joint ventures.........      --            (44)        (22)              8              (58)
Share of retained
 (losses) of subsidiary
 undertakings...........     (316)          --          --              316              --
                             ----        ------        ----            ----           ------
Profit (loss) on
 ordinary activities
 before interest and
 taxation...............     (322)         (305)        (29)            327             (329)
Investment income.......      107             2         --             (109)             --
Interest receivable and
 similar income.........       50             2         122            (170)               4
Interest payable and
 similar charges........
  --on external
   financing............      (24)           (1)        (39)             --              (64)
  --intragroup
   interest.............     (121)          (49)        --              170              --
Amounts written off
 investments............       34           --          --              (34)             --
                             ----        ------        ----            ----           ------
Profit (loss) on
 ordinary activities
 before taxation........     (276)         (351)         54             184             (389)
Taxation................       (9)          109           4             --               104
                             ----        ------        ----            ----           ------
Profit (loss) for the
 financial year.........     (285)         (242)         58             184             (285)
Dividends...............      (47)          --         (109)            109              (47)
                             ----        ------        ----            ----           ------
Transfer to (from)
 reserves...............     (332)         (242)        (51)            293             (332)
                             ====        ======        ====            ====           ======

                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                      For the year ended June 30, 1997(2)
                              ((Pounds) millions)

                          British Sky      (1)          Non-                          BSkyB
                          Broadcasting  Guarantor    Guarantor   Reclassifications  Group and
                           Group plc   Subsidiaries Subsidiaries and eliminations  Subsidiaries
                          ------------ ------------ ------------ ----------------- ------------
Operating activities
Operating profit
 (loss).................       --           379           (5)           --              374
Depreciation charges....       --             3            2            --                5
Adjustment to investment
 in own shares..........       --            (8)         --             --               (8)
Increase in debtors.....       --          (166)         (16)           --             (182)
Increase in creditors...       --            80            1            --               81
(Increase) decrease in
 stock..................       --            (7)           1            --               (6)
Amortization of
 government grants......       --            (1)         --             --               (1)
Movement on provisions..       --            (4)         --             --               (4)
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from
 operating activities...       --           276          (17)           --              259
                              ----         ----         ----           ----            ----
Returns on investments
 and servicing of
 finance
Interest paid and
similar charges.........       (10)          (1)         (38)           --              (49)
Interest received and
 similar income.........       --             2          --             --                2
Dividends received......       389          --           --            (389)            --
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from returns
 on investments and
 servicing of finance...       379            1          (38)          (389)            (47)
Taxation
ACT paid................       (24)         --           --             --              (24)
Capital expenditure and
 financial investment
Payments to acquire
fixed assets............       --           (39)          (1)           --              (40)
Receipt of Government
Grants..................       --             1          --             --                1
                              ----         ----         ----           ----            ----
Net cash outflow from
 capital expenditure and
 financial investment...       --           (38)          (1)           --              (39)
Acquisitions and
disposals
Funding to associated
undertakings............       --           (18)         --             --              (18)
                              ----         ----         ----           ----            ----
Net cash outflow from
acquisitions............       --           (18)         --             --              (18)
Equity dividends paid...       (99)        (340)         (49)           389             (99)
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) before
 financing..............       256         (119)        (105)           --               32
                              ----         ----         ----           ----            ----
Financing
Net proceeds from issue
 of ordinary shares.....         1          --           --             --                1
Increase (decrease) in
 total external debt....       189          --          (192)           --               (3)
Loans from (to) group
 companies..............      (446)         150          296            --              --
                              ----         ----         ----           ----            ----
Net cash (outflow)
 inflow from financing..      (256)         150          104            --               (2)
                              ----         ----         ----           ----            ----
Increase (decrease) in
 cash...................       --            31           (1)           --               30
Cash outflow (inflow)
 resulting from change
 in debt and lease
 financing..............       256         (150)        (104)           --                2
New finance leases......       --            (1)         --             --               (1)
                              ----         ----         ----           ----            ----
Reduction (increase) in
 net debt...............       256         (120)        (105)           --               31
                              ====         ====         ====           ====            ====

                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                      For the year ended June 30, 1998(2)
                              ((Pounds) millions)

                          British Sky      (1)          Non-                          BSkyB
                          Broadcasting  Guarantor    Guarantor   Reclassifications  Group and
                           Group plc   Subsidiaries Subsidiaries and eliminations  Subsidiaries
                          ------------ ------------ ------------ ----------------- ------------
Operating activities
Operating (loss)
 profit.................        (1)         333            3              6             341
Depreciation charges....       --            15            2            --               17
Decrease (increase) in
 debtors................       --            37          (24)           --               13
Increase (decrease) in
 creditors..............        16           35           (2)           --               49
Increase in stock.......       --           (12)          (1)           --              (13)
Amortization of
 government grants......       --            (1)         --             --               (1)
Movement on provisions..       --            (2)         --             --               (2)
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from
 operating activities...        15          405          (22)             6             404
Returns on investments
 and servicing of
 finance
Interest paid and
 similar charges........       (15)          (1)         (35)           --              (51)
Interest received and
 similar income.........       --             3          --             --                3
Dividends received......       289          --           --            (289)            --
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from returns
 on investments and
 servicing of finance...       274            2          (35)          (289)            (48)
Taxation
ACT paid................       (26)         --           --             --              (26)
                              ----         ----         ----           ----            ----
Capital expenditure and
 financial investment
Payments to acquire
 fixed assets...........       --           (80)         (2)            --              (82)
Receipt of Government
 Grant..................       --             1          --             --                1
                              ----         ----         ----           ----            ----
Net cash outflow from
 capital expenditure and
 financial investment...       --           (79)         (2)            --              (81)
Acquisitions and
 disposals
Funding to joint
 ventures...............       --           (45)         --             --              (45)
                              ----         ----         ----           ----            ----
Net cash outflow from
 acquisitions...........       --           (45)         --             --              (45)
Equity dividends paid...      (103)        (248)         (41)           289            (103)
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) before
 financing..............       160           35         (100)             6             101
                              ----         ----         ----           ----            ----
Financing
Proceeds from issue of
 ordinary shares........         8          --           --             --                8
Decrease in total
 external debt..........       --            (2)        (102)           --             (104)
Loans from (to) group
 companies..............      (168)         (28)         202             (6)            --
                              ----         ----         ----           ----            ----
Net cash (outflow)
 inflow from financing..      (160)         (30)         100             (6)            (96)
Increase in cash........       --             5          --             --                5
Cash outflow (inflow)
 resulting from change
 in debt................       168           30         (100)             6             104
                              ----         ----         ----           ----            ----
Reduction (increase) in
 net debt...............       168           35         (100)             6             109
                              ====         ====         ====           ====            ====

                See notes to supplemental guarantor information.

            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                      For the year ended June 30, 1999(2)
                              ((Pounds) millions)

                          British Sky      (1)          Non-                       BSkyB Group
                          Broadcasting  Guarantor    Guarantor   Reclassifications     and
                           Group plc   Subsidiaries Subsidiaries and eliminations  Subsidiaries
                          ------------ ------------ ------------ ----------------- ------------
Operating activities
Operating loss..........        (6)        (261)          (7)             3            (271)
Depreciation charges....       --            32            1            --               33
Provision made against
 LTIP awards............       --             3          --             --                3
(Increase) decrease in
 debtors................        (2)           9          (12)           --               (5)
Increase in creditors...         9           91           34            --              134
Increase in stock.......       --           (47)         (14)           --              (61)
Transition provision not
 utilised...............       --           405          --             --              405
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from
 operating activities...         1          232            2              3             238
Returns on investments
 and servicing of
 finance
Interest paid and
 similar charges........       (22)          (1)         (32)           --              (55)
Interest received and
 similar income.........       --             4          --             --                4
Dividends received......       107            2          --            (109)            --
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from returns
 on investments and
 servicing of finance...        85            5          (32)          (109)            (51)
Taxation
ACT paid................       (26)         --           --             --              (26)
UK Corporation tax
 paid...................       --            (3)         --             --               (3)
                              ----         ----         ----           ----            ----
Taxation paid...........       (26)          (3)         --             --              (29)
Capital expenditure and
 financial investment
Payments to acquire
 fixed assets...........       --           (73)          (3)           --              (76)
Payment for shares in
 Manchester United PLC..       (67)         --           --             --              (67)
Receipt of Government
 Grant..................       --             1          --             --                1
                              ----         ----         ----           ----            ----
Net cash outflow from
 capital expenditure and
 financial investment...       (67)         (72)          (3)           --             (142)
Acquisitions
Funding to joint
 ventures...............       --           (23)         --             --              (23)
Payments for shares in
 joint ventures.........       --           (45)         --             --              (45)
                              ----         ----         ----           ----            ----
Net cash outflow from
 acquisitions...........       --           (68)         --             --              (68)
Equity dividends paid...      (103)         --          (109)           109            (103)
                              ----         ----         ----           ----            ----
Net cash (outflow)
 inflow before
 financing..............      (110)          94         (142)             3            (155)
                              ----         ----         ----           ----            ----
Financing
Proceeds from issue of
 ordinary shares........         8          --           --             --                8
Increase (decrease) in
 total external debt....       367          --          (235)           --              132
Loans from (to) group
 companies..............      (265)        (108)         376             (3)            --
                              ----         ----         ----           ----            ----
Net cash inflow
 (outflow) from
 financing..............       110         (108)         141             (3)            140
                              ----         ----         ----           ----            ----
Decrease in cash........       --           (14)          (1)           --              (15)
Cash (inflow) outflow
 from change in debt....      (102)         108         (141)             3            (132)
                              ----         ----         ----           ----            ----
(Increase) reduction in
 net debt...............      (102)          94         (142)             3            (147)
                              ====         ====         ====           ====            ====

                See notes to supplemental guarantor information.

Notes to Supplemental Guarantor Information

(1) The Guarantors are:

   British Sky Broadcasting Limited.... Operates and distributes the Sky
                                        Channels and markets the Sky
                                        Distributed Channels to DTH viewers.


   Sky Subscribers Services Limited.... Provides ancillary functions supporting the DTH broadcasting operations of its
                                        parent company, British Sky
                                        Broadcasting Limited, and others.

(2) Certain reclassifications were made to conform all of the financial information to the financial presentation of the Group. The principal elimination entries relate to investments in subsidiaries and intercompany balances.

(3) Investments in Group subsidiaries are accounted for by their parent company under the equity method of accounting for the purposes of the supplemental combining presentation only. Under the equity method, earnings of subsidiary undertakings are reflected in the parent company's investment account and earnings. Where all or part of loans to loss making subsidiary undertakings have been written off, the effect of accounting by the equity method has been to reverse these write-offs.

(4) The Group believes all material US GAAP reconciling items set forth in note 26 to the consolidated financial statements relate to British Sky Broadcasting Group plc and the Guarantors. There are no material US GAAP reconciling items which relate to the Non-Guarantor Subsidiaries.

(5) Separate financial statements of the subsidiary guarantors are not included herein because the Company has determined that such financial statements are not material to investors.

                         INDEX TO FINANCIAL STATEMENTS

        Consolidated Financial Statements of KirchPayTV GmbH & Co. KGaA

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. K-2

Consolidated Statements of Operations for the years ended December 31,
 1998 and 1999........................................................... K-3

Consolidated Balance Sheets as of December 31, 1998 and 1999............. K-4

Consolidated Statements of Cash Flows for the years ended December 31,
 1998 and 1999........................................................... K-5

Consolidated Statements of Partner's and Share Capital (Deficit) for the
 years ended December 31, 1998 and 1999.................................. K-6

Notes to Consolidated Financial Statements............................... K-7

                          INDEPENDENT AUDITORS' REPORT

The Supervisory Board and the General Partner and Shareholder of
KirchPayTV GmbH & Co. KGaA:

      We have audited the accompanying consolidated balance sheets of KirchPayTV GmbH & Co. KGaA ("KirchPayTV"), as of December 31, 1998 and 1999 and the related consolidated statements of operations, statements of partner's and share capital (deficit), and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of KirchPayTV's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KirchPayTV as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprufungsgesellschaft

Munich
March 15, 2000
except for note 24,
which is as of May 4, 2000

                           KirchPayTV GmbH & Co. KGaA

                      CONSOLIDATED STATEMENT OF OPERATIONS
                         (Deutsche mark, in thousands)

                                                           Year Ended December
                                                                   31,
                                                           --------------------
                                                             1998       1999
                                                           --------  ----------
Revenues..................................................  129,120     826,923

Operating expenses
  Film and programming costs.............................. (347,463)   (835,742)
  Decoder costs...........................................  (13,626)   (106,868)
  Transmission costs...................................... (189,672)   (183,807)
  Subscriber costs and other direct costs.................  (22,265)   (128,714)
  Selling expenses........................................  (90,122)   (426,935)
  General and administrative expenses.....................  (17,260)    (81,394)
  Amortization of goodwill and other intangible assets....      --      (83,439)
                                                           --------  ----------
    Total operating expenses.............................. (680,408) (1,846,899)
                                                           --------  ----------
    Operating loss........................................ (551,288) (1,019,976)
                                                           ========  ==========
Equity in loss of affiliates, net......................... (130,067)     (3,376)
Interest income...........................................    3,178       3,075
Interest expense..........................................   (8,944)   (139,764)
Other income, net.........................................    7,442      26,498
                                                           --------  ----------
    Loss before income taxes.............................. (679,679) (1,133,543)
                                                           ========  ==========
Income taxes..............................................    6,747       8,826
                                                           --------  ----------
    Net loss.............................................. (672,932) (1,124,717)
                                                           ========  ==========

                           KirchPayTV GmbH & Co. KGaA

                          CONSOLIDATED BALANCE SHEETS
                         (Deutsche mark, in thousands)

                                                            December 31,
                                                         --------------------
                                                           1998       1999
                                                         ---------  ---------
Assets
Currents assets
Cash and cash equivalents...............................     7,115     75,547
Trade receivables less allowance for doubtful accounts
 of DM 8,739 in 1998 and DM 56,720 in 1999..............    21,381    212,791
Amounts due from related parties........................    32,326     51,864
Film and programming rights.............................     4,061    102,035
Other current assets and prepaid expenses...............    13,240    146,034
                                                         ---------  ---------
  Total current assets..................................    78,123    588,271
Noncurrent assets
Advance payments on acquisitions........................   663,261        --
Deferred tax asset......................................     6,895     15,721
Film and programming rights, net........................   598,687    607,998
Decoders for rental, net................................   114,979    907,114
Property and equipment, net.............................    60,458     79,361
Intangible assets, net..................................     8,349  2,317,327
Other noncurrent assets.................................     7,756    106,662
                                                         ---------  ---------
  Total assets.......................................... 1,538,508  4,622,454
                                                         =========  =========
Liabilities and partner's and share capital
Current liabilities.....................................
Liabilities for film and programming rights.............   241,344    151,444
Other trade payables....................................   139,737    555,395
Short-term borrowings...................................    80,000  1,001,486
Amounts due to related parties..........................   860,001  1,741,496
Current portion of lease liabilities....................       --     121,777
Deposits from subscribers, current portion..............     4,973     71,742
Note payable on Premiere acquisition....................       --     169,132
Other current liabilities...............................    28,391     77,686
                                                         ---------  ---------
  Total current liabilities............................. 1,354,446  3,890,158
Noncurrent liabilities
Deposits from subscribers, net of current portion.......    24,280    226,958
Liabilities for film and programming rights.............   223,600    208,305
Lease liabilities, net of current portion...............       --     420,584
Other noncurrent liabilities............................       --      64,824
Commitments and contingencies (Note 18).................
                                                         ---------  ---------
  Total liabilities..................................... 1,602,326  4,810,829
                                                         =========  =========
Partner's and share capital (deficit)...................
General partner.........................................       --     180,154
Shareholder (20.000 shares of common stock at 5 DM par
 issued and outstanding)................................       --         100
Accumulated unallocated deficit.........................       --    (368,789)
Accumulated other comprehensive income..................       --         160
Combined net deficit....................................   (63,818)       --
                                                         ---------  ---------
  Total partner's and share capital.....................   (63,818)  (188,375)
  Total liabilities and partner's and share capital
   (deficit)............................................ 1,538,508  4,622,454
                                                         =========  =========

                           KirchPayTV GmbH & Co. KGaA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Deutsche mark, in thousands)

                                                          Year Ended December
                                                                  31,
                                                          --------------------
                                                            1998       1999
                                                          --------  ----------
Cash flows from operating activities:
Net loss................................................  (672,932) (1,124,717)


Adjustments to reconcile net loss to net cash from
 operating activities:
  Depreciation and amortization.........................   115,974     349,201
  (Gain) Loss on sale of property and equipment.........    (1,869)      9,708
  Equity in losses of investees.........................   130,067       3,376
  Unrealized gains on foreign currency forward
   contracts............................................       --      (33,126)
  Deferred taxes........................................    (6,895)     (8,826)

Increase in trade receivables...........................   (14,927)    (18,976)
Increase in current film rights and other inventories...       --      (15,547)
Decrease (increase) in other assets and deferred
 charges................................................    73,956      (2,071)
Increase in amounts due to or due from related parties--
 operating portion......................................    18,753      89,522
Decrease in long-term liabilities excluding lease
 obligations and long term debt.........................   (37,396)    (10,043)
Increase in film and programming and other trade
 payables...............................................   114,791      85,184
Increase (decrease) in other liabilities, accrued
 liabilities and deferred income........................    25,197      (6,113)
Other...................................................       --        2,581
                                                          --------  ----------
Net cash used in operating activities...................  (255,281)   (679,847)
                                                          ========  ==========

Cash flow from investing activities:
Payments made for Premiere acquisition, net of cash ac-
 quired................................................   (663,261) (1,486,128)
Capital spending on property and equipment and intangi-
 ble assets............................................   (131,388)   (123,713)
Proceeds from sale of decoders for subsequent lease-
 back..................................................        --       58,260
Purchase of Decoders for subsequent sale-leaseback.....        --     (151,764)
Advances to affiliates.................................   (147,500)        --
Proceeds from sale of property and equipment...........      2,005      22,655
Change in investments..................................        --       (5,336)
                                                         ---------  ----------
Net cash used in investing activities..................   (940,144) (1,686,026)
                                                         =========  ==========
Cash flow from financing activities:
Proceeds from third-party borrowings...................        --    1,899,076
Repayments of third-party borrowings...................       (463)   (982,207)
Advances from related parties--non-operating...........  1,214,484   1,624,181
Principal payments under capital lease obligations.....        --     (106,745)
Net activity with Kirch Group..........................    (15,605)        --

Net cash provided by financing activities..............  1,198,416   2,434,305
                                                         =========  ==========
Net change in cash.....................................      2,991      68,432
Cash at beginning of Year..............................      4,124       7,115
                                                         ---------  ----------
Cash at End of Year....................................      7,115      75,547
                                                         =========  ==========

                           KirchPayTV GmbH & Co. KGaA

        CONSOLIDATED STATEMENTS OF PARTNER'S AND SHARE CAPITAL (DEFICIT)

                     Years ended December 31, 1998 and 1999
                         (Deutsche mark, in thousands)

                                                                       Accumu-
                            General Partner    Shareholder              lated
                          -------------------- -----------  Accumu-     other
                                   Additional                lated     compre- Combined
                                  contribution              unallo-    hensive    net
                          Stated  and variable Subscribed    cated     income   assets
                          capital   capital      capital    deficit    (loss)  (deficit)    Total
                          ------- ------------ ----------- ----------  ------- ---------  ----------
Balance as of December
 31, 1997...............                                                        492,339      492,339

Comprehensive loss
Net loss................                                                       (672,932)
Other comprehensive loss
Foreign currency
 translation............                                                            (27)
                          -------  ---------       ---     ----------    ---   --------   ----------
Comprehensive loss......                                                       (672,959)    (672,959)

Net activity with Kirch
 Group..................                                                        116,802      116,802
Balance as of December
 31, 1998...............                                                        (63,818)     (63,818)
Contribution of
 interests in combined
 operations upon
 formation of KirchPayTV
 GmbH & Co. KGaA........  729,183   (793,101)      100                           63,818            0

Contribution from
 general partner by
 forgiveness of loans...           1,000,000                                               1,000,000

Comprehensive loss
 Net loss...............                                   (1,124,717)
 Other comprehensive
  loss
   Unrealized gains on
    available-for-sale
    securities..........                                                 211
   Foreign currency
    translation.........                                                 (51)
                          -------  ---------       ---     ----------    ---
   Total comprehensive
    income (loss).......                                   (1,124,717)   160              (1,124,557)
Loss allocated to
 general partner........            (755,928)                 755,928                              0
Balance as of December
 31, 1999...............  729,183   (549,029)      100       (368,789)   160                (188,375)

                           KirchPayTV GmbH & Co. KGaA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Deutsche mark, in thousands)


1. Organization and formation of KirchPayTV GmbH & Co. KGaA and description of business

      In 1998, the KirchGroup, representing media-related entities controlled directly or indirectly by Dr. Leo Kirch and The Kirch Foundation, commenced a program to reorganize its media interests by separating the different business activities into three divisions.

      In the process of separating the pay television operations from other media businesses of the KirchGroup, the following principal operations and assets were combined and are treated, for purposes of these financial statements, as the historical operations of KirchPayTV GmbH & Co. KGaA and its subsidiaries (collectively referred to as "KirchPayTV"):

  . a 100% interest in DF1 Digitales Fernsehen GmbH & Co. KG ("DF1") providing multichannel digital pay television services in Germany and Austria;

  . a 100% interest in BetaDigital Gesellschaft fur digitale Fernsehdienste mbH ("Beta Digital") operating the platform for digital television in Germany and the decoder network;

  . a 100% interest in Teleclub GmbH, an entity holding a 25% interest in PREMIERE Medien GmbH & Co. KG ("Premiere"), a premium digital and analog pay television station with operations in German-speaking Europe cofounded by KirchGroup in 1989;

  . a 100% interest in Multichannel GmbH which owns a 50% interest in each of three joint ventures, Discovery Channel Betriebs GmbH ("Discovery"), Krimitel GmbH & Co. KG ("Krimitel"), and Goldstar TV GmbH & Co. KG ("Goldstar") operating broadcasting channels distributed through KirchPayTV's pay television stations;

  . a 40% interest in Teleclub AG, operating a pay television service in German-speaking regions of Switzerland; and

  . a 100% interest in PayTV Rechtehandel GmbH & Co. KG ("Rechtehandel") which holds a portfolio of film and programming rights related to pay television based on license agreements between KirchGroup and film studios, producers and distributors (the "library").

      As of January 1, 1999, these principal operations and assets were contributed by Kirch Group, the owner, to KirchPayTV as the new divisional holding company.

      On May 4, 1999, KirchPayTV consummated the acquisition of additional combined interests of 70% in Premiere which resulted in a controlling financial interest of 95% in Premiere.

2. Summary of significant accounting policies

Basis of presentation and consolidation

      The accompanying consolidated financial statements of KirchPayTV, have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

      The consolidated financial statements of KirchPayTV include all entities in which KirchPayTV GmbH & Co. KGaA has legal or effective control. The accompanying consolidated financial statements include the combined results of operations, financial position, cash flows and changes in combined partner's and share capital (deficit) for the year ended December 31, 1998 of all entities that were transferred to KirchPayTV as of January 1, 1999.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      All balances and transactions between consolidated businesses have been eliminated for purposes of the consolidated financial statements.

      Investments in affiliated entities over which KirchPayTV has a significant influence evidenced by ownership of more than 20% but less than or equal to 50% of the voting rights are accounted for under the equity method.

      These consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of operations as well as the realization of assets and liquidation of liabilities in the ordinary course of business.

Classification

      Certain items in prior years' consolidated financial statements have been reclassified to conform with the current year presentation.

Film and programming rights

      KirchPayTV licenses film and programming rights for subsequent broadcast. The rights acquired are recorded at cost with the corresponding obligation incurred under a license agreement being recorded at the gross amount of the liability when the license period begins, the cost of the program is determinable and the program is accepted and available for airing. Payments made to acquire broadcasting rights with license periods beginning after the balance sheet date are reported as current or noncurrent film and programming rights depending on the beginning of the license periods of the related rights.

      The cost of rights capitalized depends on the type of contract involved. Certain contracts involve a fixed price at the inception of the contract. The price of other contracts is based on the number of subscribers at the end of the licensing period or a specified period other than the licensing period. The estimated number of subscribers at the end of the applicable reporting period is used as a basis for capitalization of costs on these contracts and the related liability.

      The cost of premium movie and sports rights that have limited showings within a short license period is amortized based on the estimated number of showings or upon the first showing if this is the most valuable showing of such rights.

      Fixed price library rights with long-term or unlimited license periods and fixed cost are amortized straight-line over the license period on an individual basis or as a package, if amortization as a package approximates amortization that would have been provided on an individual basis.

      Film rights are stated at the lower of unamortized cost or estimated net realizable value.

Advertising

      KirchPayTV expenses all selling expenses, including advertising costs, as incurred. The amount of advertising expensed in 1998 and 1999 was DM 74,432 and DM 186,620, respectively.

Cash and cash equivalents

      Cash equivalents consist of financial instruments that are readily convertible into cash and have original maturities of three months or less.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


Use of estimates

      Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates.

Revenue recognition

      Revenue is primarily derived from providing digital and analog pay television services to subscribers. Revenue from subscription fees and decoder rental are recognized on a monthly basis as the service is provided. Revenues on services related to the analog and digital platform are recognized when services are performed. Revenues on decoders sold to customers are recognized upon transfer of title. Revenues recognized on such sales amounted to DM 14,837 and DM 631 in 1998 and 1999, respectively.

      Installation fee revenues, which are received for the connection to the cable and satellite television systems, are recognized in income to the extent of related direct selling costs incurred. Deferred installation fees are amortized over the expected subscription period.

Marketable securities and investments

      Marketable securities are classified as available-for-sale and are recorded at fair value with realized gains and losses being included in earnings (losses) from operations and unrealized gains and losses being included in other comprehensive income (loss) within net assets (deficit) or partner's and share capital (deficit). Other equity investments are insignificant in amount and are accounted for using the cost method.

Property and equipment

      Property and equipment is stated at cost. Depreciation and amortization are computed principally using the straight-line method over the following estimated useful lives:

                                                             Useful life
                                                             -----------
      Leasehold improvements......................... Duration of lease contract
      Technical equipment and machinery..............                 3-10 years
      Office and other equipment.....................                  3-5 years

Intangible assets

      Capitalized software costs consist primarily of costs incurred to purchase software licenses for internal use. These costs are amortized on a straight-line basis over the expected periods to be benefited, generally three years. Trademarks and similar television rights relate primarily to costs incurred to purchase brand names of various channels aired on KirchPayTV's digital platform. These amounts are amortized on a straight-line basis over the expected periods to be benefited, generally five years. The subscriber base acquired in the Premiere acquisition is amortized over a useful life of twelve years. The Premiere trademark name as well as the goodwill resulting from the Premiere acquisition are amortized over a period of twenty years.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


Impairment

      KirchPayTV assesses long-lived assets and certain identifiable intangibles for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' carrying amount. The amount of impairment loss, if any, will be measured by the difference between the net book value and the estimated fair value of the respective assets.

Foreign currencies

      Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transaction. Receivables and payables denominated in foreign currencies are remeasured at rates of exchange at balance sheet date. Gains of DM 2,559 in 1998 and losses of DM 39,190 in 1999 on foreign currency transactions are included in the consolidated statements of operations under "Other income, net."

      For the purposes of these consolidated financial statements, the Deutsche mark ("DM") has been used as the reporting currency. Substantially all assets and liabilities of KirchPayTV are held by operations whose functional currency is the reporting currency. Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, while revenues and expenses are translated using average exchange rates during the year. Adjustments for foreign currency translation fluctuations are excluded from operations and are included as a separate component of the consolidated partner's and share capital (deficit) in 1999.

Fair value of financial instruments

      The fair value of financial instruments is generally determined by reference either to broker quotes, quoted market prices, rates for the same or similar financial instruments, present value or other valuation techniques. Short-term nonderivative financial instruments as well as cash and cash equivalents are valued at their carrying amounts on the balance sheet which are reasonable estimates taking into account the short period of time until maturity. The fair value of deposits from subscribers equals the amount that is payable on demand at the balance sheet date. The fair value of foreign currency-forward contracts is determined based on the prevailing forward rate at the balance sheet date. The fair value of the noncurrent portion of liabilities for film and programming rights equals the present value of the payments to be made for settlement of these liabilities at the balance sheet date.

Impact of new accounting standards not yet adopted

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 2000, as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133". Management is still in the process of assessing the effects of the implementation of this standard.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


3. Acquisition of Premiere

      On May 4, 1999, through a series of transactions KirchPayTV consummated its acquisition of an additional 70% ownership interest in Premiere for a total purchase price of DM 2,356,661 from Canal Plus S.A. (37.5%) and CLT-UFA (32.5%) to increase its ownership interest to 95%. At present, CLT-UFA holds a minority stake of 5% in Premiere. As of December 31, 1998, KirchPayTV had made advance payments of DM 663,261 including interest accruing to the sellers during the contingency period. The remaining installment of DM 155,430 plus interest thereon was due and paid in April 2000. As of December 31, 1999, interest of DM 13,702 has been accrued on this installment.

      KirchPayTV and CLT-UFA are obligated to fund Premiere's losses as determined under partnership agreement in proportion to their relative interest in Premiere. CLT-UFA has a put option to sell its remaining interest to KirchPayTV at a price of DM 173,900 plus interest and reimbursement for loss funding provided for the period subsequent to March 1, 1999.

      The acquisition has been accounted for under the purchase method and is included in the operations from the date of acquisition.

      Had the acquisitions been consummated at January 1, 1998 or 1999, unaudited pro forma consolidated revenues of KirchPayTV would have been DM 957,678 and DM 1,121,694 for 1998 and 1999, respectively. Unaudited pro forma consolidated loss would have been DM (1,121,866) and DM (1,164,169) for 1998 and 1999, respectively.

4. Trade receivables

      Trade receivables consist primarily of monthly service fees due from customers and balances due from retailers. In addition, receivables of DM 150,001 resulting from the sale-leaseback of decoder equipment are included in the balance as of December 31, 1999.

      Activity in the allowance for doubtful accounts in 1998 and 1999 was as follows:

                     Balance as of                                Balance as of
                      January 1,   Write-offs Reversals Additions December 31,
                     ------------- ---------- --------- --------- -------------
      1998..........     4,382        402        336      5,095       8,739
      1999..........     8,739        --         --      47,981      56,720

      Additions for 1999 include allowances of DM 13,091 that have been acquired as a result of the Premiere acquisition.

5. Film and programming rights

      At December 31, 1998 and 1999, KirchPayTV owned current broadcasting rights with an unamortized cost of DM 4,061 and DM 55,858 respectively. In addition, prepayments of DM 33,226 on broadcasting rights with license periods beginning in the year 2000 are included in current film and broadcasting rights.

      As of December 31, 1999, DM 12,951 and DM 70,416 are included in current and noncurrent film and programming rights for advances under output deals, respectively.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

      Unamortized costs of noncurrent film and programming rights including library rights amounted to DM 761,834 and DM 767,116 as of December 31, 1998 and 1999, respectively. Accumulated amortization on film and programming rights was DM 163,147 and DM 229,534 as of December 31, 1998 and 1999, respectively. Film and programming costs included in operating expenses include amortization charges for the library of DM 64,157 and DM 66,387 for 1998 and 1999, respectively.

6. Other current assets and prepaid expenses

      Other current assets are comprised of the following:

                                                                   December 31,
                                                                  --------------
                                                                   1998   1999
                                                                  ------ -------
      VAT and other tax receivables..............................  2,786  40,946
      Refund from Canal Plus S.A.................................    --   22,474
      Prepaid expenses........................................... 10,155  15,335
      Fair value of foreign currency forward contracts...........    --   53,230
      Other current assets.......................................    299  14,049
                                                                  ------ -------
                                                                  13,240 146,034
                                                                  ====== =======

7. Decoders for rental, net

      KirchPayTV leases decoders to its subscribers. The decoders are owned by Premiere or are sold to a third party and then leased back under capital leases. Gains arising from the sales of decoders that are subsequently leased back are deferred and amortized over the term of the leaseback. Losses resulting from sale-leaseback transactions are also deferred unless the carrying amount of the sold items exceeds the fair value. Owned decoders are depreciated over an estimated useful life of seven years, beginning at the date when the title has been transferred to Premiere. Leased decoders are generally depreciated over the lease term.

      Due to a decision by KirchPayTV to effect an accelerated phase-out of the analog platform until December 31, 2001, the depreciation period for owned and leased analog decoders has been adjusted from seven years to the remaining period of time ending on December 31, 2001. As a result, depreciation expense in 1999 increased by DM 8,343 compared to the depreciation expense that would have been charged had the accelerated phase-out not been considered.

      As of December 31, decoder balances were as follows:

                                                              1998      1999
                                                             -------  ---------
      Owned decoders........................................ 133,409    419,163
      Decoders under capital lease..........................       0    615,848
                                                                      ---------
                                                             133,409  1,035,011
      Less accumulated depreciation......................... (18,430)  (127,897)
                                                             -------  ---------
                                                             114,979    907,114
                                                             =======  =========

      Depreciation expense regarding decoders was DM 16,961 and DM 104,297 in 1998 and 1999, respectively. Depreciation expense of leased decoders was DM 84,176 in 1999.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

8. Property and equipment, net

      Property and equipment consists of:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
      Leasehold improvements....................................   1,718  17,027
      Technical equipment and machinery.........................  94,437 100,735
      Office and other equipment................................  15,764  86,419
      Construction in progress..................................   2,646   5,585
                                                                 ------- -------
                                                                 114,565 209,766
      Less accumulated depreciation.............................  54,107 130,405
                                                                 ------- -------
                                                                  60,458  79,361
                                                                 ======= =======

      Depreciation expense on property and equipment was DM 22,460 and DM 86,599 in 1998 and 1999, respectively.

9.  Intangible assets

      As of December 31, intangible assets are comprised of the following:

                                                                 1998    1999
                                                                ------ ---------
      Goodwill.................................................    --  1,705,979
      Trademarks acquired......................................    --    523,541
      Subscriber base acquired.................................    --    164,183
      Software licences........................................ 15,951    27,202
      Other intangible assets..................................     48        33
                                                                ------ ---------
                                                                15,999 2,420,938
      Less accumulated depreciation............................  7,650   103,611
                                                                ------ ---------
                                                                 8,349 2,317,327
                                                                ====== =========

      Amortization expense for intangible assets amounted to DM 4,120 and DM 95,961 for 1998 and 1999, respectively.

10. Other noncurrent assets

      Other noncurrent assets are comprised of the following as of December 31:

                                                                   1998   1999
                                                                   ----- -------
      Fair value of foreign currency forward contracts............   --   38,549
      Deferred subscriber incentives..............................   --   35,197
      Marketable securities.......................................   --   13,668
      Investments in equity investees............................. 7,601  12,034
      Deferred loss on sale-leaseback transaction.................   --    7,214
      Other.......................................................   155     --
                                                                   ----- -------
                                                                   7,756 106,662
                                                                   ===== =======

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      Marketable securities consist of investments in publicly traded mutual funds, which invest mainly in debt securities.

      Investments in affiliates are accounted for under the equity method, including the 25% interest in Premiere held prior to the date of acquisition of a controlling interest as of May 4, 1999. Due to its commitment under the partnership agreement, KirchPayTV contributed DM 90,395 and DM 0 to fund Premiere's losses in 1998 and in 1999 for the period prior to the acquisition.

      The following is the aggregate summarized financial information of the equity investees for the year 1998. Due to the acquisition of a controlling financial interest in Premiere by KirchPayTV in 1999 and the subsequent consolidation, the financial position and result of operations of the equity investees has become immaterial with respect to the year 1999.

                                                                       1998
       Results of operations:                                          ----
       Revenues...................................................    857,813
       Operating loss.............................................   (299,205)
       Net loss...................................................   (374,366)
                                                                   December 31,
                                                                       1998
       Financial position:                                         ------------
       Current assets.............................................    335,964
       Noncurrent assets..........................................    693,876
       Current liabilities........................................    508,278
       Noncurrent liabilities.....................................    607,079
       Equity (deficit)...........................................    (85,517)

11. Short-term borrowings

      As of December 31, 1998, KirchPayTV had a short-term debt totaling DM 80,000 at an interest rate of 4.56% annually. As collateral for the loan, KirchPayTV pledged its then 25% interest in Premiere. The loan plus accrued interest thereon was repaid on June 30, 1999 and the interest in Premiere was released from the pledge.

      On April 29,1999, KirchPayTV entered into a credit facility agreement with Bayerische Landesbank for an amount of DM 1,565,000 maturing on December 31,1999. Loans under this facility bore interest at Euribor plus a margin of 150 base points. The loan was paid out in three tranches of DM 300,000 each on April 30, July 1, and October 1, 1999. The loans plus accrued interest thereon were repaid by KirchPayTV on December 22, 1999.

      On December 21, 1999 KirchPayTV entered into a Senior Credit Facility agreement (the "Credit Facility") with The Chase Manhattan Bank for an amount of DM 1,506,000. Loans under this Credit Facility mature on December 31, 2000 and bear interest at Euribor plus an applicable margin starting at 2.5% per annum. On December 22, 1999, a first tranche of DM 1,000,000 less an discount of 2.25% was paid out to KirchPayTV.

      As collateral for the Credit Facility KirchPayTV has pledged substantially all shares of Premiere, Rechtehandel, Beta Digital and other subsidiaries. In addition to the above mentioned pledges, KirchPayTV has pledged substantially all assets to the extent permitted by German law.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

      In the first two months of 2000 additional tranches of cumulative DM 175,000 were paid out to KirchPayTV.

      On December 27, 1999, a short-term loan of DM 25,000 was paid out to KirchPayTV for the acquisition of decoders. The loan bears interest at 4.5%. The loan must be repaid when KirchPayTV enters into a sale-leaseback agreement for these decoders.

12. Other current liabilities

      As of December 31, accrued expenses and other current liabilities consist of the following:

                                                                    1998   1999
                                                                   ------ ------
      VAT and other tax liabilities...............................  6,434 31,188
      Deferred gains on sale-leaseback transactions...............      0 10,816
      Amounts due to employees....................................    252  5,332
      Deferred subscriber revenues................................  6,982  4,374
      Restructuring charges.......................................      0  1,537
      Other....................................................... 14,723 24,439
                                                                   ------ ------
                                                                   28,391 77,686
                                                                   ====== ======

      KirchPayTV has accrued approximately DM 23 million for aggressive tax positions for which it has a contractual claim for reimbursement from Canal Plus S.A. The refund is reported as a current asset. Another exposure of DM
12.8 million regarding tax positions for which no reimbursement by a third party is available has not been accrued.

      In connection with the acquisition of a controlling financial interest in Premiere, KirchPayTV implemented a reorganization plan with expected costs of DM 42,700 due to the termination of lease agreements for idle Premiere office space and the termination of 400 Premiere employees located at Hamburg. As of December 31, 1999 390 were terminated under this plan. The changes in the provisions for 1999 are summarized as follows:

                         Balance as of
                            date of                                      Balance as of
                          Acquisition  Additions Utilizations Reductions December 31,
                         ------------- --------- ------------ ---------- -------------
Termination benefits to
 employees..............    17,700          0       16,163           0       1,537
Termination penalties
 for leases.............    25,000         0        22,160       2,840           0
                            ------        ---      -------      ------       -----
Total...................    42,700          0       38,323       2,840       1,537
                            ======        ===      =======      ======       =====

      The reversal of DM 2,840 has been accounted as an adjustment of the goodwill resulting from the Premiere acquisition.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


13. Other noncurrent liabilities

      As of December 31, other noncurrent liabilities are comprised of the following:

                                                                     1998  1999
                                                                     ---- ------
      Deferred gains on sale-leaseback transactions.................   0  31,502
      Contract termination fees.....................................   0  12,223
      Pension accrual...............................................   0   8,033
      Other.........................................................   0  13,066
                                                                     ---  ------
                                                                       0  64,824
                                                                     ===  ======

      As a result of the Premiere acquisition, KirchPayTV assumed pension rights granted to substantially all of Premiere's domestic hourly and salaried employees. Plan benefits are principally based upon years of service as well as upon the salary earned during the service period. Premiere's pension plan is unfunded.

      Change in projected benefit obligations for the year ended December 31, 1999:

       Projected benefit obligation at date of Premiere-acquisition..... 6,971
       Service cost.....................................................   765
       Interest cost....................................................   316
       Actuarial losses.................................................   856
       Benefits paid....................................................   (19)
                                                                         -----
       Projected benefit obligation at end of year...................... 8,889
                                                                         =====

      Due to the reorganization following the acquisition of Premiere, the projected benefit obligation at the date of the Premiere-acquisition has been adjusted by a curtailment net gain of DM 1,379 resulting from the termination of employees with unvested pension benefits.

      A reconciliation of the funded status to the amounts recognized in the consolidated balance sheets as of December 31, 1999, is as follows:

       Funded status...................................................  (8,889)
       Unrecognized actuarial net losses...............................     856
                                                                         ------
       Accrued pension liability, net..................................  (8,033)
                                                                         ======

      The assumed discount rates and the rates of increase in remuneration used in calculating the projected benefit obligations are based on the economic environment in Germany. The weighted-average assumptions used in calculating the actuarial values for the pension plan were as follows as of December 31, 1999:

                                                                          1999
                                                                         -------
                                                                         Percent
       Discount rate....................................................  5.5%
       Salary increase rate.............................................  2.0%
       Post-retirement pension increases................................  1.5%

                          KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      The components of net periodic pension cost for the years ended December 31 were as follows:

                                                                           1999
                                                                           -----
       Service cost.......................................................   765
       Interest cost......................................................   316
       Amortization of unrecognized net actuarial gains...................   --
                                                                           -----
       Net periodic pension cost.......................................... 1,081
                                                                           =====

14. Partner's and share capital (deficit)

      On August 4, 1999, PayCo Holding GmbH & Co. KG ("PayCo Holding"), the general partner and shareholder of Kirch PayTV, forgave a balance due by KirchPayTV of DM 65,000. Another balance due by KirchPayTV of DM 935,000 was forgiven on November 25, 1999. Both transactions were treated as contributions to KirchPayTV.

      PayCo Holding is not commited to fund cash flow deficits of KirchPayTV and does not hold any assets other than its investment in KirchPayTV and the balance due from KirchPayTV. The only general partner of PayCo Holding is a nonsubstantive corporation. KirchGroup provided financing to PayCo Holding in the past, but does not have any commitments to continue funding.

15. Leasing

      KirchPayTV has entered into various long-term lease commitments, primarily for decoders, transponders, cable lines, buildings, and technical machinery and production equipment.

      As of December 31, 1999, aggregate minimum rental payments under noncancelable leases are as follows:

                                                              Operating Capital
                                                               leases   leases
                                                              --------- -------
      2000...................................................   181,165 142,355
      2001...................................................   156,152 129,594
      2002...................................................   147,683 116,681
      2003...................................................   147,429 122,691
      2004...................................................   147,432  90,249
      2005 and thereafter....................................   412,873  11,364
                                                              --------- -------
      Total minimum lease payments........................... 1,192,734 612,934
                                                              =========
      Less amounts representing interest.....................           (75,836)
                                                                        -------
      Present value of net minimum payments..................           537,098
                                                                        =======

      Total future minimum capital lease payments have not been reduced by future minimum sublease rentals of DM 241,247.

      Rent expense on operating leases was DM 110,718 and DM 157,903 in 1998 and 1999, respectively. Minimum payments amounted to DM 108,718 in 1998 and DM 154,903 in 1999, and contingent payments were DM 2,000 and DM 3,000 in 1998 and 1999, respectively.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


Decoder lease obligations

      Capital lease obligations mainly relate to decoders under capital leases. In most leases, the lease term is five or seven years with a termination option available to the lessee. Upon termination prior to the end of the lease term, a termination penalty equal to the unamortized residual value of the decoder becomes due. In general, the contracts are not terminated early.

Transponder leases

      KirchPayTV is party to certain operating leases pursuant to which it is liable for charges associated with each of 11.5 transponders on the Astra satellites, which amount to a maximum of DM 106,429 per year for all transponders. In addition to the minimum fees, the lease also requires contingent payments based on the number of households having access to satellite transmission and use of the transponder capacity. The future minimum lease payments applicable to the transponders approximate DM 78,184 in 2000 and an aggregate of DM 548,419 for the years from 2001 through 2007 and are included in the table above.

      Total rent expense associated with the transponder leases for the years 1998 and 1999 was DM 75,167 and DM 81,243, respectively, before reduction for sublease income of DM 8,670 in 1998, and DM 9,832 in 1999.

Leased cable capacity

      KirchPayTV leases analog and digital cable capacity from two cable operators under a noncancelable operating lease arrangement. The leases expire between December 31, 2000 and 2008 and contain renewal options. Some leases involve rental payments in excess of minimum lease payments contingent upon the number of subscribers.

16. Derivative financial instruments

Foreign Exchange Risk Management

      A significant portion of the cost of programming and transmission is charged in U.S. dollars or is dependent on exchange rate fluctuations between the U.S. dollar and Deutsche mark (Euro) and is therefore subject to risks associated with changing foreign currency exchange rates, especially in connection with the U.S. dollar. As a result of the acquisition of a controlling interest in Premiere, KirchPayTV has become party to various foreign currency forward contracts whose fair values change as foreign exchange rates change to hedge the value of recorded receivables and payables and anticipated transactions. The original maturity of these contracts is up to 48 months.

      The foreign currency forward transactions entered into with the objective of hedging against risks in connection with anticipated transactions are not deemed to be hedges under current accounting pronouncements and are, accordingly, marked to market with the related gain or loss recorded as other income in the consolidated statement of operations. As a result of these foreign exchange risk management activities, KirchPayTV recognized a gain of DM 33,867 in 1999.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      At December 31, 1999, the notional amounts of KirchPayTV's foreign currency forward contracts and fair values are as follows:

                                                                     1999
                                                                ---------------
                                                                Notional  Fair
                                                                 amount  value
                                                                -------- ------
       U.S. dollar contracts................................... 632,759  91,779

      KirchPayTV's foreign exchange contracts involve credit risks to the extent that counter parties may be unable to fulfil their duties under the agreements. Management believes that the potential risk from this type of credit loss is remote because Premiere only contracts with banks that have an excellent credit rating.

17. Fair value of financial instruments

      At December 31, 1998 and 1999, the estimated fair values of financial instruments approximate their respective carrying amount except for the following items:

                                                    1998             1999
                                              ---------------- ----------------
                                              Carrying  Fair   Carrying  Fair
                                               Amount   value   amount   value
                                              -------- ------- -------- -------
Liabilities for film and programming rights,
 noncurrent portion.........................  223,600  200,149 208,306  191,244

18. Commitments and contingencies

Obligations to purchase film and programming rights

      KirchPayTV has entered into long-term contracts relating to for the purchase of certain film and programming rights. The contracts have terms which range from five to ten years and require that license fees be paid based on the number of subscribers, subject however, to a guaranteed minimum fee. KirchPayTV has an aggregate minimum commitment as of December 31, 1999 as follows:

                                                                     License fee
                                                                     commitments
                                                                     -----------
       2000.........................................................    896,000
       2001.........................................................    721,000
       2002.........................................................    584,000
       2003.........................................................    567,000
       2004.........................................................    553,000
       2005 and thereafter..........................................  1,315,000
                                                                      ---------
                                                                      4,636,000
                                                                      =========

      A majority of these contracts involve KirchMedia GmbH&Co. KGaA, an entity under control of KirchGroup ("KirchMedia"; see note 20).

Litigation

      There are various lawsuits and claims pending against KirchPayTV including the Universal counterclaim discussed below. Management believes that the resulting liability, if any, should not materially affect KirchPayTV's results of operations, financial position or liquidity.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

      On January 25, 2000 KirchMedia filed a complaint vs. Universal Studios Inc. and Universal Studios International b.v. and other parties related to the defendant (together "Universal") claiming breach of contract and breach of fiduciary duty and seeking termination of contracts and recovery of compensatory and punitive damages in excess of USD 1.5 billion with respect to various agreements between KirchMedia and Universal concerning film and programming rights, channel carriage, a related guarantee agreement and other agreements.

      Universal filed cross-complaints against KirchMedia and KirchPayTV for breach of contract and payment by sureties on the guarantee agreement between KirchMedia and Universal seeking unspecified damages on February 3, 2000.

      KirchMedia will bear all costs of the suit including attorneys' fees associated with pursuing the claims and defending against the cross-complaints. KirchMedia is pursuing prosecution of its complaint and defending the cross-complaint.

19. Concentrations of business risks and uncertainties

Decoders

      KirchPayTV purchases its decoders which are needed to unscramble the signal of the program broadcast to subscribers from one supplier. From time to time, this supplier may extend lead times, limit supply or increase prices due to capacity constraints or other factors.

Foreign exchange rate expenses

      A significant portion of film and programming rights are charged in U.S. dollars, while essentially all revenues are generated in Deutsche mark. KirchPayTV is therefore exposed to changes in the exchange rate between Deutsche mark (Euro) and U.S. dollar.

Access to financing

      KirchPayTV's operations will require significant amounts of financing to further develop its business. In order to continue to operate in accordance with KirchPayTVs business plans, KirchPayTV will need to obtain sufficient funding from the partners or obtain access to third-party financing.

20. Related party transactions

Transactions with owner and entities under control of common owner

      All entities discussed in this section of the note have common ownership and, unless otherwise noted, the amounts charged by the entities to KirchPayTV approximate the cost of providing such products and services.

      KirchPayTV obtains most of its programming from KirchMedia based on the terms of a service agreement, a licensing option agreement and specific license agreements. Under the terms of the agreements, KirchMedia is committed to provide content for digital television channels and to offer its current and future film and programming rights related to digital pay television broadcasting in German speaking regions in Europe to KirchPayTV. Under these agreements, KirchMedia provides KirchPayTV with content for channels that will be broadcast on its digital pay television platform. The content will comprise licensed programming, own productions, on-air promotion and advertising. With respect to licensed programming, KirchPayTV holds

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

the right to use any of the film rights related to German speaking pay television markets owned by KirchMedia. KirchPayTV is required to reimburse KirchMedia for all production cost incurred and cost of licensed programming plus a five percent handling fee. Cost is based on the exchange rate between DM and USD as of the date of the transfer of the program material. This commitment relates to license agreements between KirchMedia and producers and involves guaranteed minimum payments and contingent license fees based on numbers of subscribers and other variables. Kirch Media and the Company have entered into several new license agreements. In these licences agreements all material conditions of the original license agreements between Kirch Media and the respective major studio.

      KirchPayTV entered into numerous license agreements with KirchMedia to acquire rights to broadcast sports events. Under these agreements KirchMedia or provides KirchPayTV with rights that it has acquired from various licensors. The agreements have terms ranging from twelve months to an unlimited period.

      KirchPayTV engaged Deutsches Sport Fernsehen GmbH ("DSF") to provide sport contents primarily in German-speaking Europe that will be broadcast on its digital pay television platform. While KirchPayTV is responsible for ensuring that the appropriate licenses are available for unedited sports coverage, DSF is responsible for producing sports programs covering primarily Formula One Grand Prix races, soccer, golf and boxing which can be shown on the pay-television stations. Annual amounts paid are based on approved budgets established each year including a five percent handling fee which approximates DSF's cost. The contract runs until March 31, 2003 unless DSF exercises its option to take over the sports channel.

      KirchPayTV engaged Unitel Film- und Fernseh- Produktionsgesellschaft mbH & Co. ("Unitel") to produce material and provide licenses for the CLASSICA channel. The production costs and license fees incurred by Unitel are reimbursed by KirchPayTV. The contract has an unlimited term, and is cancelable by either party upon twelve months notice of cancellation. License fees and production costs are included in "film and programming costs" in the combined statements of operations.

      As of December 31, 1998, KirchMedia contributed to PayTV Rechtehandel the library consisting of film and programming rights with long-term or unlimited license periods relating to pay television for broadcasting in German-speaking Europe and related liabilities of DM 50,310. On January 1, 1999, Rechtehandel was transferred to KirchPayTV. Although the library was legally contributed as of January 1, 1999, it is included in the accounts of KirchPayTV for all periods during which the library was owned by an entity under control of a common owner. Additions to the library prior to January 1, 1999, the date of the transfer of title to KirchPayTV, are reported as contributions to KirchPayTV net of related liabilities. License fees charged by KirchMedia for the use of library materials prior to the contribution of the library to KirchPayTV on January 1, 1999 are reported as distributions to the owner by KirchPayTV.

      In 1998, KirchMedia forgave an amount due from KirchPayTV of DM 449,957 and KirchPayTV, in turn, assumed an obligation of KirchMedia to an unrelated third party of DM 414,633. The difference between the carrying amount of the amount forgiven and the liability assumed is treated as a capital transaction.

      In 1999 PayCo Holding forgave a balance due by KirchPayTV of DM 1,000,000. The amount forgiven was treated as a capital transaction.

      Prior to January 1, 1999, Taurus Beteiligung GmbH & Co. KG ("Taurus Beteiligung") owned all shares in Teleclub GmbH, an entity that now is part of the KirchPayTV. Taurus Beteiligung had entered into a profit and loss absorption agreement with Teleclub GmbH by which Taurus Beteiligung was required to assume losses incurred by the subsidiary. The amount of loss to be absorbed was determined in accordance with the

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

German GAAP accounts of Teleclub GmbH. For the year 1998, Taurus Beteiligung absorbed losses incurred by Teleclub GmbH of DM 119,074 which are reported as capital contributions in the accompanying combined financial statements of 1998. The profit and loss absorption was terminated effective December 31, 1998.

      BetaResearch-Gesellschaft fur Entwicklung und Vermarktung digitaler Infrastruktur mbH ("BetaResearch") has granted a nontransferable license regarding subscriber management software and conditional access encryption and network management software to KirchPayTV. The license agreement includes installation, support and similar services related to the licensed software. The license agreements expire in 2006 with a ten-year renewal option held by KirchPayTV and are noncancelable except in a default situation. The license fees are contingent upon the number of television channels, subscribers and transactions.

      TAURUSMediaTechnik provides KirchPayTV with broadcasting tape capacity. TAURUSMediaTechnik also provides services with respect to handling and administration of transmission lines. The noncancelable contract runs until December 31, 2000 and contains an annual option to renew for additional one-year periods.

      As of January 1, 1998, KirchPayTV assumed the transponder leases from KirchMedia. In 1999 the lessor released KirchMedia of the duties and accepted KirchPayTV as party to the lease agreement while KirchMedia guarantees performance of KirchPayTV under the transponder lease to the lessor. In connection with becoming party to the transponder lease, KirchPayTV assumed KirchMedia obligation to make deferred payments to the lessor which are reported as accrued expenses on the combined balance sheets and in turn obtained a corresponding receivable due from KirchMedia totaling DM 38,905.

      KirchPayTV had incurred a balance due to KirchVermogensVerwaltungs GmbH & Co. KG, of DM 859,251 at December 31, 1998 and of DM 592,496 at December 31, 1999. This balance results from a series of agreements concluded in 1998 and 1999 to offset amounts due to and from KirchPayTV with respect to various entities under common control of the KirchGroup in order to create a separate legal structure for KirchPayTV. The total balance bears interest at 5.5% annually. The entire balance is reported as current.

      An addition balance of DM 989,070 is due to PayCo Holding. This balance results from a shareholder loan in 1999. The balance bears interest at Euribor plus a margin of 2.0% annually. The entire balance is reported as current. Additional tranches of cumulative DM 175,000 were paid out during the first two months of 2000.

      The remaining balance at December 31, 1999 results from mainly from operating activities with entities under common control and bears no interest.

      In addition, KirchPayTV is party to a variety of other contractual agreements with entities under common control, including building leases, purchases of rights, management and service contracts.

Transactions with investees

      KirchPayTV provided broadcasting services including playout, encryption and satellite uplink services to Premiere in 1998. The charges are based on the terms of a service contract which can be terminated at three months notice by either party. The receivable due from Premiere at December 31, 1998 was DM 30,789. This balance is resulting mainly from loans given to Premiere in order to fund losses of Premiere in excess of KirchPayTV's proportionate equity. KirchPayTV engaged Discovery and Krimitel, each a 50% owned joint venture of KirchPayTV, to produce and deliver program services effectively giving KirchPayTV an exclusive license to distribute such programming to subscribers in German-speaking Europe. The agreements cannot be

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

cancelled until 2006 and include renewal options. License fees are fixed with a contingent fee portion dependent upon the number of subscribers. Furthermore KirchPayTV engaged Goldstar TV to start "GalaWorld" including the channels GOLDSTAR, HEIMATKANAL and FILMPALAST, which is targeted at senior citizens.

Transactions with entities under control of immediate family of KirchPayTV's founder Dr. Leo Kirch

      KirchPayTV provides analog and digital broadcasting services to Pro Sieben Media AG and its subsidiary Kabel 1 K 1 Fernsehen GmbH (together ProSieben) which are controlled by Thomas Kirch, a son of Dr. Leo Kirch. The noncancelable term of the service agreement expires in June 2002. KirchPayTV engaged Starwatch Navigation, an entity owned by Thomas Kirch, to edit KirchPayTV's web site.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


Transactions with management

      KirchPayTV engaged a law firm to render legal advice in which a member of the supervisory board is a partner. Fees charged by Norr, Stiefenhofer Lutz in 1998 and 1999 are DM 25 and DM 5,714 respectively.

      The following table summarizes the transactions and balances with related parties:

                                                                   Year Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
      Statements of Operations:
      Revenues
        from KirchGroup.........................................   1,200  17,375
        from investees..........................................   7,713  10,079
        from Pro Sieben.........................................   1,964     --
                                                                 ------- -------
                                                                  10,877  27,454
      Film and programming costs
        to KirchGroup........................................... 282,820 345,720
        to investees............................................   2,590   8,060
                                                                 ------- -------
                                                                 285,410 353,780
                                                                 ======= =======
      Decoder costs
        to KirchGroup...........................................  17,824   2,832
                                                                 ======= =======
      Transmission costs
        to KirchGroup...........................................  73,250       0
        to other related parties................................      53       0
                                                                 ------- -------
                                                                  73,303       0
                                                                 ======= =======
      Selling and general and administrative expenses
        to KirchGroup...........................................   2,935   2,168
        to Pro Sieben...........................................     539     --
        to management...........................................      25   5,714
                                                                 ------- -------
                                                                   3,499   7,882
                                                                 ======= =======
      Interest expense
        to KirchGroup...........................................   4,312  45,420
                                                                 ======= =======

                                                                 December 31,
                                                               -----------------
                                                                1998     1999
                                                               ------- ---------
      Balance Sheets:
        Amounts due from KirchGroup...........................      80    27,947
        Amounts due from investees............................  30,789    20,597
        Amounts due from other related parties................   1,457     3,319
                                                               ------- ---------
          Amounts due from related parties....................  32,326    51,863
                                                               ======= =========
        Amounts due to KirchGroup............................. 859,656 1,739,355
        Amounts due to investees..............................     345     2,141
                                                               ------- ---------
          Amounts due to related parties...................... 860,001 1,741,496
                                                               ======= =========

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         --------  ------------
      Capital Transactions:
        Contributions in cash...........................  123,291           0
        Contributions of film and programming rights....   93,534           0
        Charges for use of library...................... (138,896)          0
        Forgiveness of loans............................   38,873   1,000,000
                                                         --------   ---------
                                                          116,802   1,000,000
                                                         ========   =========
                                                                   December 31,
                                                                       1999
                                                                   ------------
      Commitments from film and programming rights
      2000..............................................              767,191
      2001..............................................              613,744
      2002..............................................              538,241
      2003..............................................              551,364
      2004..............................................              545,872
      2005 and thereafter...............................            1,313,072
                                                                    ---------
                                                                    4,329,484
                                                                    =========

21. Income taxes

      KirchPayTV GmbH & Co. KGaA is a limited partnership by shares (Kommanditgesellschaft auf Aktien) under German law. A limited partnership by shares is a corporation with at least one general partner and shareholders. Currently, there are no outside shareholders and all outstanding shares of KirchPayTV GmbH & Co. KGaA are held by PayCo Holding, the general partner.

      The entity will not be subject to federal income taxes (Korperschaftsteuer) to the extent that taxable income is allocated to the general partner. However, it will be subject to such taxes with respect to all other income. Pursuant to the articles of association of KirchPayTV GmbH & Co. KGaA and a shareholder agreement, approximately 99% of the taxable income after deduction of local trade tax on income are currently allocated to the general partner.

      In addition, KirchPayTV is subject to a local trade tax on income (Gewerbeertragsteuer) which is levied based on a local tax rate of 14.9%. Certain subsidiaries are subject to local and federal income taxes. Income tax benefit (expense) consists of:

                                                                    1998   1999
                                                                    -----  -----
      Domestic:
        Current....................................................   (58)     0
        Deferred................................................... 6,804  8,826
                                                                    -----  -----
                                                                    6,746  8,826
                                                                    =====  =====

      Loss before income taxes is attributable to the following geographic locations:

                                                             1998       1999
                                                           --------  ----------
      Germany............................................. (672,045) (1,102,209)
      Other...............................................   (7,634)    (31,334)
                                                           --------  ----------
                                                           (679,679) (1,133,543)
                                                           ========  ==========

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)

      Income tax benefit (expense) differed from the amounts computed by applying the local trade tax rate of 14.9% as follows:

                                                               1998      1999
                                                              -------  --------
      Computed "expected" tax benefit........................ 100,267   168,898
      Increase (decrease) in income tax expense due to:
        Change in valuation allowance........................ (99,137) (167,217)
        Tax rate differential................................   5,633    13,120
        Non-taxable gains....................................     --      2,868
        Non-deductible expenses..............................     (17)   (8,761)
        Other................................................               (82)
                                                              -------  --------
      Income tax benefit.....................................   6,746     8,826
                                                              =======  ========

      The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
      Deferred tax assets:
        Net operating loss carryforwards.....................  14,868   332,991
        Film and programming rights..........................   6,774    11,253
        Leases...............................................     --      1,737
        Trade receivables....................................   3,619       --
        Current liabilities..................................   1,265     2,049
        Pension obligation...................................     --        242
        Deferred income......................................     --      7,267
        Other................................................  17,241    19,059
                                                              -------  --------
      Total gross deferred tax assets........................  43,767   374,598
      Less valuation allowance............................... (34,654) (239,533)
                                                              =======  ========
      Net deferred tax assets................................   9,113   135,065


      Deferred tax liabilities:
        Decoders and property and equipment..................  (2,218)   (4,766)
        Intangible assets....................................     --    (89,416)
        Trade receivables....................................     --     (6,787)
        Other current assets and prepaid expenses............     --     (8,200)
        Other noncurrent assets..............................     --     (3,560)
        Other current liabilities............................     --     (4,468)
        Other noncurrent liabilities.........................     --     (2,147)
                                                              -------  --------
      Total gross deferred liabilities.......................  (2,218) (119,344)
                                                              -------  --------
      Net deferred tax asset.................................   6,895    15,721
                                                              =======  ========

      At December 31, 1998 and 1999, gross deferred tax assets arising from net operating loss carryforwards amount to DM 14,868 and DM 332,991, respectively, including DM 1,619 and DM 284,347 in relation to German trade tax net operating loss carryforwards. These net operating losses have an unlimited carryforward period. In the course of finalizing the legal reorganizations of KirchPayTV, management is contemplaning options that may make a portion of these loss carryforwards unavailable.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management also considers historical operating results and projections for future taxable income over the periods for which the deferred tax assets are deductible. Management believes it is more likely than not KirchPayTV will realize the benefits of these deductible differences, net of the existing valuation allowances.

      Realization of net operating loss carryforwards will depend mainly on KirchPayTV's ability to grow the subscriber base over the future years. KirchPayTV's principal subsidiaries have not generated taxable income since inception of operations and have not yet reached and do not expect to reach a level of subscribers to generate taxable income for a number of years. Management therefore assessed that a valuation allowance is required for tax benefits whose realization is contingent upon achievement of growth in the subscriber base and other income generating activities.

22. Supplemental cash flow information

                                                                  Year ended
                                                                 December 31,
                                                               ----------------
                                                                1998    1999
                                                               ------ ---------
      Cash paid for income taxes..............................     57        42
      Cash paid for interest..................................  5,766    86,788


      Non-cash investing and financing activities:
        Contribution by KirchGroup of film rights............. 93,534       --
        Capital lease obligations incurred....................    --    215,076
        Forgiveness of loans.................................. 38,873 1,000,000
        Issuance of notes for acquisitions....................    --    156,129
      Details for acquisition of Premiere:
        Assets acquired.......................................    --  3,377,574
        Liabilities assumed...................................    --  1,046,271
        Net liabilities not acquired..........................    --    (25,358)
        Notes issued in connection with acquisition...........    --    156,129
        Cash paid.............................................    --  2,200,532
        Less cash acquired....................................    --    (51,143)
                                                               ------ ---------
        Net cash paid for acquisition.........................    --  2,149,389
        Less advance payments in prior years..................    --   (663,261)
                                                               ------ ---------
        Net cash paid in 1999.................................    --  1,486,128
                                                               ====== =========

23. Segments and geographic information

      KirchPayTV operates pay television stations on analog and digital platforms in Germany and Austria. Revenues generated through provision of technical platform services to related parties outside of KirchPayTV are insignificant during the reporting periods.

      Due to the anticipated discontinuation of analog services and the focus on the digital platform, management is assessing the performance of KirchPayTV's operations during the launch phase of its Premiere World platform by the development in the number of subscribers as reflected by revenue. Information about contributions of the analog and digital platforms to KirchPayTV's operating performance is not captured at this stage while KirchPayTV operates in only one segment.

                           KirchPayTV GmbH & Co. KGaA

                         (Deutsche mark, in thousands)


      More than 95% (1998: 94%) of revenues were generated and more than 99% of all long-lived assets are located in Germany as of December 31, 1998 and 1999.

24. Subsequent events

      At December 3, 1999, Kirch Group entered into shareholder and investment agreements with British Sky Broadcasting Group plc ("BSkyB"), a publicly traded company incorporated in the United Kingdom. The agreements were contingent upon certain events, primarily an approval by European antitrust authorities responsible for a ruling on the proposed transactions. As of December 31, 1999, consummation of the transactions had not yet occurred.

      The agreements involve the following:

  --BSkyB invests DM 1.0 billion in cash and about 78 million new shares of BSkyB (representing a 4.3% interest in BSkyB) in KirchPayTV in exchange for a 24% general partner interest to be issued by KirchPayTV and acquires 24% of the shares (limited partner interest) from PayCO Holding in exchange for DM 24, the nominal amount of those shares. In case KirchPayTV intends to sell the BSkyB shares, BSkyB a right of first refusal;

  --BSkyB was granted certain rights including veto rights for material transactions which are not included in a business plan of KirchPayTV and incurrence of debt as well as related party transactions involving Kirch Group, representation on the Supervisory Board at one third of the members appointed, restrictions on dispositions of Kirch Group's interest in Kirch Pay TV as well as other Kirch interests, approval of significant investment decisions and other rights;

  --BSkyB holds various rights of first refusal regarding issuance of stock to new partners or shareholders as well as sale of interests in Kirch Pay TV currently held by Kirch Group with the exception of the issuance of additional interest up to 10% of Kirch Pay TV to strategic investors at a price at least equal to the price paid by BSkyB prior to an initial public offering of KirchPayTV;

  --If BSkyB does not recover its investment in an initial public offering of Kirch Pay TV, there is a make-whole arrangement whereby Kirch Group would have to transfer additional interests in Kirch Pay TV or cash to BSkyB ("fair value guarantee").

      BSkyB holds a put option regarding its 24% interest in Kirch Pay TV whereby it could tender the interest in KirchPayTV to Kirch Group for cash in case of a shortfall of EBITDA or actual subscriber numbers compared to projections or lack of occurrence of an initial public offering. If Kirch Group defaulted under the terms of that put option, BSkyB would obtain control over Kirch Pay TV.

      The Commission of the European Communities' competition directorate general decided on March 21, 2000 not to oppose the transaction subject to full compliance by KirchGroup and BSkyB with commitments given by the applicants. These commitments include KirchPayTV's agreement to provide access to its technical platform and the decoder network to interested third parties. In addition, KirchGroup, BSkyB and News Corporation agreed to refrain from joint bidding for the television rights for multinational sports events and to observe other restrictions relating to their rights acquisitions.

      The contribution by BSkyB and issuance of the additional general partner interest occurred on May 4, 2000.

                             NET SAT SERVICOS LTDA.

                       CONSOLIDATED FINANCIAL STATEMENTS
                      at December 31, 1998, 1997 and 1996

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... N-2
Consolidated Balance Sheet................................................. N-3
Consolidated Statement of Operations....................................... N-4
Consolidated Statement of Cash Flows....................................... N-5
Statement of Changes in Partnership Interest............................... N-6
Notes to the Consolidated Financial Statements............................. N-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Partners
Net Sat Servicos Ltda.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in partnership interest present fairly, in all material respects, the financial position of Net Sat Servicos Ltda. and its subsidiaries at December 31, 1996, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Net Sat Servicos Ltda.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers
                                          Auditores Independentes

Sao Paulo, Brazil
January 22, 1999

                             NET SAT SERVICOS LTDA.

                           CONSOLIDATED BALANCE SHEET
              (Expressed in U.S. dollars, unless otherwise stated)

                                                   December 31,
                                      ----------------------------------------
                                          1998          1997          1996
                                      ------------  ------------  ------------
Assets
Current assets
  Cash and cash equivalents.........     5,036,334    65,767,868   138,790,834
  Accounts receivable, net..........     4,789,661       946,052     1,109,715
  Inventories.......................     9,023,111     3,017,113       102,647
  Investments in debt securities....    12,687,971    24,665,752    23,222,742
  Advances to suppliers.............     1,001,735     7,787,208
  Tax recoverable...................     3,949,645     2,894,110     2,528,002
  Other.............................     4,688,900     1,521,988
                                      ------------  ------------  ------------
                                        41,177,357   106,600,091   165,753,940
                                      ------------  ------------  ------------
Deferred income tax.................   111,927,205    42,803,599     6,736,445
Equipment and other fixed assets,
 net................................   275,632,651   254,440,563   122,430,182
Debt issuance costs, net............     2,654,870     4,247,238     5,734,047
Other assets........................     1,247,886     1,073,230       636,679
Investments in debt securities......                  12,316,226    36,706,805
                                      ------------  ------------  ------------
                                       391,462,612   314,880,856   172,244,158
                                      ------------  ------------  ------------
   Total assets.....................   432,639,969   421,480,947   337,998,098
                                      ============  ============  ============


Liabilities and partnership interest
Current liabilities
  Short-term debt...................     4,119,374     7,401,135    14,042,426
  Suppliers, programmers and
   payroll..........................    19,472,807     7,443,516    11,329,628
  Interest payable..................    11,287,644    10,270,835    10,270,833
  Deferred income tax...............     1,046,968     1,017,535       202,712
  Other taxes payable...............     3,090,682       672,267     2,602,356
  Due to related parties............    12,139,076     9,049,418     2,761,968
  Deferred hook-up fee revenue,
   net..............................       772,148       869,458       691,562
  Advanced subscription payments....     2,090,521     2,241,256     1,784,621
                                      ------------  ------------  ------------
                                        54,019,220    38,965,420    43,686,106
                                      ------------  ------------  ------------


Long-term liabilities
  Long-term debt....................   425,434,764   410,993,396   269,763,128
  Deferred hook-up fee revenue,
   net..............................        64,346       941,913     1,720,798
  Other taxes payable...............     2,738,816     2,874,592       761,831
                                      ------------  ------------  ------------
                                       428,237,926   414,809,901   272,245,757
                                      ------------  ------------  ------------
   Total liabilities................   482,257,146   453,775,321   315,931,863
                                      ------------  ------------  ------------


Commitments and contingencies (Note
 11)


Partnership interest
  Capital...........................   211,107,944    69,107,944    36,607,944
  Cumulative translation
   adjustment.......................     5,323,004
  Accumulated deficit...............  (266,048,125) (101,402,318)  (14,541,709)
                                      ------------  ------------  ------------
                                       (49,617,177)  (32,294,374)   22,066,235
                                      ------------  ------------  ------------
   Total liabilities and partnership
    interest........................   432,639,969   421,480,947   337,998,098
                                      ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             NET SAT SERVICOS LTDA.

                      CONSOLIDATED STATEMENT OF OPERATIONS
              (Expressed in U.S. dollars, unless otherwise stated)

                                 Years ended December 31,
                           ---------------------------------------
                               1998          1997         1996
                           ------------  ------------  -----------
Revenue
  Subscriptions...........  117,411,085    47,925,565   38,666,522
  Equipment sales and
   other..................    7,968,595     3,066,299      976,294
                           ------------  ------------  -----------
                            125,379,680    50,991,864   39,642,816
  Value-added sales and
   other taxes............  (10,477,407)   (3,734,103)  (3,065,545)
                           ------------  ------------  -----------
  Net revenue.............  114,902,273    47,257,761   36,577,271
                           ------------  ------------  -----------
Operating expenses
  Direct operating
   expenses...............  (96,195,968)  (39,824,907) (20,578,795)
  Selling, general and
   administrative......... (162,675,742)  (89,347,549) (20,142,947)
  Depreciation and
   amortization...........  (18,873,599)  (12,674,062)  (1,792,247)
                           ------------  ------------  -----------
                           (277,745,309) (141,846,518) (42,513,989)
                           ------------  ------------  -----------
Operating income (loss)... (162,843,036)  (94,588,757)  (5,936,718)
                           ------------  ------------  -----------
Non-operating income
 (expenses)
  Gain (loss) on
   translation, net.......                (12,147,572)  (3,209,744)
  Financial expense, net..  (74,940,187)  (15,451,792)  (3,803,056)
  Other, net..............      (16,597)       75,181      161,482
                           ------------  ------------  -----------
                            (74,956,784)  (27,524,183)  (6,851,318)
                           ------------  ------------  -----------
Loss before income tax.... (237,799,820) (122,112,940) (12,788,036)
Income tax benefit
 (charge)
  Current.................                                (104,627)
  Deferred................   73,154,013    35,252,331    4,722,858
                           ------------  ------------  -----------
Net loss for the year..... (164,645,807)  (86,860,609)  (8,169,805)
                           ============  ============  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             NET SAT SERVICOS LTDA.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              (Expressed in U.S. dollars, unless otherwise stated)

                                             Years ended December 31,
                                       ---------------------------------------
                                           1998         1997          1996
                                       ------------  -----------  ------------
Cash flows from operating activities
  Loss for the year..................  (164,645,807) (86,860,609)   (8,169,805)
  Adjustments to reconcile net income
   (loss) to cash from operating
   activities
  Non-cash items
   Deferred hookup fee revenue.......      (869,764)    (450,106)     (146,140)
   Loss (gain) on translation........                 12,147,572     3,209,744
   Depreciation and amortization.....    18,598,451   12,674,062     1,792,247
   Exchange variation on loans.......    38,929,037
   Amortization of debt issuance
    costs............................     1,320,215    1,387,500       500,000
   Reduction (increase) in accrued
    interest on investments in debt
    securities.......................    (1,205,993)  (2,552,431)     (568,547)
   Accrued premium on senior notes...     4,457,517    4,442,849     1,789,480
   Amortization of discount on
    transponder financing............     2,727,274    1,902,728       835,812
   Write-off of fixed assets.........       (16,597)     120,046        71,092
   Deferred income tax...............   (73,154,013) (35,252,331)   (4,722,858)
  Increase in assets
   Accounts receivable, net..........    (4,338,100)    (407,370)   (1,209,870)
   Advances to suppliers.............                 (7,787,208)
   Other assets......................    (3,157,734)  (5,331,927)   (1,443,784)
  Increase in liabilities
   Accounts payable to suppliers and
    programmers......................    15,910,882    3,286,804     2,970,134
   Payroll and related charges.......     1,452,114       29,851       568,106
   Income and other taxes payable....     2,654,854    1,164,084     1,279,033
   Advanced subscription payments....        21,225      600,402     1,626,040
   Interest payable..................     1,016,809            2    10,270,833
   Other liabilities.................    14,294,747    2,571,618       810,795
                                       ------------  -----------  ------------
  Net cash provided by (used in)
   operating activities..............  (146,004,883) (98,314,464)    9,462,312
                                       ------------  -----------  ------------
Cash flows from investing activities
  Acquisition of equipment...........   (57,122,532)  (9,601,270)  (44,967,353)
  Acquisition of debt securities.....                              (59,361,000)
  Redemption of investments in debt
   securities........................    25,500,000   25,500,000
                                       ------------  -----------  ------------
  Net cash provided by (used in)
   investing activities..............   (31,622,532)  15,898,730  (104,328,353)
                                       ------------  -----------  ------------
Cash flows from financing activities
  Short term borrowings, net.........                 (9,989,789)   11,486,369
  Long term borrowings, net of
   issuance costs....................     9,034,165                192,565,953
  Capital contribution...............   142,000,000   32,500,000    32,488,281
                                       ------------  -----------  ------------
  Net cash provided by (used in)
   financing activities..............   151,034,165   22,510,211   236,540,603
                                       ------------  -----------  ------------
  Effect of exchange rate changes on
   cash..............................   (34,138,284) (13,117,443)   (4,002,272)
                                       ------------  -----------  ------------
  Net increase (decrease) in cash and
   cash equivalents..................   (60,731,534) (73,022,966)  137,672,290
  Cash and cash equivalents,
   beginning of year.................    65,767,868  138,790,834     1,118,544
                                       ------------  -----------  ------------
  Cash and cash equivalents, end of
   year..............................     5,036,334   65,767,868   138,790,834
                                       ============  ===========  ============
Supplemental cash flow information
  Income tax paid....................                                1,334,344
                                       ============  ===========  ============
  Interest paid......................    37,908,861   33,133,978     4,346,308
                                       ============  ===========  ============
  Non cash investing and financing
   activities
   Financing of satellite
    transponders' purchase...........    19,512,441  145,688,191    73,984,375
                                       ============  ===========  ============
   Property acquisitions included in
    accounts payable.................                                8,255,765
                                       ============  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             NET SAT SERVICOS LTDA.

                  STATEMENT OF CHANGES IN PARTNERSHIP INTEREST
              (Expressed in U.S. dollars, unless otherwise stated)

                                        Cumulative
                                        translation  Accumulated
                              Capital   adjustment     deficit        Total
                            ----------- -----------  ------------  ------------
At December 31, 1995.......   4,119,663                (6,371,904)   (2,252,241)
                            ----------- ----------   ------------  ------------
  Capital increase on May
   30, 1996................  11,491,398                              11,491,398
  Capital increase on
   August 31, 1996.........  20,996,883                              20,996,883
  Loss for the year........                            (8,169,805)   (8,169,805)
                            -----------              ------------  ------------
At December 31, 1996.......  36,607,944               (14,541,709)   22,066,235
                            ----------- ----------   ------------  ------------
  Capital increase on
   August 5, 1997..........  32,500,000                              32,500,000
  Loss for the year........                           (86,860,609)  (86,860,609)
                            ----------- ----------   ------------  ------------
At December 31, 1997.......  69,107,944              (101,402,318)  (32,294,374)
                            ----------- ----------   ------------  ------------
  Capital increase in April
   1998....................  40,100,000                              40,100,000
  Capital increase in May
   1998....................   2,900,000                               2,900,000
  Capital increase in June
   1998....................  16,000,000                              16,000,000
  Capital increase in July
   1998....................  25,000,000                              25,000,000
  Capital increase in
   August 1998.............  11,000,000                              11,000,000
  Capital increase in
   September 1998..........  18,000,000                              18,000,000
  Capital increase in
   October 1998............  13,000,000                              13,000,000
  Capital increase in
   November 1998...........   9,000,000                               9,000,000
  Capital increase in
   December 1998...........   7,000,000                               7,000,000
  Cumulative translation
   adjustment
    Initial................             (4,215,289)                  (4,215,289)
    For the period.........              9,538,293                    9,538,293
  Loss for the period......                          (164,645,807) (164,645,807)
                                                                   ------------
  Comprehensive income
   (loss)..................                                        (159,322,803)
                            ----------- ----------   ------------  ------------
At December 31, 1998....... 211,107,944  5,323,004   (266,048,125)  (49,617,177)
                            =========== ==========   ============  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                             NET SAT SERVICOS LTDA.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)

1 The Company and its Principal Operations

      Net Sat Servicos Ltda. ("Net Sat" or the "Company"), a Brazilian limited liability partnership -"limitada"--was formed on September 3, 1993.

      Its current shareholders are DTH Comercio e Partipacoes Ltda. (a subsidiary of Globo Comunicacoes e Participacoes S.A. (Globopar)), News DTH do Brasil Comercio e Participacoes Ltda. (a subsidiary of News Corporation, a South Australia corporation (News Corp.)), and TCI International Brasil Ltda. (a subsidiary of Tele-Communications International, Inc. (TINTA)), with 54%, 36% and 10%, respectively, of the Company's equity.

      Net Sat's objective is to develop, own and operate a direct broadcast satellite (DBS) system for residential and non-residential subscribers in Brazil. The Company operates through a non-exclusive permit obtained by Globopar, ratified by the Minister of the State for Communication and valid until December 22, 2009.

      As of the date of the issuance of these financial statements, the Company utilizes four transponders on the PAS-3R satellite and five transponders on the PAS-6 satellite for its Ku-band DBS service. Satellite transponders receive transmissions from earth and relay them back to earth. Each transponder is capable of handling up to two analog channels or up to 15 digital channels. Following the launch of the PAS-6 satellite, an anomaly was detected in the solar arrays of PAS-6 that led to several circuit failures.

      Nonetheless, the Company successfully began utilizing five transponders on PAS-6 which resulted in immediate improvements in both signal quality and reliability, and enabled the Company to increase the number of channels offered to its customers. In March 1998, the Company entered into an amendment to its agreement with PanAmSat pursuant to which PanAmSat built a new satellite, designated as PAS-6B, which has 14 transponders which will be available for use by the Company. As of the date of the issuance of these financial statements, the Company is exploring its options with respect to the use of the transponders on the PAS-6B satellite, which will either replace or supplement the use of the PAS-6 satellite. PAS-6B was successfully launched into the same orbital location as PAS-6 by Arianespace in December 1998 and management expects to commence service by the first quarter of 1999. Upon successful deployment of PAS-6B, the Company's long-term liabilities to PanAmSat for purchased transponders will increase by approximately US$28 million.

      Since 1995, the Company has made significant investments in the construction and installation of its facilities and expended significant funds to obtain new subscribers. This expenditure has been substantially financed by the issuance of Senior Notes in 1996 as well as by capital contributions by the partners. Delays in the launch of PAS-6 significantly delayed the build-up of the Ku-band DBS service, and largely as a result of this, the operating cash flows have been below those initially projected. Based on the Company's business plan of cash requirements through December 1999, the partners committed to cash capital increases of up to US$86 million, if necessary.

      On March 6, 1996, Net Sat acquired for a nominal amount the capital of a Uruguayan shell company, Promancor S.A. (Promancor) to be used as a temporary vehicle for financing and settlement of overseas commitments. On June 5, 1996, Net Sat USA Inc. (Net Sat USA), a wholly-owned Delaware corporation, was formed with a nominal capital; this company has no current activities.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


2 Summary of Significant Accounting Policies

      Significant policies adopted in the preparation of the accompanying consolidated financial statements are described below:

(a) Basis of presentation

      The consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements which are prepared in accordance with accounting principles generally accepted in Brazil (Brazilian GAAP). The preparation of financial statements requires the use of management estimates; actual results could differ from these estimates.

    For the three years ended June 30, 1997, the cumulative inflation rate in Brazil, as measured by the Market General Price Index of the Fundacao Getulio Vargas, was less than 100%. Consequently, Brazil is no longer considered a highly inflationary economy as defined by SFAS No. 52, and Net Sat adopted the Brazilian real as its functional currency on January 1, 1998. From this date, the procedures for recognizing foreign currency transactions changed and the net gain or loss on translation of the financial statements from the real to the U.S. dollar is no longer recorded as a component of net income (loss) but rather as a separate component of partnership interest, referred to as the cumulative translation adjustment (CTA). The Company plans to continue to use the U.S. dollar as its financial reporting currency.

(b) Basis of consolidation

      The consolidated financial statements include the financial statements of Net Sat and its wholly-owned subsidiaries, Promancor and Net Sat USA.

(c) Revenue recognition

      The activity of Net Sat is the distribution of television programs to subscribers by means of DBS. Income is determined on the accrual basis, with revenue from subscriptions being recorded in the month the service is rendered. Hook-up fees charged during certain periods (between January 1995 and April
1996), net of related direct taxes, are deferred and amortized over the period in which the subscriber is expected to remain connected to the system.

(d) Cash and cash equivalents

      Cash and cash equivalents are carried at cost plus accrued interest and include cash on hand, bank accounts and highly liquid financial investments with original maturities of 90 days or less.

(e) Accounts receivable

      Accounts receivable are stated at estimated realizable values. An allowance for doubtful accounts is provided, when necessary, in an amount considered by management to be sufficient to meet specific future losses related to uncollectible accounts.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


(f) Inventories

      Inventories, substantially comprising decoders and antennas, are stated at the average cost of purchase. Allowances are recorded, when applicable, to reduce inventory balances to replacement or realizable values.

(g) Investments in debt securities

      The Company's investments in US Treasury securities have been classified as held-to-maturity and are recorded at cost, adjusted for amortized discounts and premiums and accrued interest.

(h) Equipment and other fixed assets

      Depreciation of equipment and other fixed assets is computed on the straight line method, at rates which take into consideration the economic useful life of the assets as follows: equipment--10 years; transponders--15 to 20 years; furniture, fixtures and installations--10 years; computer equipment and software--5 years; and vehicles--5 years.

      Management reviews long-lived assets, primarily equipment to be held and used in the business, for the purpose of determining and measuring impairment on a recurring basis or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable; impairment is assessed in accordance with Statement of Financial Accounting Standards (SFAS) no. 121, on the basis of the estimated operating profitability of the business over the remaining lives of the assets.

      No impairment losses have been recorded for any of the periods presented. Write-down of the carrying value of assets or groups of assets will be made if and when appropriate.

(i) Current and long-term liabilities

      These are stated at the amounts at which they could be settled at each balance sheet date, including charges accrued in accordance with contractual conditions.

(j) Income tax

      Pursuant to SFAS 109 "Accounting for Income Taxes" the net tax charges or benefits related to (a) tax loss carryforwards available to be offset against future taxable income and (b) tax effects of temporary differences between tax results and financial reporting results (principally hook-up revenue, the capitalization of the cost of subscribers list, the financing discount on transponders and preoperating expenses capitalized for tax purposes only), are recorded at the enacted composite tax rates at each balance sheet date.

      Prior to the adoption of the Brazilian real as the Company's functional currency on January 1, 1998, in accordance with paragraph 9(f) of SFAS 109, deferred tax effects were not recognized for differences related to assets and liabilities that, under SFAS 52, are remeasured from Brazilian reais into U.S. dollars at historical exchange rates and that result from changes in exchange rates or indexing for Brazilian tax purposes. However, as of the date of adoption of the Brazilian real as its functional currency, the Company was required to recognize a deferred tax liability of US$4,215,289 for such temporary differences, which was recorded through a charge to the (CTA) account.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


(k) Vacations and other employee benefits

      The liabilities for vacations and year-end "thirteenth-month" salaries are accrued as these benefits are earned. The Company does not provide a pension plan or other post-retirement benefits.

      Net Sat does not maintain a private pension plan for its employees but makes monthly contributions based on payroll to the government pension, social security and severance indemnity plans. Such payments are expensed as incurred.

(l) Company segment

      The Company's only line of business is as an operator of the direct broadcast satellite (DBS) system. The Company adopted, as from 1998, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," application of which did not change the information presented.

(m) Comprehensive income

      Comprehensive income (loss), as defined by SFAS No. 130, "Reporting Comprehensive Income," includes net income (loss) and the change in the CTA account during the year.

(n) Recently issued accounting standards

      SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged but only at the beginning of a fiscal quarter. Retrospective application is not permitted.

      SFAS No. 133 requires all derivative instruments to be recognized as either assets or liabilities at fair values. Changes in fair value of derivative instruments are either recognized in income or outside income as a component of other comprehensive income, depending on their designation or effectiveness as fair value hedges, cash flow hedges or foreign currency hedges. The Company expects the adoption of the standard will not have any material effect on its financial statements.

3 Inventories

                                                      December 31,
                                              -------------------------------
                                                 1998        1997      1996
                                              ----------  ----------  -------
   Inventories (substantially decoders and
    antennas)................................ 12,187,591   4,129,128  102,647
   Allowance for loss in value............... (3,164,480) (1,112,015)
                                              ----------  ----------  -------
                                               9,023,111   3,017,113  102,647
                                              ==========  ==========  =======

      The Company has marketed its services primarily through satellite equipment dealers and distributors, and all equipment related to DBS services is acquired directly by the subscriber. In August 1997, Net Sat also started to offer equipment related to these services directly to potential subscribers.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


4 Related Party Transactions

      Significant transactions with related parties, which refer to expenses in the statement of operations, are summarized below:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1998       1997       1996
                                                ---------- ---------- ----------
   Globopar, for the rights to use certain
    satellite transponders, leased directly or
    indirectly by that company from Embratel,
    and for uplink services ..................   2,114,463  3,249,193  3,282,260
   Net Brasil S.A., a subsidiary of Globopar,
    for programming services and royalties....  36,914,398 18,942,396 10,888,881
   Editora Globo, a publishing subsidiary of
    Globopar, for production of the Net Sat
    program guide.............................     410,221    937,499    752,344
   Sky Latin America LLC ("SESLA"), an
    affiliate of News Corp., for marketing,
    strategic and programming assistance......     834,501  1,961,019    725,000
   DTH TechCo Partners, an affiliate of News
    Corporation and Globopar, for
    retransmission of television programming
    from an uplink facility in Florida........  17,212,103  2,944,386
   NDS Limited, a subsidiary of News
    Corporation, for construction of uplink
    facility, purchase of equipment, software,
    smart cards and royalties                   12,235,569  2,511,858    645,283

      The following balances were owed to related parties:

                                                     Year ended December 31,
                                                  ------------------------------
                                                     1998      1997      1996
                                                  ---------- --------- ---------
   Globopar......................................               97,158   586,856
   Net Brasil S.A................................  6,275,351 3,503,998 1,046,959
   Editora Globo S.A.............................      8,282   131,953    71,273
   SESLA.........................................            1,031,672   725,000
   DTH TechCo Partners...........................  2,402,828 2,941,411
   TV Globo Ltda.................................                        310,188
   NDS Limited...................................  3,052,147 1,196,096
   Others........................................    400,468   147,130    21,692
                                                  ---------- --------- ---------
                                                  12,139,076 9,049,418 2,761,968
                                                  ========== ========= =========

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


      The uplink facility in Rio de Janeiro is constructed on land rented from Sao Marcos Empreendimentos Imobiliarios Ltda., a Globopar affiliate; rent of US$2,400 a month has been paid as from June 1996.

5 Equipment and Other Fixed Assets

                                                  December 31, 1998
                                         -------------------------------------
                                                     Accumulated
                                            Cost     depreciation      Net
                                         ----------- ------------  -----------
   Transponders......................... 219,866,910 (16,226,198)  203,640,712
   Furniture, fixtures and
    installations.......................   2,481,067    (484,402)    1,996,665
   Equipment at subscribers'
    residences..........................  23,380,733  (3,112,172)   20,268,561
   Computer equipment and software......  19,574,955  (5,855,050)   13,719,905
   Equipment for uplink installations...  37,994,472  (5,438,009)   32,556,463
   Other................................   3,663,950    (213,605)    3,450,345
                                         ----------- -----------   -----------
   Total................................ 306,962,087 (31,329,436)  275,632,651
                                         =========== ===========   ===========
                                                  December 31, 1997
                                         -------------------------------------
   Transponders......................... 218,532,287  (7,608,161)  210,924,126
   Furniture, fixtures and
    installations.......................   2,221,479    (294,546)    1,926,933
   Equipment at subscribers'
    residences..........................     935,976    (935,976)
   Computer equipment and software......  15,015,214  (2,953,189)   12,062,025
   Equipment for uplink installations...  29,159,632  (2,619,452)   26,540,180
   Other................................   3,132,483    (145,184)    2,987,299
                                         ----------- -----------   -----------
   Total................................ 268,997,071 (14,556,508)  254,440,563
                                         =========== ===========   ===========
                                                  December 31, 1996
                                         -------------------------------------
                                                     Accumulated
                                            Cost     depreciation      Net
                                         ----------- ------------  -----------
   Transponders--PAS-3R.................  73,984,375                73,984,375
   Furniture, fixtures and
    installations.......................   1,426,002    (118,429)    1,307,573
   Equipment at subscribers'
    residences..........................     935,976    (640,741)      295,235
   Computer equipment and software......   8,379,522    (675,506)    7,704,016
   Equipment for uplink installations...  28,842,656    (660,543)   28,182,113
   Other................................   1,864,243     (74,040)    1,790,203
   Transponders--PAS-6 advances,
    including for launch failure........   9,166,667                 9,166,667
                                         ----------- -----------   -----------
   Total................................ 124,599,441  (2,169,259)  122,430,182
                                         =========== ===========   ===========


      Based on a contract dated June 26, 1996 between PanAmSat and Net Sat, the Company acquired four transponders on PAS-3R in 1996; on the launch of PAS-6 in August 1997 these transponders were traded in and twelve transponders on PAS-6 were purchased. The established purchase price was US$21,725,000 for each PAS-3R or PAS-6 transponder. This price is payable, with interest of approximately 6.1% per annum, in 180 monthly installments commencing 30 days after delivery. In the event that PAS-6 suffered a launch failure,

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)

PanAmSat warranted to Net Sat that a replacement satellite would be delivered. Net Sat contributed US$8,000,000 to PanAmSat's costs related to this commitment. Contractually this amount was considered as an advance against installment payments for the PAS-6 transponders. In light of the matters outlined in Note 1, in practice the Company continues to use both PAS-3R and PAS-6 satellites.

      Under the amended contract dated March 5, 1998, referred to in Note 1, and after considering the waived installments relating to PAS-6 transponders, the expected useful life of PAS-6 was recognized as being approximately 20 years, assuming optimal deployment. Consequently, the established price for each PAS-6 transponder has been increased to US$25,775,000 payable in 244 monthly installments. Similarly, transponders on PAS-6B are expected to have a useful life of 19 1/2 years, and each will have a purchase price of US$25,223,000 payable in 234 monthly installments.

      The financing obtained for the purchase of the transponders reflected a more favorable interest rate than would otherwise have been available to Net Sat. Accordingly, the financing was discounted through application of a market rate of interest (9% per annum) available to Net Sat resulting in a discount of US$48,766,433 (1997--US$39,421,714; 1996--US$14,055,904) (Note 7) and a
corresponding decrease in the carrying value of the transponders in the balance.

6 Short-term Debt

      Short-term debt comprises the short-term position of the financing of transponders, and in 1996 unsecured borrowing arrangements with Chase Manhattan as follows:

                                    Interest
                                    rate per
                                    annum--%   1998       1997        1996
                                    -------- --------- ----------  ----------
   Commercial loans denominated in
    US Dollars falling due on:
   January 8, 1997.................  9.0625                         1,307,286
   January 15, 1997................ 9.09375                           736,112
   January 27, 1997................ 8.65625                         9,442,971
                                             --------- ----------  ----------
                                                                   11,486,369
   Payable for transponders........          4,119,374  8,414,468   2,556,057
   Advances made...................                    (1,013,333)
                                             --------- ----------  ----------
                                             4,119,374  7,401,135  14,042,426
                                             ========= ==========  ==========

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


7 Long-term Debt

      Long-term debt consists of the following:

                                          1998         1997         1996
                                       -----------  -----------  -----------
   Payable for transponders, net of
    discount.......................... 218,286,641  212,162,202   70,529,705
   Less: current portion..............  (4,119,374)  (7,401,135)  (2,556,057)
                                       -----------  -----------  -----------
                                       214,167,267  204,761,067   67,973,648
   Senior Secured Notes............... 200,000,000  200,000,000  200,000,000
   Add: Provision for additional
    charges...........................  11,267,497    6,232,329    1,789,480
                                       -----------  -----------  -----------
   Long-term debt..................... 425,434,764  410,993,396  269,763,128
                                       ===========  ===========  ===========

      As explained in Note 5, Net Sat purchased four transponders on PAS 3R, which were traded in for twelve transponders on PAS-6. The PAS-3R and PAS-6 transponders are payable in installments of US$183,333 per transponder over 180 and 244 months, respectively, including interest of approximately 6.1% per annum compounded monthly from the date of delivery. The interest rate on the financing of the transponders was lower than the rate generally available to the Company in the market and, accordingly, the financing was discounted to its present value by using a 9% per annum interest rate, resulting in a discount of US$48,766,433 (1997--US$39,421,714; 1996--US$14,055,904).

      At December 31, 1998, the long-term portion of the financing of the transponders matures in the following calendar years:

                                                            1998
                                            ------------------------------------
                                                        Amortization
                                                        of financing
                                             Principal    discount       Net
                                            ----------- ------------ -----------
       2000................................  11,200,272   3,416,829    7,783,443
       2001................................  11,900,391   3,412,926    8,487,465
       2002................................  12,644,274   3,388,377    9,255,897
       2003................................  13,409,270   3,344,184   10,065,086
       2004................................  14,272,858   3,265,301   11,007,557
       Thereafter.......................... 191,710,270  24,142,451  167,567,819
                                            -----------  ----------  -----------
                                            255,137,335  40,970,068  214,167,267
                                            ===========  ==========  ===========

      On August 5, 1996 Net Sat issued US$200 million 12 3/4% Senior Secured Notes (the "Notes"). These mature on August 5, 2004 and bear interest payable semi-annually in arrears on February 5 and August 5, commencing on February 5, 1997. While the Notes mature in 2004, each holder of the Notes is entitled to require that the Company or its Affiliates repurchase the Notes at a repurchase price of 101% of the principal amount on August 5, 2001. If held to maturity, the noteholders will be entitled to a premium payment equal to 5% of the principal amount.

      In the event that holders of the Notes opt for repurchase in 2001, interest payments made on these Notes since their issue would no longer be exempt from a withholding tax. Management believes, based on the

                            NET SAT SERVICOS LTDA.

          as of and for Years Ended December 31, 1998, 1997 and 1996
             (Expressed in U.S. dollars, unless otherwise stated)

advice of its tax counsel, such withholding tax would be imposed at a rate of 12 1/2%. Net Sat would be liable for such tax. Similarly, if the Notes are repurchased on August 5, 2001, a foreign exchange transactions tax ("IOF") relating to the foreign loan proceeds entering Brazil will have to be paid retroactively by the Company at a rate of 1%.

      As a consequence, the carrying value of the Notes reflects an incremental amount such that the greater of either the premium payable on maturity, or the withholding and IOF taxes, will be fully recognized through August 5, 2004 or August 5, 2001, respectively.

      The Company and its Affiliates have the right to repurchase outstanding Notes from holders at August 5, 2001 at 107% of the principal amount on that date. If, within 39 months from August 5, 1996, the Company receives net proceeds of not less than US$65 million, from a significant equity offering or a strategic equity investor, it has the right to opt to use all or part of such proceeds to repurchase up to 33% of the aggregate principal amount of the Notes originally issued at a repurchase price equal to 112.75% of the principal amount, provided that Notes of US$100 million would remain outstanding.

      As required under the Indenture, the Company used US$58 million of the net proceeds of the Notes to purchase a portfolio of U.S. Government securities. This portfolio was pledged as security for the first five interest payments through February 1999. The Notes are also secured by certain of the Company's assets including its broadcast and playout equipment and are further guaranteed by the Company's subsidiaries, Promancor and Net Sat USA. The Notes contain certain customary covenants which, among other matters, limit the Company's ability to incur further indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with Affiliates, sell assets of the Company or its subsidiaries which guarantee the Notes and enter into certain business combinations.

8 Deferred Hook-up Fee Revenue

      Deferred hook-up fee, net of related direct taxes, is projected to be reversed to income as follows:

                                                            December 31,
                                                     ---------------------------
                                                      1998     1997      1996
                                                     ------- --------- ---------
       1997.........................................                     691,563
       1998.........................................           869,458   691,563
       1999......................................... 772,148   869,458   691,563
       2000.........................................  64,346    72,455   337,671
                                                     ------- --------- ---------
                                                     836,494 1,811,371 2,412,360
                                                     ======= ========= =========

9 Partnership Interest

      Based on the Company's Business Plan, the partners agreed to fund capital calls of up to US$86 million in 1999. After the most recent subscription, capital is represented by 235,940,465 quotas of R$1 each.

      On January 6, 1999, the partners contributed additional capital of US$10 million.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


      Under the Articles of Association of the Company, a majority vote is sufficient to authorize the Company to take action; however, the approval of all partners is required in order to authorize a number of significant actions, including, among others: (i) amendment to the Articles of Association of the Company; (ii) appointment of the Company's Chief Executive Officer or a change of his/her duties or remuneration; (iii) approval of the annual business plan (including budgets); (iv) any changes in the business purpose of the Company or in the approved annual business plan; (v) the execution of contracts with terms in excess of three years or pursuant to which an aggregate of R$1,000,000 will be received or paid by the Company; (vi) the incurrence of any indebtedness for borrowed money or the offering of any guarantee in excess of R$500,000 except as provided in the annual business plan; (vii) the voluntary dissolution or liquidation of the Company; (viii) the issuance of any equity in the Company;
(ix) the purchase, lease or any other asset acquisition in a single transaction or in a series of related transactions in excess of R$1,000,000; (x) the declaration or payment of any distribution of profits not included in the annual Business Plan; (xi) the sale of any assets of the Company, other than in the ordinary course of its business; (xii) the acquisition, investment in or joint venture with any third party (other than a wholly-owned subsidiary of the Company); (xiii) the making of capital contributions to the Company other than as provided in the annual business plan; (xiv) the terms of any agreement or transaction between the Company and the partners or their respective Affiliates; (xv) establish the price structure, categories and other terms regarding the acquisition and distribution of any DBS subscription services or channels; (xvi) renounce or change any term of any contract that requires approval based on the Articles of Association of the Company; (xvii) make any agreement by the Company on any legal action, suit or other procedure, not in the ordinary course of business; (xviii) nominate or terminate the independent auditor of the Company or change any accounting principle; (xix) any decision regarding agreements on adjustments proposed as a result of tax examinations;
(xx) any decision related to transferring the location of the Company. Also, partners are precluded from transferring their quotas to third parties other than to defined Affiliates of the parties and, in the case of News DTH do Brasil Comercio e Participacoes Ltda., only at the sole discretion of DTH Comercio e Participacoes Ltda. and TCI International Brasil Ltda.

      The payment of dividends is limited to the amount of retained earnings as per the Company's local currency financial statements prepared in accordance with accounting principles determined in Brazilian Corporate Law. Dividends are payable in Brazilian reais and may be remitted to partners abroad, provided the foreign capital is registered with the Brazilian Central Bank. At December 31, 1998, the Company's local currency financial statements presented an accumulated deficit of the equivalent of US$178,254,650.

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


10 Taxes

Income taxes

      (a) Under Brazilian Tax law, taxes are paid monthly based on the actual or estimated monthly taxable income. Income taxes in Brazil include Federal income tax and social contribution (which is an additional Federal income tax). The statutory rates applicable in each period were as follows (in percentages):

                                                    Years ended December 31,
                                                    ------------------------
                                                               %
                                                    ---------------------------
                                                      1998, 1997     1996
                                                    ---------------------------
   Federal income tax..............................             25           25
   Social contribution(*)..........................              8            8
   Adjustment to composite rate....................                       (2.44)
                                                       ----------- ------------
   Composite Federal income tax rate...............             33        30.56
                                                       =========== ============

--------
(*) The social contribution was deductible both for Federal income tax and social contribution purposes until January 1, 1997, when the social contribution became no longer deductible for income tax purposes. The composite Federal income tax rate therefore increased from 30.56% to 33%.

      (b) There are no state or local income taxes in Brazil.

      (c) The amount reported as income tax charge or benefit relative to continuing operations in the accompanying statement of operations is reconciled to the statutory rates as follows:

                                           Years ended December 31,
                                   --------------------------------------------
                                       1998          1997         1996
                                   ------------  ------------  -----------
   Income (loss) before income
    tax..........................  (237,799,820) (122,112,940) (12,788,036)
                                   ============  ============  ===========
   Tax (charge) benefit at
    statutory rates..............    78,473,941    40,297,270    3,908,024
   Adjustments to derive
    effective rate
     Exchange rates changes and
      other effects..............    (5,188,878)   (4,903,054)     842,368
     Income tax on permanent
      differences................      (131,050)     (141,885)    (132,161)
                                   ------------  ------------  -----------
   Income tax (charge) benefit,
    per consolidated statement of
    operations...................    73,154,013    35,252,331    4,618,231
                                   ============  ============  ===========

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)


      (d) Analysis of tax balances

                                                    December 31,
                          ----------------------------------------------------------------------
                                   1998                     1997                   1996
                          -----------------------  -----------------------  --------------------
                           Current     Long-term    Current     Long-term   Current   Long-term
                          ----------  -----------  ----------  -----------  --------  ----------
Tax loss carryforwards..               56,456,345               12,619,126                89,215
Differences between
 Brazilian tax basis and
 US GAAP
 Assets
   Deferred hook-up
    revenue.............     221,883       54,171     240,227      357,526   212,258     493,877
   Financing discount on
    transponders........               15,420,905               12,765,593             4,936,246
   Capitalized cost of
    subscribers' list...                                                                 576,996
   Pre-operating
    expenses deferred
    for tax purposes....               58,872,765               28,812,758             4,587,771
                          ----------  -----------  ----------  -----------  --------  ----------
                             221,883  130,804,186     240,227   54,555,003   212,258  10,684,105
                          ----------  -----------  ----------  -----------  --------  ----------
 Liabilities
   Carrying value of
    fixed assets........               (3,684,984)
   Discount on
    transponder
    financing...........  (1,268,851) (15,191,997) (1,257,762) (11,751,404) (414,970) (3,947,660)
                          ----------  -----------  ----------  -----------  --------  ----------
   Net deferred tax
    asset (liability)...  (1,046,968) 111,927,205  (1,017,535)  42,803,599  (202,712)  6,736,445
                          ==========  ===========  ==========  ===========  ========  ==========

      No valuation allowance has been established to reduce or eliminate net deferred tax assets as management believes, based on the expectation of profits reflected in its business plan and the indefinite life of tax losses, that realization is more likely than not.

      Based on monthly taxable income, advances of federal income tax and social contribution of US$910,352 were made during 1996. To the extent that these exceeded that due on taxable income for the year they were carried forward to be compensated against future tax payments.

      As from January 1, 1996, the Company's tax loss carry forwards are no longer price-level adjusted. Tax losses may be used to offset up to 30% of taxable income in future years and do not expire.

      (e) Other taxes

      Law 8977 dated January 9, 1995 (the Cable Law), among other matters, classified DBS subscription services as "Telecommunications Services". (These services were not addressed by the Brazilian Telecommunications Code of 1962, and until 1995 Net Sat had not been paying tax on subscription revenues based on its interpretation of the conditions determined by each State or municipality). Under the classification of the Cable Law, DBS subscription revenues are considered as subject to ICMS--Value-added sales and service tax. On April 4, 1995, the National Tax Policy Council (CONFAZ) approved Tax Accord ICMS No. 5, which authorized the State tax authorities to reduce the ICMS tax rate on such services to a minimum of 5%.

      During the second quarter of 1995, the State of Sao Paulo, in which Net Sat's analog operations were located, set the bases and rates of the ICMS tax applicable to DBS operations at an effective rate of 5% on subscriptions and hookup revenues. This rate was introduced to be applied retroactively as from the commencement of each company's operations. Net Sat commenced paying this tax on a current basis in May 1995. ln July 1996 negotiations for the settlement of ICMS tax relating to prior periods of US$1,014,555 were finalized, and the tax is to be paid in 60 monthly installments as from August 1996; the outstanding balance of US$432,696 at December 31, 1998 (1997-- US$714,356 and 1996--US$916,476) is subject to adjustment based on the Sao Paulo State fiscal reference index (UFESP).

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)

      Based on Law 2773/94, during 1997 the Company was authorized to settle ICMS 48 months after the import of equipment with no domestic equivalent. As of December 31, 1998 long-term liabilities (other taxes payable) include US$2,434,532 (1997--US$2,308,541) related to this obligation.

11 Commitments and Contingencies

      The Company has a ten year agreement with DTH TechCo Partners for the retransmission of television programming from an uplink facility in Florida until 2008. The annual commitments are expected to be approximately US$15,000,000.

      Net Sat maintains commitments with the antenna and decoder suppliers to subsidize their costs for a predetermined number of products. These commitments will be based on future sales during 1999 and subsequent years.

12 Fair Value of Financial Instruments

      Cash and cash equivalents are stated at cost plus accrued interest and approximate fair value.

      As of December 31, 1998, the carrying value of investments in U.S. Government securities, including accrued interest, was US$12,687,971 (1997-- US$36,981,978; 1996--US$ 59,929,547), and their estimated fair value was US$12,717,582 (1997--US$37,033,276; 1996--US$ 56,962,875). The Company intends to hold these securities to maturity as required under the pledge agreement.

      Based on interest rates currently available to Net Sat for supplier financing with similar terms and average maturities, the fair value of long-term transponder financing at December 31, 1998 approximates its carrying value, after discount (Note 7).

      Based on market quotations obtained as of December 31, 1998, the estimated fair market value of the Notes is US$154,000,000 (1997-- US$183,000,000) and the carrying value is US$211,267,497 (1997--
US$206,232,329).

      The carrying value of Net Sat's other financial instruments approximates fair value at December 31, 1998, reflecting the short-term maturity of these instruments at that date.

      Fair market value estimates are made at a specific date, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                            NET SAT SERVICOS LTDA.

          as of and for Years Ended December 31, 1998, 1997 and 1996
             (Expressed in U.S. dollars, unless otherwise stated)

13 Selected Quarterly Financial Information (unaudited)

    Financial data for the interim periods were as follows:

                                                                                     Quarters
                  ----------------------------------------------------------------------------------------------------------------
                                First                                Second                                Third
                  -----------------------------------  ------------------------------------  ------------------------------------
                     1998         1997        1996        1998         1997         1996        1998         1997         1996
                  -----------  -----------  ---------  -----------  -----------  ----------  -----------  -----------  ----------
Net revenue.....   18,514,675   10,333,903  9,271,308   22,662,485   10,961,554   9,478,574   33,767,063   11,383,049   9,419,202
Operating income
(loss)..........  (43,098,423) (10,682,556) 3,244,249  (54,050,968) (16,525,484) (2,613,128) (35,776,190) (27,567,579) (2,903,077)
Income (loss)
before
income tax......  (61,921,956) (16,168,142)  (160,136) (71,869,612) (21,722,612) (2,275,902) (56,501,204) (35,835,034) (6,009,844)
Net income
(loss)..........  (43,750,672) (11,408,211) 2,009,989  (48,610,367) (15,438,478) (1,241,909) (38,783,636) (25,783,159) (4,067,577)
                                Fourth
                  -------------------------------------
                     1998         1997         1996
                  ------------ ------------ -----------
Net revenue.....   39,958,050   14,579,255   8,408,187
Operating income
(loss)..........  (29,917,455) (39,933,184) (3,735,854)
Income (loss)
before
income tax......  (47,507,048) (48,387,150) (4,342,154)
Net income
(loss)..........  (33,501,132) (34,230,761) (4,870,308)

                             NET SAT SERVICOS LTDA.

           as of and for Years Ended December 31, 1998, 1997 and 1996
              (Expressed in U.S. dollars, unless otherwise stated)

14 Subsequent Events

      On January 13 and 15, 1999, certain significant changes occurred in the exchange rate policy until then adopted by the Brazilian government. Going forward, the Central Bank decided not to intervene in the foreign exchange markets, which resulted in the elimination of certain exchange controls, previously carried out by means of a system of currency trading bands. As a result of this decision and market activity, the Real has devalued to US$1:R$1.70 through January 22, 1999, equivalent to an accumulated devaluation of approximately 40% from December 31, 1998. At present, it is not possible to anticipate the effects of these or subsequent events on the financial position of the Company, nor on the results of its operations nor its cash flows.

                                    *  *  *

                   INNOVA, S DE R.L. de C.V. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... I-2


Consolidated Balance Sheets as of December 31, 1998 and 1997............... I-3


Consolidated Statements of Loss for the years ended
 December 31, 1998, and December 31, 1997 and for the period from
 July 25, 1996 (Inception) to December 31, 1996............................ I-4


Consolidated Statements of Changes in Stockholders' Equity
 (Deficit) for the years ended December 31, 1998, and December 31, 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996.... I-5


Consolidated Statements of Changes in Financial Position for
 the years ended December 31, 1998, and December 31, 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996................ I-6


Notes to Consolidated Financial Statements................................. I-7

Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the respective financial statements or notes thereto.

                     [LETTERHEAD OF PRICEWATERHOUSECOOPERS]

To the Stockholders of
Innova, S. de R.L. de C.V.:

      We have audited the accompanying consolidated balance sheets of Innova,
S. de R.L. de C.V. and subsidiaries (collectively the "Group") as of December 31, 1998 and 1997, and the related consolidated statements of loss, changes in stockholders' equity (deficit) and changes in financial position for the years ended December 31, 1998 and 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996. These financial statements have been prepared in accordance with accounting principles generally accepted in Mexico and are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in Mexico, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 3 to the consolidated financial statements, effective January 1, 1997, the Group adopted the Modified Fifth Amendment to Bulletin B-10, issued by the Mexican Institute of Public Accountants for recognizing the effects of inflation and exchange rate movements on equipment, and its related accumulated depreciation and depreciation expense.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innova, S. de R.L. de C.V. and subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations, changes in stockholders' equity (deficit) and changes in their financial position for the years ended December 31, 1998 and 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996, in conformity with accounting principles generally accepted in Mexico.

      Generally accepted accounting principles in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected the determination of the consolidated results of operations for the years ended December 31, 1998 and 1997 and for the period from July 25, 1996 (Inception) to December 31, 1996 and the determination of total stockholders' equity (deficit) as of December 31, 1998 and 1997 to the extent summarized in Note 19 to the consolidated financial statements.

                                                       [SIGNATURE]

                                            By: Felipe Perez Cervantes, C.P.

Mexico, D.F.,
February 16, 1999, except with respect
to Note 14b for which the date is
March 30, 1999.

                  INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1998 and 1997
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
                                     1998)

                                                      1998           1997
                                                  -------------  -------------
ASSETS
Current:
  Cash & cash equivalents ....................... Ps.   238,229  Ps.   199,687
  Trade accounts receivable, net (Note 4)........        78,609         34,943
  Short-term investments ........................           --         538,514
  Value added tax credit ........................        42,420        124,315
  Inventories (Note 5)...........................        28,401         14,999
  Prepaid expenses and other.....................        43,379         34,553
  Restricted investments (Note 6)................       448,383        400,489
                                                  -------------  -------------
    Total current assets ........................       879,421      1,347,500
                                                  -------------  -------------
Restricted investments (Note 6)..................       237,319        669,158
Property and equipment, net (Note 7).............     1,388,156      l,000,984
Deferred costs, net (Note 8).....................       220,957        272,017
Intangible and other assets, net (Note 9)........       281,562        353,484
                                                  -------------  -------------
    Total assets ................................ Ps. 3,007,415  Ps. 3,643,143
                                                  =============  =============
LIABILITIES
Current:
  Trade accounts payable ........................ Ps.    81,792  Ps.   123,124
  Accrued expenses...............................       354,424        151,135
  Due to affiliated companies and other related
   parties (Note 10).............................       222,517        252,525
  Accrued interest...............................       125,348        115,334
  Deferred income................................        45,467          9,346
                                                  -------------  -------------
    Total current liabilities....................       829,548        651,464
                                                  -------------  -------------
  Non-current liabilities:
  Senior notes (Note 11).........................     3,703,500      3,583,208
  Stockholders' loans............................       247,495            --
  Other liabilities..............................            81             44
                                                  -------------  -------------
    Total liabilities............................     4,780,624      4,234,716
                                                  -------------  -------------
Commitments and contingencies (Note 14)
STOCKHOLDERS' DEFICIT
Contributed capital:
  Capital stock (Note 15)........................       998,296        523,323
                                                  -------------  -------------
Earned capital:
  Accumulated losses.............................    (1,087,294)       (39,879)
  Loss for the period............................    (1,689,468)    (1,047,415)
  Surplus (deficit) from restatement.............         5,257        (27,602)
                                                  -------------  -------------
                                                     (2,771,505)    (1,114,896)
                                                  -------------  -------------
    Total stockholders' deficit..................    (1,773,209)      (591,573)
                                                  -------------  -------------
    Total liabilities and stockholders' deficit.. Ps. 3,007,415  Ps. 3,643,143
                                                  =============  =============

    The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF LOSS

       For the Years Ended December 31, 1998 and 1997 and for the Period
              from July 25, 1996 (Inception) to December 31, 1996
          (Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 1998)

                                          1998           1997          1996
                                      -------------  -------------  ----------
Net revenues and sales............... Ps.   722,264  Ps.   316,717  Ps.  1,861
Operating expenses:
  Cost of sales......................     1,103,847        694,154      28,997
  Administrative expenses............       157,709        132,735       6,838
  Selling expenses...................       154,624        183,142       1,008
  Other operating expenses...........        69,689         57,632         --
                                      -------------  -------------  ----------
    Total operating expenses.........     1,485,869      1,067,663      36,843
Depreciation and amortization........       358,811        140,918       5,966
                                      -------------  -------------  ----------
  Operating loss.....................    (1,122,416)      (891,864)    (40,948)
                                      -------------  -------------  ----------
Integral result of financing (Note
 3):
  Interest expense...................      (520,650)      (396,073)       (445)
  Interest income....................       104,831        159,039         432
  Foreign exchange losses, net.......      (562,205)       (47,684)       (274)
  Gain from monetary position........       435,614        125,858       1,356
  Other, net.........................       (18,696)         3,310         --
                                      -------------  -------------  ----------
    Total integral result of
     financing.......................      (561,106)      (155,550)      1,069
  Other expenses, net................        (5,941)           --          --
                                      -------------  -------------  ----------
    Loss before tax..................    (1,689,463)    (1,047,414)    (39,879)
Provision for income and assets
 taxes...............................            (5)            (1)        --
                                      -------------  -------------  ----------
    Net loss......................... Ps.(1,689,468) Ps.(1,047,415) Ps.(39,879)
                                      =============  =============  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

       For the Years Ended December 31, 1998 and 1997 and for the Period
             from July 25, 1996 (Inception) to December 31, 1996.
  (Expressed in thousands of Mexican Pesos in purchasing power as of December
                                   31, 1998)

                                      (Deficit)                                     Total
                                       surplus                                  stockholders'
                           Capital      from       Accumulated        Net          equity
                            Stock    restatement      loss           loss        (deficit)
                          ---------- -----------  -------------  -------------  -------------
Balance at July 25, 1996
 (Inception)............  Ps.    --  Ps.    --    Ps.       --   Ps.       --   Ps.       --
Initial contribution of
 capital stock..........          74                                                       74
Surplus from holding
 non-monetary assets....                  8,764                                         8,764
Net loss................                                               (39,879)       (39,879)
                          ---------- ----------   -------------  -------------  -------------
Balance at December 31,
 1996...................  Ps.     74 Ps.  8,764   Ps.       --   Ps.   (39,879) Ps.   (31,041)
Capital contributions...     523,249                                                  523,249
Transfer of net loss to
 accumulated loss.......                                (39,879)        39,879
Deficit from holding
 non-monetary assets....                (36,366)                                      (36,366)
Net loss................                                            (1,047,415)    (1,047,415)
                          ---------- ----------   -------------  -------------  -------------
Balance at December 31,
 1997...................  Ps.523,323 Ps.(27,602)  Ps.   (39,879) Ps.(1,047,415) Ps.  (591,573)
Capital contributions...     474,973                                                  474,973
Transfer of net loss to
 accumulated loss.......                             (1,047,415)     1,047,415
Surplus from holding
 non-monetary assets....                 32,859                                        32,859
Net loss................                                            (1,689,468)    (1,689,468)
                          ---------- ----------   -------------  -------------  -------------
Balance at December 31,
 1998...................  Ps.998,296 Ps.  5,257   Ps.(1,087,294) Ps.(1,689,468) Ps.(1,773,209)
                          ========== ==========   =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

       For the Years Ended December 31, 1998 and 1997 and for the Period
              From July 25, 1996 (Inception) to December 31, 1996
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
                                     1998)

                                          1998           1997          1996
                                      -------------  -------------  ----------
Operating activities:
Net loss............................. Ps.(1,689,468) Ps.(1,047,415) Ps.(39,879)
  Adjustments to reconcile net loss
   to resources used in operating
   activities
    Depreciation and amortization....       358,811        140,918       5,966
    Satellite reorientation costs and
     maintenance reserve.............        64,161         39,080         --
                                      -------------  -------------  ----------
                                         (1,266,496)      (867,417)    (33,913)
Changes in operating assets and lia-
 bilities:
  Trade accounts receivable..........       (43,666)       (34,068)       (874)
  Value added tax credit.............        81,895        (61,383)    (62,932)
  Inventories........................       (14,393)         5,665     (20,664)
  Prepaid expenses and other.........       (47,368)       (33,599)       (954)
  Deferred cost......................        51,060       (103,448)   (211,060)
  Intangible and other assets........        (6,913)        11,722     (32,103)
  Trade accounts payable.............       (41,332)        38,405      84,720
  Accrued expenses...................       139,126        106,334       4,549
  Due to affiliated companies and
   other related parties.............       (30,008)       137,666     116,032
  Accrued interest...................        10,014        115,334         --
  Deferred income....................        36,122          9,345         --
  Other..............................            37             26          17
                                      -------------  -------------  ----------
    Resources used in operating
     activities......................    (1,131,922)      (675,418)   (157,182)
                                      -------------  -------------  ----------
Financing activities:
  Issuance of senior notes...........       120,292      3,583,208         --
  Due to affiliated companies and
   other related parties.............           --        (449,214)    449,214
  Sale (purchase) of restricted in-
   vestments, net....................       383,945     (1,069,647)        --
  Stockholders' loans................       247,495            --          --
  Capital contributions..............       474,973        523,249          74
                                      -------------  -------------  ----------
    Resources provided by financing
     activities......................     1,226,705      2,587,596     449,288
                                      -------------  -------------  ----------
Investment activities:
  Purchase of intangible assets......           --        (341,401)        --
  Investment in property and equip-
   ment..............................      (594,755)      (862,669)   (262,013)
  Sale (purchase) of short-term in-
   vestments.........................       538,514       (538,514)        --
                                      -------------  -------------  ----------
    Resources used in investing
     activities......................       (56,241)    (1,742,584)   (262,013)
                                      -------------  -------------  ----------
Cash & cash equivalents:
  Increase for the period............        38,542        169,594      30,093
  At the beginning of the period.....       199,687         30,093         --
                                      -------------  -------------  ----------
    At the end of the period......... Ps.   238,229  Ps.   199,687  Ps. 30,093
                                      =============  =============  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
                                     1998)

1. The Company and its principal operations

Description of business and formation:

      Innova, S. de R.L. ("Innova" or the "Company"), a Mexican company with limited liability, was incorporated on July 25, 1996 ("Inception"), as a wholly-owned subsidiary of Grupo Televisa, S.A. ("Televisa"). In March 1997, Televisa entered into an agreement with News Corporation Limited ("News Corporation") to operate DTH broadcast satellite pay television services in Mexico. As a result of the agreement, News Corporation made an equity contribution to Innova of Ps.209,325 for a 40% interest in the Group. In April 1998, Tele-Communications International, Inc., ("TINTA") acquired a 10% interest in the Group from News Corporation. On July 2, 1998, the Company's equity and legal structure was changed to a variable capital limited liability company, with a fixed minimum capital stock of Ps.827,750 (nominal pesos) and unlimited variable capital. The Company and its subsidiaries are collectively referred to as the "Group".

      The Group's business requires a concession (license granted by the Mexican federal government) to operate. On May 24, 1996, the Minister of State for Transportation and Communications (the "SCT") ratified the concession granted to Corporacion de Radio y Television del Norte de Mexico, S.A. de C.V. ("Radio y Television") to offer direct-to-home ("DTH") satellite broadcasting services in Mexico using domestic satellites. The concession is for a period of thirty years, beginning May 24, 1996, and renewable in accordance with Mexican Communications Law. Radio y Television was subsequently acquired by, and since October 1, 1996, has been a wholly-owned subsidiary of the Company. On December 15, 1996, the Group launched its digital Ku-band DTH broadcast satellite pay television services in Mexico. Through December 31, 1996, revenues consisted exclusively of sales of DTH units (satellite dishes, low noise blockers ("LNB") and related components and equipment installation). The Group began receiving subscriber revenues in 1997.

The offering:

      In 1997, the Company consummated an offering (the "Offering") of U.S.$375 million dollar denominated senior notes. In late 1997, the senior notes were exchanged for registered senior exchange notes of equal value (collectively the "Notes"). A portion of the net proceeds from the Offering was used (i) to repay Televisa and News Corporation approximately U.S.$24.6 million for certain amounts advanced for capital expenditures and preoperating expenses, net of the contribution to equity of certain indebtedness owed by the Group to Televisa and its affiliates, (ii) to purchase U.S.$130 million of U.S. Government securities, representing funds sufficient to cover the first six payments of interest on the Notes, and (iii) to consummate the Medcom Acquisition described below. The balance of the net proceeds from the Offering is being used (i) to finance capital expenditures and operating expenses in connection with the roll out and expansion of the Group DTH service, and (ii) for working capital and other general corporate purposes.

Medcom acquisition:

      In October 1997, the Group purchased certain assets and transponder rights from Television Medcom, S.A. de C.V. and subsidiaries ("Medcom"), a DTH satellite television company in Mexico. In addition, certain Medcom shareholders agreed to five-year non-compete agreements with respect to Spanish-language DTH services in Mexico, subject to certain exceptions. The aggregate cash consideration paid by the Group was U.S.$57.7 million, excluding value added taxes. The tangible assets acquired were recorded at appraised value with the remainder of the purchase price allocated to the identifiable intangible assets, composed of the non-compete agreements and certain transponder rights. The acquisition allowed the Company to expand its channel offerings by over 45 video channels.

2. Summary of significant accounting policies

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") as promulgated by the Mexican Institute of Public Accountants ("MIPA"). A reconciliation from Mexican GAAP to United States generally accepted accounting principles ("U.S. GAAP") is included in Note 19.

      The principal accounting policies followed by the Group are as follows:

a) Basis of presentation

      The financial statements of the Group as of and for the years ended December 31, 1998 and 1997 and for the period from Inception to December 31, 1996, are presented on a consolidated basis. All significant intercompany balances and transactions have been eliminated.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Certain prior period amounts have been reclassified to conform with the 1998 basis of presentation.

b) Members of the Group

      At December 31, 1998, the Group consists of the Company and the following subsidiaries:

  . Corporacion de Radio y Television del Norte de Mexico, S.A. de C.V. . Corporacion Novavision, S. de R. L.
  . Corporacion Novaimagen, S. de R. L.
  . Chilpancingo, S.A.

      The foregoing companies were formed as subsidiaries of the Company with the exception of Radio y Television and Chilpancingo which were acquired by the Company in October 1996 and January 1997, respectively. Chilpancingo was purchased from Televisa for Ps. 1,744 and had minimal operations.

c) Cash and cash equivalents

      The Group considers all highly liquid temporary cash investments with original maturities of three months or less, consisting primarily of overnight deposits and obligations of the Mexican Government to be cash equivalents.

d) Short-term investments

      Short-term investments consisted of term deposits and obligations of the Mexican Government, with original maturities beyond three months but less than one year and accrued interest thereon.

e) Inventories

      Inventories are recorded at original cost. Subsequently, they are revalued to the lower of net replacement cost or net realizable value. Costs are removed from inventory on a first-in, first-out (FIFO) basis.

f) Restricted investments

      Restricted investments, consisting of U.S. Government treasury securities, will be held to maturity and are carried at amortized cost plus accrued interest.

g) Property and equipment

      Property and equipment are recorded at acquisition cost. From Inception through December 31, 1996, property and equipment were revalued to net replacement cost, and thereafter have been restated using the National Consumer Price Index ("NCPI"), except for equipment of a non-Mexican origin, which is restated using an index which reflects the inflation in the respective country of origin and the exchange rate of the Mexican peso against the currency of such country at the balance sheet date ("Specific Index").

      When assets are retired or otherwise disposed of, the cost and the accumulated depreciation are removed from the appropriate accounts and any gain or loss is included in results of operations.

      External costs incurred for internal use software is capitalized in computer equipment and depreciated over three years.

h) Depreciation

      Depreciation of property and equipment is based upon the restated carrying value of the assets and is recognized using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Depreciation was first recorded for the month of December 1996, with the commencement of operations.

i) Preoperating expenses

      The Group has deferred preoperating expenses incurred prior to the launch of the satellite pay television services on December 15, 1996. Amortization is calculated using the straight-line method over a term of five years and was first recorded in the month of December 1996, with the commencement of operations.

j) Seniority premiums and indemnities

      The Group established, in accordance with Mexican law, a seniority premium reserve for all its personnel, such reserve is determined by an independent actuary under the projected unit credit method.

      Costs, assets and liabilities derived from the labor obligations upon retirement are determined using real rates of interest (net of inflation) in the actuarial valuation and the resulting asset or liability is considered a non-monetary item. The seniority premium reserve has not been funded.

      The payments for compensation to personnel (seniority premiums) are charged to the liability at the time they are made. Severance obligations to dismissed personnel are charged to income in the year in which they are incurred.

k) Foreign currency

      Assets and liabilities denominated in foreign currencies are reported at the prevailing exchange rate at the balance sheet date. Exchange differences on monetary assets and liabilities are included in income for the period and reflected in the integral result of financing. Revenues, costs and expenses denominated in foreign currencies are reported at the average rates in effect for each month of the year.

l) Revenue recognition

      Sales of DTH units are without service obligations and are recognized when the equipment is delivered to customers. Subscriber revenues are recognized on a monthly basis as DTH service is provided. Subscriber revenues paid in advance are deferred until earned. As of December 31, 1998 and 1997, sales are net of Ps.12,848 and Ps.1,752 respectively for the payment to the Mexican Government under the terms of the Group's concession of 2.5% and 1.5% respectively of subscriber revenues. Starting in 1999, the payments increased to 3.5% of subscriber revenues in 1999. Installation, activation and maintenance charges are recognized when services are provided.

m) Income tax

      Income tax is generally provided based upon taxable income for the period. Deferred taxes are recorded only for significant distinct timing differences whose reversal is reasonably assured within a defined period of time and will not be replaced by other timing differences of similar nature and amount.

n) Capitalized financing costs

      The Group capitalizes the integral financing costs attributable to acquired assets during installation and to preoperating expenses. Capitalized integral financing costs include interest costs, gains from monetary position and foreign exchange gains or losses, and are determined by reference to the Group's average interest cost of outstanding borrowings. The amount of the integral financing cost capitalized in preoperating expenses and in property and equipment for the year ended December 31, 1996, amounted to Ps.2,194 and Ps.2,325, respectively. No amounts were capitalized in 1998 and 1997.

o) Concentrations

      Financial instruments which potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, restricted investments and trade accounts receivable. The Group maintains its cash and cash equivalents, short-term investments and restricted investments with various major financial institutions and are principally invested in obligations of the U.S. and Mexican governments. Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers throughout Mexico. The Group's policy is to require one month's payment in advance and to reserve for all accounts receivable greater than ninety days. Bad debt expense was Ps.4,892 in 1998 and Ps.585 in 1997. No bad debt expense was recorded in 1996.

      In order to provide DTH service to customers, the Group relies on the use of 12 Ku-band transponders on the Solidaridad 2 satellite. The use of these transponders is unprotected, as a result any long term disruption to one or more of the transmission signals could have a material adverse effect on the Group.

p) New accounting bulletins

      In September 1998, the MIPA issued a revised Bulletin D-3, "Labor Obligations". The revised Bulletin D-3, which is effective as of January 1, 1999, confirms the provisions of Circular 50 related to the use of real assumptions, net of inflation, in actuarial calculations of pension and seniority premium costs, and the non-monetary nature of the pension and seniority premium liabilities. The revised Bulletin D-3 provides guidelines for the accounting and disclosures of plan terminations, curtailments and settlements. The adoptions of the revised Bulletin D-3 in 1999 is not expected to materially affect the Group's results of operations or financial position.

3. Effects of inflation on the financial statements

      The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended ("Bulletin B-10"), issued by the MIPA, which provides guidance for recognizing the effects of inflation. The financial statements of the Group are presented in Mexican Pesos in purchasing power as of December 31, 1998 in order to be comparable to financial information as of that date, as follows:

  . The balance sheets have been restated in Mexican Pesos in purchasing power as of December 31, 1998 using the NCPI as of December 31, 1998.

  . The statements of loss and changes in stockholders' deficit have been restated in Mexican Pesos in purchasing power as of December 31, 1998 using the NCPI for the month in which the transactions occurred.

      The restatement of the financial statements has been applied in accordance with Bulletin B-10 guidelines as described below:

Restatement of non-monetary assets

      Effective January 1, 1997, property and equipment, except for equipment of non-Mexican origin, are restated using the NCPI. Equipment of non-Mexican origin is restated by the Specific Index. The Specific index is derived from inflation of the country of the assets' origin and the foreign currency exchange rate of the Mexican Peso against the currency of such country. Prior to January 1, 1997, property and equipment were restated using replacement costs reviewed by independent appraisers approved by the Comision Nacional Bancaria y de Valores ("CNBV"). Replacement costs at December 31, 1996, became the basis for subsequent restatement adjustments.

      Property and equipment in use at the beginning of the year are depreciated based on the restated value as of the beginning balance sheet date. Additions during the year are depreciated based on the original cost.

Restatement of stockholders' equity (deficit)

      Capital stock and other stockholders' equity accounts (other than deficit / surplus from restatement) include the effect of restatement, determined by applying the NCPI factor to the applicable period. The restatement represents the amount required to maintain the contributions and the accumulated results in Mexican Pesos in purchasing power as of December 31, 1998. The deficit / surplus from restatement includes the result from holding non-monetary assets and is the cumulative difference between the specific cost of non-monetary assets and restatement of such assets using the Specific Index.

Integral result of financing

      Foreign exchange gains or losses included in the integral result of financing are calculated by reporting monetary assets and liabilities denominated in foreign currencies at the rate of exchange in effect at the end of each month. The gain or loss from monetary position represents the effects of inflation, as measured by the NCPI, on the monetary assets and liabilities of the Group at the beginning of each month. For the years ended December 31, 1998 and 1997 and for the period from Inception to December 31, 1996, monetary liabilities exceeded monetary assets, resulting in gains from monetary position during the periods.

Statement of changes in financial position

      Bulletin B-12, "Statements of Changes in Financial Position" ("Bulletin B-12"), issued by the MIPA, specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant monetary units in accordance with the Third Amendment to Bulletin B-10. Bulletin B-12 identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant monetary units. The Bulletin also requires that monetary and foreign exchange gains and losses not be treated as non-cash items in the determination of resources provided by operations. The translation effects of operating assets and liabilities are included in the stated change in the related item.

Other accounts

      The following accounts are restated using the NCPI:

     Preoperating expenses and related amortization
     Deferred advertising and related amortization
     Debt issuance cost and related amortization
     Leasehold improvements and related amortization
     Intangible assets and related amortization

National Consumer Price Index (NCPI)

      Restatement of the financial statements to Mexican pesos in purchasing power as of December 31, 1998, in accordance with the Third Amendment to Bulletin B-10, requires restatement of the results for each month during each year using the NCPI. The NCPI as of December 31, 1998, 1997 and 1996 was 275.038, 231.886 and 200.388 respectively.

4. Trade accounts receivable, net

      Trade accounts receivable, net includes the receivables from DTH services provided to subscribers, from the sale of DTH units and from the sale of advertising. Balances as of December 31, consist of:

                                                             1998       1997
                                                           ---------  ---------
      Trade accounts receivable........................... Ps.83,994  Ps.35,528
      Allowance for doubtful accounts.....................    (5,385)      (585)
                                                           ---------  ---------
                                                           Ps.78,609  Ps.34,943
                                                           =========  =========

5. Inventories

      Inventories as of December 31, consist of:

                                                               1998      1997
                                                             --------- ---------
      Smart cards........................................... Ps.10,169 Ps.   785
      Antennas..............................................     3,845       --
      Low noise blockers....................................     7,089     3,628
                                                             --------- ---------
                                                                21,103     4,413
      Advances to suppliers.................................     4,693       555
      In transit............................................     2,605    10,031
                                                             --------- ---------
        Total............................................... Ps.28,401 Ps.14,999
                                                             ========= =========

6. Restricted investments

      Restricted investments as of December 31, 1998, consist of U.S. Government securities and accrued interest thereon, of approximately U.S.$69.4 million, which were pledged as security to provide for payment in full of the first six scheduled interest payments due on the Notes. The first three interest payments were made in October 1997, March 1998 and September 1998. The securities bear interest at various rates and have maturities as follows:

                                                                             Par value
                                                                          (In thousands of
       % Rate                     Maturity                                 U.S. dollars)
       ------                ------------------                           ----------------
       5.875%                March 31, 1999                                 U.S.$21,893
       7.125%                September 30, 1999                                  22,536
       6.875%                March 31, 2000                                      23,338

7. Property and equipment, net

      Property and equipment, net as of December 31, consists of:

                                                         1998          1997
                                                     ------------  ------------
      Transmission equipment........................ Ps.  354,171  Ps.  362,576
      Integrated receiver/decoders ("IRD")..........    1,163,582       535,289
      Computer equipment............................       86,446        83,009
      Furniture.....................................        6,151         3,502
      Buildings.....................................        1,523         1,523
      Transportation equipment......................        1,285           346
                                                     ------------  ------------
                                                        1,613,158       986,245
      Accumulated depreciation......................     (340,420)      (95,335)
                                                     ------------  ------------
                                                        1,272,738       890,910
      Land..........................................        6,529        18,719
      Equipment in progress.........................      108,861        75,554
      Advances to suppliers.........................           28        15,801
                                                     ------------  ------------
                                                     Ps.1,388,156  Ps.1,000,984
                                                     ============  ============

      Depreciation expense for the years ended December 31, 1998 and 1997 and for the period from Inception through December 31, 1996 was Ps.244,769, Ps.90,565 and Ps.2,785, respectively.

      At December 31, 1998 and 1997, transmission equipment, computer equipment and transportation equipment include restated assets which are of a non-Mexican origin of Ps.1,402,101 and Ps.724,617, respectively, net of accumulated depreciation. Computer equipment includes Ps.76,959 and Ps.57,107 of capitalized software costs as of December 31, 1998 and 1997 respectively.

      Property and equipment at December 31, 1998 includes depreciable assets not in use as follows:

         Transmission equipment...................... Ps.105,824
         Computer equipment..........................      2,871
         Buildings...................................      1,523
         Furniture...................................        135
                                                      ----------
                                                      Ps.110,353
                                                      ==========

8. Deferred costs, net

      Deferred costs, net as of December 31, consists of:

                                                            1998        1997
                                                         ----------  ----------
      Preoperating expenses(a).......................... Ps.190,860  Ps.190,860
      Debt issuance costs(b)............................    127,731     128,459
      Leasehold improvements............................      5,912       3,957
                                                         ----------  ----------
                                                            324,503     323,276
      Accumulated amortization..........................   (103,546)    (51,259)
                                                         ----------  ----------
                                                         Ps.220,957  Ps.272,017
                                                         ==========  ==========

      Amortization of leasehold improvements was Ps.1,302 and Ps.704 in 1998 and 1997 respectively.

a) Preoperating expenses

      Preoperating expenses consist of:


      Transponders payments......................................... Ps. 33,127
      Salaries and benefits.........................................      3,987
      Advertising costs(c)..........................................     92,953
      Fees..........................................................      9,472
      Administrative expenses.......................................     47,748
      Capitalized financing costs...................................      2,194
      Other.........................................................      1,379
                                                                     ----------
                                                                     Ps.190,860
                                                                     ==========

      Amortization of preoperating expenses in 1998 and 1997 and from Inception through December 31, 1996, was Ps.38,172, Ps.38,172 and Ps.3,181 respectively.

b) Debt issuance costs

      Debt issuance costs represent expenses incurred for the issuance of the Notes during 1997. These costs are amortized on a straight-line basis over the term of the Notes. Amortization expense of Ps.12,811 and Ps.9,204 during 1998 and 1997, respectively is included in interest expense.

c) Deferred advertising costs

      Advertising costs incurred prior to the launch of the Group's DTH service were capitalized as part of preoperating costs and are amortized over five years. Advertising expenditures coinciding with the launch of the Group's DTH service were deferred and amortized using the straight-line method over one year. All other advertising costs are expensed as incurred. Advertising costs expensed in 1998 and 1997 were approximately Ps.98,676 and Ps.113,605, respectively.

9. Intangible and other assets, net

      Intangible assets, net consist primarily of non-compete agreements and certain transponder rights acquired during 1997. The assets are amortized on a straight-line basis over five years. The balance is net of accumulated amortization of Ps.86,034 and Ps.11,472 at December 31, 1998 and 1997, respectively.

10. Transactions with affiliated companies and other related parties

     The principal transactions of the Group with affiliated companies and related parties are:

                                                1998        1997       1996
                                             ----------  ---------- ----------
      Acquisition of smart cards............ Ps. 23,328  Ps. 14,473 Ps.  8,730
      Finance costs.........................        333       2,372      9,892
      Advertising costs (a).................     32,747      55,863     79,167
      Broadcasting services, Mexico City
       (b)..................................     41,397      33,216     12,255
      Special events programming (c)........     38,154      14,453        --
      Programming (d).......................     55,571       7,926        --
      Management and administrative
       services (e).........................     24,435      44,126     85,333
      Fixed asset acquisitions..............     (4,969)    122,328     97,898
      Guaranty deposits.....................        --        7,544     31,766
      Royalties (f).........................     38,811      18,790        --
      Broadcasting services, Florida (g)....    104,063     110,636        --
      Maintenance services..................      2,235       2,240        --
      Call Center services (h)..............     19,650      12,970        --
      Borrowings from affiliates............    247,495         --     424,549
      Other.................................      2,210       1,455        --

-------
(a) The Group from time to time purchases advertising time and production and creative services from Televisa on an as needed basis.
(b) The Group purchases uplink and downlink, playout, and compression services from an affiliate of Televisa for operations conducted in the Mexico City broadcast facility.
(c) The Group purchases on occasion the rights to broadcast certain special events programming from Televisa and its affiliates.
(d) The Group purchases the rights to broadcast certain popular channels through affiliate of Televisa and News Corporation. Fees for this programming are based on the number of subscribers.
(e) The Group obtains certain management services from Televisa.
(f) Royalties paid to an affiliate of News Corporation consist of license, security and access fees and charges for the use of certain technology. The monthly fees and charges are based on either the total number of subscribers or new subscribers during the period.
(g) The Group has an informal agreement with DTH Techo Co. Partners, an affiliate of both Televisa and News Corporation for play-out, uplink and downlink of signals and compression services. Costs for these services are anticipated to be approximately U.S.$ 10 million annually.
(h) The Group receives call processing services and customer care from an affiliate of Televisa.

     The outstanding balances due to affiliates and other related parties as of December 31, are as follows:

                                                             1998       1997
                                                          ---------- ----------
        Televisa and subsidiaries........................ Ps. 87,772 Ps. 87,957
        News Corporation and subsidiaries................    110,296     99,770
        Entities in which both Televisa, and News
         Corporation own, directly or indirectly,
         significant interests...........................     24,449     64,798
                                                          ---------- ----------
                                                          Ps.222,517 Ps.252,525
                                                          ========== ==========

     For a description of certain commitments with affiliates and other related parties, see Note 14.

11. Senior notes

      In 1997, the Group concluded an offering of senior debt securities, priced to yield gross proceeds of U.S.$375 million and mature in April 2007. The Notes, which bear interest at a rate of 12 7/8%, are redeemable at the option of the Group, in whole or in part, at any time on or after April 1, 2002, initially at 106.4375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 1, 2004. Interest on the Notes is payable semiannually on April 1 and October 1 of each year, commencing October 1, 1997. The Notes, which are unsecured, unsubordinated indebtedness of the Group, contain certain covenants which, among other things, restrict the ability of the Company and certain subsidiaries to incur or guarantee additional indebtedness, make certain dividend, investment or other restricted payments, issue or sell stock of certain subsidiaries, enter into certain transactions with stockholders or affiliates, create liens, engage in sales-leaseback transactions, sell assets (except IRDs), or with respect to the Company, consolidate, merge, or sell all or substantially all of its assets. The indenture agreement required the Group to purchase and pledge as security for the benefit of the holders of the Notes a portfolio of U.S. Government Securities (see Note 6).

12. Stockholders' loans

      The Group's stockholders have agreed to make available to the Group up to U.S.$67.5 million in loans and up to U.S.$64.5 million in capital contributions. The loans and capital contributions will be based on the monthly funding requirements of the Group, but may not exceed the above maximums.

      Each stockholder loan plus accrued interest is payable in full ten years from the date of issuance. The maturity date of any individual loan may be accelerated or otherwise modified including by means of providing for periodic payments of interest or principle upon joint agreement of the stockholders and the Group. Each loan will bear interest at an annual rate of 9%.

      On December 23, 1998, the Group borrowed U.S.$25 million under the agreement.

13. Financial instruments

      The Group's financial instruments include cash and cash equivalents, trade accounts receivables, short-term investments, restricted investments, trade accounts payable, due to affiliated companies and other related parties, and debt. For cash and cash equivalents, trade accounts receivables, short-term investments, trade accounts payable, and due to affiliated companies and other related parties, the carrying amounts approximate fair value due to the short maturity of these instruments.

      The fair value of the Group's restricted investments and Notes are based on quoted market prices. The estimated fair values of these instruments at December 31, 1998 are as follows:

                                              Carrying value     Fair value
                                             ---------------- ----------------
      Restricted investments................ U.S.$ 67,767,000 U.S.$ 68,846,000
      Notes................................. U.S.$375,000,000 U.S.$273,750,000

      The Notes are thinly traded financial instruments accordingly, their market price at any balance sheet date may not be representative of the price which would be derived from a more active market.

      Management is unable to estimate the fair value of the stockholder loans due to their nature.

14. Commitments and contingencies

     a) In April 1998, the Group signed a definitive agreement with PanAmSat Corporation ("PanAmSat") for the use of 12 Ku-band transponders on the PAS-5 satellite. As a result of uncorrectable signal interference, the satellite was never used to provide services to customers. In late 1998, the Group initiated negotiations to cancel the agreement. As of December 31, 1998, the Group recorded as cost of sales total payments of U.S.$21.9 million for the availability of PAS-5 since October 1997, even though the satellite could not be used for its intended purpose.

     On February 8, 1999, the Group and PanAmSat entered into a new agreement for satellite signal reception and retransmission service from 12 Ku-band transponders on a new satellite("PAS-9"), expected to be launched during the second half of 2000. PAS-9, which will have different frequencies and footprint than PAS-5, along with other technical advantages shall provide a solution to the terrestrial interference problem affecting PAS-5. The PAS-9 agreement terminated and unconditionally released the parties from the PAS-5 agreement. The in service date is currently estimated to be no later than June 2000, and the service term will end at the earlier of (a) the end of 15 years or (b) the date PAS-5 is taken out of service. The Group is committed to pay a monthly fee of U.S.$1.7 million per month. The Group will receive a credit against the initial service fees of U.S.$11.7 million otherwise payable under the new agreement. The credit will apply only against monies otherwise payable to PanAmSat by the Group and will not be recoverable if the agreement is terminated for any reason without payments amounting to said credit becoming due.

     The use of the PAS-9 transponders is subject to the receipt of a concession from the Mexican government allowing the Group to use a foreign satellite, which is pending.

     The obligations of the Group under the PAS-9 agreement are guaranteed by the Group's stockholders.

     b) The Group currently uses the 12 Ku-band transponders on the Solidaridad 2 satellite owned by Satellites Mexicanos, S.A. de C.V. ("SATMEX") under two separate agreements which expire in September and October 1999. The agreements require monthly payments of U.S.$200,000 and U.S.$195,000 for each of the five and seven transponders, respectively. On March 30, 1999, the Group and SATMEX entered into a new agreement for the use of 12 Ku-band transponders on the Solidaridad 2 satellite. The new agreement replaces the two previous agreements. The agreement term is from April 1, 1999 through December 31, 2001. The total amount of the agreement is U.S.$68.6 million as follows:

  --Initial fee of U.S.$5 million consisting of a U.S.$3 million payment at the date of signature of the agreement and a U.S.$2 million payment before June 30, 1999;

  --Monthly payments of U.S.$200,000 per transponder from April 1, 1999 through December 31, 1999;

  --Monthly payments of U.S.$146,000 per transponder from January 1, 2000 through December 31, 2001.

     c) In 1996, the Group signed an agreement with an affiliate of News Corporation to acquire and implement a conditional access system. This system includes Smart Cards which decode satellite signals and control access by subscribers. Additionally, the Group has acquired from this affiliate and other suppliers a subscriber management system (SMS) designed specifically for DTH services for approximately U.S.$8.5 million. Under these arrangements, the Group's annual commitments with this affiliate are estimated to be approximately U.S.$5.7 million for royalties, licenses and maintenance of the foregoing systems. In 1998 and 1997 the Group incurred expenses of US$3.4 million and U.S.$2.2 million, respectively.

      The Group has entered into agreements with Televisa and an affiliate of Televisa to provide uplink and downlink, playout and compression services at the Mexico City station. The annual commitments are estimated to be approximately U.S.$4.4 million per year. In 1998 and 1997 the Group incurred expenses of U.S. $3.8 million and U.S.$3.3 million, respectively.

      In 1996, the Group entered into several contracts with programming providers, establishing that the amounts payable to the programmers will be based on the number of subscribers. As of December 31, 1996, the financial statements reflected no charge due to a one month period of free programming negotiated with the providers during the initial months of operation. These charges started in February 1997 and totaled Ps.224.0 million and Ps.42.5 million for the years ended December 31, 1998 and 1997, respectively.

      Outstanding letters of credit which guarantee payment for the purchases of integrated receiver/decoders, were approximately U.S.$3.9 million at December 31, 1997. There were no letters of credit outstanding at December 31, 1998.

      d) The Ministry of Finance and Public Credit ("Ministry") has asserted that the Company did not file certain information concerning the Notes on a timely basis. Such information is required to be filed in order to benefit from the reduced withholding tax rate of 4.9% on interest payments to foreign holders of the Notes. The Company disputes the Ministry's position and has sought a declaratory judgment (amparo) from a Mexican federal court to confirm that it may withhold tax at the reduced rate. In July 1998, the Ministry published a pronouncement that authorizes the Company to withhold tax at the reduced rate if the Company paid a surcharge within a specified period of time. The Company paid the surcharge in November 1998 to benefit from the pronouncement without abandoning the relief sought under the amparo; notwithstanding, no assurance can be given that the 4.9% withholding tax on interest paid will apply if the final resolution of the declaratory judgment (amparo) mentioned above is not favorable to the Company. In the event of a favorable resolution on the amparo, the Company will be able to withhold tax at the reduced rate and expects to seek to recover the surcharge paid to the tax authorities. In the event of an unfavorable outcome, the applicable withholding tax would be 15% for 1997 and 1998 and 10% thereafter in accordance with current tax law over the term of the Notes, excluding any possible penalties and surcharges.

15. Capital stock

      On April 1, 1998, the Series A-2 and B-2 partnership interests were assigned to the holders of the Series A-1 and B-1 partnership interests, respectively. Simultaneously TINTA acquired a 10% interest in the Group from News Corporation represented by the Series B-2 partnership interest.

      The capital stock as of December 31, 1998, is represented by three partnership interests of unequal value, distributed as follows:

         Partnership
          interest                      Subseries                                     Amount
         -----------                    ---------                                   ----------
              1                            A-1                                      Ps.598,978
              1                            B-1                                         299,489
              1                            B-2                                          99,829

      Series A is composed of a partnership interest initially representing 60% of the total capital stock. The Series A partnership interest may be subscribed to only by persons of Mexican nationality.

      Series B is composed of a partnership interest initially representing 40% of the total capital stock. The Series B partnership interest will be unrestricted as to ownership and therefore, may be acquired by Mexican investors and foreign natural and legal persons or by persons, companies or entities that are included in Article 2, Section III of the Foreign Investments Law.

      In March, 1997, certain amounts owed by the Group to Televisa were forgiven resulting in a contribution to capital of Ps.313,924.

      On April 1, 1998, the Group received cash contributions of U.S.$30 million from Televisa and U.S.$20 million from News Corporation.

      Future dividends will be tax-free if distributed from the net tax income account ("CUFIN"). Dividends paid in excess of the CUFIN balance will be subject to a 35% tax on the dividend times the factor of 1.5385. The corresponding tax will be payable by the Group. In addition, dividends paid to natural persons or nonresidents are subject to an additional withholding tax equal to 5% of the dividend times the factor noted above.

      The ability of the Group to declare dividends is restricted by the Note indenture.

16. Accumulated losses

      Under Mexican Corporate Law, interested third parties can request the dissolution of the Group if accumulated losses exceed two-thirds of capital stock. At December 31, 1998, the Group's accumulated losses exceeded its capital stock. Although the Group believes it is unlikely such action will occur, the Group obtained from Televisa, News Corporation and TINTA a commitment to provide financial support to the Group in proportion to their respective ownership interests, if required, to avoid such action. For the period up to one year after the balance sheet date.

      The recoverability of the Group's investment in DTH infrastructure and product development is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Group's development program, the continued operation of satellites owned by third parties, the competitive and market environment for pay television services in Mexico, and the achievement of a level of operating revenues that is sufficient to support the Group's cost structure.

17. Provision for taxes and employees' statutory profit sharing

      The Group received authorization from Mexican tax authorities to be included in the consolidated tax return of Televisa and its consolidated subsidiaries for purposes of determining income taxes and assets tax beginning January 1, 1997 (Radio y Television and Chilpancingo were consolidated in Televisa's tax return prior to January 1, 1997). The tax profit or loss obtained by the Group will be consolidated with the tax profit or loss of Televisa to the extent of Televisa's percentage ownership of the Group. Tax losses incurred prior to January 1, 1997, will not be available to Televisa.

      The Group expects to incur tax losses during the next few years. Tax losses can be carried forward for up to ten years and offset against any profits that the Group or Televisa may generate during that period in accordance with the Income Tax Law.

      The Group entered into a tax sharing agreement with Televisa under which the Group will, during the periods that the Group is a part of Televisa's consolidated tax group, pay Televisa the amount of income and asset taxes that Televisa is required to pay on behalf of the Group. No such amount will be payable until the Group's profits exceed its tax loss carryforwards. Conversely, Televisa shall pay to the Group the portion of any tax refund allocable to the Group.

      Under the income Tax Law, if the Group is deconsolidated from Televisa's tax group, Televisa will be required to recognize profits in respect of tax loss carryforwards generated by the Group that Televisa previously utilized, and the Group may thereafter utilize such tax loss carryforwards to the extent permitted under the Income Tax Law.

      At December 31, 1998, the Group had total tax loss carryforwards of Ps.2,383,018, which will under certain circumstances, be carried forward over ten years from the period generated.

      The Group, other than Radio y Television and Chilpancingo (acquired entities), will not be subject to assets taxes until 2000 in accordance with the Asset Tax Law.

      The following items represent the principal differences between income taxes computed at the statutory rate and the Group's provision for income taxes:

                                            1998         1997         1996
                                        ------------  -----------  ----------
   Tax at the statutory rate (34%)
    on loss before provisions.......... Ps.(574,4l7)  Ps.(356,121) Ps.(13,558)
   Differences in restatement..........       90,353       31,651      (1,668)
   Tax loss carryforwards..............      447,603      299,954      67,451
   Differences between tax and finan-
    cial accounting for cost of sales
    and purchases......................       (3,338)         973      (5,492)
   Deferred advertising................         (241)       9,658     (38,070)
   Depreciation and amortization.......       11,205       10,834       2,027
   Debt issuance costs.................        3,381      (36,793)        --
   Provisions..........................        4,728       48,746         --
   Transponder payments................          --           --      (11,122)
   Deferred income.....................       12,780        3,178         --
   Other...............................        7,946      (12,080)        432
   Provision for income tax............          --           --          --
   Assets tax..........................           (5)          (1)        --
                                        ------------  -----------  ----------
     Total............................. Ps.       (5) Ps.      (1) Ps.    --
                                        ============  ===========  ==========

      Employees' statutory profit sharing in Mexico is determined for each subsidiary (not on a consolidated basis) on a basis similar to income tax. The employees' profit sharing net deferred tax liability as of December 31, 1998 and 1997 is not material.

18. Foreign currency position

      a) The foreign currency position of monetary items of the Group at December 31, 1998 and 1997, were as follows:

1998:

                                  Foreign currency     Year-end    Mexican pesos
               Currency          amounts (thousands) exchange rate  (thousands)
      -------------------------- ------------------- ------------- -------------
      Assets:
        U.S. Dollars............        93,287           9.876     Ps.  921,302
      Liabilities:
        U.S. Dollars............       464,473           9.876        4,587,135
        Pounds Sterling.........           737          16.994           12,525

1997:

                                  Foreign currency     Year-end    Mexican pesos
               Currency          amounts (thousands) exchange rate  (thousands)
      -------------------------- ------------------- ------------- -------------
      Assets:
        U.S. Dollars............       160,928           8.056     Ps.1,296,438
      Liabilities:
        U.S. Dollars............       422,466           8.056        3,403,383
        Pounds Sterling.........         1,207           13.55           16,361
        Belgian Francs..........            33           0.219                7

      b) The foreign currency position of non-monetary items of the Group at December 31, 1998 and 1997, were as follows:

1998:

                                  Foreign currency     Year-end    Mexican pesos
               Currency          amounts (thousands) exchange rate  (thousands)
      -------------------------- ------------------- ------------- -------------
      Property and equipment:
        U.S. Dollars............       51,520            9.876      Ps.508,812
        Pounds Sterling.........       52,567           16.994         893,324
      Inventories:
        U.S. Dollars............        2,018            9.876          19,930
        Pounds Sterling.........          161           16.994           2,736

1997:

                                  Foreign currency     Year-end    Mexican pesos
               Currency          amounts (thousands) exchange rate  (thousands)
      -------------------------- ------------------- ------------- -------------
      Property and equipment:
        U.S. Dollars............       27,262            8.056      Ps.219,623
        Pounds Sterling.........       41,361            13.55         560,442
      Inventories:
        U.S. Dollars............          999            8.056           8,048
        Pounds Sterling.........          231            13.55           3,130

      c) Transactions, including interest income and expense, during 1998, 1997 and the period from inception through December 31, 1996 in foreign currencies included in the consolidated statements of loss were as follows:

1998:

                                             Foreign
                                            currency   Year-end
                                             amounts   exchange  Mexican Pesos
                              Currency     (thousands) rate (1) (thousands) (1)
                           --------------- ----------- -------- ---------------
      Interest income..... U.S. Dollars       8,390      9.876    Ps. 82,860
      Costs and Expenses:
      Transponder
       expense............ U.S. Dollars      51,835      9.876       511,922
      Inventory........... U.S. Dollars      12,196      9.876       120,448
      Broadcasting........ U.S. Dollars      13,341      9.876       131,756
      Programming......... U.S. Dollars      19,206      9.876       189,678
      Royalty fees........ Pounds Sterling    1,114     16.994        18,931
      Royalty fees........ U.S. Dollars       1,292      9.876        12,760
      Other expenses...... U.S. Dollars       1,368      9.876        13,510
      Interest expense.... U.S. Dollars      55,207      9.876       545,224

1997:

                                             Foreign
                                            currency   Year-end
                                             amounts   exchange  Mexican Pesos
                              Currency     (thousands) rate (1) (thousands) (1)
                           --------------- ----------- -------- ---------------
      Interest income..... U.S. Dollars      12,598     8.056     Ps.101,489
      Costs and Expenses:
      Transponder
       expense............ U.S. Dollars      36,012     8.056        290,113
      Inventory........... U.S. Dollars       7,485     8.056         60,299
      Broadcasting........ U.S. Dollars      15,000     8.056        120,840
      Programming......... U.S. Dollars       4,182     8.056         33,690
      Royalty fees........ Pounds Sterling      975     13.55         13,211
      Royalty fees........ U.S. Dollars         329     8.056          2,650
      Other expenses...... U.S. Dollars         133     13.55          1,802
      Other expenses...... U.S. Dollars         346     8.056          2,787
      Interest expense.... U.S. Dollars      39,000     8.056        314,184

1996:

                                              Foreign
                                             currency   Year-end
                                              amounts   exchange  Mexican Pesos
                                 Currency   (thousands) rate (1) (thousands) (1)
                               ------------ ----------- -------- ---------------
      Costs and Expenses:
      Transponder expense..... U.S. Dollars    1,500      9.09       13,635
      Broadcasting............ U.S. Dollars    1,040      9.09        9,453

--------
(1) For reference purposes only; does not indicate the actual amounts presented in the consolidated statement of loss.

      Paragraphs b) and c) are disclosed in accordance with the Fourth Amendment to Bulletin B-10 issued by the MIPA, which also provides that liabilities denominated in a foreign currency are translated using exchange rates in effect at the balance sheet date.

      As of December 31, 1998 and 1997, the exchange rate between the Mexican Peso and the U.S. Dollar was Ps.9.876, and Ps.8.056 per U.S. dollar respectively, which represents the interbank free market exchange rate as of those dates as published by Banco de Mexico, S.A.

      As of February 16, 1999, the exchange rate was Ps.9.9190 (Ps.8.422 as of February 6, 1998; Ps.7.82 as of February 4, 1997) per U.S. dollar, which represents the interbank free market exchange rate as of that date as published by Banco de Mexico, S.A.

19. Differences between Mexican GAAP and U.S. GAAP

      The Group's consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

      The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the option provided by the Modified Fifth Amendment for the restatement of equipment of non-Mexican origin because, as described below, this provision of inflation accounting under Mexican GAAP does not meet the consistent currency requirement of Regulation S-X of the Securities and Exchange Commission ("SEC").

      The reconciliation to U.S. GAAP does not include the reversal of the other adjustments to the financial statements for the effects of inflation required under Mexican GAAP Bulletin B-10, because the application of Bulletin B- 10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical, cost-based financial reporting for both Mexican and U.S. accounting purposes.

      The principal differences between Mexican GAAP and U.S. GAAP that affect, net loss and total stockholders' deficit are described below.

Development Stage Enterprise

      The principal planned operations of the Group relate to the provision of the Group's DTH service to customers. The Group started to earn subscriber revenues beginning in 1997 and receive advertising revenues in 1998. In 1996, revenues consisted exclusively of sales of DTH units and related components. Accordingly, under U.S. GAAP, the Group was a "development stage enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"), "Accounting and Reporting by Development Stage Enterprises" in 1996.

PAS-5

      As noted in note 14, in April 1998, the Group signed a definitive agreement with PanAmSat for the use of 12 Ku-band transponders on the PAS-5 satellite. The agreement required minimum monthly payments of U.S.$1.5 million, plus additional payments based on gross revenue (as defined) above certain incremental levels. The term of the agreement was through the commercial service life of the satellite, which was estimated to be 15 years. During testing of the transponders, the Group discovered that the signals to several key locations throughout Mexico were experiencing substantial interference and degradation. The Group explored several alternative solutions to the problem, all of which proved not to be economically or commercially feasible, except for the use of an alternative satellite. As a result, in late 1998 management decided to abandon the possibility of using PAS-5 and began negotiating possible alternatives with PanAmSat. On February 8, 1999, the parties entered into a new agreement for the use of PAS-9 an alternative satellite to be launched in 2000 and for the unconditional release of the parties from the PAS-5 agreement.

      As a result of the signal interference and subsequent termination of the PAS-5 agreement, for Mexican GAAP purposes the Group expensed the payments made under the PAS-5 agreement as part of cost of sales.

      Under U.S. GAAP, the Group recorded (i) an asset and liability of approximately U.S.$126.4 million (Ps.1,197,664), equal to the net present value of the minimum payments as of April 1998; (ii) the monthly payments to PanAmSat as a reduction in the above liability of U.S.$2.4 million (Ps.34,147) and interest expense of U.S.$9.6 million (Ps.92.272); and (iii) amortization expense of U.S.$5.8 million (Ps.55,380). In December 1998, as a result of the decision to abandon PAS-5, the Group recognized in operating results a pre-tax impairment loss of U.S.$120.6 million (Ps.1,142,284) equal to the net book value of the PAS-5 asset and an income tax benefit of U.S.$42.2 million (Ps.399,799) for the reversal of the related deferred income taxes. Due to the termination of the PAS-5 agreement, the Group will recognize in 1999 a pre-tax extraordinary gain of U.S.$123.8 million, (Ps.1,253,741) equal to the remaining outstanding obligation at termination, and an income tax charge of U.S.$43.3 million (Ps.438,810) for the reversal of the related deferred income taxes.

      For U.S. GAAP purposes, the Group anticipates recording at the PAS-9 in service date, an asset and liability of commitment approximately U.S.$145.5 million, equal to the net present value of the future minimum payments.

Deferred preoperating expenses and advertising costs

      Under Mexican GAAP, it is acceptable to defer certain preoperating expenses and advertising costs and amortize these expenses over the life of the expected benefit. Under U.S. GAAP, those items are expensed as incurred.

Satellite reorientation costs and maintenance reserve

      Under Mexican GAAP, it is acceptable to accrue for certain expenses which management believes will be incurred in subsequent periods. Under U.S. GAAP, these costs are expensed as incurred.

Capitalization of financing costs

      Mexican GAAP allows, but does not require, capitalization of integral financing costs attributable to acquired assets during installation and to preoperating expenses. In 1996, the Group capitalized integral financing costs attributable to those assets. Capitalized integral financing costs include interest expense, gains from monetary position and foreign exchange losses.

      U.S. GAAP requires the capitalization of interest during construction and installation of qualifying assets. In an inflationary economy, such as Mexico's, acceptable practice is to capitalize interest net of the monetary gain on the related Mexican Peso debt, but not on U.S. dollar or other stable currency debt. In addition, U.S. GAAP does not allow the capitalization of foreign exchange losses or the capitalization of financing costs on deferred expenses. For U.S. GAAP purposes, no interest costs were capitalized for the year's ended December 31, 1998 and 1997 and from Inception to December 31, 1996.

Restatement of property and equipment

      Effective January 1, 1997, the Group adopted the Fifth Amendment to Bulletin B-10 which eliminated the use of replacement costs for the restatement of property and equipment and instead, included an option of using the Specific Index for the restatement of equipment of non-Mexican origin. The Group has elected to apply the Specific Index option for determining the restated balances under Mexican GAAP. For U.S. GAAP purposes, the use of an index that contemplates currency exchange movements is not in accordance with the historical cost concept nor does it present financial information in a constant currency.

Deferred Income taxes

      Under Mexican GAAP, deferred income taxes are determined by the partial liability method of accounting, under which deferred income taxes are provided for identifiable, non-recurring temporary differences (i.e., those that are expected to reverse over a definite period of time) at rates expected to be in effect at the time those temporary differences reverse. The recognition of deferred tax assets under Mexican GAAP is subject to "practical absolute assurance" that they are realizable through future operations, which cannot be presumed to exist in a loss period.

      Under U.S. GAAP, Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets including benefits from tax loss carryforwards are recognized to the extent their realization is more likely than not.

      The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities, applying SFAS 109 at December 31, 1998 and 1997, are as follows:

                                                        1998          1997
                                                    -------------  -----------
      Deferred income tax liabilities:
      Current:
        Inventories................................ Ps.    (4,767) Ps.  (1,175)
        Prepaid expenses...........................          (648)      (2,014)
                                                    -------------  -----------
      Total Current................................        (5,415)      (3,189)
      Non-current:
        Other deferred cost........................           --        (2,268)
        Debt issuance costs........................       (28,786)     (36,793)
                                                    -------------  -----------
        Total deferred income tax liabilities......       (34,201)     (42,250)
                                                    -------------  -----------
      Deferred income tax assets:
      Current:
        Accrued expenses...........................        54,218       35,460
        PAS-5 Liability............................       428,892          --
        Deferred income............................        15,915        3,178
                                                    -------------  -----------
      Total Current................................       499,025       38,638
      Non-current:
        Other deferred cost........................         1,395          --
        Property and equipment.....................         1,258        2,094
        Tax loss carryforwards.....................     2,383,018      358,213
                                                    -------------  -----------
        Total deferred income tax assets...........     2,884,696      398,945
        Less: Valuation allowance..................    (2,421,603)    (356,695)
                                                    -------------  -----------
        Net deferred income tax assets.............       463,093       42,250
                                                    -------------  -----------
        Income tax benefit......................... Ps.   428,892  Ps.     --
                                                    =============  ===========

      The valuation allowance as of December 31, 1998 and 1997, is primarily attributable to the tax loss carryforwards.

      In conformity with the Income Tax Law, the Group restates the tax basis of preoperating expenses and property and equipment in a form similar to the restatement for financial reporting purposes. Such restatement is neither permitted for accounting purposes nor for purposes of calculating profit-sharing.

Summary

      Net loss for the years ended December 31, 1998 and 1997 and for the period from Inception to December 31, 1996, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:

                                         1998           1997          1996
                                     -------------  -------------  -----------
   Net loss as reported under
    Mexican GAAP...................  Ps.(1,689,468) Ps.(1,047,415) Ps. (39,879)
   U.S. GAAP adjustments:
   PAS-5 adjustments:
     Impairment loss of PAS-5......     (1,142,284)           --           --
     PAS-5 deferred income tax
      adjustment...................        428,892
     Cost of services..............        126,418            --           --
     Interest expense..............        (92,271)
     Amortization of PAS-5.........        (55,380)           --           --
     Gain from monetary position on
      the PAS-5 liability..........        125,642            --           --
     Foreign exchange loss on the
      PAS-5 liability..............       (187,530)           --           --
   Capitalization of financing
    costs..........................            904            439       (4,519)
   Deferred preoperating expenses..         37,733         37,733     (185,486)
   Deferred advertising............            --          20,198      (20,198)
   Satellite reorientation costs...         62,564         36,927          --
   Maintenance reserve.............           (555)         2,153          --
     Property and equipment re-
      statement....................          2,515         (2,740)         --
                                     -------------  -------------  -----------
       Total U.S. GAAP
        adjustments................       (693,352)        94,710     (210,203)
                                     -------------  -------------  -----------
     Net loss under U.S. GAAP......  Ps.(2,382,820) Ps.  (952,705) Ps.(250,082)
                                     =============  =============  ===========

      Stockholders' deficit as of December 31, 1998 and 1997, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:


                                                       1998          1997
                                                   -------------  -----------
      Total stockholders' deficit under Mexican
       GAAP....................................... Ps.(1,773,209) Ps.(591,573)
      U.S. GAAP adjustments:
      PAS-5 Adjustments:
        Impairment loss of PAS-5 .................    (1,142,284)         --
        PAS-5 deferred income tax adjustment .....       428,892
        Cost of services .........................       126,418          --
        Interest expense .........................       (92,271)
        Amortization of PAS-5 ....................       (55,380)         --
        Gain from monetary position on the PAS-5
         liability ...............................       125,642          --
        Foreign exchange loss on the PAS-5
         liability................................      (187,530)         --
      Capitalization of financing costs ..........        (3,176)      (4,080)
      Deferred preoperating expenses .............      (110,020)    (147,753)
      Satellite reorientation costs...............        99,491       36,927
      Maintenance reserve.........................         1,598        2,153
      Property and equipment restatement..........         3,282       33,626
                                                   -------------  -----------
      Total U.S. GAAP adjustments ................      (805,338)     (79,127)
                                                   -------------  -----------
      Total stockholders' deficit under U.S. GAAP
       ........................................... Ps.(2,578,547) Ps.(670,700)
                                                   =============  ===========

      A summary of the Group's statement of changes in stockholders' deficit with balances determined under U.S. GAAP is as follows:

       Balance at December 31, 1996............................. Ps.  (241,244)
         Capital contribution...................................       523,249
         Net loss for the year..................................      (952,705)
                                                                 -------------
       Balance at December 31, 1997.............................      (670,700)
         Capital contribution...................................       474,973
         Net loss for the year..................................    (2,382,820)
                                                                 -------------
       Balance at December 31, 1998............................. Ps.(2,578,547)
                                                                 =============

      A summary of the Group's stockholders' deficit after the U.S. GAAP adjustments described above, as of December 31, is as follows:

                                                      1998           1997
                                                  -------------  ------------
      Capital stock.............................. Ps.   998,296  Ps.  523,323
      Accumulated losses.........................    (3,585,607)   (1,202,787)
      Deficit from restatement...................         8,764         8,764
                                                  -------------  ------------
      Total stockholders' deficit under U.S.
       GAAP...................................... Ps.(2,578,547) Ps. (670,700)
                                                  =============  ============

      Beginning January 1, 1998, the Group adopted the Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive income" ("SFAS 130"), for U.S. GAAP purposes. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements; it does not address the issues of recognition or measurement. The statement is effective for fiscal years beginning after December 15, 1997 and requires reclassification of earlier financial statements for comparative purposes. For the years ended December 31, 1998 and 1997, the Group did not generate, for U.S. GAAP purposes, components of other comprehensive income.

     Comprehensive income for the period from Inception to December 31, 1996, is determined as follows:

                                                                      1996
                                                                   -----------
       Net loss under U.S. GAAP................................... Ps.(250,082)
       Recognition of revaluation to net replacement cost.........       8,764
                                                                   -----------
       Comprehensive income under U.S. GAAP....................... Ps.(241,318)
                                                                   ===========

     Taxes were not recorded for the above adjustment due to the existence of significant tax loss carryforwards.

     Accumulated other comprehensive income was Ps.8,764 as of December 31,1998 and 1997.

Cash Flows

     Mexican GAAP Bulletin B-12, specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon differences between beginning and ending financial statement balances in constant pesos. Under U.S. GAAP, a statement of cash flows is required, which presents only cash movements and excludes non-cash items.

     Presentation of cash flow information in accordance with SFAS in a highly inflationary environment presents unique problems as price level adjustments are inherently non-cash. SFAS No. 95 does not provide any specific guidance with respect to inflation-adjusted financial statements. In the absence of specific requirements, the Company has presented below a SFAS 95 summary of cash flows provided by (used in) operating, financing and investing activities for the year ended December 31, 1997 and for the period from Inception to December 31, 1996 prepared after considering the impact of U.S. GAAP adjustments, excluding the effects of inflation as prescribed by Bulletin B-10 and its amendments and other non-cash item. The summary information has been prepared on a nominal Mexican Peso basis, restated to Mexican Pesos in purchasing power as of December 31, 1998, for comparability purposes with the most recent period presented.

                                                              1997       1996
                                                           ----------  --------
       Operating activities...............................   (568,833) (156,810)
       Investing activities............................... (2,425,754) (262,164)
       Financing activities...............................  3,164,182   449,066

     Non-cash activities other than inflation effects and foreign exchange gains (losses) excluded from these amounts include certain liabilities to Televisa which were forgiven in 1997, resulting in a capital contribution.

     Net cash flow from operating activities reflects cash payments for interest and income taxes as follows:

                                                                1997      1996
                                                             ---------- --------
       Interest paid........................................ Ps.223,791 Ps.5,474
       Income taxes paid....................................        --       --

     Presented below is a statement of cash flow for the year ended December 31, 1998, prepared after considering the impact of U.S. GAAP adjustments. The cash flow statement presents nominal cash flows during the period, adjusted to December 31, 1998, purchasing power.

                      CONSOLIDATED STATEMENT OF CASH FLOW

                      For the Year Ended December 31, 1998
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
                                     1998)

                                                                     1998
                                                                 -------------
Operating activities:
  Net loss ..................................................... Ps.(2,382,820)
  Adjustments to reconcile net loss to cash flows (used in)
   operating activities:
  Gain from monetary position ..................................      (561,256)
  Unrealized exchange losses ...................................       791,859
  Impairment PAS-5 .............................................     1,142,284
  Deferred income tax ..........................................      (428,892)
  Allowance for doubtful accounts ..............................         4,800
  Depreciation and amortization ................................       375,554
Changes in operating assets and liabilities:
  Current assets ...............................................       (61,945)
  Current liabilities ..........................................       177,460
                                                                 -------------
  Cash flows used in operating activities ......................      (942,956)
                                                                 -------------
Investing activities:
  Investment in property and equipment .........................      (594,755)
  Sale of short-term investments ...............................       511,982
  Sale of restricted investments ...............................       414,295
                                                                 -------------
  Cash flows provided by investing activities ..................       331,522
Financing activities:
  Stockholders' loans ..........................................       247,495
  Capital contributions ........................................       474,973
                                                                 -------------
  Cash flows provided by financing activities ..................       722,468
Effects of inflation ...........................................       (72,492)
                                                                 -------------
  Increase in cash and cash equivalents ........................        38,542
  Cash & cash equivalents, beginning of period .................       199,687
                                                                 -------------
  Cash & cash equivalents, end of period ....................... Ps.   238,229
                                                                 =============
Interest and taxes paid:
 Interest paid ................................................. Ps.   549,192
 Income and asset taxes paid ...................................             5

Non-cash investing activity:

      A capital lease obligation of U.S.$126.4 million (Ps.1,072,022) was incurred when the Company signed an agreement with PanAmSat for the use of 12 Ku-band transponder on the PAS-5 satellite in April 1998.

Recently Issued Accounting Pronouncements

      The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants recently issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") in March 1998. The Statement is effective for fiscal periods beginning after December 15, 1998, with earlier application encouraged. SOP 98-1 provides authoritative guidance for the capitalization of external direct costs of materials and services, payroll costs for employees devoting time to the software project, and interest costs.

      On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133"). SFAS 133 establishes a new model for the accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. The Group is not currently involved in derivative or hedging activities, as a result, management does not believe that the adoption of this statement will significantly impact the financial statements of the Group.

                                ---------------

                                 TV GUIDE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report..............................................  T-2
Consolidated Balance Sheets...............................................  T-3
Consolidated Statements of Income.........................................  T-4
Consolidated Statements of Changes in Stockholders' Equity................  T-5
Consolidated Statements of Cash Flows.....................................  T-6
Notes to Consolidated Financial Statements................................  T-7

Separate financial statements of the guarantor subsidiaries have not been presented herein as such subsidiaries are wholly owned and are joint and several, full and unconditional guarantors of the senior subordinated notes.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

Schedule II--Valuation and Qualifying Accounts............................. T-35

All other Schedules have been omitted since the required information is not present or the amounts are not sufficient to require submission of the Schedule or because the information required is included in the respective financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TV Guide, Inc.:

      We have audited the accompanying consolidated balance sheets of TV Guide, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TV Guide, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Tulsa, Oklahoma
February 25, 2000

                                 TV GUIDE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                               December 31,
                                                            -------------------
                                                               1999      1998
                                                            ---------- --------
                          ASSETS
Current assets:
  Cash and cash equivalents...............................  $   93,210 $155,644
  Marketable securities, at fair value....................      20,723    5,804
  Accounts receivable, net of allowance for doubtful
   accounts of
   $18,397 and $2,917 at December 31, 1999 and 1998,
   respectively...........................................     293,331   64,632
  Inventories and other...................................      29,742    6,168
  Deferred tax asset......................................       4,296    1,811
                                                            ---------- --------
Total current assets......................................     441,302  234,059
Property, plant and equipment, at cost, net of accumulated
 depreciation and amortization............................      75,745   45,762
Intangible assets, net of accumulated amortization........   2,755,498  113,523
Other assets..............................................      42,274   19,162
                                                            ---------- --------
Total assets..............................................  $3,314,819 $412,506
                                                            ========== ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $   72,570 $  5,655
  Accrued liabilities.....................................     127,661   57,365
  Note payable and current portion of capital lease
   obligations............................................       7,764    5,463
  Customer prepayments and deferred subscription revenue..     290,400  109,929
                                                            ---------- --------
Total current liabilities.................................     498,395  178,412
Deferred compensation.....................................         306      367
Long-term deferred subscription revenue...................      62,013      --
Deferred tax liability....................................     647,084   17,280
Capital lease obligations.................................       8,990   13,007
Long-term debt............................................     615,300      --
Minority interest.........................................       5,016    3,596

Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
   authorized, no shares outstanding......................         --       --
  Class A common stock, $.01 par value; shares authorized:
   650,000,000; shares outstanding: 154,477,696 in 1999
   and 47,893,688 in 1998.................................       1,545      479
  Class B common stock, $.01 par value; shares authorized:
   300,000,000; shares outstanding: 149,986,352 in 1999
   and 37,496,588 in 1998.................................       1,500      375
  Additional paid-in capital..............................   1,283,860   22,191
  Accumulated other comprehensive income (loss), net of
   tax....................................................       9,306      (54)
  Retained earnings.......................................     181,504  176,853
                                                            ---------- --------
Total stockholders' equity................................   1,477,715  199,844
                                                            ---------- --------
Total liabilities and stockholders' equity................  $3,314,819 $412,506
                                                            ========== ========

                            See accompanying notes.

                                 TV GUIDE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1999       1998      1997
                                                 ---------  --------  --------
Revenues:
  Satellite-delivered programming services...... $ 513,357  $540,632  $457,975
  Magazine subscription and newsstand sales.....   346,447       --        --
  Advertising sales.............................   217,500    40,349    30,828
  Systems integration services..................    39,415    40,959    41,617
  Other.........................................    18,586       --        --
                                                 ---------  --------  --------
                                                 1,135,305   621,940   530,420
Operating expenses:
  Programming, printing, distribution and
   delivery.....................................   628,739   330,904   266,119
  Selling, general and administrative...........   283,619   154,190   144,325
  Depreciation..................................    21,176    13,961    12,316
  Amortization..................................   114,789    14,266     6,534
                                                 ---------  --------  --------
                                                 1,048,323   513,321   429,294
                                                 ---------  --------  --------
Operating income................................    86,982   108,619   101,126
Gain on issuance of equity by subsidiary........       --     37,898       --
Interest expense................................   (43,609)   (1,629)   (2,122)
Other income (expense), net.....................      (134)   16,530     6,242
                                                 ---------  --------  --------
Income before income taxes and minority
 interest.......................................    43,239   161,418   105,246
Provision for income taxes......................   (26,392)  (58,977)  (38,438)
Minority interest in earnings...................   (12,196)     (382)      627
                                                 ---------  --------  --------
Net income...................................... $   4,651  $102,059  $ 67,435
                                                 =========  ========  ========
Earnings per share:
  Basic......................................... $    0.02  $   0.59  $   0.39
  Diluted.......................................      0.02      0.59      0.39


                            See accompanying notes.

                                 TV GUIDE, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (In thousands, except share amounts)

                                                                    Accumulated
                                                          Notes        Other
                          Class A  Class B Additional   Receivable  Comprehen-
                          Common   Common   Paid-In        From     sive Income Retained
                           Stock    Stock   Capital    Stockholders   (Loss)    Earnings    Total
                          -------  ------- ----------  ------------ ----------- --------  ----------
Balance at January 1,
 1997...................  $  238   $  187  $   34,725     $(509)      $  161    $ 36,057  $   70,859
Net income..............     --       --          --        --           --       67,435      67,435
Other comprehensive
 income, net of tax:
 Unrealized loss on
  available for sale
  securities............     --       --          --        --          (174)        --         (174)
                                                                                          ----------
Comprehensive income....                                                                      67,261
Exercise of stock
 options, net of stock
 tendered (701,829 Class
 A shares)..............       7      --        2,601       --           --          --        2,608
Repurchase and
 retirement of stock
 (123,995 Class A
 shares)................      (1)     --       (2,076)      --           --          --       (2,077)
Tax benefit from
 exercise of non-
 qualified stock
 options................     --       --        3,799       --           --          --        3,799
Payments received on
 stockholders' notes....     --       --          --        509          --          --          509
Distributions to Liberty
 Media..................     --       --          --        --           --      (22,178)    (22,178)
                          ------   ------  ----------     -----       ------    --------  ----------
Balance at December 31,
 1997...................     244      187      39,049       --           (13)     81,314     120,781
Net income..............     --       --          --        --           --      102,059     102,059
Other comprehensive
 income, net of tax:
 Unrealized loss on
  available for sale
  securities............     --       --          --        --           (41)        --          (41)
                                                                                          ----------
Comprehensive income....                                                                     102,018
Two-for-one split
 (24,224,833 Class A
 shares and 18,748,294
 Class B shares)........     242      188        (430)      --           --          --          --
Exercise of stock
 options, net of stock
 tendered (133,220 Class
 A shares)..............       1      --        1,222       --           --          --        1,223
Repurchase and
 retirement of stock
 (887,800 Class A
 shares)................      (8)     --      (18,775)      --           --          --      (18,783)
Tax benefit from
 exercise of non-
 qualified stock
 options................     --       --          362       --           --          --          362
Non-cash stock
 compensation...........     --       --          763       --           --          --          763
Distributions to Liberty
 Media..................     --       --          --        --           --       (6,520)     (6,520)
                          ------   ------  ----------     -----       ------    --------  ----------
Balance at December 31,
 1998...................     479      375      22,191       --           (54)    176,853     199,844
Net income..............     --       --          --        --           --        4,651       4,651
Other comprehensive
 income, net of tax:
 Unrealized gain on
  available for sale
  securities............     --       --          --        --         9,360         --        9,360
                                                                                          ----------
Comprehensive income....                                                                      14,011
Shares issued to News
 Corp. for TV Guide
 acquisition (22,503,412
 Class A shares and
 (37,496,588 Class B
 shares)................     225      375   1,120,200       --           --          --    1,120,800
Market equalization
 shares issued to News
 Corp. (6,534,108 Class
 A shares)..............      65      --      130,617       --           --          --      130,682
Exercise of stock
 options, net of stock
 tendered (291,912 Class
 A shares)..............       3      --        2,343       --           --          --        2,346
Two-for-one split
 (77,238,848 Class A
 shares and 74,993,176
 Class B shares)........     773      750      (1,523)      --           --          --          --
Tax benefit from
 exercise of non-
 qualified stock
 options................     --       --        1,379       --           --          --        1,379
Non-cash stock
 compensation...........     --       --          682       --           --          --          682
Contribution from
 Liberty Media-Netlink
 Wholesale Division.....     --       --        7,971       --           --          --        7,971
                          ------   ------  ----------     -----       ------    --------  ----------
Balance at December 31,
 1999...................  $1,545   $1,500  $1,283,860     $ --        $9,306    $181,504  $1,477,715
                          ======   ======  ==========     =====       ======    ========  ==========

                            See accompanying notes.

                                 TV GUIDE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year Ended December 31,
                                                  -----------------------------
                                                    1999       1998      1997
                                                  ---------  --------  --------
Operating activities:
Net income......................................  $   4,651  $102,059  $ 67,435
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Gain on issuance of equity by subsidiary......        --    (37,898)      --
  Depreciation and amortization.................    135,965    28,227    18,850
  Minority interest in earnings.................     12,196       382      (627)
  Deferred income taxes.........................    (29,447)   17,830     2,169
  (Gain) loss on asset dispositions.............        321   (10,890)     (132)
  Other.........................................      3,125     1,682     1,400
  Changes in operating assets and liabilities:
    Accounts receivable.........................    (80,847)      674   (10,626)
    Inventory and other.........................     18,999     2,043     1,013
    Accounts payable............................      2,533    (1,517)     (424)
    Accrued liabilities.........................     35,727    (1,954)    6,924
    Customer prepayments........................    (23,981)   (4,749)   (4,691)
    Other.......................................     (5,218)     (504)     (427)
                                                  ---------  --------  --------
Net cash provided by operating activities.......     74,024    95,385    80,864
Investing activities:
  Capital expenditures..........................    (44,629)  (11,115)  (10,250)
  Investments and acquisitions, net of cash
   acquired.....................................   (813,328)  (42,102)     (130)
  Purchases of marketable securities............     (6,049)  (74,360)  (91,666)
  Sales of marketable securities................      4,812   116,347     3,659
  Maturities of marketable securities...........      1,104    73,822    33,041
  Other.........................................     (6,011)     (857)   (1,588)
                                                  ---------  --------  --------
Net cash provided by (used in) investing
 activities.....................................   (864,101)   61,735   (66,934)
Financing activities:
  Repayment of note payable and long-term debt..        --     (6,201)   (7,261)
  Issuance of senior subordinated notes.........    400,000       --        --
  Borrowings under bank credit facilities.......    217,331       --      7,446
  Debt issuance costs...........................    (15,114)      --        --
  Repayment of capital lease obligations........     (3,747)   (3,493)   (3,258)
  Issuance of common stock......................    133,028     1,223     2,608
  Repurchase of common stock....................        --    (18,783)   (2,077)
  Contributions from (distributions to) Liberty
   Media-Netlink Wholesale Division.............      7,971    (6,520)  (22,178)
  Distributions to minority interests...........    (12,438)      --        --
  Other.........................................        612      (258)      436
                                                  ---------  --------  --------
Net cash provided by (used in) financing
 activities.....................................    727,643   (34,032)  (24,284)
                                                  ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    (62,434)  123,088   (10,354)
Cash and cash equivalents at beginning of year..    155,644    32,556    42,910
                                                  ---------  --------  --------
Cash and cash equivalents at end of year........  $  93,210  $155,644  $ 32,556
                                                  =========  ========  ========

                            See accompanying notes.

                                 TV GUIDE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

The Company

      TV Guide, Inc. ("TV Guide" or the "Company") is an international media and communications company that provides print and electronic program listings guides and program promotion services to households via magazine subscriptions, newsstands, cable television systems, direct-to-home satellite providers and the Internet; distributes programming to cable television systems and direct-to-home satellite providers; markets satellite-delivered programming to C-band satellite dish owners; provides software development and systems integration services; and provides satellite transmission services for private networks. The majority of the Company's operating income is earned through the sale and distribution of program listings guides and program promotion services, the sale of home satellite dish services and satellite distribution of video services.

      Liberty Media Corporation, an indirect wholly owned subsidiary of AT&T Corp. ("Liberty Media"), and The News Corporation Limited ("News Corp.") each directly or indirectly own approximately 44% of the issued and outstanding common stock of TV Guide representing approximately 98% (approximately 49% each) of the total voting power of TV Guide common stock.

2. Significant Accounting Policies

Basis of Presentation

      These financial statements present the consolidated financial position, results of operations and cash flows of TV Guide and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

      The Company invests the majority of its cash produced by operating activities in municipal debt securities, equities, money market funds and commercial paper. These investments are diversified among high credit quality issues in accordance with the Company's investment policy. Management determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Marketable securities which the Company may not hold to maturity are classified as available-for-sale. Securities available-for-sale are carried at fair market value with the unrealized gains and losses, net of tax, reported as accumulated other comprehensive income or loss. At December 31, 1999 and 1998, the Company classified all of its marketable securities as available-for-sale.

      The amortized cost of the Company's municipal debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in other income. The cost of the municipal debt securities sold is based on the specific identification method.

Inventories

      Inventories consist primarily of paper supplies for TV Guide magazine and are stated at the lower of cost or market. Cost of paper inventory is determined using the last-in, first-out method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Additions and improvements that extend the useful lives of assets are capitalized. Other expenditures for repairs and maintenance are charged to expense as incurred.

Depreciation and Amortization

      Depreciation and amortization of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

       Leased transponders..........................................  9-12 years
       Building..................................................... 10-32 years
       Building improvements........................................  2-10 years
       Electronic equipment.........................................  2- 5 years
       Equipment and other..........................................  3-15 years

      Intangible assets are being amortized on a straight-line basis over 3-40 years.

Revenue Recognition on Satellite Services

      The Company recognizes revenue on the accrual basis in the month the service is provided. Payments received in advance for subscription services are deferred until the month earned, at which time income is recognized. The Company's liability is limited to the unearned prepayments in the event that the Company is unable to provide service.

Revenue Recognition on Magazine Sales

      Subscription revenue is recognized on a proportionate basis as magazines are delivered to subscribers. Newsstand revenues are recognized based on the on-sale dates of magazines. Allowances for estimated returns are recorded based upon historical experience. The Company's liability for prepaid magazine subscriptions is limited to the unearned prepayments in the event customers cancel their subscriptions.

Revenue Recognition on Advertising

      The Company recognizes channel advertising revenue when the related advertisement is aired. Magazine advertising is recognized upon release of magazines for sale to consumers. All advertising is stated net of agency commissions and discounts.

Revenue Recognition on Systems Integration Services

      Revenues and profits on systems integration services are determined based on progress to completion measured generally either by incurred billable hours and costs at contract rates or on the percentage-of-completion method by comparing actual costs incurred to total estimated costs expected to be incurred to complete the contract.

      Any excess of contract revenue recognized (i.e., costs incurred plus gross profit earned) over billings to date represents unbilled revenues earned and is included in accounts receivable. Any excess of billings over contract revenue recognized is deferred as advance billings and is included in accrued liabilities. At December 31, 1999 and 1998, $3.9 million and $4.5 million, respectively, of earned revenues not yet billed are included in accounts receivable. At December 31, 1999 and 1998, there were no excess billings over contract revenue earned. Estimated losses on contracts are recorded in full when a loss is anticipated.

Subsidiary Equity Transactions

      The Company recognizes as non-operating income or loss its proportionate share of increases or decreases in the equity of its affiliates arising from equity transactions by such affiliates.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company reviews long-lived assets and intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the fourth quarter of 1999, the Company recognized a $15.2 million impairment of its goodwill in SSDS, Inc. ("SSDS").

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

      The following information reconciles the number of shares used to compute basic earnings per share to those used to compute diluted earnings per share (in thousands, except per share amounts):

                                        1999           1998            1997
                                   -------------- --------------- --------------
                                            Per             Per            Per
                                           Share           Share          Share
                                           Amount          Amount         Amount
                                           ------          ------         ------
Net income.......................  $ 4,651        $102,059        $67,435
                                   =======        ========        =======
Weighted average number of shares
 of common stock outstanding.....  281,998 $0.02   171,916 $0.59  172,195 $0.39
                                           =====           =====          =====
Effect of dilutive securities-
 stock options...................    3,489           1,855          1,422
                                   -------        --------        -------
Weighted average number of shares
 of common stock and dilutive
 potential common shares.........  285,487 $0.02   173,771 $0.59  173,617 $0.39
                                   ======= =====  ======== =====  ======= =====

Credit Risk

      Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, marketable securities and trade receivables. The Company invests its available cash in high grade municipal securities, equity securities, money market funds and commercial paper. There is a concentration of credit risk associated with wholesale distributors of print products which may be affected by changes in economic and industry conditions. Concentration of credit risk with respect to satellite services trade receivables is limited since a substantial number of the Company's customers pay in advance, providing for receipt of funds prior to service being rendered, or provide letters of credit as security. The Company generally does not require collateral from its systems integration services customers as progress billings are rendered to customers as the work is completed. For other customers, service is generally terminated in the event payment is not received within 30-60 days of service. Credit losses have been within management's expectations.

Stock-based Compensation

      The Company follows the guidelines established by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employees' stock options.

Related Party Transactions

      AT&T Broadband and Internet Services ("BIS") (formerly Tele-Communications, Inc.) and its consolidated affiliates purchase video, program promotion and guide services and subscriber management services from the Company. During the years ended December 31, 1999, 1998 and 1997, revenues earned by the Company from BIS were $19.2 million, $11.2 million and $10.1 million, respectively.

      News Corp. and its consolidated affiliates purchased $21.4 million of magazine advertising from the Company from March 1, 1999 through December 31, 1999.

      The Company purchases programming and production services and is provided satellite transponder facilities and uplink services from Liberty Media consolidated affiliates. These purchases totaled $28.0 million, $28.7 million and $27.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. In addition, the Company purchased programming and production services from News Corp. and its consolidated affiliates from March 1, 1999 through December 31, 1999 totaling $18.0 million.

      At December 31, 1999 and 1998, the Company had outstanding receivables of $4.3 million and $7.0 million, respectively, due from BIS consolidated affiliates and outstanding liabilities of $1.9 million and $2.2 million, respectively, due to Liberty Media consolidated affiliates. In addition, at December 31, 1999, the Company had outstanding receivables due from News Corp. consolidated affiliates and outstanding liabilities due to News Corp. consolidated affiliates of $4.3 million and $686,000, respectively.

      The Company has included in the amounts discussed above, transactions with BIS, Liberty Media and News Corp. and all entities in which BIS, Liberty Media and News Corp. have an interest greater than 50%. In addition, the Company has significant transactions with entities in which BIS, Liberty Media and News Corp. own, directly or indirectly, 50% or less, which transactions were conducted at arms-length in the ordinary course of business.

Research and Development Costs

      Research and development costs of $11.5 million, $7.9 million and $7.5 million for the years ended December 31, 1999, 1998 and 1997, respectively, are included in selling, general and administrative expenses.

Comprehensive Income

      Unrealized holding gains and losses for available-for-sale securities are reflected, net of related tax effects, in accumulated other comprehensive income in stockholders' equity.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

      Certain financial statement items for prior years have been reclassified to conform to the 1999 presentation.


3. Investments and Acquisitions

TV Guide Transaction

      On March 1, 1999, the Company acquired from a subsidiary of News Corp. the stock of certain corporations (the "TV Guide Transaction") which publish TV Guide magazine and other printed television program listings guides and distribute, through the Internet, an entertainment service known as TV Guide Online (formerly TV Guide Entertainment Network or TVGEN). A subsidiary of News Corp. received 45,006,824 shares of TV Guide Class A Common Stock, 74,993,176 shares of TV Guide Class B Common Stock and $800 million in cash as consideration. In addition, the subsidiary of News Corp. acquired 13,068,216 additional shares of TV Guide Class A Common Stock for approximately $131 million in cash to equalize the TV Guide Class A Common Stock ownership of Liberty Media and its affiliates and News Corp. and its affiliates. The $800 million cash consideration portion of the transaction was funded from existing cash balances, the issuance of $400 million in 8 1/8% senior subordinated notes due 2009, bank borrowings of approximately $185 million drawn under a new bank credit facility and proceeds from the issuance of equity to the subsidiary of News Corp. The TV Guide Transaction was accounted for as a purchase. Accordingly, the consolidated financial statements include the results of operations of the TV Guide magazine businesses from March 1, 1999.

      The purchase price for the TV Guide Transaction was $1.9 billion, consisting of the shares of TV Guide Class A and Class B Common Stock issued to a subsidiary of News Corp. at $9.32 per share, the average market price of the Company's common stock for a few days before and after the agreement on the TV Guide Transaction was reached and announced, $800 million in cash and certain transaction costs. The cost of the acquisition also included approximately $5.3 million of severance and contract termination costs, all of which were paid prior to December 31, 1999. There are no remaining significant preacquisition contingencies. The purchase price was allocated to identifiable tangible and intangible assets and liabilities as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill (in thousands).

      Assets:
        Current assets.............................................. $  182,313
        Property, plant and equipment...............................     10,000
        Intangible assets...........................................  2,729,236
        Other assets................................................      8,468
                                                                     ----------
                                                                      2,930,017
      Liabilities:
        Current liabilities.........................................    299,019
        Deferred tax liability......................................    650,985
        Other long-term liabilities.................................     57,482
                                                                     ----------
      Net purchase price............................................ $1,922,531
                                                                     ==========

      Intangible assets relating to the TV Guide Transaction are comprised of the following amounts and lives (in thousands):

      Acquired subscriber accounts....................... $  108,800     3 years
      Trademarks and patents............................. $  390,600 17-40 years
      Publishing rights.................................. $1,265,900    40 years
      Goodwill........................................... $  963,936    40 years

      Upon closing of the above transactions, the Company's name was changed from United Video Satellite Group, Inc. to TV Guide, Inc.

Turner Vision Acquisition

      Effective February 1, 1998, Turner Vision, Inc. ("Turner Vision") contributed its retail C-band home satellite dish business' assets, obligations and operations to Superstar/Netlink Group LLC ("SNG") in return for an approximate 20% interest in SNG, reducing the Company's ownership interest in SNG to approximately 80%. The Company continues to manage SNG and SNG's operating results continue to be consolidated with those of the Company.

      The contribution was accounted for as a purchase of Turner Vision's business by SNG. Assets contributed by Turner Vision to SNG totaled $4.2 million and consisted primarily of $2.5 million of cash and $1.7 million of accounts receivable. These assets were subject to liabilities of $27.9 million, consisting primarily of $21.6 million of customer prepayments and $6.3 million of accounts payable and accrued liabilities. The purchase price of Turner Vision's business exceeded the fair value of the underlying net assets acquired by approximately $61.6 million, which amount was assigned to goodwill and is being amortized over eight years. As a result of the transaction, the Company recognized a gain of $37.9 million.

ODS Technologies Acquisition

      On July 13, 1998, the Company increased its ownership interest in ODS Technologies, L.P. ("ODS"), a privately held company, to 98% by purchasing an 88% interest in ODS for approximately $28.4 million in cash. The purchase price of the Company's ownership interest in ODS exceeded the fair value of ODS's net assets acquired by approximately $28.2 million, which was assigned to patents and is being amortized over 15 years.

      The following unaudited pro forma financial information reflects the Company's results of operations for the years ended December 31, 1999 and 1998 as though the TV Guide Transaction, the Turner Vision acquisition and the ODS Technologies acquisition had been completed as of January 1, 1998, excluding the gain recognized by the Company as a result of the Turner Vision acquisition (in thousands, except per share amounts):

                                                              1999       1998
                                                           ---------- ----------
      Pro forma:
        Revenues.......................................... $1,254,162 $1,272,498
        Net income........................................      4,923     61,341
        Net income per share:
          Basic...........................................       0.02       0.20
          Diluted.........................................       0.02       0.20

Liberty Transaction

      On March 1, 1999, the Company issued to Liberty Media 25,500,000 shares of Class B Common Stock in exchange for all of the outstanding shares of each of three subsidiaries of Liberty Media that together owned approximately 40% of SNG (bringing the Company's ownership to 80%), a business that provides satellite-transmitted programming services known as the "Denver 6" and a business that sells programming packages to SMATV systems that serve hotels and multi-unit dwellings. These consolidated financial statements give retroactive effect to the Liberty Transaction, which has been accounted for as a combination of entities under common control, similar to a pooling of interests, from January 25, 1996, the date the Company and the Liberty Media businesses were first under common control.

4. Marketable Securities

      The Company's marketable securities, all of which are classified as available-for-sale, as of December 31 are summarized as follows (in thousands):

                                             1999
                               --------------------------------
                                             Gross
                                           Unrealized Estimated
                               Unamortized   Gains      Fair
                                  Cost      (Losses)    Value
                               ----------- ---------- ---------
   Equity securities.........     $6,018    $14,705    $20,723
                                 =======    =======    =======
                                             1998
                               --------------------------------
                                             Gross
                                           Unrealized Estimated
                               Unamortized   Gains      Fair
                                  Cost      (Losses)    Value
                               ----------- ---------- ---------
   Municipal debt securities:
     Due after three months
      through one year.......    $ 1,664    $     1    $ 1,665
     Due after one year
      through three years....      3,908         19      3,927
                                 -------    -------    -------
                                   5,572         20      5,592
   Equity securities.........        318       (106)       212
                                 -------    -------    -------
                                 $ 5,890    $   (86)   $ 5,804
                                 =======    =======    =======

      Fair values for available-for-sale securities are based on quoted market prices. The carrying amounts reported in the consolidated balance sheet for all other financial instruments approximate those instruments' fair values.

      During 1998 the Company realized gains from the sale of marketable securities of $10.4 million which are included in "Other income(expense), net".

5. Property, Plant and Equipment

      Property, plant and equipment as of December 31 are summarized as follows (in thousands):

                                                              1999       1998
                                                            ---------  --------
      Leased transponders.................................  $  37,959  $ 37,959
      Land................................................        172       172
      Building............................................      2,105     2,103
      Building improvements...............................      8,662     4,274
      Electronic equipment................................     43,839    33,708
      Equipment and other.................................     84,762    49,453
                                                            ---------  --------
                                                              177,499   127,669
      Accumulated depreciation and amortization...........   (101,754)  (81,907)
                                                            ---------  --------
                                                            $  75,745  $ 45,762
                                                            =========  ========

      Included in the above amounts are two transponders leased under long-term agreements that are accounted for as capital leases. Accumulated amortization of such assets was $26.9 million and $23.3 million at December 31, 1999 and 1998, respectively.

6. Intangible Assets

      Intangible assets as of December 31 are summarized as follows (in thousands):

                                                              1999       1998
                                                           ----------  --------
   Goodwill............................................... $1,085,800  $102,181
   Patents................................................     35,945    28,238
   Publishing rights......................................  1,265,900       --
   Customer lists.........................................    108,800       --
   Trademarks.............................................    387,100       --
   Other..................................................      2,035     2,035
                                                           ----------  --------
                                                            2,885,580   132,454
   Accumulated amortization...............................   (130,082)  (18,931)
                                                           ----------  --------
                                                           $2,755,498  $113,523
                                                           ==========  ========

7. Income Taxes

      Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in thousands):

                                                             1999       1998
                                                           ---------  --------
   Deferred tax assets:
     Bad debt expense..................................... $   3,110  $    729
     Deferred launch support and marketing fees...........     5,281       --
     Deferred compensation................................        84       377
     Compensated absences.................................       607       282
     Capital lease obligations............................       781       822
     Operating loss carryforwards.........................       --      3,196
     Other................................................       203       632
                                                           ---------  --------
       Total deferred tax assets..........................    10,066     6,038
   Deferred tax liabilities:
     Unrecognized gain on marketable securities...........    (5,433)      --
     Book/tax depreciation and amortization...............  (631,742)   (4,482)
     Investment in Superstar/Netlink Group LLC............   (14,991)  (16,652)
     Other................................................      (688)     (373)
                                                           ---------  --------
       Total deferred tax liabilities.....................  (652,854)  (21,507)
                                                           =========  ========
   Net deferred tax liabilities........................... $(642,788) $(15,469)
                                                           =========  ========

      Significant components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                                         1999     1998    1997
                                                       --------  ------- -------
   Current:
     Federal.........................................  $ 51,386  $38,353 $33,951
     State...........................................     4,453    2,794   2,318
                                                       --------  ------- -------
                                                         55,839   41,147  36,269
   Deferred:
     Federal.........................................   (27,045)  16,582   1,992
     State...........................................    (2,402)   1,248     177
                                                       --------  ------- -------
                                                        (29,447)  17,830   2,169
                                                       --------  ------- -------
                                                       $ 26,392  $58,977 $38,438
                                                       ========  ======= =======

      The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is (in thousands):

                                                     1999     1998     1997
                                                   --------  -------  -------
   Tax at statutory rate (35%).................... $ 15,134  $56,496  $36,836
   Minority interest in consolidated entities not
    subject to income taxes.......................   (4,577)     (32)     149
   State taxes, net of federal benefit............    1,331    2,927    1,747
   Effect of municipal interest earned and exempt
    from federal tax..............................     (552)  (1,215)  (1,411)
   Non-deductible merger costs....................    1,750      --       --
   Non-deductible goodwill amortization...........   13,295      780      780
   Other..........................................       11       21      337
                                                   --------  -------  -------
                                                   $ 26,392  $58,977  $38,438
                                                   ========  =======  =======

      Income taxes paid were approximately $58.8 million, $32.9 million and $27.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

8. Credit Arrangements

      On March 1, 1999, the Company issued $400 million in 8 1/8% senior subordinated notes due 2009 and entered into a $300 million six-year revolving credit facility and a $300 million 364-day revolving credit facility with a group of banks. Proceeds from the issuance of the senior subordinated notes and borrowings of approximately $185 million under the six-year revolving credit facility were used to fund a portion of the cash consideration for the TV Guide Transaction. The 364-day revolving credit facility has been extended to mature February 24, 2001 when borrowings outstanding under the credit facility convert to a four-year term loan. Borrowings under the credit facilities bear interest (7.7% at December 31, 1999) either at the bank's prime rate or LIBOR, both plus a margin based on a sliding scale tied to the Company's leverage ratio, as defined in the facility. For the first year of the credit facilities, the LIBOR margin is fixed at a minimum of 1.25%. The credit facilities are subject to prepayment or reduction at any time without penalty. As of December 31, 1999, the Company had available borrowing capacity under the six-year revolving credit facility and 364-day revolving credit facility of approximately $84.7 million and $300.0 million, respectively.

      The indenture for the notes and the Company's bank credit facilities impose certain operating and financial restrictions on the Company. These restrictions include the designation of certain of the Company's subsidiaries as "restricted" for certain financing and operating matters which may significantly limit the ability of the Company to execute transactions, including the transfer of cash, between subsidiaries in the restricted group and subsidiaries in the unrestricted group. The subsidiaries in the unrestricted group are not subject to certain covenants in the indenture for the notes and may incur indebtedness, grant liens on their assets and sell all or a portion of their assets, among other things, without violating the restrictions in the indenture.

      SSDS has a revolving credit facility with a bank that provides for borrowings up to the lesser of 80% of the billed trade accounts receivable outstanding less than 90 days, subject to certain conditions, or $5.0 million. Borrowings under this credit facility bear interest (8.25% at December 31, 1999) at the bank's stated prime rate plus a margin. SSDS pays a commitment fee of 0.375% on the average daily unused portion of this credit facility. Outstanding borrowings under the credit facility were $3.7 million as of December 31, 1999 and $1.7 million as of December 31, 1998 and are classified as current liabilities. The credit facility, which was scheduled to terminate April 30, 1999, was extended until April 30, 2000 and is secured by substantially all of SSDS's assets. SSDS was not in compliance with certain financial covenants contained in the credit agreement at December 31, 1999.

      Interest paid by the Company was $31.6 million, $1.7 million and $2.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

9. Leases

      The Company leases operating and office premises and satellite transponders. The terms of certain of the agreements provide for an option to cancel the agreements after a period of time, subject to cancellation charges and/or meeting certain conditions. Two satellite transponders are under long-term lease arrangements that are accounted for as capital leases. The remainder of the satellite transponder leases are accounted for as operating leases.

      Future minimum lease payments under capital and noncancellable operating leases at December 31, 1999 are as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending December 31:
     2000..................................................... $ 4,740  $22,762
     2001.....................................................   3,400   14,300
     2002.....................................................   2,400   12,751
     2003.....................................................   2,400   11,974
     2004.....................................................   2,400    9,016
     Thereafter...............................................     --     4,217
                                                               -------  -------
   Total future minimum lease payments........................  15,340   75,020
   Less amount representing interest at 7%....................   2,334      --
   Less sublease revenues.....................................     --     1,230
                                                               -------  -------
   Net future minimum lease payments..........................  13,006  $73,790
                                                                        =======
   Less current portion.......................................   4,016
                                                               -------
                                                               $ 8,990
                                                               =======

      Rental expense under noncancellable operating leases amounted to $26.4 million (net of $1.7 million in sublease revenues), $17.5 million (net of $1.7 million in sublease revenues) and $16.0 million (net of $1.8 million in sublease revenues) for the years ended December 31, 1999, 1998 and 1997, respectively.

10. Stock Options and Other Employee Incentive Plans and Agreements

      The Company sponsors the TV Guide, Inc. Equity Incentive Plan under which 16 million shares of TV Guide's Class A Common Stock are authorized to be issued in connection with the exercise of awards of stock options, stock appreciation rights and restricted stock granted under the plan. The Equity Incentive Plan provides that the price at which each share of stock covered by an option may be acquired shall in no event be less than 100% of the fair market value of the stock on the date the option is granted, except in certain limited circumstances. Additionally, the Company sponsors the TV Guide, Inc. Stock Option Plan for Non-Employee Directors under which 1 million shares of TV Guide's Class A Common Stock are authorized to be issued in connection with the exercise of stock options granted thereunder.

      At December 31, 1999, 12.0 million shares of Class A Common Stock of the Company were reserved for issuance under the stock option plans. The options granted under the stock option plans expire ten years from the date of grant. Options outstanding as of December 31, 1999, 1998 and 1997 and option activity during each of the years in the three year period ended December 31, 1999 are as follows (in thousands, except exercise prices):

                                                            Weighted-
                                                             Average
                                                            Exercise
                                                   Options    Price   Exercisable
                                                   -------  --------- -----------
      At January 1, 1997..........................  7,554    $ 2.78      4,956
        Granted...................................  1,832      4.27
        Exercised................................. (4,177)     2.02
        Cancelled.................................   (504)     2.94
                                                   ------    ------
      At December 31, 1997........................  4,705      4.02      1,416
        Granted...................................  1,417      8.30
        Exercised.................................   (509)     3.42
        Cancelled.................................    (72)     4.71
                                                   ------    ------
      At December 31, 1998........................  5,541      5.16      2,310
        Granted...................................  6,796     17.38
        Exercised.................................   (684)     4.31
        Cancelled.................................   (532)    10.74
                                                   ------    ------
      At December 31, 1999........................ 11,121    $12.41      2,607
                                                   ======    ======

      The weighted average exercise price of exercisable options as of December 31, 1999 is $4.32. Exercise prices for all options outstanding as of December 31, 1999 ranged from $2.00 to $31.73. The weighted-average remaining contractual life of those options is 8.4 years.

      The Company applies APB No. 25 and related Interpretations in accounting for its employee stock options, and not the fair-value accounting provided for under Statement No. 123, "Accounting for Stock- based Compensation".

      Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 6.3%, 4.7% and 5.7%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .46, .41, and .41; and a weighted-average expected life of the options of 5 years. The weighted average estimated fair value of stock options granted during 1999, 1998 and 1997 was $8.49, $3.58 and $3.82, respectively.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                         1999    1998    1997
                                                         ----  -------- -------
      Pro forma net income(loss)........................ $ (5) $100,636 $66,735
      Pro forma earnings per share:
        Basic........................................... 0.00      0.59    0.39
        Diluted......................................... 0.00      0.58    0.38

      Pro forma net income reflects only options granted subsequent to December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income amounts for 1998 and 1997 presented above because compensation cost is reflected over the options' vesting period, which is generally five years, and compensation cost for options granted prior to January 1, 1995 is not considered.

      The Company has entered into incentive compensation agreements with key management personnel. These agreements require payments upon termination or retirement based on various valuation formulas contained in the agreements. Cash payments to settle certain incentive compensation agreements aggregated $211,000, $464,000 and $427,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

11. Common Stock

      The Class A Common Stock entitles the holder to one vote per share and the Class B Common Stock entitles the holder to ten votes per share. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Class A Common Stock is not convertible into Class B Common Stock.

      On August 20, 1998, the Company effected a two-for-one split of its Class A Common Stock and Class B Common Stock in the form of a stock dividend of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding to holders of record on August 10, 1998.

      On December 17, 1999, the Company effected a two-for-one split of its Class A Common Stock and Class B Common Stock in the form of a stock dividend of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding to holders of record on December 3, 1999. All per share amounts and the notes to the financial statements have been adjusted to reflect the stock split.

12. Employee Benefit Plans

      The Company sponsors defined contribution plans (collectively, the "Plans") which provide most of its employees with the ability to defer a percentage of their annual compensation subject to certain limitations. The Company matches 100% of the employee's deferrals up to a fixed percentage, determined annually, of the employee's annual compensation. Vesting of the Company's matching contributions begins at 20% after one full year of service and from the second through the fifth years, vesting increases by 20% each year until full vesting occurs. The Company's contributions to the Plans for the years ended December 31, 1999, 1998 and 1997 were $3.9 million, $1.3 million and $1.3 million, respectively. The Company does not provide any postretirement or postemployment benefits.

13. Legal Proceedings

      On October 8, 1993, the Company received correspondence from StarSight Telecast, Inc. ("StarSight"), now a wholly owned subsidiary of Gemstar International Group Limited ("Gemstar"), bringing to the Company's attention the existence of three patents and various patent applications containing claims relating to certain functions performed by interactive television program schedule services, alleging that the Company is or may be infringing StarSight issued patents, including U.S. Patent No. 4,706,121 and then-pending Reexamination Certificate B1 4,706,121 (collectively, the "121 Patent"), and claims of its pending patent applications, and threatening the Company with enforcement litigation. On October 19, 1993, the Company filed an action in the U.S. District Court for the Northern District of Oklahoma seeking a Declaratory Judgment to the effect that the services offered by the Company do not infringe the three United States patents issued to StarSight, including the 121 Patent. On October 22, 1993, StarSight filed a separate action in the United States District Court for the Northern District of California, alleging that certain of the Company's interactive services infringe the 121 Patent. This action was dismissed by StarSight on May 25, 1994. On July 6, 1994, the Company filed an Amended Complaint seeking Declaratory Judgment that it did not infringe the three StarSight patents listed in the original Complaint as well as five other patents licensed to StarSight. On July 19, 1994, StarSight refiled its infringement claim against the Company as a counter-claim to the Company's Amended Complaint seeking damages and injunctive relief. On February 15, 1995, the Company filed an Amended and Supplemental Complaint which averred that the 121 Patent is invalid and not infringed, that the 121 Patent is unenforceable because of StarSight's inequitable conduct in obtaining the patent and its misuse of the patent, and that StarSight violated the antitrust laws. The Company also sought a Declaratory Judgment that the other two patents identified in the original complaint and the five patents licensed to StarSight are not infringed by the Company. On March 20, 1995, StarSight filed an Answer to the Amended and Supplemental Complaint, reasserting its charge of infringement of the 121 Patent. In December 1995, StarSight moved to file an amended answer to assert infringement of two additional patents. The Court subsequently granted StarSight's motion, but stayed all proceedings as to those two patents. Trial of validity and inequitable conduct unenforceability of the 121 Patent, and alleged infringement by the Prevue Express product of the 121 Patent, commenced May 8, 1996. Proceedings on all issues other than liability with respect to the 121 Patent had been stayed. Over the course of the subsequent two and one-half years, the Court heard approximately 20 days of testimony, which concluded on July 7, 1998. The trial was continued at various times at the parties' request to allow the parties to assess the litigation and consider settlement possibilities. Although the parties announced a settlement as part of a business deal on January 20, 1998, it was never finalized, and no settlement was reached. The parties submitted post-trial papers in September and October 1998, and presented closing arguments to the Court on November 12, 1998. The case has been submitted to the Court and the parties are awaiting a decision on the issues of infringement and validity of the 121 Patent. Shortly before the closing arguments, on November 9, 1998, StarSight moved to dismiss the case asserting that the Company had abandoned the Prevue Express product at issue in the case and that the Court therefore lacked subject matter jurisdiction over the matter. The Company opposed the motion on November 12, 1998. The Court did not issue a decision on that motion. On February 19, 1999, the Court entered Partial Findings of Fact and Conclusions of Law determining that the 121 Patent is not unenforceable by reason of inequitable conduct. The Court referred the case to a Magistrate Judge for settlement conference purposes prior to the Court entering additional findings of fact and conclusions of law with respect to the remaining issues tried. On October 4, 1999, the Company and Gemstar announced that they had entered into a definitive merger agreement under which the Company will become a wholly owned subsidiary of Gemstar. The transaction was approved by the stockholders of both companies on March 17, 2000, but has not closed pending regulatory approvals. The Company expects that the litigation with Gemstar and its affiliates will be dismissed in connection with the closing of the transaction with Gemstar. In the meantime, this litigation has been administratively terminated pursuant to an order entered by the Court on November 24, 1999. If the transaction with Gemstar does not close, the parties may reopen the proceedings upon a showing of good cause. The parties are required to advise the Court as to the need to maintain the administrative closure by August 24, 2000. If the transaction with Gemstar does not close, there could be no assurance that this litigation will be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

      On July 24, 1998, Gemstar and StarSight filed an action in the U.S. District Court for the Northern District of California asserting infringement by the Company's TV Guide Networks, Inc. subsidiary (formerly Prevue Networks, Inc.) of the 121 Patent and U.S. Patent No. 4,751,578 (the "578 patent") seeking damages and injunctive relief. The original Complaint did not specify a product accused of infringement. On September 30, 1998, Gemstar and StarSight filed an Amended Complaint adding SuperGuide Corporation ("SuperGuide") as a plaintiff, Tele-Communications, Inc. ("TCI") as a defendant, and specifying TV Guide Interactive as the allegedly infringing product. TCI Communications, Inc. was subsequently substituted for TCI. TV Guide Networks answered the Amended Complaint on October 15, 1998, asserting the defenses of non-infringement, invalidity and estoppel with respect to both the 121 and 578 Patents, and inequitable conduct unenforceability with respect to the 121 Patent. In addition, TV Guide Networks asserted that StarSight had violated the antitrust laws. On August 7, 1998, TV Guide Networks moved to transfer this action to the U.S. District Court for the

Northern District of Oklahoma. On February 2, 1999, the California Court granted TV Guide Networks' motion to transfer. On December 23, 1998, Gemstar, StarSight and SuperGuide filed a motion before the Judicial Panel on Multidistrict Litigation ("JPML") to consolidate and transfer for pretrial proceedings this action and four other patent infringement lawsuits Gemstar and its affiliated companies have pending with manufacturers of cable television set-top boxes. In their motion, Gemstar and its affiliates suggested either the Central or Northern District of California as the appropriate venue for pretrial proceedings. TV Guide Networks opposed the motion for consolidation. On April 26, 1999, the JPML denied the motion to transfer the action pending in the Northern District of Oklahoma to another district court for pretrial proceedings. The JPML also ordered that the cases against the manufacturers of cable set-top boxes be transferred to the Northern District of Georgia for pretrial proceedings. On March 22, 1999, the transferred case in the Northern District of Oklahoma was referred to a Magistrate Judge for settlement conference purposes. As discussed above, the Company expects that this litigation will be dismissed in connection with the closing of the merger transaction with Gemstar. In the meantime, this litigation has been administratively terminated pursuant to an order entered by the Court on March 9, 2000. If the transaction with Gemstar does not close, the parties may reopen the proceedings upon a showing of good cause. The parties are required to advise the Court as to the need to maintain the administrative closure by August 24, 2000. If the transaction with Gemstar does not close, there could be no assurance that this litigation will be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

      The State of Illinois (the "State") has asserted that certain uplinking services performed by the Company at its Chicago teleport are subject to the State's Telecommunications Excise Tax Act. The State contends that the Company should have collected approximately $1.5 million in excise taxes from its customers during the period August 1985 through June 1994 and remitted such receipts to the State. In addition to that amount, the State has assessed penalties and interest of approximately $900,000. The Company, after consulting with outside counsel, strongly disagrees with the State's position. The Company has provided a reserve of $275,000 for certain matters associated with the State's claim. No provision has been made in the Company's financial statements for the remainder of the State's claim and the Company has not collected from its customers or remitted their tax (which would aggregate approximately $300,000 annually) for periods subsequent to June 1994. However, pursuant to the State's Protest Money Act which stops further accrual of interest during the appeals process, the Company has paid into the Illinois Court $2.4 million, which represents the amount of the State's claim applicable to the period August 1985 through June 1994. Also pursuant to the State's Protest Money Act, the Company filed a Verified Complaint for Injunctive and Other Relief in the Cook County Chancery Court on February 28, 1995, and an Amended Verified Complaint on October 6, 1995. The Company filed a motion for summary judgment on August 29, 1996, asking the Court for summary disposition of the case. Pursuant to this motion, the Company received a partial refund of $123,000 on February 10, 1997. On March 13, 2000, the Company was awarded complete summary judgment in its favor. The State has indicated that it plans to appeal the judgment to the Illinois Appellate Court. While the Company believes that this matter will not have a material adverse effect on its business, financial position or results of operations, a complete reversal of the summary judgment could result in a loss of up to $4.4 million.

      By letter dated March 20, 2000 and in other correspondence and discussions, the broadcast networks and their affiliates have made a demand for damages against the Company for alleged violations of the network service restrictions in the "red zone/green zone" plan which limited the Company's Denver 6 service, and SNG's ability to sell those network television station signals into certain markets. With the passage of SHVIA, the Company exercised the option of discontinuing the "red zone/green zone" agreement and utilizing the exemption for C-band subscribers to continue distributing distant network signals. The broadcasters have objected to such termination and have asserted claims for liquidated damages and other damages as a result of the Company's determination not to terminate Denver 6 distant network signal subscribers during the time period from September 1999 through and after the passage of SHVIA up to the notice of termination. The Company and the broadcast networks and affiliates have commenced settlement negotiations. Because these claims are preliminary and discussions are ongoing, the Company cannot reasonably predict whether there will be any damages awarded if the broadcast networks and affiliates commence a proceeding against the Company.

      On October 4, 1999, a former employee of ODS, filed a complaint against that Company in the Los Angeles Superior Court asserting causes of action for breach of contract and declaratory relief relating to his employment agreement with ODS and seeking damages. The matter is set for trial in October 2000. Although discovery has not been completed, the Company believes the claims are without merit and will vigorously defend the action in court.

      On October 18, 1999, another former employee of ODS filed a complaint against ODS and the Company in a Florida federal court, which complaint was amended on November 12, 1999, asserting causes of action for violations of certain federal statutes governing pension plans and for equitable estoppel. The amended complaint seeks an unspecified amount of damages for benefits allegedly due to the plaintiff under his employment agreement with ODS. Discovery in this proceeding is in a preliminary stage and ODS and the Company's motion to dismiss the lawsuit for lack of personal and subject matter jurisdiction is pending before the Court.

      The Company is also a party to certain other claims, actions and proceedings incidental to its business, none of which is expected to have a material adverse effect on the business, financial position or results of operations of the Company.

14. Segment Information

      The Company categorizes its businesses into three groups for internal reporting purposes: TV Guide Magazine Group, TV Guide Entertainment Group and United Video Group. The Company has five reportable segments: print program listings guide services (TV Guide Magazine Group); electronic program promotion and guide services (TV Guide Entertainment Group); and home satellite dish services (SNG), satellite distribution of video entertainment services (UVTV) and distribution of interactive sports entertainment services (ODS), all of which are included in the United Video Group. Segment information reported in prior years has been reclassified to conform with the current year presentation. TV Guide Magazine Group distributes TV Guide magazine to households and newsstands and provides customized monthly program guides for cable and satellite operators. TV Guide Entertainment Group markets electronic programming guide and promotion channels and services to cable television systems and other multi-channel video programming distributors. United Video Group includes SNG, which markets and distributes programming to the C-band direct-to-home satellite dish subscriber market, UVTV, which markets and distributes to programming distributors certain video and audio services, and ODS, which produces and distributes to programming distributors the TVG Network. United Video Group also operates businesses that provide software development and systems integration services and satellite transmission services for private networks and holds certain other investments.

      The Company's reportable segments are strategic business units that offer different products and services. The reportable segments are measured based on EBITDA (operating income before depreciation and amortization) including allocated corporate expenses. The Company accounts for inter-segment sales as if the sales were to third parties at market prices.

   Segment information as of December 31, 1999, 1998 and 1997 and for each of the years then ended is as follows:

                       TV Guide    TV Guide
                       Magazine  Entertainment United Video United Video United Video United Video
                        Group        Group      Group-SNG    Group-UVTV   Group-ODS   Group-Other  Eliminations Consolidated
                      ---------- ------------- ------------ ------------ ------------ ------------ ------------ ------------
1999
Revenues from
 external customers:
  Satellite-
   delivered
   programming
   services.........  $      --     $39,670      $390,119     $55,460      $    890     $ 27,218     $    --     $  513,357
  Magazine
   subscription and
   newsstand sales..     346,447        --            --          --            --           --           --        346,447
  Advertising
   sales............     165,321     52,179           --          --            --           --           --        217,500
  Systems
   integration
   services.........         --         --            --          --            --        39,415          --         39,415
  Other.............      18,586        --            --          --            --           --           --         18,586
Intersegment
 revenues...........       3,128        --            --       27,207           --           --       (30,335)          --
                      ----------    -------      --------     -------      --------     --------     --------    ----------
    Total revenues..     533,482     91,849       390,119      82,667           890       66,633      (30,335)    1,135,305
Operating expenses,
 excluding
 depreciation and
 amortization            407,289     80,014       317,535      42,063        33,180       62,612      (30,335)      912,358
                      ----------    -------      --------     -------      --------     --------     --------    ----------
Operating income
 (loss) before
 depreciation and
 amortization.......  $  126,193    $11,835      $ 72,584     $40,604      $(32,290)    $  4,021     $    --        222,947
                      ==========    =======      ========     =======      ========     ========     ========
Depreciation and
 amortization.......                                                                                               (135,965)
Interest expense....                                                                                                (43,609)
Other expense, net..                                                                                                   (134)
                                                                                                                 ----------
Income before income
 taxes and minority
 interest...........                                                                                             $   43,239
                                                                                                                 ==========
Capital
 expenditures.......  $    9,953    $20,480      $    551     $   117      $  2,079     $ 11,449     $    --     $   44,629
                      ==========    =======      ========     =======      ========     ========     ========    ==========
Segment assets......  $2,946,159    $89,530      $140,135     $82,911      $ 32,504     $107,307     $(83,727)   $3,314,819
                      ==========    =======      ========     =======      ========     ========     ========    ==========
1998
Revenues from
 external customers:
  Satellite-
   delivered
   programming
   services.........  $      --     $36,473      $414,694     $60,725      $    312     $ 28,428     $    --     $  540,632
  Advertising
   sales............         --      40,349           --          --            --           --           --         40,349
  Systems
   integration
   services.........         --         --            --          --            --        40,959          --         40,959
Intersegment
 revenues...........         --         --            --       24,016           --           --       (24,016)          --
                      ----------    -------      --------     -------      --------     --------     --------    ----------
    Total revenues..         --      76,822       414,694      84,741           312       69,387      (24,016)      621,940
Operating expenses,
 excluding
 depreciation and
 amortization.......         --      53,562       354,429      40,460         3,453       57,206      (24,016)      485,094
                      ----------    -------      --------     -------      --------     --------     --------    ----------

                      TV Guide    TV Guide
                      Magazine  Entertainment United Video United Video United Video United Video
                        Group       Group      Group-SNG    Group-UVTV   Group-ODS   Group-Other  Eliminations Consolidated
                      --------- ------------- ------------ ------------ ------------ ------------ ------------ ------------
Operating income
 (loss) before
 depreciation and
 amortization.......  $     --     $23,260      $ 60,265     $44,281      $ (3,141)    $ 12,181     $    --       136,846
                      =========    =======      ========     =======      ========     ========     ========
Depreciation and
 amortization ......                                                                                              (28,227)
Gain on issuance of
 equity by
 subsidiary.........                                                                                               37,898
Interest expense....                                                                                               (1,629)
Other income, net...                                                                                               16,530
                                                                                                                 --------
Income before income
 taxes and minority
 interest...........                                                                                             $161,418
                                                                                                                 ========
Capital
 expenditures.......  $     --     $ 5,187      $    324     $   191      $     40     $  5,373     $    --      $ 11,115
                      =========    =======      ========     =======      ========     ========     ========     ========
Segment assets......  $     --     $62,261      $129,453     $95,565      $ 29,864     $127,290     $(31,927)    $412,506
                      =========    =======      ========     =======      ========     ========     ========     ========
1997
Revenues from
 external customers:
  Satellite-
   delivered
   programming
   services.........  $     --     $32,128      $326,285     $57,676      $    --      $ 41,886     $    --      $457,975
  Advertising
   sales............        --      30,828           --          --            --           --           --        30,828
  Systems
   integration
   services.........        --         --            --          --            --        41,617          --        41,617
Intersegment
 revenues...........        --         --            --       16,938           --           518      (17,456)         --
                      ---------    -------      --------     -------      --------     --------     --------     --------
    Total revenues..        --      62,956       326,285      74,614           --        84,021      (17,456)     530,420
Operating expenses,
 excluding
 depreciation and
 amortization.......        --      40,548       287,775      30,825           --        68,752      (17,456)     410,444
                      ---------    -------      --------     -------      --------     --------     --------     --------
Operating income
 before depreciation
 and amortization...  $     --     $22,408      $ 38,510     $43,789      $    --      $ 15,269     $    --       119,976
                      =========    =======      ========     =======      ========     ========     ========
Depreciation and
 amortization.......                                                                                              (18,850)
Interest expense....                                                                                               (2,122)
Other income, net...                                                                                                6,242
                                                                                                                 --------
Income before income
 taxes and minority
 interest...........                                                                                             $105,246
                      =========    =======      ========     =======      ========     ========     ========     ========
Capital
 expenditures.......  $     --     $ 6,009      $    352     $    42      $    --      $  3,847     $    --      $ 10,250
                      =========    =======      ========     =======      ========     ========     ========     ========
Segment assets......  $     --     $45,988      $ 23,180     $82,663      $    --      $164,156     $(12,845)    $303,142
                      =========    =======      ========     =======      ========     ========     ========     ========

      Revenue from other non-reportable operating segments primarily includes revenue derived from system integration and software development services and from satellite transmission services. Eliminations include inter-segment revenues and expenses and inter-segment payables and receivables.

15. Quarterly Financial Data (unaudited)

                                                   Quarters Ended
                                     ------------------------------------------
                                     March 31 June 30  September 30 December 31
                                     -------- -------- ------------ -----------
                                      (in thousands, except per share amounts)
1999
Revenues............................ $201,842 $312,966   $302,631    $317,866
Operating expenses..................  169,839  282,602    284,428     311,454
Operating income....................   32,003   30,364     18,203       6,412
Net income (loss)...................   12,761    9,837      1,318     (19,265)
Earnings (loss) per share:
  Basic.............................     0.06     0.03       0.00       (0.06)
  Diluted...........................     0.06     0.03       0.00       (0.06)

                                                   Quarters Ended
                                     ------------------------------------------
                                     March 31 June 30  September 30 December 31
                                     -------- -------- ------------ -----------
                                      (in thousands, except per share amounts)
1998
Revenues............................ $146,164 $155,045   $159,430    $161,301
Operating expenses..................  124,496  127,335    127,230     134,260
Operating income....................   21,668   27,710     32,200      27,041
Net income..........................   38,961   17,916     21,060      24,122
Earnings per share:
  Basic.............................     0.23     0.10       0.12        0.14
  Diluted...........................     0.22     0.10       0.12        0.14

      The results of operations for the fourth quarter of 1999 include a provision of $15.2 million to reflect impairment of the Company's goodwill in SSDS.

16. Gemstar Merger

      On October 4, 1999, the Company and Gemstar announced that they had entered into a definitive merger agreement under which the Company will become a wholly owned subsidiary of Gemstar. Under the merger agreement, the Company's stockholders will receive .6573 shares of Gemstar common stock for each share of TV Guide Class A and Class B Common Stock. The exchange ratio is not subject to adjustment. The transaction, which is expected to close in the first half of 2000, has been approved by the stockholders of both companies but has not closed pending regulatory approvals.

17. Supplemental Guarantor Information

      In connection with the TV Guide Transaction, the Company issued $400 million in aggregate principal amount of its senior subordinated notes due 2009, which are not callable until 2004. A group of the Company's subsidiaries (the "Guarantors") guarantee the senior subordinated indebtedness. Supplemental condensed combining financial information of the Company, the Guarantors and the remainder of the Company's consolidated group (the "Non-Guarantors") is presented below.

      Investments in the Non-Guarantors by their parent companies that are part of the Company and the Guarantors are presented under the equity method of accounting in the combining financial information. The principal elimination entries eliminate intercompany sales and purchases of video products, intercompany interest income and expense, equity in earnings of subsidiaries and investments in and amounts due to and from subsidiaries.

      Because of the factual basis underlying the obligations created pursuant to a senior secured credit facility and other obligations that may constitute senior indebtedness of the Guarantors of the senior subordinated notes, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company and its subsidiaries.

                SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS

                            As of December 31, 1999
                                 (In thousands)

                                                      Non-
                             The      Guarantor    Guarantor
                           Company   Subsidiaries Subsidiaries Eliminations  Consolidated
                          ---------- ------------ ------------ ------------  ------------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $      --   $    9,859    $ 83,351   $       --     $   93,210
  Marketable securities,
   at fair value........         --       20,723         --            --         20,723
  Accounts receivable,
   net of allowance for
   doubtful accounts....         --      257,199      36,132           --        293,331
  Accounts and notes
   receivable from
   affiliates...........         --       87,863         944       (88,807)          --
  Other current assets..         --       26,780       7,258           --         34,038
                          ----------  ----------    --------   -----------    ----------
   Total current
    assets..............         --      402,424     127,685       (88,807)      441,302
Property, plant and
 equipment, at cost, net
 of accumulated
 depreciation and
 amortization...........         --       61,465      14,280           --         75,745
Intangible assets, net
 of accumulated
 amortization...........         --    2,665,890      89,608           --      2,755,498
Investment in
 subsidiaries, at
 equity.................   2,127,998         --          --     (2,127,998)          --
Other assets, net of
 accumulated
 amortization...........      13,543      27,993         738           --         42,274
                          ----------  ----------    --------   -----------    ----------
Total assets............  $2,141,541  $3,157,772    $232,311   $(2,216,805)   $3,314,819
                          ==========  ==========    ========   ===========    ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $      --   $   68,870    $  3,700   $       --     $   72,570
  Accounts and notes
   payable to
   affiliates...........      36,954         922      50,931       (88,807)          --
  Accrued liabilities...      11,572      72,057      44,032           --        127,661
  Note payable and
   current portion of
   capital lease
   obligations..........         --        4,016       3,748           --          7,764
  Customer prepayments..         --      191,103      99,297           --        290,400
                          ----------  ----------    --------   -----------    ----------
   Total current
    liabilities.........      48,526     336,968     201,708       (88,807)      498,395
Deferred tax liability
 and other long-term
 liabilities............         --      692,797      16,606           --        709,403
Capital lease
 obligations and long-
 term debt..............     615,300     624,290         --       (615,300)      624,290
Minority interest.......         --          --        2,459         2,557         5,016
Stockholders' equity:
  Common stock..........       3,045      35,696         211       (35,907)        3,045
  Other stockholders'
   equity...............   1,474,670   1,468,021      11,327    (1,479,348)    1,474,670
                          ----------  ----------    --------   -----------    ----------
   Total stockholders'
    equity..............   1,477,715   1,503,717      11,538    (1,515,255)    1,477,715
                          ----------  ----------    --------   -----------    ----------
Total liabilities and
 stockholders' equity...  $2,141,541  $3,157,772    $232,311   $(2,216,805)   $3,314,819
                          ==========  ==========    ========   ===========    ==========

                SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS

                            As of December 31, 1998
                                 (In thousands)

                            The     Guarantor   Non-Guarantor
                          Company  Subsidiaries Subsidiaries  Eliminations Consolidated
                          -------- ------------ ------------- ------------ ------------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    --    $ 98,556     $ 57,088     $     --      $155,644
  Marketable securities,
   at fair value........       --       5,804          --            --         5,804
  Accounts receivable,
   net of allowance for
   doubtful accounts....       --      26,035       39,839        (1,242)      64,632
  Accounts and notes
   receivable from
   affiliates...........       --      46,475       62,911      (109,386)         --
  Other current assets..       --       2,517        5,462           --         7,979
                          --------   --------     --------     ---------     --------
   Total current
    assets..............       --     179,387      165,300      (110,628)     234,059
Property, plant and
 equipment, at cost, net
 of accumulated
 depreciation and
 amortization...........       --      33,305       12,457           --        45,762
Intangible assets, net
 of accumulated
 amortization...........       --       5,076      108,447           --       113,523
Investment in
 subsidiaries, at
 equity.................   228,082        --           --       (228,082)         --
Other assets, net of
 accumulated
 amortization...........       --      14,028        5,171           (37)      19,162
                          --------   --------     --------     ---------     --------
Total assets............  $228,082   $231,796     $291,375     $(338,747)    $412,506
                          ========   ========     ========     =========     ========   ===
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $    --    $  4,611     $  2,286     $  (1,242)    $  5,655
  Accounts and notes
   payable to
   affiliates...........    28,238     62,911       18,237      (109,386)         --
  Accrued liabilities...       --      15,710       41,655           --        57,365
  Note payable and
   current portion of
   capital lease
   obligations and long-
   term debt............       --       3,746        1,754           (37)       5,463
  Customer prepayments..       --       7,061      102,868           --       109,929
                          --------   --------     --------     ---------     --------
   Total current
    liabilities.........    28,238     94,039      166,800      (110,665)     178,412

Deferred liabilities....       --       4,293       13,354           --        17,647
Capital lease
 obligations and long-
 term debt..............       --      13,007          --            --        13,007
Minority interest.......       --         --           349         3,247        3,596
Stockholders' equity:
  Common stock..........       854        806           48          (854)         854
  Other stockholders'
   equity...............   198,990    119,651      110,824      (230,475)     198,990
                          --------   --------     --------     ---------     --------
   Total stockholders'
    equity..............   199,844    120,457      110,872      (231,329)     199,844
                          --------   --------     --------     ---------     --------
Total liabilities and
 stockholders' equity...  $228,082   $231,796     $291,375     $(338,747)    $412,506
                          ========   ========     ========     =========     ========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1999
                                 (In thousands)

                                                    Non-
                           The      Guarantor    Guarantor
                         Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         --------  ------------ ------------ ------------ ------------
Revenues:
  Satellite delivered
   programming
   services............. $    --     $112,006     $428,558     $(27,207)   $  513,357
  Magazine subscription
   and newsstand sales..      --      349,575          --        (3,128)      346,447
  Advertising sales.....      --      217,500          --           --        217,500
  Systems integration
   services.............      --          --        39,415          --         39,415
  Other.................      --       18,586          --           --         18,586
                         --------    --------     --------     --------    ----------
                              --      697,667      467,973      (30,335)    1,135,305
Operating expenses:
  Programming, printing,
   distribution and
   delivery.............      --      356,892      302,182      (30,335)      628,739
  Selling, general and
   administrative.......      --      160,258      123,361          --        283,619
  Depreciation and
   amortization.........      --      101,240       34,725          --        135,965
                         --------    --------     --------     --------    ----------
                              --      618,390      460,268      (30,335)    1,048,323
                         --------    --------     --------     --------    ----------
Operating income........      --       79,277        7,705          --         86,982
Interest expense........  (42,419)    (43,391)        (218)      42,419       (43,609)
Other income (expense),
 net....................   47,070      (2,901)       2,767      (47,070)         (134)
                         --------    --------     --------     --------    ----------
Income before income
 taxes and minority
 interest...............    4,651      32,985       10,254       (4,651)       43,239
Provision for income
 taxes..................      --       (6,037)     (20,355)         --        (26,392)
Minority interest in
 earnings...............      --          --       (14,547)       2,351       (12,196)
                         --------    --------     --------     --------    ----------
Net income.............. $  4,651    $ 26,948     $(24,648)    $ (2,300)   $    4,651
                         ========    ========     ========     ========    ==========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1998
                                 (In thousands)

                                                   Non-
                           The     Guarantor    Guarantor
                         Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         -------- ------------ ------------ ------------ ------------
Revenues:
  Satellite delivered
   programming
   services............. $    --    $111,831     $452,817    $ (24,016)    $540,632
  Advertising sales.....      --      40,349          --           --        40,349
  Systems integration
   services.............      --         --        40,959          --        40,959
                         --------   --------     --------    ---------     --------
                              --     152,180      493,776      (24,016)     621,940
Operating expenses:
  Programming, printing,
   distribution and
   delivery.............      --      33,972      320,948      (24,016)     330,904
  Selling, general and
   administrative.......      --      53,743      100,447          --       154,190
  Depreciation and
   amortization.........      --      10,588       17,639          --        28,227
                         --------   --------     --------    ---------     --------
                              --      98,303      439,034      (24,016)     513,321
                         --------   --------     --------    ---------     --------
Operating income........      --      53,877       54,742          --       108,619
Interest expense........      --      (1,287)        (342)         --        (1,629)
Other income, net.......  102,059     12,253       42,175     (102,059)      54,428
                         --------   --------     --------    ---------     --------
Income before income
 taxes and minority
 interest...............  102,059     64,843       96,575     (102,059)     161,418
Provision for income
 taxes..................      --     (21,838)     (37,139)         --       (58,977)
Minority interest in
 earnings...............      --         --          (316)         (66)        (382)
                         --------   --------     --------    ---------     --------
Net income.............. $102,059   $ 43,005     $ 59,120    $(102,125)    $102,059
                         ========   ========     ========    =========     ========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1997
                                 (In thousands)

                                                  Non-
                           The    Guarantor    Guarantor
                         Company Subsidiaries Subsidiaries Eliminations Consolidated
                         ------- ------------ ------------ ------------ ------------
Revenues:
  Satellite delivered
   programming
   services............. $   --    $ 98,332     $377,099     $(17,456)    $457,975
  Advertising sales.....     --      30,828          --           --        30,828
  Systems integration
   services.............     --         --        41,617          --        41,617
                         -------   --------     --------     --------     --------
                             --     129,160      418,716      (17,456)     530,420
Operating expenses:
  Programming, printing
   distribution and
   delivery.............     --      24,976      258,599      (17,456)     266,119
  Selling, general and
   administrative.......     --      40,797      103,528          --       144,325
  Depreciation and
   amortization.........     --       9,271        9,579          --        18,850
                         -------   --------     --------     --------     --------
                             --      75,044      371,706      (17,456)     429,294
                         -------   --------     --------     --------     --------
Operating income........     --      54,116       47,010          --       101,126
Interest expense........     --      (1,550)        (572)         --        (2,122)
Other income, net.......  67,435      3,314        2,928      (67,435)       6,242
                         -------   --------     --------     --------     --------
Income before income
 taxes and minority
 interest...............  67,435     55,880       49,366      (67,435)     105,246
Provision for income
 taxes..................     --     (20,047)     (18,391)         --       (38,438)
Minority interest in
 earnings...............     --         --           (9)          636          627
                         -------   --------     --------     --------     --------
Net income.............. $67,435   $ 35,833     $ 30,966     $(66,799)    $ 67,435
                         =======   ========     ========     ========     ========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1999
                                 (In thousands)

                                                     Non-
                            The      Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         ---------  ------------ ------------ ------------ ------------
Net cash provided by
 operating activities... $     --     $ 49,801     $ 24,355     $   (132)   $  74,024
Investing activities:
  Capital expenditures..       --      (37,077)      (7,659)         107      (44,629)
  Investments and
   acquisitions, net of
   cash acquired........  (810,297)    (13,604)         276       10,297     (813,328)
  Purchases of
   marketable
   securities...........       --       (6,049)         --           --        (6,049)
  Sales and maturities
   of marketable
   securities...........       --        5,916          --           --         5,916
  Other.................       --       (2,607)      (3,391)         (13)      (6,011)
                         ---------    --------     --------     --------    ---------
Net cash used in
 investing activities...  (810,297)    (53,421)     (10,774)      10,391     (864,101)
Financing activities:
  Issuance of senior
   subordinated notes...   400,000         --           --           --       400,000
  Borrowings under notes
   and bank credit
   facilities...........   215,300         --         2,031          --       217,331
  Debt issuance costs...   (15,114)        --           --           --       (15,114)
  Repayment of note
   payable and capital
   lease obligations....       --       (3,747)         (38)          38       (3,747)
  Common stock
   transactions, net....   133,028         --        10,297      (10,297)     133,028
  Contributions from
   Liberty Media-Netlink
   Wholesale Division...       --        6,476        1,495          --         7,971
  Distributions to
   minority interests...       --          --       (12,438)         --       (12,438)
  Intercompany
   transfers............    76,099     (87,806)      11,707          --           --
  Other.................       984         --          (372)         --           612
                         ---------    --------     --------     --------    ---------
Net cash provided by
 (used in) financing
 activities.............   810,297     (85,077)      12,682      (10,259)     727,643
                         ---------    --------     --------     --------    ---------
Net increase (decrease)
 in cash and cash
 equivalents............       --      (88,697)      26,263          --       (62,434)
Cash and cash
 equivalents at
 beginning of year......       --       98,556       57,088          --       155,644
                         ---------    --------     --------     --------    ---------
Cash and cash
 equivalents at end of
 year................... $     --     $  9,859     $ 83,351     $    --     $  93,210
                         =========    ========     ========     ========    =========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1998
                                 (In thousands)

                                                     Non-
                            The      Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                          --------  ------------ ------------ ------------ ------------
Net cash provided by
 operating activities...  $    --     $ 40,426     $54,719       $ 240       $ 95,385
Investing activities:
  Capital expenditures..       --       (7,997)     (3,838)        720        (11,115)
  Investments and
   acquisitions, net of
   cash acquired........   (31,848)     (9,555)       (699)        --         (42,102)
  Purchases of
   marketable
   securities...........       --      (74,360)        --          --         (74,360)
  Sales and maturities
   of marketable
   securities...........       --      190,169         --          --         190,169
  Other.................       --       (1,105)      1,034        (786)          (857)
                          --------    --------     -------       -----       --------
Net cash provided by
 (used in) investing
 activities.............   (31,848)     97,152      (3,503)        (66)        61,735
Financing activities:
  Repayment of note
   payable, capital
   lease obligations and
   long-term debt.......       --       (3,493)     (6,267)         66         (9,694)
  Common stock
   transactions, net....   (17,560)        --          --          --         (17,560)
  Distributions to
   Liberty Media-Netlink
   Wholesale Division...       --      (10,688)      4,168         --          (6,520)
  Intercompany
   transfers............    49,408     (50,965)      1,907        (350)           --
  Other.................       --          --         (368)        110           (258)
                          --------    --------     -------       -----       --------
Net cash provided by
 (used in) financing
 activities.............    31,848     (65,146)       (560)       (174)       (34,032)
                          --------    --------     -------       -----       --------
Net increase in cash and
 cash equivalents.......       --       72,432      50,656         --         123,088
Cash and cash
 equivalents at
 beginning of year......       --       26,124       6,432         --          32,556
                          --------    --------     -------       -----       --------
Cash and cash
 equivalents at end of
 year...................  $    --     $ 98,556     $57,088       $ --        $155,644
                          ========    ========     =======       =====       ========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1997
                                 (In thousands)

                                                   Non-
                            The    Guarantor    Guarantor
                          Company Subsidiaries Subsidiaries Eliminations Consolidated
                          ------- ------------ ------------ ------------ ------------
Net cash provided by
 operating activities...   $ --     $ 65,063     $ 15,824      $ (23)      $ 80,864
Investing activities:
  Capital expenditures..     --       (6,380)      (4,117)       247        (10,250)
  Purchases of
   marketable
   securities...........     --      (91,666)         --         --         (91,666)
  Sales and maturities
   of marketable
   securities...........     --       36,700          --         --          36,700
  Other.................     --       (1,532)         (67)      (119)        (1,718)
                           -----    --------     --------      -----       --------
Net cash used in
 investing activities...     --      (62,878)      (4,184)       128        (66,934)
Financing activities:
  Repayment of note
   payable, capital
   lease obligations and
   long term debt.......     --       (3,258)      (7,156)      (105)       (10,519)
  Borrowings under bank
   credit facilities....     --          --         7,446        --           7,446
  Common stock
   transactions, net....     531         --           --         --             531
  Distributions to
   Liberty Media-Netlink
   Wholesale Division...     --       (7,980)     (14,198)       --         (22,178)
  Intercompany
   transfers............    (531)      1,708       (1,177)       --             --
  Other.................     --          509          (73)       --             436
                           -----    --------     --------      -----       --------
Net cash used in
 financing activities...     --       (9,021)     (15,158)      (105)       (24,284)
                           -----    --------     --------      -----       --------
Net decrease in cash and
 cash equivalents.......     --       (6,836)      (3,518)       --         (10,354)
Cash and cash
 equivalents at
 beginning of year......     --       32,960        9,950        --          42,910
                           -----    --------     --------      -----       --------
Cash and cash
 equivalents at end of
 year...................   $ --     $ 26,124     $  6,432      $ --        $ 32,556
                           =====    ========     ========      =====       ========

                                 TV GUIDE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                          Balance at  Amounts   Charged               Balance at
                          Beginning  Charged to to Other                End of
       Description        of Period   Expense   Accounts   Deductions   Period
       -----------        ---------- ---------- --------   ---------- ----------
Year ended December 31,
 1999:
  Allowance for doubtful
   accounts..............   $2,917     13,972    7,694(1)    6,186     $18,397
Year ended December 31,
 1998:
  Allowance for doubtful
   accounts..............    2,965        959      --        1,007       2,917
Year ended December 31,
 1997:
  Allowance for doubtful
   accounts..............    2,535        701      --          271       2,965

--------
(1) Amount represents the allowance for doubtful accounts recorded as part of the allocation of purchase price to the assets and liabilities acquired in the TV Guide Transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including    , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                     [Logo]

                           Sky Global Networks, Inc.

                              Class A Common Stock

                               ----------------

                                   PROSPECTUS
                               ----------------

                              Goldman, Sachs & Co.


                              Merrill Lynch & Co.

                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                         [ALTERNATE INTERNATIONAL PAGE]
                             Subject to Completion
                   Preliminary Prospectus dated June 20, 2000

PROSPECTUS

                                     [LOGO]

                                       Shares
                           Sky Global Networks, Inc.
                              Class A Common Stock

                                  -----------

    This is Sky Global Networks, Inc.'s initial public offering of its Class A
common stock. The international managers are offering       shares outside the
U.S. and Canada and the U.S. underwriters are offering       shares in the U.S.
and Canada. Following the offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock will be substantially identical, except with respect to voting. Each share of Class A common stock will have one vote and each share of Class B common stock will have ten votes on all matters submitted to a vote of our stockholders. After the offering, The News Corporation Limited will beneficially own stock representing approximately
  % of our equity and   % of our voting power. Accordingly, News Corporation
will be able to control the vote on substantially all matters submitted to a vote of stockholders.

    We expect the initial public offering price to be between $      and $
per share. Currently, no public market exists for the shares. After pricing the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol "SGN".

    Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of this prospectus.

                                  -----------

                                                          Per Share Total
                                                          --------- -----
    Public offering price................................    $       $
    Underwriting discount................................    $       $
    Proceeds, before expenses, to Sky Global Networks,
     Inc. ...............................................    $       $

    The international managers may also purchase up to an additional shares of Class A common stock from Sky Global Networks, Inc. at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly
purchase up to an additional     shares of Class A common stock from Sky Global
Networks, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Class A common stock will be ready for delivery on or about
          , 2000.

                                  -----------

                          Joint Book-Running Managers

Goldman Sachs International                          Merrill Lynch International

                                  -----------

              The date of this prospectus is              , 2000.

                         [ALTERNATE INTERNATIONAL PAGE]

                                  The Offering

      Of the             shares of Class A common stock being offered by us,
           shares are being offered for sale initially outside the United
States and Canada by the international managers and           shares are
concurrently being offered for sale initially in the United States and Canada by the U.S. underwriters.

 Class A common stock offered by us:(/1/)
    U.S. offering.............................      shares
    International offering....................      shares
        Total.................................      shares
 Common Stock outstanding after the offerings:
    Class A common stock(/1/) ................      shares
    Class B common stock(/2/) ................      shares
        Total.................................      shares
 Over-allotment options.......................      shares
 Voting Rights:
    Class A common stock...................... One vote per share.
    Class B common stock...................... Ten votes per share.
 Dividend policy.............................. We do not currently intend to pay dividends in the foreseeable future.
 Use of proceeds.............................. We currently intend to use the net proceeds from the offering to repay
                                               indebtedness to a subsidiary of News
                                               Corporation, to support the growth
                                               of our platforms and for general
                                               corporate purposes.
 Listing...................................... We will apply to list the Class A common stock on the New York Stock
                                               Exchange under the symbol "SGN".

--------
(/1/)Does not include up to an aggregate   shares of Class A common stock
     subject to over-allotment options granted by us to the underwriters (
     shares of Class A common stock to the U.S. underwriters and     shares of
     Class A common stock to the international managers).

(/2/)All of the shares of Class B common stock are beneficially owned by News
     Corporation and are convertible automatically upon transfer to persons who are not affiliates of News Corporation or at any time at News Corporation's option into shares of Class A common stock on a share-for-share basis.

                         [ALTERNATE INTERNATIONAL PAGE]

                                  UNDERWRITING

      We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Goldman Sachs International and Merrill Lynch International are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of shares to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                          Number
                                                                            of
          International Manager                                           Shares
          ---------------------                                           ------
     Goldman Sachs International ........................................
     Merrill Lynch International.........................................
                                                                           ---
          Total..........................................................
                                                                           ===

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. representatives. Subject to the terms and conditions in the U.S.
purchase agreement, and concurrently with the sale of          shares to the
international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters
severally have agreed to purchase           shares from us. The initial public
offering price per share and total underwriting discount per share are identical under the international purchase agreement and U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

Commissions, Discounts and Expenses

      The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus, and to dealers at that

                         [ALTERNATE INTERNATIONAL PAGE]
price less a concession not in excess of $ per share. The international managers may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Sky Global. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                               Per
                                              Share Without Option With Option
                                              ----- -------------- -----------
     Public offering price................... $       $               $
     Underwriting discount................... $       $               $
     Proceeds, before expenses, to Sky
      Global................................. $       $               $

      The expenses of the offering, not including the underwriting discount,
are estimated at $          and are payable by Sky Global.

Over-allotment Option

      We have granted options to the international managers to purchase up to additional shares at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each international manager will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for 30
days from the date of this prospectus, to purchase up to         additional
shares to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

No Sale of Similar Securities

      We and our executive officers and directors and existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for days after the date of this prospectus without first obtaining the written consent of Goldman Sachs and Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    .  offer, pledge, sell, or contract to sell any common stock,

    .  sell any option or contract to purchase any common stock,

    .  purchase any option or contract to sell any common stock,

    .  grant any option, right or warrant for the sale of any common stock,

    .  lend or otherwise dispose of or transfer any common stock,

                         [ALTERNATE INTERNATIONAL PAGE]

    . request or demand that we file a registration statement related to the common stock, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

      We expect the shares to be approved for listing on the New York Stock Exchange under the symbol "SGN". In order to meet the requirements for listing on that exchange, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development,

    . the market value of the shares of our publicly traded subsidiaries and affiliates, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Selling and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

                         [ALTERNATE INTERNATIONAL PAGE]

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

U.K. Selling Restrictions

      Each international manager has agreed that

    . it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

    . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, John Thornton, president and co-chief operating officer of Goldman, Sachs & Co., serves on the board of directors of BSkyB.

                         [ALTERNATE INTERNATIONAL PAGE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                     [Logo]

                           Sky Global Networks, Inc.

                              Class A Common Stock

                               ----------------

                                   PROSPECTUS
                               ----------------

                          Goldman Sachs International


                          Merrill Lynch International

                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

     SEC Registration Fee.............................................. $26,400
     NASD Filing Fee...................................................  10,500
     New York Stock Exchange Listing Fee...............................      *
     Legal Fees and Expenses...........................................      *
     Blue Sky Fees (including counsel fees)............................      *
     Accounting Fees and Expenses......................................      *
     Transfer Agent and Registrar Fees.................................      *
     Printing and Engraving Expenses...................................      *
     Miscellaneous Expenses............................................      *
                                                                        -------
       Total........................................................... $    *
                                                                        =======

--------
* To be filed by amendment

Item 14. Indemnification of Officers and Directors.

      Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our restated certificate of incorporation and restated by-laws provide, in effect, that, to the fullest extent and under the circumstances permitted by the DGCL, we will indemnify any person (or the estate of any person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, we have entered into indemnification agreements with our directors and certain of our officers providing, subject to the terms therein, that we will indemnify such individuals for damages suffered by reason of the fact that any such individual is one of our directors or officers or is or was serving at our request as a director or officer of another corporation or enterprise. Our restated certificate of incorporation, together with such indemnification agreements, relieve our directors from monetary damages for breach of such director's fiduciary duty as director to the fullest extent permitted by the DGCL. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for any breach of his or her fiduciary duty as director except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. In connection with proceedings whether or not by or in our right, under our restated by-laws, we will indemnify the officers and directors against expenses (including attorneys' fees), actually and reasonably incurred in connection with any action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding other than by or in our right, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in our right, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in our right in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement may, as permitted by Delaware law, be advanced by us prior to the final disposition of such action upon receipt of an undertaking by or on the behalf of such director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with Delaware law. To the extent that any of our directors or officers has been successful in the defense of any action, suit or proceeding referred to above, we will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

      The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Our restated certificate of incorporation provides for such indemnification of our directors and officers as permitted by Delaware law.

      Reference is made to Article         of our restated certificate of
incorporation for certain indemnification rights of our officers and directors.

      The Purchase Agreements provide for reciprocal indemnification among us and the underwriters and their respective officers, directors and control persons against certain liabilities in connection with this registration statement, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      News Corporation maintains insurance on behalf of its officers and directors and officers and directors of its subsidiaries, including us, against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

Item 15. Recent Sales of Unregistered Securities.

      None.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits.

 Exhibit
   No.
 -------
   1.1   Form of U.S. Underwriting Agreement*
   3.1   Restated certificate of incorporation of Sky Global*
   3.2   Restated by-laws of Sky Global*
   4.1   Specimen of Class A common stock*
   5.1   Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP*
  21.1   Subsidiaries of Sky Global*
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Arthur Andersen
  23.3   Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
         Wirtschaftsprufungsgesellschaft
  23.4   Consent of PricewaterhouseCoopers

 23.5 Consent of PricewaterhouseCoopers
 23.6 Consent of KPMG LLP
 23.7 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in the opinion to be filed as Exhibit 5.1)
 24.1 Powers of Attorney (included on the signature page)

--------
*  To be filed by amendment.

      (b) Financial Statement Schedules.

                  Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

      Sky Global hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel of the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Sky Global hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      Sky Global hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Under the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 20, 2000.

                                          Sky Global Networks, Inc.

                                          By:        /s/ Chase Carey
                                             ----------------------------------
                                                        Chase Carey

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur M. Siskind and David F. DeVoe, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file (i) any and all pre- or post-effective amendments to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby under Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                Signatures                            Title                  Date
                ----------                            -----                  ----

         /s/ K. Rupert Murdoch              Chairman and Director        June 20, 2000
___________________________________________
             K. Rupert Murdoch

            /s/ Chase Carey                 President and Chief          June 20, 2000
___________________________________________ Executive Officer
                Chase Carey                 (Principal Executive
                                            Officer) and Director

          /s/ David F. DeVoe                Acting Chief Financial       June 20, 2000
___________________________________________ Officer (Principal
              David F. DeVoe                Financial and
                                            Accounting Officer) and
                                            Director
           /s/ Peter Chernin                Director                     June 20, 2000
___________________________________________
               Peter Chernin

        /s/ Lachlan K. Murdoch              Director                     June 20, 2000
___________________________________________
            Lachlan K. Murdoch

           /s/ James Murdoch                Director                     June 20, 2000
___________________________________________
               James Murdoch

         /s/ Arthur M. Siskind              Director                     June 20, 2000
___________________________________________
             Arthur M. Siskind